EXHIBIT 99.1

NOTE TO READER
In reading this Annual Report on Form 10-K, references to:

•	the “Trust” and “Holdings” refer to Compass Diversified Holdings;

•	the “Company” refer to Compass Group Diversified Holdings LLC;

•	“businesses”, “operating segments”, “subsidiaries” and “reporting units” all refer to, collectively, the businesses controlled by the Company;

•	the “Manager” refer to Compass Group Management LLC (“CGM”);

•	the “Trust Agreement” refer to the Second Amended and Restated Trust Agreement of the Trust dated as of December 6, 2016;

•
the "2014 Credit Facility" refer to the credit agreement, as amended, entered into on June 14, 2014 with a group of lenders led by Bank of America N.A. as administrative agent, as amended from time to time, which provides for a Revolving Credit Facility and a Term Loan;

•
the "2018 Credit Facility" refer to the amended and restated credit agreement entered into on April 18, 2018 among the Company, the Lenders from time to time party thereto (the "Lenders"), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the "agent") and other agents party thereto.

•	the "2018 Revolving Credit Facility" refers to the $600 million in revolving loans, swing line loans and letters of credit provided by the 2018 Credit Facility that matures in 2023;

•	the "2018 Term Loan" refer to the $500 million term loan provided by the 2018 Credit Facility that matures in June 2021;

•	the “LLC Agreement” refer to the fifth amended and restated operating agreement of the Company dated as of December 6, 2016;

•	“we”, “us” and “our” refer to the Trust, the Company and the businesses together.

Statement Regarding Forward-Looking Disclosure
This Annual Report on Form 10-K, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this Annual Report on Form 10-K are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve any future acquisitions;

•	our ability to remove our Manager and our Manager’s right to resign;

•	our trust and organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee, and profit allocation when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•
changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our businesses;

•	our and our Manager’s ability to retain or replace qualified employees of our businesses and our Manager;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.
Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors”. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.
In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this Annual Report on Form 10-K may not occur. These forward-looking statements are made as of the date of this Annual Report. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, whether as a result of new information, future events or otherwise, except as required by law.

PART I

ITEM 1. BUSINESS
Compass Diversified Holdings, a Delaware statutory trust (“Holdings”, or the “Trust”), was incorporated in Delaware on November 18, 2005. Compass Group Diversified Holdings, LLC, a Delaware limited liability Company (the “Company”), was also formed on November 18, 2005. The Trust and the Company (collectively “CODI”) were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The Trust is the sole owner of 100% of the Trust Interests, as defined in our LLC Agreement, of the Company. Pursuant to the LLC Agreement, the Trust owns an identical number of Trust Interests in the Company as exist for the number of outstanding shares of the Trust. Accordingly, our shareholders are treated as beneficial owners of Trust Interests in the Company and, as such, are subject to tax under partnership income tax provisions.
The Company is the operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The Company’s board of directors oversees the management of the Company and our businesses and the performance of Compass Group Management LLC (“CGM” or our “Manager”). Certain persons who are employees and partners of our Manager receive a profit allocation as beneficial owners of 49.0% through Sostratus LLC of the Allocation Interests in us, as defined in our LLC Agreement.

Overview
We acquire controlling interests in and actively manage businesses that we believe (i) operate in industries with long-term macroeconomic growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence, and (iv) have strong management teams largely in place.
Our unique public structure provides investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. Through the acquisition of a diversified group of businesses with these characteristics, we believe we offer investors an opportunity to diversify their own portfolio risk while participating in the ongoing cash flows of those businesses through the receipt of quarterly distributions.
Our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique financial structure allows us to acquire businesses efficiently with little or no third party financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.
We believe that private company operators and corporate parents looking to sell their business units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses where such an outlook is required for maximization of our shareholders’ return on investment; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.
In particular, we believe that our outlook on length of ownership and active management on our part may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook reduces both the risk that businesses may be sold at unfavorable points in the overall market cycle and enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of each of our businesses, which we expect will better enable us to meet our long-term objective of continuing to pay distributions to our shareholders while increasing shareholder value. Finally, it has been our experience, that our ability to acquire businesses without the cumbersome delays and conditions typical of third party transactional financing is appealing to sellers of businesses who are interested in confidentiality and certainty to close.
We believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small to middle market businesses available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest as of December 31, 2018, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long-standing customer relationships.
We categorize the businesses we own into two separate groups of businesses (i) branded consumer businesses and, (ii) niche industrial businesses. Branded consumer businesses are characterized as those businesses that we believe capitalize on a valuable brand name in their respective market sector. We believe that our branded consumer businesses are leaders in their particular product category. Niche industrial businesses are characterized as those businesses that focus on manufacturing and selling particular products and industrial services within a specific market sector. We believe that our niche industrial businesses are leaders in their specific market sector.
The following is a brief summary of the businesses in which we own a controlling interest at December 31, 2018:
Branded Consumer Businesses

5.11
5.11 ABR Corp. ("5.11 Tactical" or "5.11") is a leading provider of purpose-built tactical apparel and gear for law enforcement, firefighters, EMS, and military special operations as well as outdoor and adventure enthusiasts. 5.11 is a brand known for innovation and authenticity, and works directly with end users to create purpose-built apparel and gear designed to enhance the safety, accuracy, speed and performance of tactical professionals and enthusiasts worldwide.  Headquartered in Irvine, California, 5.11 operates sales offices and distribution centers globally, and 5.11 products are widely distributed in uniform stores, military exchanges, outdoor retail stores, its own retail stores and on 511tactical.com. We made loans to and purchased a controlling interest in 5.11 Tactical for approximately $408.2 million in August 2016. We currently own 97.5% of the outstanding stock of 5.11 on a primary basis and 88.7% on a fully diluted basis.
Ergobaby
Ergobaby Carrier, Inc. (“Ergobaby”), headquartered in Los Angeles, California, is dedicated to building a global community of confident parents with smart, ergonomic solutions that enable and encourage bonding between parents and babies. Ergobaby offers a broad range of award-winning baby carriers, strollers, car seats, swaddlers, nursing pillows, and related products that fit into families’ daily lives seamlessly, comfortably and safely. We made loans to, and purchased a controlling interest in, Ergobaby on September 16, 2010 for approximately $85.2 million. We currently own 81.9% of the outstanding stock of Ergobaby on a primary basis and 76.4% on a fully diluted basis.
Liberty Safe
Liberty Safe and Security Products, Inc. (“Liberty Safe” or “Liberty”), headquartered in Payson, Utah, is a designer, manufacturer and marketer of premium home, office and gun safes in North America. From its over 300,000 square foot manufacturing facility, Liberty produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles. We made loans to, and purchased a controlling interest in, Liberty Safe on March 31, 2010 for approximately $70.2 million. We currently own 88.6% of the outstanding stock of Liberty Safe on a primary basis and 85.2% on a fully diluted basis.
Velocity Outdoor
Velocity Outdoor Inc. ("Velocity Outdoor" or "Velocity") (formerly Crosman Corp.) is a leading designer, manufacturer, and marketer of airguns, archery products, laser aiming devices and related accessories. Velocity Outdoor offers its products under the highly recognizable Crosman, Benjamin, LaserMax, Ravin and CenterPoint brands that are available through national retail chains, mass merchants, dealer and distributor networks. The airgun product category consists of air rifles, air pistols and a range of accessories including targets, holsters and cases. Velocity Outdoor's other primary product categories are archery, with products including CenterPoint crossbows and the Pioneer Airbow, consumables, which includes steel and plastic BBs, lead pellets and CO2 cartridges, lasers for firearms, and airsoft products. We made loans to, and purchased a controlling interest in, Velocity Outdoor on June 2, 2017 for approximately $150.4 million. In September 2018, Velocity acquired Ravin Crossbows LLC ("Ravin" or "Ravin Crossbows"), a manufacturer and innovator of crossbows and accessories. Ravin primarily focuses on the higher-end segment of the crossbow market and has developed significant intellectual property related to the advancement of crossbow technology. Velocity Outdoor is headquartered in Bloomfield, New York. We currently own 99.2% of the outstanding stock of Velocity Outdoor on a primary basis and 91.0% on a fully diluted basis.

Niche Industrial Businesses
Advanced Circuits
Compass AC Holdings, Inc. (“Advanced Circuits” or “ACI”), headquartered in Aurora, Colorado, is a provider of small-run, quick-turn and volume production rigid printed circuit boards, or “PCBs”, throughout the United States. PCBs are a vital component of virtually all electronic products. The small-run and quick-turn portions of the PCB industry are characterized by customers requiring high levels of responsiveness, technical support and timely delivery. We made loans to, and purchased a controlling interest in, Advanced Circuits, on May 16, 2006 for approximately $81.0 million. We currently own 69.4% of the outstanding stock of Advanced Circuits on a primary basis and 69.2% on a fully diluted basis.
Arnold
AMT Acquisition Corp. ("Arnold") serves a variety of markets including aerospace and defense, motorsport/ automotive, oil and gas, medical, general industrial, energy, reprographics and advertising specialties. Over the course of 100+ years, Arnold has successfully evolved and adapted our products, technologies, and manufacturing presence to meet the demands of current and emerging markets. Arnold produces high performance permanent magnets (PMAG), precision foil products (Precision Thin Metals or "PTM"), and flexible magnets (Flexmag™) that are mission critical in motors, generators, sensors and other systems and components. Arnold has expanded globally and built strong relationships with our customers worldwide. Arnold is the largest and, we believe, the most technically advanced U.S. manufacturer of engineered magnetic systems. Arnold is headquartered in Rochester, New York. We made loans to, and purchased a controlling interest in, Arnold on March 5, 2012 for approximately $128.8 million. We currently own 96.7% of the outstanding stock of Arnold on a primary basis and 79.4% on a fully diluted basis.
Foam Fabricators
Foam Fabricators Inc. ("Foam Fabricators"), headquartered in Scottsdale, Arizona, is a designer and manufacturer of custom molded protective foam solutions and OEM components made from expanded polystyrene (EPS) and other expanded polymers. Foam Fabricators provides products to a variety of end-markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building products and others. Foam Fabricators’ molded foam solutions offer shock and vibration protection, surface protection, temperature control, resistance to water absorption and vapor transmission and other protective properties critical for shipping small, delicate items, heavy equipment or temperature-sensitive goods. Foam Fabricators operates 13 molding and fabricating facilities across North America, creating a geographic footprint of strategically located manufacturing plants to efficiently serve national customer accounts. We acquired Foam Fabricators on February 15, 2018 for a purchase price of approximately $253.4 million. We currently own 100.0% of the outstanding stock of Foam Fabricators on a primary basis and 91.5% on a fully diluted basis.
Sterno
The Sterno Group LLC ("Sterno"), headquartered in Corona, California, is the parent company of Sterno Products, LLC ("Sterno Products"), Sterno Home Inc. ("Sterno Home"), and Rimports, LLC. Sterno is a leading manufacturer and marketer of of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems. We made loans to, and purchased all of the equity interests in, Sterno on October 10, 2014 for approximately $160.0 million. Sterno offers a broad range of wick and gel chafing fuels, butane stoves and accessories, liquid and traditional wax candles, catering equipment and lamps through their Sterno Products division. In January 2016, Sterno acquired Northern International, Inc. ("Sterno Home"), which sells flameless candles and outdoor lighting products through the retail segment, and in February 2018, Sterno acquired Rimports, Inc. ("Rimports"), which is a manufacturer and distributor of branded and private label scented wax cubes and warmer products used for home decor and fragrance systems. We currently own 100.0% of the outstanding stock of Sterno on a primary basis and 88.9% on a fully diluted basis.
Our businesses also represent our operating segments. See “Our Businesses” and “Note E – Operating Segment Data” to our Consolidated Financial Statements for further discussion of our businesses as our operating segments, including information related to geographies.

2018 Highlights and Recent Events
2018 Acquisitions
Acquisition of Foam Fabricators
On February 15, 2018, the Company, through our wholly owned subsidiary FFI Compass, Inc., acquired all of the issued and outstanding capital stock of Foam Fabricators, Inc., a Delaware corporation (“Foam Fabricators”), for a purchase price of approximately $253.4 million. Foam Fabricators is a leading designer and manufacturer of custom molded protective foam solutions and OEM components made from expanded polymers such as expanded polystyrene and expanded polypropylene. Founded in 1957 and headquartered in Scottsdale, Arizona, it operates 13 molding and fabricating facilities across North America and provides products to a variety of end-markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building products and others.
Acquisition of Rimports
On February 26, 2018, our Sterno subsidiary acquired all of the issued and outstanding capital stock of Rimports, Inc., a Utah corporation, pursuant to a Stock Purchase Agreement, dated January 23, 2018. Sterno purchased a 100% controlling interest in Rimports. Headquartered in Provo, Utah, Rimports is a manufacturer and distributor of branded and private label scented wickless candle products used for home décor and fragrance. Rimports offers an extensive line of wax warmers, scented wax cubes, essential oils and diffusers, and other home fragrance systems, through the mass retailer channel. The purchase price, net of transaction costs, was approximately $154.4 million. The purchase price of Rimports includes a potential earn-out of up to $25 million contingent on the attainment of certain future performance criteria of Rimports. Sterno funded the acquisition through their intercompany credit facility with the Company.
Acquisition of Ravin Crossbows
On September 4, 2018, Velocity Outdoor (formerly "Crosman Corp.") acquired all of the outstanding membership interests in Ravin for a purchase price of approximately $98.0 million, net of transaction costs, plus a potential earn-out of up to $25.0 million based on gross profit levels as of December 31, 2018. Headquartered in Superior, Wisconsin, Ravin Crossbows is a leading designer, manufacturer and innovator of crossbows and accessories. Ravin primarily focuses on the higher-end segment of the crossbow market and has developed significant intellectual property related to the advancement of crossbow technology. The acquisition of Ravin positions Velocity Outdoor to more fully capitalize on the sizeable crossbow market, further diversify its customer base and take advantage of the product and market expertise inside of Ravin.
Senior Notes and 2018 Credit Facility
On April 18, 2018, we consummated the issuance and sale of $400 million aggregate principal amount of our 8.000% Senior Notes due 2026 (the “Notes” or "Senior Notes") offered pursuant to a private offering. We used the net proceeds from the sale of the Notes to repay debt under our existing credit facilities in connection with a concurrent refinancing of our 2014 Credit Facility. The Notes will bear interest at the rate of 8.000% per annum and will mature on May 1, 2026. Interest on the Notes is payable in cash on May 1st and November 1st of each year, beginning on November 1, 2018. The Notes are general senior unsecured obligations and are not guaranteed by our subsidiaries.
Concurrent with the issuance of the Notes, we entered into an Amended and Restated Credit Agreement (the "2018 Credit Facility") to amend and restate the 2014 Credit Facility, originally dated as of June 6, 2014 (as previously amended) among the Company, the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent. The 2018 Credit Facility provides for (i) revolving loans, swing line loans and letters of credit (the “2018 Revolving Credit Facility”) up to a maximum aggregate amount of $600 million, and (ii) a $500 million term loan (the “2018 Term Loan”). The 2018 Term Loan was issued at an original issuance discount of 99.75%. We used the proceeds from the 2018 Credit Facility and the proceeds from the Notes offering to pay all amounts outstanding under our existing credit agreement and to pay the fees, original issue discount and expenses incurred in connection with the 2018 Credit Facility and Notes.
Trust Preferred Share Issuance
On March 13, 2018, the Trust issued 4,000,000 7.875% Series B Preferred Shares (the "Series B Preferred Shares") for gross proceeds of $100.0 million, or $96.5 million net of underwriters' discount and issuance costs. Distributions on the Series B Preferred Shares will be payable quarterly in arrears, when and as declared by the Company's board of directors on January 30, April 30, July 30, and October 30 of each year, beginning on July 30, 2018. Distributions on the Series B Preferred Shares are cumulative.

2018 Distributions
Common shares - For the 2018 fiscal year we declared distributions to our common shareholders totaling $1.44 per share.
Preferred shares - For the 2018 fiscal year we declared distributions to our preferred shareholders totaling $1.8125 per share on our Series A Preferred Shares and $1.724375 per share on our Series B Preferred Shares.
Subsequent Events
Manitoba Harvest
On February 19, 2019, we entered into a definitive agreement (the "Agreement") with Tilray, Inc. ("Tilray") and a wholly-owned subsidiary of Tilray, 1197879 B.C. Ltd. (“Tilray Subco”), to sell to Tilray, Inc., through Tilray Subco, all of the issued and outstanding securities of Manitoba Harvest for total consideration of up to C$419 million. Subject to certain customary adjustments, the shareholders of Manitoba Harvest, including the Company, may receive the following from Tilray as consideration for their shares of Manitoba Harvest: (i) C$150 million in cash to the holders of preferred shares of Manitoba Harvest and the holders of common shares of Manitoba Harvest (“Common Holders”) and C$127.5 million in shares of class 2 Common Stock of Tilray (“Common Stock”) to the Common Holders on the closing date of the sale (the “Closing Date Consideration”), (ii) C$50 million in cash and C$42.5 million in Common Stock to the Common Holders on the date that is six months after the closing date of the Arrangement (the “Deferred Consideration”) and (iii) C$49 million in Common Stock to the Common Holders, which amount may be reduced, potentially to zero, if Manitoba Harvest fails to attain certain levels of U.S. branded gross sales of edible or topical products containing broad spectrum hemp extracts or cannabidiols prior to December 31, 2019. The cash portion of the Closing Date Consideration will be reduced by the amount of the net indebtedness of Manitoba Harvest on the closing date and transaction expenses expected to be approximately $5 million. The Common Stock consideration is expected to be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act and pursuant to exemptions from applicable securities laws of any state of the United States, such that any shares of Common Stock received by the Common Holders will be freely tradeable. The sale of Manitoba Harvest will occur pursuant to a plan of arrangement under the Business Operations Act (British Columbia). The completion of the plan of arrangement is subject to approval by the British Columbia Supreme Court. The sale is expected to close as soon as practicable following receipt of court approval.
Tax Reporting
Information returns will be filed by the Trust and the Company with the Internal Revenue Service ("IRS"), as required, with respect to income, gain, loss, deduction and other items derived from the Company’s activities. The Company has and will file a partnership return with the IRS and intends to issue a Schedule K-1 to the trustee. The trustee intends to provide information to each holder of shares using a monthly convention as the calculation period. For 2018 and future years, the Trust will continue to file a Form 1065 and issue Schedule K-1 to shareholders. For 2018, we delivered the Schedule K-1 to shareholders within the same time frame as we delivered the schedule to shareholders for the 2017 and 2016 taxable years. The relevant and necessary information for tax purposes is readily available electronically through our website. Each holder will be deemed to have consented to provide relevant information, and if the shares are held through a broker or other nominee, to allow such broker or other nominee to provide such information as is reasonably requested by us for purposes of complying with our tax reporting obligations.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports with the Securities and Exchange Commission (the "SEC" or the "Commission"), including Forms S-1 and S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and Forms 10-K, 10-Q, and 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which include exhibits, schedules and amendments to those reports, as well as other filings required by the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. In addition, copies of such reports are available free of charge through our website at http://www.compassdiversifiedholdings.com as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC.

Organizational Structure (1)

1)	The percentage holdings shown in respect to the trust reflect the ownership of the Trust common shares as of September 30, 2019.

2)
Our non-affiliated holders of common shares own approximately 82.7% of the Trust common shares and CGI Maygar Holdings, LLC owns approximately 13.6% of the Trust common shares and is our single largest holder. Path Spirit Limited is the ultimate controlling person of CGI Maygar LLC. Mr. Sabo, our Chief Executive Officer, is not a director, officer or member of CGI or any of its affiliates. The remaining 3.7% of Trust common shares are owned by our Directors and Officers.

3)
49.0% beneficially owned by certain persons who are employees and partners of our Manager. C. Sean Day, the Chairman of our Board of Directors, CGI and the former founding partners of the Manager, are non-managing members.

4)	Mr. Sabo is a partner of this entity. The Manager owns less than .01% of the Trust common shares.
5)	The Allocation Interests, which carry the right to receive a profit allocation, represent less than 0.1% equity interest in the Company.

Our Manager
Our Manager, CGM, has been engaged to manage the day-to-day operations and affairs of the Company and to execute our strategy, as discussed below. Collectively, our management team has extensive experience in acquiring and managing small and middle market businesses. We believe our Manager is unique in the marketplace in terms of the success and experience of its employees in acquiring and managing diverse businesses of the size and general nature of our businesses. We believe this experience will provide us with an advantage in executing our overall strategy. Our management team devotes a majority of its time to the affairs of the Company.
We have entered into a management services agreement, (the “Management Services Agreement” or “MSA”) pursuant to which our Manager manages the day-to-day operations and affairs of the Company and oversees the management and operations of our businesses. We pay our Manager a quarterly management fee for the services it performs on our behalf. In addition, certain persons who are employees and partners of our Manager receive a profit allocation with respect to its Allocation Interests in us. All of the Allocation Interests in us are owned by Sostratus LLC. See Part III, Item 13 “Certain Relationships and Related Transactions” for further descriptions of the management fees and profit allocations.
The Company’s Chief Executive Officer and Chief Financial Officer are employees of our Manager and have been seconded to us. Neither the Trust nor the Company has any other employees. Although our Chief Executive Officer and Chief Financial Officer are employees of our Manager, they report directly to the Company’s board of directors. The management fee paid to our Manager covers all expenses related to the services performed by our Manager, including the compensation of our Chief Executive Officer and other personnel providing services to us. The Company reimburses our Manager for the compensation and related costs and expenses of our Chief Financial Officer and his staff, who dedicate substantially all of their time to the affairs of the Company.
See Part III, Item 13, “Certain Relationships and Related Party Transactions and Director Independence.”
Market Opportunity
We acquire and actively manage small and middle market businesses. We characterize small to middle market businesses as those that generate annual cash flows of up to $60 million. We believe that the merger and acquisition market for small to middle market businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe that the following factors contribute to lower acquisition multiples for small and middle market businesses:

•	there are fewer potential acquirers for these businesses;

•	third-party financing generally is less available for these acquisitions;

•	sellers of these businesses frequently consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

•	these businesses are less frequently sold pursuant to an auction process.
Frequently, opportunities exist to augment existing management at such businesses and improve the performance of these businesses upon their acquisition. In the past, our management team has acquired businesses that were owned by entrepreneurs or large corporate parents. In these cases, our management team has frequently found that there have been opportunities to further build upon the management teams of acquired businesses beyond those that existed at the time of acquisition. In addition, our management team has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, opportunities frequently exist to assist these businesses as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy
We have two primary strategies that we use in order to provide distributions to our shareholders and increase shareholder value. First, we focus on growing the earnings and cash flow from our acquired businesses. We believe that the scale and scope of our businesses give us a diverse base of cash flow upon which to further build. Second, we identify, perform due diligence on, negotiate and consummate additional platform acquisitions of small to middle market businesses in attractive industry sectors in accordance with acquisition criteria established by the board of directors.
Management Strategy
Our management strategy involves the proactive financial and operational management of the businesses we own in order to increase cash flow, pay distributions to our shareholders and increase shareholder value. Our Manager oversees and supports the management teams of each of our businesses by, among other things:

•	recruiting and retaining talented managers to operate our businesses using structured incentive compensation programs, including non-controlling equity ownership, tailored to each business;

•
regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems to effectively achieve these goals;

•	assisting management in their analysis and pursuit of prudent organic growth strategies;

•	identifying and working with management to execute attractive external growth and acquisition opportunities;

•	assisting management in controlling and right-sizing overhead costs; and

•	forming strong subsidiary level boards of directors to supplement management in their development and implementation of strategic goals and objectives.
Specifically, while our businesses have different growth opportunities and potential rates of growth, we expect our Manager to work with the management teams of each of our businesses to increase the value of, and cash generated by, each business through various initiatives, including:

•	making selective capital investments to expand geographic reach, increase capacity, or reduce manufacturing costs of our businesses;

•	investing in product research and development for new products, processes or services for customers;

•	improving and expanding existing sales and marketing programs;

•	pursuing reductions in operating costs through improved operational efficiency or outsourcing of certain processes and products; and

•	consolidating or improving management of certain overhead functions.
Our businesses typically acquire and integrate complementary businesses. We believe that complementary add-on acquisitions improve our overall financial and operational performance by allowing us to:

•	leverage manufacturing and distribution operations;

•	leverage branding and marketing programs, as well as customer relationships;

•	add experienced management or management expertise;

•	increase market share and penetrate new markets; and

•	realize cost synergies by allocating the corporate overhead expenses of our businesses across a larger number of businesses and by implementing and coordinating improved management practices.
We incur third party debt financing almost entirely at the Company level, which we use, in combination with our equity capital, to provide debt financing to each of our businesses and to acquire additional businesses. We believe this financing structure is beneficial to the financial and operational activities of each of our businesses by aligning our interests as both equity holders of, and lenders to, our businesses, in a manner that we believe is more efficient than each of our businesses borrowing from third-party lenders.
Acquisition Strategy
Our acquisition strategy involves the acquisition of businesses that we expect to produce stable and growing earnings and cash flow. In this respect, we expect to make acquisitions in industries other than those in which our businesses currently operate if we believe an acquisition presents an attractive opportunity. We believe that attractive opportunities will continue to present themselves, as private sector owners seek to monetize their interests in long-standing and privately-held businesses and large corporate parents seek to dispose of their “non-core” operations.
Our ideal acquisition candidate has the following characteristics:

•	is an established North American based company;

•	maintains a significant market share in defensible industry niche (i.e., has a “reason to exist”);

•	has a solid and proven management team with meaningful incentives;

•	has low technological and/or product obsolescence risk; and

•	maintains a diversified customer and supplier base.
We benefit from our Manager’s ability to identify potential diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management team’s experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, on our behalf, our Manager:

•	engages in a substantial level of internal and third-party due diligence;

•	critically evaluates the target management team;

•	identifies and assesses any financial and operational strengths and weaknesses of the target business;

•	analyzes comparable businesses to assess financial and operational performances relative to industry competitors;

•	actively researches and evaluates information on the relevant industry; and

•	thoroughly negotiates appropriate terms and conditions of any acquisition.
The process of acquiring new businesses is both time-consuming and complex. Our management team historically has taken from two to twenty-four months to perform due diligence, negotiate and close acquisitions. Although our management team is always at various stages of evaluating several transactions at any given time, there may be periods of time during which our management team does not recommend any new acquisitions to us. Even if an acquisition is recommended by our management team, our board of directors may not approve it.
A component of our acquisition financing strategy that we utilize in acquiring the businesses we own and manage is to provide both equity capital and debt capital, raised at the parent company level largely through our existing credit facility, to close acquisitions. We believe, and it has been our experience, that having the ability to finance our acquisitions with capital resources raised by us, rather than negotiating separate third party financing, provides us with an advantage in successfully acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In addition, our strategy of providing this intercompany debt financing within the capital structure of the businesses we acquire and manage allows us the ability to distribute cash to the parent company through monthly interest payments and amortization of principle on these intercompany loans.
Upon acquisition of a new business, we rely on our Manager’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a successful business plan.
We believe our financing structure, in which both equity and debt capital are raised at the Company level, allows us to acquire businesses without transaction specific financing and is conducive to our ability to consummate transactions that may be attractive in both the short and long-term.
In addition to acquiring businesses, we sell those businesses that we own from time to time when attractive opportunities arise that outweigh the future growth and value that we believe we will be able to bring such businesses consistent with our long-term investment strategy. As such, our decision to sell a business is based on our belief that doing so will increase shareholder value to a greater extent than through our continued ownership of that business. Upon the sale of a business, we may use the proceeds to retire debt or retain proceeds for acquisitions or general corporate purposes. We do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect to pay shareholder distributions over time solely through the earnings and cash flows of our businesses.
Since our inception in May 2006, we have recorded net gains on sales of our businesses of approximately $772 million. We sold Crosman Acquisition Company (“Crosman”) in January 2007, Aeroglide Company (“Aeroglide”) and Silvue Technologies Group, Inc. (“Silvue”) in June 2008, Staffmark Holdings Inc. (“Staffmark”) in October 2011, HALO Branded Solutions (“HALO”) in May 2012, CamelBak Products, LLC ("CamelBak") in August 2015, American Furniture Manufacturing, Inc. ("American Furniture") in October 2015, and Tridien Medical Inc. ("Tridien") in September 2016. In addition, we sold our Fox Factory Holding Corp. ("FOX") subsidiary through an initial public offering and secondary issuances from August 2013 through March 2017. Subsequent to December 31, 2018, we sold our Manitoba Harvest business in February 2019 and our Clean Earth business in June 2019.

Investment in FOX
We made loans to and purchased a controlling interest in FOX on January 4, 2008, for approximately $80.4 million. In August 2013, FOX completed an initial public offering of its common stock. As a result of the initial public offering, our ownership interest in FOX was reduced to approximately 53.9%. No gain was reflected as a result of the sale of our FOX shares in the initial public offering because our majority classification of FOX did not change. FOX used a portion of their net proceeds received from the sale of their shares as well as proceeds from a new external FOX credit facility to repay $61.5 million in outstanding indebtedness to us under their existing credit facility with us. In July 2014, through a secondary offering, our ownership in FOX was lowered from approximately 53% to approximately 41%, and as a result we deconsolidated FOX as of July 10, 2014. In March and August 2016, through two more secondary offerings and a share repurchase by FOX, our ownership in the outstanding common stock of FOX was further lowered to approximately 23% as of September 30, 2016. In November 2016, through another secondary offering, our ownership in the outstanding common stock of FOX was further lowered to approximately 14%. On March 13, 2017, FOX closed on a secondary public offering of 5,108,718 shares of FOX common stock held by CODI, which represented CODI's remaining investment in FOX. CODI received $136.1 million in net proceeds as a result of the sale. We recognized total net proceeds from the sales of our FOX shares of approximately $465.1 million, and a total gain of $428.7 million.
Strategic Advantages
Based on the experience of our management team and its ability to identify and negotiate acquisitions, we believe we are well-positioned to acquire additional businesses. Our management team has strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities. In addition, our management team also has a successful track record of acquiring and managing small to middle market businesses in various industries. In negotiating these acquisitions, we believe our management team has been able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations.
Our management team has a large network that we estimate to be approximately 2,000 deal intermediaries who we expect to expose us to potential acquisitions. Through this network, as well as our management team’s proprietary transaction sourcing efforts, we have a substantial pipeline of potential acquisition targets. Our management team also has a well-established network of contacts, including professional managers, attorneys, accountants and other third-party consultants and advisors, who may be available to assist us in the performance of due diligence and the negotiation of acquisitions, as well as the management and operation of our acquired businesses.
Finally, because we intend to fund acquisitions through the utilization of our 2014 Revolving Credit Facility, we expect to minimize the delays and closing conditions typically associated with transaction specific financing, as is typically the case in such acquisitions. We believe this advantage can be a powerful one, especially in a tight credit environment, and is highly unusual in the marketplace for acquisitions in which we operate.
Valuation and Due Diligence
When evaluating businesses or assets for acquisition, our management team performs a rigorous due diligence and financial evaluation process. In doing so, we evaluate the operations of the target business as well as the outlook for the industry in which the target business operates. While valuation of a business is, by definition, a subjective process, we define valuations under a variety of analyses, including:

•	discounted cash flow analyses;

•	evaluation of trading values of comparable companies;

•	expected value matrices; and

•	examination of comparable recent transactions.
One outcome of this process is a projection of the expected cash flows from the target business. A further outcome is an understanding of the types and levels of risk associated with those projections. While future performance and projections are always uncertain, we believe that with detailed due diligence, future cash flows will be better estimated and the prospects for operating the business in the future better evaluated. To assist us in identifying material risks and validating key assumptions in our financial and operational analysis, in addition to our own analysis, we engage third-party experts to review key risk areas, including legal, tax, regulatory, accounting, insurance and environmental. We also engage technical, operational or industry consultants, as necessary.

A further critical component of the evaluation of potential target businesses is the assessment of the capability of the existing management team, including recent performance, expertise, experience, culture and incentives to perform. Where necessary, and consistent with our management strategy, we actively seek to augment, supplement or replace existing members of management who we believe are not likely to execute our business plan for the target business. Similarly, we analyze and evaluate the financial and operational information systems of target businesses and, where necessary, we enhance and improve those existing systems that are deemed to be inadequate or insufficient to support our business plan for the target business.
Financing
Credit Facility
In April 2018, we entered into the 2018 Credit Facility to amend and restate the 2014 Credit Facility, originally dated as of June 6, 2014. The 2018 Credit Facility provides for (i) revolving loans, swing line loans and letters of credit up to a maximum aggregate amount of $600 million (the “2018 Revolving Loan Commitment”), and (ii) a $500 million term loan.
At December 31, 2018, we had $496.3 million outstanding on the 2018 Term Loan and $228.0 million outstanding on our 2018 Revolving Credit Facility. All amounts outstanding under the 2018 Revolving Credit Facility will become due on April 18, 2023, which is the maturity date of loans advanced under the 2018 Revolving Credit Facility and the termination date of the revolving loan commitment. The 2018 Credit Facility also permits us, prior to the applicable maturity date, to increase the revolving loan commitment and/or obtain additional term loans in an aggregate amount of up to $250 million subject to certain restrictions and conditions.
The 2018 Credit Facility provides for letters of credit under the 2018 Revolving Credit Facility in an aggregate face amount not to exceed $100 million outstanding at any time, as well as swing line loans of up to $25 million outstanding at one time. At no time may the (i) aggregate principal amount of all amounts outstanding under the Revolving Credit Facility, plus (ii) the aggregate amount of all outstanding letters of credit and swing line loans, exceed the borrowing availability under the 2014 Credit Facility. At December 31, 2018, we had outstanding letters of credit totaling approximately $0.3 million. The borrowing availability under the 2018 Revolving Credit Facility at December 31, 2018 was approximately $371.7 million.
The 2018 Credit Facility is secured by all of the assets of the Company, including all of its equity interests in, and loans to, its consolidated subsidiaries. (See "Note H - Debt" to the consolidated financial statements for more detail regarding our 2018 Credit Facility).
Senior Notes
On April 18, 2018, we consummated the issuance and sale of $400 million aggregate principal amount of our Senior Notes offered pursuant to a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and to non-U.S. persons under Regulation S under the Securities Act. We used the net proceeds from the sale of the Notes to repay debt under our existing credit facilities in connection with a concurrent refinancing transaction described above. The Notes were issued pursuant to an indenture, dated as of April 18, 2018 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The Notes will bear interest at the rate of 8.000% per annum and will mature on May 1, 2026. Interest on the Notes is payable in cash on May 1st and November 1st of each year, beginning on November 1, 2018. The Notes are general senior unsecured obligations of the Company and are not guaranteed by our subsidiaries.
We intend to finance future acquisitions through our 2018 Revolving Credit Facility, cash on hand and, if necessary, additional equity and debt financings. We believe, and it has been our experience, that having the ability to finance our acquisitions with the capital resources raised by us, rather than negotiating separate third party financing specifically related to the acquisition of individual businesses, provides us with an advantage in acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In this respect, we believe that in the future, we may need to pursue additional debt or equity financings, or offer equity in Holdings or target businesses to the sellers of such target businesses, in order to fund multiple future acquisitions.

Our Businesses
We categorize the businesses we own into two separate groups of businesses (i) branded consumer businesses, and (ii) niche industrial businesses. Branded consumer businesses are characterized as those businesses that we believe capitalize on a valuable brand name in their respective market sector. We believe that our branded consumer businesses are leaders in their particular product category. Niche industrial businesses are characterized as those businesses that focus on manufacturing and selling particular products and industrial services within a specific market sector. We believe that our niche industrial businesses are leaders in their specific market sector.
The following table represents the percentage of net revenue and operating income each of our businesses contributed to our consolidated results since the date of acquisition for the years ended December 31, 2018, 2017 and 2016, and the total assets of each of our businesses as a percentage of the consolidated total as of December 31, 2018 and 2017.

	Year ended December 31,			Year ended December 31,			Year ended December 31,
	2018	2017	2016	2018	2017	2016	2018	2017
	Net Revenue			Operating Income (1)			Total Assets
Branded Consumer:
5.11	25.6%	30.9%	15.0%	3.6%	(10.9)%	(20.8)%	25.7%	35.9%
Ergobaby	6.7%	10.3%	14.2%	10.5%	37.6%	35.1%	9.4%	13.5%
Liberty Safe	6.1%	9.2%	14.2%	5.4%	14.5%	27.1%	3.9%	5.5%
Velocity Outdoor	9.7%	7.8%	n/a	4.4%	2.0%	n/a	15.8%	14.9%
	48.1%	58.2%	43.4%	23.9%	43.2%	41.4%	54.8%	69.8%
Niche Industrial:
Advanced Circuits	6.8%	8.8%	11.8%	24.0%	36.1%	46.5%	4.4%	6.0%
Arnold Magnetics	8.7%	10.5%	14.8%	6.8%	(8.7)%	(26.5)%	6.0%	8.2%
Foam Fabricators	8.4%	n/a	n/a	10.0%	n/a	n/a	13.8%	n/a
Sterno	28.0%	22.5%	30.0%	35.3%	29.4%	38.6%	20.5%	15.4%
	51.9%	41.8%	56.6%	76.1%	56.8%	58.6%	44.7%	29.6%
Corporate	—	—	—	—	—	—	0.5%	0.6%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
(1) Operating income (loss) reflected is as a percentage of the total contributed by the businesses and does not include expenses incurred at the corporate level.

Branded Consumer Businesses

5.11
Overview
5.11 is a leading provider of purpose-built tactical apparel and gear for law enforcement, firefighters, EMS, and military special operations as well as outdoor and adventure enthusiasts. 5.11 is committed to product innovation, and works directly with end users to create apparel and gear designed to enhance the safety, accuracy, speed and performance of tactical professionals and enthusiasts worldwide. Headquartered in Irvine, California, 5.11 operates sales offices and distribution centers globally. 5.11 products are widely distributed in law enforcement dealers, uniform stores, military exchanges, outdoor retail stores, company owned retail stores and online.
History of 5.11
5.11 was formed in 2003 after spinning out of outdoor apparel company, Royal Robbins®. The roots of 5.11, however, trace back to 1975, when American rock climber Royal Robbins designed the 5.11® Pant; named after the difficulty level in the Yosemite Decimal System rating scale for rock climbing. With difficulty levels ranging at the time from 5.0 (easy) to 5.10 (difficult), 5.11 was then described: “After thorough inspection, you conclude this move is impossible; however, occasionally someone actually accomplishes it.”

A product designed for people who were pushing the limits of what was possible, the 5.11® Pant was a success among climbers and outdoor enthusiasts. In 1992, the FBI Academy, in Quantico, Virginia adopted the original 5.11® Pant as its primary training pant, forging a decades-long relationship that supports 5.11’s commitment to the public safety and the first responder communities.
In 2011, 5.11’s corporate headquarters was relocated from Modesto, California to Irvine, California. In 2012, 5.11 acquired Beyond Clothing LLC, a technical survival systems outerwear company located in Seattle, Washington. We acquired a majority interest in 5.11 on August 31, 2016.
Industry
5.11 participates in the global professional and consumer soft goods market for tactical gear and apparel; the addressable global soft goods market is estimated by management to be approximately $79 billion.
The domestic professional public safety market for tactical soft goods is estimated by management to be a $1.7 billion market consisting of sales to active-duty military, law enforcement, private security, fire, corrections officers and EMS. The addressable domestic work wear and consumer wear markets are estimated by management to be $4.3 billion and $13.2 billion, respectively.
The international professional public safety market for tactical soft goods is estimated by management to be a $11.7 billion market. The addressable international work wear and consumer wear markets are estimated by management to be $11.4 billion and $36.3 billion, respectively.
Products and Services
5.11 offers a portfolio of unique head-to-toe tactical gear with patented functional features for both professional and consumer use. No individual product style accounts for more than 7% of total sales, and most product styles tend to have multi-year lifecycles. 5.11 focuses its product offering through six major categories: tactical apparel, bags and packs, footwear, special make ups/uniforms, accessories, and Beyond Clothing Systems (“Beyond”).
Tactical apparel represents 5.11’s largest product category. Within this category, 5.11 offers a broad assortment of men’s and women’s pants, shorts, shirts, outerwear and base layers. Apparel is offered in a variety of styles and fits intended to enhance comfort and mobility. 5.11 has historically designed and developed innovative “families” of products around proprietary fabrics that the company has created to meet the needs of its unique target market. These product “families” typically start with a pant and then expand into other products. Today, 5.11 offers five distinct pant lines, which anchor five different apparel families: the Defender Flex Pant, the Apex™ Pant, the 5.11 Stryke™ Pant, the Taclite® Pro Pant, and the 5.11® Tactical Pant.
5.11 bags and packs provide reliable, multifunctional storage options designed to excel in a wide range of operational and recreational settings. This category includes backpacks, cases, load-bearing equipment, range bags and duffels. In addition to bags/packs and apparel, 5.11 sells footwear, including boots, low-profile tactical shoes, socks and accessories, as well as special make ups or customized uniforms for public safety agencies. 5.11 also offers a wide selection of accessories including belts, hats, flashlights, gloves, knives, eyewear, watches, patches, slings and holsters.
Beyond, a wholly-owned subsidiary of 5.11, offers technical survival outerwear systems engineered specifically for missions in extreme temperatures. Products are marketed under the Beyond brand name and include base layers and briefs, pullovers, softshell jackets, wind pants, rain pants and jackets made of advanced fabrics. Virtually all Beyond products are manufactured in the United States to comply with the Berry Amendment.
5.11’s core product offerings and suggested average retail prices are listed below:

•	Pants and Shorts (Men’s and Women’s) - $49.99 to $269.99

•	Woven Tops (Men’s and Women’s) - $39.99 to $229.99

•	Outerwear (Men’s and Women’s) - $69.99 to $119.99

•	Footwear (Men’s and Women’s) - $99.99 to $149.99

•	Bags and Packs - $59.99 to $249.99

•	Accessories - $19.99 to $79.99

Competitive Strengths
Leading Brand Recognition and Market Share - 5.11 is a leader in the tactical apparel market. 5.11 enjoys strong brand awareness and affinity in the public safety market given its long history of creating high performance and innovative products for public safety operators. 5.11’s heritage of developing purpose-built clothing and gear for law enforcement, firefighters, EMS, and military special operations has imbued the 5.11 brand with unrivaled authenticity in the tactical apparel and gear markets.
Diverse Customer Base - 5.11 has direct relationships with over 12,500 governmental departments and agencies, and utilizes an established network of over 1,500 dealers in over 90 countries. 5.11 wins a significant amount of business in the public safety channel through the achievement of “specified” product in thousands of individual contracts with governmental departments and agencies, providing for a broad base of long-term relationships.
Product Breadth and “At-Once” Availability - Requirements of outfitting entire agencies or departments necessitates carrying numerous, often infrequently used, sizes and colors of a given product. These requirements, coupled with “at-once” product fulfillment demands and often poorly capitalized dealer customers carrying low levels of inventory, makes 5.11 the go-to provider of tactical gear and apparel. 5.11’s significant investment in inventory provides a competitive advantage versus its smaller less well capitalized competitors.
Business Strategies
Further Expand into Consumer Market - 5.11 is well-positioned to continue investing in retail locations throughout the United States. 5.11 currently has forty-five company-owned retail locations, and management believes that there are significant opportunities to increase this footprint. 5.11 also sells to many outdoor specialty retailers and management believes there are opportunities to expand sales through increased penetration and improved merchandising.
Continue Penetration of Domestic Professional Channel - 5.11 continues to benefit from the domestic professional public safety market, which provides a stable base of recurring growth. Going forward, 5.11 will continue to grow within the domestic professional public safety channel through (i) continued conversion of institutional contract opportunity pipeline; and (ii) market share gains from continued product innovation and improved merchandising.
International Market Expansion - The international market remains an under-penetrated opportunity for 5.11. 5.11 will continue international sales development through building country-specific sales and operations infrastructure, executing on both near and medium term large foreign government contract opportunities, and expanding consumer awareness of the 5.11 brand.
Customers and Distribution Channels
5.11 services a wide range of customers including first responders, the military, and outdoors enthusiasts in over 90 countries. The primary distribution channels can be segmented into two categories: professional and consumer. 5.11's working capital needs do not differ substantially from those of its competitors in the industry and generally reflect the need to carry significant amounts of inventory to meet the requirements of its customers.
The domestic professional channel is characterized by thousands of unique “specified” product contracts with individual public safety departments, serviced through a network of more than one-thousand local third party dealers. Public safety departments include federal, state, county, city and local law enforcement, firefighters, and EMS. Similar to the domestic professional channel, the international professional channel also consists of many unique “specified” product contracts with individual foreign governmental departments, serviced either directly by 5.11 or through a network of international dealers. Large contracts with government agencies are referred to as Direct-to-Agency (“DTA”). A typical DTA sales process is driven primarily by lengthy governmental approval processes and can take upwards of 18 to 36 months.
Within the consumer segment, the consumer wholesale channel is comprised of (i) outdoor specialty retailers, (ii) military exchanges, and (iii) online. The consumer direct channel is comprised of (i) e-commerce sales directly through the 5.11 website, www.511tactical.com, and (ii) company-owned retail stores. At the end of 2018, 5.11 operated forty-five company-owned retail locations in twenty-two states.
For the year ended December 31, 2018, professional channel sales accounted for approximately 64% of total sales; approximately 1% of total sales were in the form of DTA sales. The consumer channel accounted for approximately 35% of total sales.

5.11’s top 10 customers comprised approximately 21%, 26% and 27% of total sales in the years ended December 31, 2018, 2017 and 2016, respectively.
Sales and Marketing
5.11’s sales organization consists of a mix of direct employees, independent contractors and sales agencies. The domestic salesforce develops direct relationships with thousands of individual public safety departments around the U.S. and participates in thousands of requests for proposal (RFP) processes annually. The salesforce works directly with over 900 local dealers to service local public safety departments once a 5.11 product receives “spec” as part of the RFP process.
The international salesforce covers three primary regions: Asia Pacific, Europe, Middle East and Africa ("EMEA") and Latin America. While the company does fulfill some orders directly to international customers through its 5.11 website, most sales are serviced through third party distributors and dealers in foreign jurisdictions.
5.11 has implemented a multi-pronged marketing plan including investments in (i) professional and consumer product catalogues; (ii) print media; (iii) tradeshows; (iv) shop-in-shop retail concepts; and (v) digital and social media content.
5.11 had a backlog of $17.3 million and $26.4 million at December 31, 2018 and 2017, respectively.
Suppliers
5.11 operates an efficient, low-cost supply chain, sourcing most its products through contract manufacturers in the Asia Pacific region. Production from Vietnam accounted for approximately 35% of 5.11’s purchases for the year ended December 31, 2017 and represented 5.11’s largest sourcing region. No single core product is 100% sourced by any one vendor. Management believes that 5.11’s principal manufacturers have the additional capacity to accommodate future growth.
Production of Beyond products occurs primarily through domestic subcontract facilities in the U.S. and through the brand’s headquarters in Seattle, Washington.
To ensure vendor reliability and quality, 5.11 established a sourcing office in Hong Kong. The office employs approximately 50 individuals whose primary functions include vendor management, commercialization, product development, production planning, vendor compliance, quality assurance and compliance.
Intellectual Property
5.11 relies on brand name recognition and a combination of trademarks and patents in order to differentiate itself from the competition. 5.11 currently has 18 utility patents and 10 design patents issued, in addition to 17 utility and 3 design patents pending registration. 5.11 currently owns 319 registered trademarks including 3 trade dress registrations. The company has in-house general counsel that manages the registration and defense of 5.11 intellectual property.
Regulatory Environment
Management is not aware of any existing, pending, or contingent liabilities that could have a material adverse effect on 5.11’s business. 5.11 is proactive regarding regulatory issues and is in compliance with all relevant regulations. Management is not aware of any potential environmental issues.
Employees
As of December 31, 2018, 5.11 employed a total of 629 non-unionized, full-time employees, 47 independent contractors, and 132 temporary workers. None of 5.11’s employees are subject to collective bargaining agreements. Management believes that 5.11 has an excellent relationship with its employees.

Ergobaby
Overview
Ergobaby is dedicated to building a global community of confident parents with smart, ergonomic solutions that enable and encourage bonding between parents and babies. Ergobaby offers a broad range of award-winning baby carriers, blankets and swaddlers, nursing pillows, and related products that fit into families’ daily lives seamlessly, comfortably and safely.  Ergobaby is headquartered in Los Angeles, California.

History of Ergobaby
Ergobaby was founded in 2003 by Karin Frost, who designed her first baby carrier following the birth of her son. The baby carrier product line has since expanded into 3-position and 4-position carriers, with multiple style variations. In its second year of operations, Ergobaby sold 10,500 baby carriers and today sells over 1 million a year. In order to support the rapid growth, in 2007, Ergobaby made a strategic decision to establish an operating subsidiary (“EBEU”) in Hamburg, Germany. We purchased a majority interest in Ergobaby on September 16, 2010.
On May 12, 2016, Ergobaby acquired membership interests of New Baby Tula LLC (“Baby Tula”) for approximately $73.8 million, excluding a potential earn-out payment. Baby Tula designs, markets and distributes premium baby carriers and accessories and focuses its efforts on both the ergonomics and fashion of its products.

In 2013, Ergobaby expanded its portfolio into the sleep category. The launch of the Ergobaby Swaddler which focused on a unique method of swaddling newborns while retaining healthy hip and arm positioning, was the first significant category expansion outside of baby carriers for the Ergobaby brand. In 2016, Ergobaby expanded its offering in the sleep category with the launch of its Baby Sleeping Bag. Baby Tula is also in the sleep category with its blanket offering, focusing on limited edition fashion prints.
In 2014, Ergobaby launched the Ergobaby Four-Position 360 Baby Carrier which expanded on Ergobaby’s leadership in the baby carrier category by offering an ergonomic, outward forward facing position for the baby and comfort for the parent. The Ergobaby 360 Carrier won the 2014 JPMA Innovation award in the baby carrier category. In 2016, Ergobaby launched the 3-Position Adapt Baby Carrier that is geared for newborns to toddlers (7lbs-45lbs) and offers some unique parent comfort features including lumbar support and crossable shoulder straps, as well as the benefit of being an all-in-one carrier with no need for an infant insert accessory (for babies 7-12lbs.). In 2017, Ergobaby launched the All Position, All-in-One Omni 360 Baby Carrier that is geared for newborns to toddlers (7lbs-45lbs) and includes all of Ergobaby’s parent & baby comfort features from the 360 and Adapt Baby Carriers, as well as the same consumer benefit of no infant insert accessory needed.
In 2018, Ergobaby entered into the stroller category with 2 new models. The first product launched was a full-size option called the 180 Reversible Stroller. This was followed later in the year by a premium compact option, the Metro Compact City Stroller.
Industry
Ergobaby competes in the large and expanding infant and juvenile products industry. The industry exhibits little seasonality and is somewhat insulated from overall economic trends, as parents view spending on children as largely non-discretionary in nature. Consequently, parents spend consistently on their children, particularly on durable items, such as car seats, strollers, baby carriers, and related items that are viewed as necessities. Further, an emotional component is often a factor in parents’ purchasing decisions, as parents’ desire to purchase the best and safest products for their children. As a result, according to the USDA’s most recent report on Expenditures on Children by Families 2013 (August 2014), parents on average, spend between $9,130 and $25,700 on their child on an annual basis for related housing, food, transportation, clothes, healthcare, daycare and other items, depending on age of the child and annual income. The amount spent by parents in the highest income group (before tax income greater than $106,540) was more than twice the amounts spent by parents in the lowest income group (before tax income of less than $61,530). On average, households spent between 14 - 25% of their before-tax income on a child. Similar patterns are seen in other counties around the world.
Demand drivers fueling the growing spending on infant and juvenile products include favorable demographic trends, such as (i) an increasing number of births worldwide; (ii) a high percentage of first time births; (iii) an increasing age of first time mothers and a large percentage of working mothers with increased disposable income; and (iv) an increasing percentage of single child households and two-family households.
In purchases of baby durables, parents often seek well-known and trusted brands that offer a sense of comfort regarding a product’s reliability and safety. As a result, brand name, comfort and safety certifications can serve as a barrier to entry for competition in the market, as well as allow well-known brands such as Ergobaby and Baby Tula to compete in a growing premium segment.

Products and Services
Baby Carriers
Ergobaby has two main baby carrier product lines: baby carriers and related carrier accessories, sold under both the Ergobaby and Tula brands. Ergobaby’s baby carrier designs supports a natural, ergonomic ("M" shaped) sitting position for babies, eliminating compression of the spine and hips that can be caused by unsupported suspension. The baby carrier also distributes the baby’s weight evenly between parents’ hips and shoulders, and alleviates physical stress for the parent. Both Ergobaby’s 3-Position and 4-Position baby carriers have been recognized by the International Hip Dysplasia Institute as being “hip healthy”. Additional accessories are provided to complement the baby carriers including the popular Infant Insert.
Within the Ergobaby Baby Carrier product line, Ergo sells 3-Position and 4-Position baby carriers in a variety of style and color variations and Baby Tula sells 3-Position, Standard, Toddler and Wrap Conversion fashion-oriented baby carriers. Baby Carrier sales were approximately $85.7 million, $96.0 million and $84.0 million in the years ended December 31, 2018, 2017, and 2016, respectively, and represented approximately 89%, 88% and 81%, of total sales in 2018, 2017, and 2016, respectively.
Within the baby carrier accessories category, the Infant Insert is the largest sales component of the accessory category. Accessory sales were $6.7 million, $8.6 million, and $10.5 million, in 2018, 2017, and 2016, respectively, and represented approximately 7.0% in 2018, 8.4% in 2017 and 10% in 2016, of total sales.
Ergobaby’s core Baby Carrier product offerings with average retail prices are summarized below:
Ergo

•	4 styles of baby carriers - $115 - $180

•	3 styles of Infant Inserts - $25 - $38
Tula

•	3 styles of baby carriers - $149 - $900

•	1 style of Infant Inserts - $40
Competitive Strengths
Ergobaby innovation - Ergobaby Carriers are known for their unsurpassed comfort. Ergobaby’s superior design results in improved comfort for both parent and baby. Parents are comfortable because baby’s weight is evenly distributed between the hips and shoulders while baby sits ergonomically in a natural ("M" shaped) sitting position. The concept of baby carrying has increased in popularity in the U.S. as parents recognize the emotional and functional benefits of carrying their baby. Consumers continually cite the comfort, design, and convenient “hands free” mobility the Ergobaby carrier offers as key purchasing criteria. Ergobaby is also recognized as an industry leader in innovation. With the launch of the Ergo 4-Position 360 Carrier in 2014, the launch of the 3-Position ADAPT carrier in 2016, and the launch of the All Position Omni 360 carrier in 2017, Ergobaby continues to innovate in the baby carrier segment on a regular basis.
Baby Tula Community - Tula enjoys an active and enthusiastic community who are vocal advocates for the brand. The Tula community acts as both an avid source of feedback on new product launches, which influence future product and patterns, as well as brand influencers to the broader new parenting community.
Business Strategies
Increase Penetration of Current U.S. Distribution Channels - Ergobaby continues to benefit from steady expansion of the market for wearable baby carriers and related accessories in the U.S. and internationally. Going forward, Ergobaby will continue to leverage and expand the awareness of its outstanding brands (both Ergobaby and Baby Tula) in order to capture additional market share in the U.S., as parents increasingly recognize the enhanced mobility, convenience, and the ability to remain close to the child that all Ergobaby carriers enable. Ergobaby currently markets its products to consumers in the U.S. through brick-and-mortar retailers, national chain stores; online retailers; and directly through Ergobaby.com and Babytula.com websites.

International Market Expansion - Testimony to the global strength of its lifestyle brand, Ergobaby has historically derived approximately 60% of its sales from international markets. Like it has in the U.S., Ergobaby can continue to leverage the Ergo and Tula brand equity in the international markets it currently serves to aggressively drive future growth, as well as expand its international presence into new regions. The market for Ergobaby’s products abroad continues to grow rapidly, in part due to the growth in the number of births worldwide and the fact that in many parts of Europe and Asia, the concept of baby wearing is a culturally entrenched form of infant and child transport.

New Product Development - Management believes Ergobaby has an opportunity to leverage its unique, authentic lifestyle brands and expand its product line. Since its founding in 2003, Ergobaby has successfully introduced new carrier products to maintain innovation, uniqueness, and freshness within its baby carrier and travel system product lines and has become the baby carrier industry leader with the launch of the 4-Position 360 baby carrier. In addition to expanding into new product carriers like swaddling and nursing pillows, in 2018, Ergobaby entered the stroller category by introducing a new premium compact stroller (Metro Compact City Stroller) and a full-size stroller (180 Reversible Stroller).
Customers and Distribution Channels
Ergobaby primarily sells its products through brick-and-mortar retailers, national chain stores, online retailers and distributors. In Europe, Ergobaby products are sold through its German based subsidiary, which services brick-and-mortar retailers and online retailers in Germany and France; it’s United Kingdom based subsidiary; and its Tula subsidiary in Poland; as well as a network of distributors located in Finland, Russia, Belgium, the Netherlands, Sweden, Norway, Spain, Denmark, Italy, Turkey and the Ukraine. Customers in Canada are predominately serviced by Ergobaby’s Canadian subsidiary. Sales to customers outside of the U.S. and European markets are predominantly serviced through distributors granted rights, though not necessarily exclusive, to sell within a specific geographic region.
Sales and Marketing
Within the U.S., Ergobaby directly employs sales professionals and utilizes independent sales representatives assigned to differing U.S. territories managed by in-house sales professionals. Independent salespeople in the U.S. are paid on a commission basis based on customer type and sales territory. In Europe, Ergobaby directly employs its salespeople and salespeople are paid a base salary and a commission on their sales, which is standard in that territory.
Ergobaby has implemented a multi-faceted marketing plan which includes (i) online marketing efforts, including online advertisement, search engine optimization and social networking efforts; (ii) increasing tradeshow attendance at consumer and medical professional shows; and (iii) increasing promotional activities.
Ergobaby had approximately $11.9 million and $9.2 million in firm backlog orders at December 31, 2018 and 2017, respectively.
Competition
The infant and juvenile products market is fragmented, with a few larger manufacturers and marketers with portfolios of brands and a multitude of smaller, private companies with relatively targeted product offerings.
Within the infant and juvenile products market, Ergobaby’s baby carriers primarily compete with companies that market wearable baby carriers. Within the wearable baby carrier market, several distinct segments exist, including (i) slings and wraps; (ii) soft-structured baby carriers; and (iii) hard frame baby carriers.
The primary global competitors in this segment are BabyBjorn, Chicco, Britax and Manduca, which also market products in the premium price range. Especially in the U.S., Ergobaby brands also compete with several smaller companies that have developed wearable carriers, such as Infantino, Boba, and Lillebaby. Within the soft-structured baby carrier segment, Ergobaby benefits from strong distribution, good word of mouth, and the functionality of the design.
Suppliers
During 2018, Ergobaby sourced its Ergo carrier and carrier accessory products from Vietnam and India, and manufactured its stroller systems and accessory products in China.  Baby Tula products predominantly were produced from factories in India and Poland and were also produced in its own facility located in Poland.  In 2012, Ergobaby began sourcing carriers and accessories from a manufacturing facility in Vietnam and in 2009, Ergobaby partnered with a manufacturer located in India.  More than 50% of Ergobaby’s carriers and accessories came from Vietnam in 2018. Baby Tula sourced its carrier, accessories and blanket products from Poland, Vietnam and India, with purchases from these locations accounted for approximately 11% of total Ergobaby purchases.  Management believes its manufacturing partners have the additional capacity to accommodate Ergobaby’s projected growth.

Intellectual Property
Ergobaby maintains and defends a U.S. and international patent portfolio on some of its various products, including its 3-position and 4-position carriers.  Currently, it has 24 patents (including allowances) and 17 patents pending in the U.S. and other countries. Ergobaby also depends on brand name recognition and premium product offering to differentiate itself from competition.
Regulatory Environment
Management is not aware of any existing, pending, or contingent liabilities that could have a material adverse effect on Ergobaby’s business. Ergobaby is proactive regarding regulatory issues and is in compliance with all relevant regulations. Ergobaby maintains adequate product liability insurance coverage and to date has not incurred any losses. Management is not aware of any potential environmental issues.
Employees
As of December 31, 2018, Ergobaby employed 171 persons in 6 locations. None of Ergobaby’s employees are subject to collective bargaining agreements. We believe that Ergobaby’s relationship with its employees is good.

Liberty Safe
Overview
Liberty Safe, headquartered in Payson, Utah and founded in 1988, is the premier designer, manufacturer, and marketer of home, gun and office safes in North America. From its over 300,000 square foot manufacturing facility, Liberty Safe produces a wide range of home, office and gun safe models in a broad assortment of sizes, features and styles ranging from an entry level product to good, better and best products. Products are marketed under the Liberty Safe brand, as well as a portfolio of licensed and private label brands, including Cabela’s, Case IH, and John Deere. Liberty Safe’s products are the market share leader and are sold through an independent dealer network (“Dealer sales”) in addition to various sporting goods, farm and fleet, and home improvement retail outlets (“Non-Dealer sales” or “National sales”). Liberty Safe has the largest independent dealer network in the industry, with more than 50% of Liberty's sales in the last two years coming from the dealer network.
History of Liberty Safe
The Liberty Safe brand and its leading market share has been built over a 30-year history of superior product quality, engineering and design innovation, and leading customer service and sales support. Liberty Safe has a long history of continuous improvement and innovative approaches to sales and marketing, product development and manufacturing processes. Significant investments over the last five years have solidified Liberty Safe’s reputation for providing substantial value to retailers and enhanced its long-standing position as the leading producer of premium home, office and gun safes.
Liberty Safe commenced operations in 1988 and in 2001 opened its current state-of-the-art facility in Payson, Utah. The new facility allowed Liberty Safe to consolidate all of its manufacturing and distribution operations to a centralized location. As the only facility in the industry utilizing significant automation and a streamlined roll-form manufacturing process, it represented a significant step forward when compared to the production capabilities of its competitors. Incremental investments following the consolidation have solidified Liberty Safe’s position as the preeminent low-cost and most efficient domestic manufacturer.
During 2011, Liberty Safe constructed a new production line that allowed Liberty to build entry level safe products in-house. This production line produces home and gun safe models that were previously completely sourced through foreign manufacturers. This investment in production capacity makes Liberty Safe one of the largest manufacturer of home, office and gun safes in the world. This added investment in capacity in the U.S. allowed Liberty Safe to provide shorter lead times and more competitive pricing to its North American customer base.
We purchased a majority interest in Liberty Safe on March 31, 2010.
Industry
Liberty Safe competes in the broadly defined North American safe and vault industry which includes fire and document safes, media and data safes, depository safes, gun safes and cabinets, home safes and hotel safes. According to Technavio's 2016 global safes and vaults market report, the global safe market was estimated to be approximately

$2.9 billion in 2015, and is projected to grow at a CAGR of 5.5% through 2020. Gun safes and vaults comprise approximately 16.5% of the global safe market and it is expected that percentage will remain consistent through 2020. Domestically, demand for safes depends on several key factors, including per capita disposable income since safes are largely considered a discretionary purchase in most households. The gun safe segment of the industry typically sees demand that closely correlates to the demand from guns and ammunition manufacturers. When gun sales increase, the potential market for gun safes typically also increases. Increased fears surrounding violence in the country along with political uncertainty concerning gun ownership laws play a part in changes in gun ownership and subsequently, demand for gun safes. The profitability of individual companies depends on efficient operations and effective marketing, with large companies able to take advantage of economies of scale in production and distribution, while smaller companies compete through specialty products.
The domestic safe industry continues to see increased competition from imports, particularly those sourced from China. Imported safes were expected to comprise approximately one-third of the domestic sales in 2018, with competition from imports highest in the small safe product group, which are targeted at households. Imported safes compete on price, with foreign manufacturers passing along savings from operational efficiencies, lower cost labor and raw materials to the end consumer. The competition from imported safes may make it harder to pass increasing costs, including the cost of steel, to the end consumer.
Products and Services
Liberty Safe offers home, office and gun safes with retail prices ranging from $400 to $8,000. Liberty Safe produces 32 home and gun safe models with the most varied assortment of sizes, feature upgrades, accessories and styling options in the industry. Liberty Safe’s premium home and gun safe product line covers sizes from 12 cu. ft. to 50 cu. ft. with smaller sizes available for its personal home safe. Liberty Safe markets its products under Company-owned brands and a portfolio of licensed and private label brands, including Cabela’s, Case IH, Colt and John Deere. Liberty Safe also sells commercial safes, vault doors, handgun vaults, and a number of accessories and options. The overwhelming majority of revenue is derived from the sales of safes.
Competitive Strengths
#1 Premium Home and Gun Safe Brand with Strong Momentum in the Market - Liberty Safe achieved the status of #1 selling safe company in America in 1994 (per statistics provided by Sargent & Greenleaf, the primary lock supplier to the industry) and maintains this prominent position today. Liberty Safe continues to gain market share from the various smaller participants who lack the distribution and sales and marketing capabilities of Liberty Safe.
State-of-the-Art and Scalable Operations - Liberty's management has constructed a highly scalable operational platform and infrastructure that has positioned Liberty Safe for substantial sales growth and enhanced profitability in the coming years. Liberty Safe transitioned itself from a manufacturing oriented operating culture to a demand-based, sales-oriented organization. Its strategic transition required the implementation of a demand-based sales and operating platform, which included (i) new equipment to drive automation and capacity improvements; (ii) re-engineered product lines and production processes to drive efficiency through greater standardization in production; and (iii) new employee incentives tied to labor efficiency, which has improved worker performance as well as employee attitude. These initiatives are enhanced by an experienced senior executive team, a balanced sourcing and in-house manufacturing production strategy, advanced distribution capabilities and sophisticated IT systems. Liberty has combined its demand-based sales and operating initiatives with upgraded production equipment to drive multiple operational improvements. These initiatives combined with Liberty’s cumulative historical investments in operational capabilities have created a lasting competitive advantage over its smaller competitors, who utilize labor-intensive operations and lack the company’s lean manufacturing culture. For the past seventeen years, Liberty Safe has leased a manufacturing and distribution facility in Payson, Utah that management believes represents the most scalable domestic facility in the industry. Liberty Safe’s multi-faceted production capabilities allow for substantial flexibility and scalable capacity, thus assuring a level of supply chain execution far superior to any of its competitors.
Historically, Liberty Safe maintained an optimal mix of in-house and Asian-sourced manufacturing in order to improve its ability to meet customer inventory needs. Beginning in 2012, Liberty Safe began manufacturing entry level safes that were previously completely sourced from an Asian manufacturer, on its new production line. In 2018, only 4% of safes (excluding handgun safes) sold by Liberty were sourced in Asia.
Reputation for High Quality Products - Liberty Safe offers only the highest quality products on a consistent basis, which over the years has gained it an enviable reputation and a key point of differentiation from its competitors. Liberty Safe distinguishes its products through tested security and fire protection features and industry leading design focused on functionality and aesthetics. The design of its safes meet rigorous internal benchmarks for security and fire protection, with most receiving certification from Underwriters Laboratory, Inc. (“UL”), the leading product safety standard certification, for its security capabilities. Additionally, Liberty Safe’s investment in accessories and feature options have made Liberty safes the most visually appealing and functional in the industry, while providing more customized solutions for retailers and consumers.
Trusted Supplier to National Retailer and Dealer Accounts - Liberty Safe’s comprehensive, high-quality product offering and sophisticated sales and marketing programs have made it a critical supplier to a diverse group of national accounts and dealers. Initially a key supplier primarily to the dealer channel, it has expanded its business with national accounts, such as Cabela’s and John Deere. Liberty Safe provides a superior value proposition as a supplier for its national retailers and dealers via its well-recognized brands, lifetime product warranty, tailored merchandising, category management solutions and superior supply chain execution. Further, Liberty Safe’s products generate more profitable floor-space, with both high absolute gross profit and retail margins over 30%. High retail profitability plus increased inventory turns has entrenched Liberty Safe as a key partner in customers’ success in the safe category. As a core element of building its relationships, Liberty Safe has invested significantly in making its retailers better salespeople through a proprietary suite of training tools, including in-store training, new product demonstrations, online education programs and sales strategy literature.
Business Strategies
Liberty Safe has experienced strong historical growth while executing on multiple new sales and operational initiatives, positioning it to continue to increase its scale and improve profitability. Liberty’s growth strategy is rooted in the sales and marketing and operational initiatives that have spurred its expansion into new accounts and increased penetration of existing accounts. Liberty has significant opportunity in its existing channels to continue to build upon its already strong market share. In addition to growth within its current channels, Liberty’s core competencies can be successfully applied to ventures in the broader security equipment market. Liberty has explored certain of these opportunities, but due to the prioritization of operational initiatives and expansion opportunities within existing channels, they have not been aggressively pursued. Potential near-to-medium term areas for expansion of Liberty’s platform include:

•	Expand Liberty’s product line into the broader home and office safe market through current customers or new distribution strategies;

•	Further develop international distribution by entering new countries and expanding current limited presence in Canada, Mexico and Europe;

•	Enter the residential security market through a strategic partnership with a provider of residential security service solutions to provide a more complete physical and electronic security solution;

•	Acquire businesses within the premium home and gun safe industry and/or leverage Liberty’s platform into new products or channels; and

•	Offer additional accessory products to existing distribution networks.
Research and Development
Liberty Safe is the engineering and design leader in its sector, due to a history of first-to-market features and standard-setting design improvements. Liberty’s proactive solicitation of feedback and constant interaction with consumers and retail customers across diverse channels and geographies enables Liberty Safe to stay at the forefront of customer demands. Liberty’s approach to product development increases the likelihood of market acceptance by creating products that are more relevant to consumers’ demands. Research and development costs were $0.2 million in 2018, $0.5 million in 2017, and $0.3 million in 2016.
In addition to product enhancements, new products, such as the plate-door National Security Classic, and a new, 6-SKU line of handgun vaults were launched in 2015 from Liberty’s commitment to R&D. In 2016, Liberty introduced a new 3-section “Extreme” interior design, new safe covers, new handgun vault designs, and several new safe sizes.  In 2018, Liberty introduced a new flat pin design (patent pending) in all of its large safes.  This new design provides a much higher level of security against pry-attacks.
Customers and Distribution Channels
Liberty Safe has fostered long-term relationships with leading national retailers (National or Non-Dealer) as well as numerous Dealers, enabling Liberty Safe to achieve considerable brand awareness and channel exposure. Through significant investment in its national accounts sales and marketing efforts, Liberty Safe has also become a leading supplier to National accounts. Expansion into National accounts is part of Liberty Safe’s strategy to reach a broader customer base and more varied demographics. National account customers include sporting goods retailers, farm and fleet retailers, and home improvement retailers. As of December 31, 2018, 2017 and 2016, Liberty Safe had 20, 16

and 13 Non-Dealer account customers, respectively, that are estimated to have accounted for approximately 40%, 46% and 50% of net sales, respectively.
Dealer customers include local hunting and fishing stores, hardware stores and numerous other local, independent store models. As of December 31, 2018, 2017 and 2016, there were 405, 406 and 392 Dealers that accounted for 60%, 54% and 50% of net sales, respectively.
Liberty Safe’s two largest customers accounted for approximately 29.5%, 32.6% and 36.5% of net sales in 2018, 2017 and 2016, respectively.
Seasonality
Liberty Safe typically experiences its lowest earnings in the second quarter due to lower demand for safes at the onset of summer.
Sales and Marketing
Liberty Safe possesses robust sales and marketing capabilities in the safe industry. Liberty Safe utilizes separate sales teams for National accounts and Dealers, which enables it to provide more focused and effective strategies to manage and develop relationships within different channels. Liberty Safe has made significant recent investments in the development of a comprehensive sales and marketing program including merchandising, sales training and tools, promotions and supply chain management. Through these various initiatives, Liberty Safe offers highly adaptable programs to suit the varying needs of its retailers. This has enabled Liberty Safe to become a key supplier across diverse channels. Liberty Safe began advertising nationally on the Glenn Beck radio show in the second half of 2010. This advertising has been highly successful and Liberty has continued this advertising in each of the following years and intends on continuing this advertisement in the future.
Liberty Safe’s comprehensive service offering makes it uniquely suited to service national retailers in a variety of channels. Liberty Safe has designed a Store-within-a-Store program and a more comprehensive Safe Category Management program to build relationships and increase its importance to retailers. Primarily utilized with sporting goods retailers, the Store-within-a-Store concept successfully integrates the effective sales strategies of its dealers for selling a high-price point, niche product into a larger store format. Centered on communicating the benefits of its products to customers, the program enables retailers to more effectively up-sell customers through a good-better-best merchandising platform, increasing margin and inventory turns for its retailers. Liberty’s Safe Category Management program builds on the Store-within-a-Store concept to provide greater sales and marketing control and more complete inventory management solutions. This program facilitates Liberty Safe becoming the sole supplier to retailers, providing large incremental expansion and stronger relationships at accounts. No other market participant has the capabilities to provide a comprehensive suite of customer service solutions to national retailers, such as customized SKU programs, a Store-within-a-Store program and a Safe Category Management program.
Competition
Liberty Safe is the premier brand in the premium home and gun safe industry, with an estimated 34% market share in the category. Liberty is in a class by itself when it comes to manufacturing technology and efficiency and supply chain capabilities. Competitors are generally more heavily focused on either smaller, sourced safes or large, domestically produced safes. Competitive domestic manufacturers run “blacksmith” type factories that are small, inefficient and require a tremendous amount of manual labor that produces inconsistent product. In addition, many of Liberty’s competitors are directly tied to a third-party brand, such as Browning or Winchester.
Liberty competes with other safe manufacturers based on price, breadth of product line, technology, product supply chain capabilities and marketing capabilities.
Channel diversity in the premium home and gun safe industry is rare, with most companies having greater concentration in either the dealer channel or national accounts, but rarely having the supply chain capabilities or sales and marketing programs to service both channels effectively such as Liberty Safe does. Major competitors have limited sales and marketing departments and programs, making it difficult for them to expand sales and gain market share.
Suppliers
Liberty’s primary raw materials are steel, sheetrock, wood, locks, handles and fabric, for which it receives multiple shipments per week. Materials, on average, account for approximately 60% of the total cost of a safe, with steel accounting for approximately 45% of material costs. Liberty purchases its materials from a combination of domestic and foreign suppliers. Historically, Liberty Safe has been able to pass on raw material price increases to its customers.
Liberty purchased approximately 18 million pounds of steel in 2018 primarily from domestic suppliers, using contracts that lock in prices two fiscal quarters in advance. Liberty Safe purchases coiled and flat steel in gauges from four to fourteen. Liberty Safe specifies rigorous requirements related to surface and edge finish and grain direction. All steel products are checked to ASTM specification and dimensional tolerances before entering the production process.
Liberty Safe had approximately $6.0 million and $6.2 million in firm backlog orders at December 31, 2018 and 2017, respectively.
Intellectual Property
Liberty Safe relies upon a combination of patents and trademarks in order to secure and protect its intellectual property rights. Liberty Safe currently owns 32 trademarks and 4 patents on proprietary technologies for safe products.
Regulatory Environment
Liberty Safe's management believes that Liberty Safe is in compliance with applicable environmental and occupational health and safety laws and regulations. Liberty Safe has recently moved to a powder paint application in order to reduce hazardous VOC emissions.
Employees
As of December 31, 2018, Liberty Safe had 344 full-time employees and 6 temporary employees. Liberty’s labor force is non-union. Management believes that Liberty Safe has an excellent relationship with its employees.

Velocity Outdoor
Overview
Velocity Outdoor, headquartered in Bloomfield, New York, is a leading designer, manufacturer, and marketer of airguns, archery products, laser aiming devices and related accessories. We acquired a majority interest in Velocity Outdoor for a net purchase price of $150.4 million in June 2017. Velocity Outdoor offers its products under the highly recognizable Crosman, Benjamin, LaserMax, Ravin and CenterPoint brands that are available through national retail chains, mass merchants, dealer and distributor networks. Airguns historically represent Velocity Outdoor's largest product category. The airgun product category consists of air rifles, air pistols and a range of accessories including targets, holsters and cases. Velocity Outdoor's other primary product categories are archery, with products including CenterPoint crossbows and the Pioneer Airbow, consumables, which includes steel and plastic BBs, lead pellets and CO2 cartridges, lasers for firearms, and airsoft products. In September 2018, Velocity acquired Ravin Crossbows, a manufacturer and innovator of crossbows and accessories. Ravin primarily focuses on the higher-end segment of the crossbow market and has developed significant intellectual property related to the advancement of crossbow technology.
History of Velocity Outdoor
Velocity was founded in 1923 as Crosman Rifle Company and was one of the first manufacturers of recreational airguns in the United States. Velocity Outdoor acquired Visible Impact Target Company in 1991 and Benjamin Sheridan Corporation in 1992. Benjamin was, and continues to be, a dominant U.S. producer of high-end pneumatic and CO2 powered airguns while Sheridan was one of the world’s foremost manufacturers of high quality paintball markers. In 2007, Velocity expanded its offerings outside the traditional airgun category with the debut of its new optics division, CenterPoint Precision Optics. In 2008, Velocity diversified further by adding Crosman Archery to its list of branded products and introduced two new hunting crossbows in addition to youth archery products. In 2016, Velocity debuted its CenterPoint line of crossbows and the Benjamin Pioneer Airbow, the first ever mass-produced air powered archery device and with the 2018 acquisition of Ravin Crossbows, Velocity expanded their archery product line into the higher-end segment of the crossbow market. In 2017, Velocity acquired the commercial product line of LaserMax, a leading designer and manufacturer of gun-mounted laser aiming devices.
Today, Velocity Outdoor is an international designer, manufacturer and marketer of Crosman and Benjamin airguns including related ammunition and accessories, archery products including the Ravin and CenterPoint crossbows, airsoft rifles, pistols, and ammunition, laser aiming devices, and precision optics.

Industry
Velocity Outdoor primarily competes within the airgun and archery sub-segments of the broader outdoor recreational products industry, which together management estimates constitute approximately $1.0 billion of annual retail revenue. Both categories share certain common characteristics, including consumer demand for innovation, similar sales channels, and unique regulatory frameworks.
The airgun industry is estimated by management to constitute approximately $275 million to $325 million of annual retail revenue, excluding consumables and accessories. With a history stretching back over a century, the industry is generally considered to be a mature sector, with stable growth rates in the low single digits. Airgun products are largely sold through mass merchants and national retailers, with each accounting for roughly 40% of purchases. Independent dealers and online platforms account for approximately 9% and 8% of purchases, respectively, while the balance is purchased directly from the manufacturer. Airguns are less seasonal than archery because there is no defined hunting season, although sales spike somewhat around holidays.
The archery equipment market is estimated by management to constitute between $750 million and $850 million of annual retail sales, of which $400-$450 million is attributable to bows and $350-$400 million is attributable to related archery accessories. Vertical and compound bows are the most prolific type of bow, comprising about half of the category sales, while crossbows make up approximately 35% and youth bows account for the remaining 15%. Outdoor retailers comprise the largest sales channel, accounting for approximately 45% of consumer purchases, while independent archery stores and big box retailers constitute 25% and 13% of total purchases, respectively. E-commerce has grown to hold a 15% share, primarily at the expense of independent archery retailers and big box stores while 2% are direct from the manufacturer.
Products and Services
Velocity designs, manufacturers and markets five categories of products: (i) airguns, (ii) archery products, (iii) consumables, or pellets, BBs and CO2 cartridges, (iv) optics, and (v) airsoft. Velocity's product strategy encompasses producing high quality, feature-rich products recognized by consumers for their craftsmanship and value, and building on a rich history to introduce innovative new products.
Airguns
Airguns represent Velocity's largest product category. The airgun product line consists of air rifles, air pistols and a range of accessories including targets, holsters and cases. Velocity's airguns are designed to be multi-purpose, multi-occasion products, for use in recreational plinking and target shooting, pest control, and hunting. Velocity offers a “good, better, best” array of airguns under the Crosman and Benjamin brands. The Crosman brand is known for high value at an accessible price, where the Benjamin brand is typically associated with premium products falling within the mid- to high-price point. Additionally, Velocity rounds out its offering with mid-level products produced under an exclusive licensing agreement with Remington for its Remington, Marlin, DPMS, and Bushmaster brands.
Archery Products
Velocity re-entered the archery market in 2016 with a product line anchored by the CenterPoint crossbow and the first-of-its-kind Pioneer Airbow. CenterPoint has grown rapidly since it was launched to become the second largest player in the crossbow category. The CenterPoint Sniper 370 is the top-selling SKU in the crossbow market, with more than twice the volume of its nearest competitor. CenterPoint acquired market share by offering features like an aluminum frame, higher shooting velocity, integrated string stops, a 4x32mm scope and shoulder sling at very competitive retail prices.
Concurrent with the launch of the CenterPoint line of crossbows, Velocity also introduced the Pioneer Airbow. The Pioneer Airbow created a new sportsman category as the first ever mass-produced air-powered archery device, effectively bridging the gap between airguns and archery. Velocity acquired Ravin Crossbows in 2018, further expanding its product line in the archery market. Ravin Crossbows is a leading designer, manufacturer and innovator of crossbows and accessories. Ravin primarily focuses on the higher-end segment of the crossbow market and has developed significant intellectual property related to the advancement of crossbow technology.
Consumables
Velocity's consumables segment consists of steel and plastic BBs, various styles of lead pellets, and single-use CO2 cartridges used to power airguns. BBs are typically used for plinking, training, or target shooting at a more affordable cost, while different pellet styles are designed either for accuracy, maximum penetration, or a combination of the two. Velocity is the world’s largest provider and only domestic manufacturer of CO2 cartridges, having first introduced the use of C02 as an airgun propellant in 1961. Consumables are produced under the Crosman, Benjamin, and Copperhead brand names.
Optics
Launched in 2006, Velocity's line of optics products offers high-performance, value-priced optics under the CenterPoint brand. The scopes, sights, binoculars, lights, and lasers are marketed for traditional firearms, in addition to select airgun and crossbow offerings. In 2017, Velocity added to their optics product line with the acquisition of the commercial division of LaserMax. LaserMax is a global leader in hardened and miniaturized laser systems, offering a comprehensive line of premium laser sights for home defense, personal protection and training use. LaserMax’s commercial business provides laser sighting solutions and tactical lights to the firearm original equipment manufacturers ("OEM") and retail channels.  Management believes that the addition of the LaserMax products enables Velocity to reach a wider range of new customers across retail channels.
Airsoft
Airsoft guns are a class of air, CO2, gas, or electric-powered guns that are typically made from high-impact plastics and are engineered with recreation in mind to fire safe, plastic BBs quickly and accurately. Airsoft products are most often used for recreational purposes by a younger demographic and a strong user base amongst military and law enforcement customers. Velocity offers a broad portfolio of airsoft rifles and pistols under its owned Crosman Elite and Game Face brands, as well as the licensed U.S. Marines brand.
Competitive Conditions
Airguns
Velocity's airgun line competes with offerings from several airgun manufacturers, including Daisy Outdoor Products, Gamo Outdoor USA (which acquired Daisy in July 2016 but remains separately branded), Germany-based Umarex, and more recently Sig-Sauer, which has begun to produce its own line of airguns to complement its powdered firearms offering. The market for airguns is relatively concentrated, led by Crosman, Daisy, Gamo, and Umarex, according to Sports OneSource data. Key determinants in consumer purchasing decisions include product performance, quality, and brand loyalty.
Archery
The archery market competes within a “good, better, best” spectrum. Velocity's CenterPoint product line, as a value-for-price, entry to mid-level brand, tends to lie between the “good” and “better” segments, competing with Barnett Outdoors, Killer Instinct, and PSE technologies, among others. Consumers tend to make purchasing decisions based on brand awareness, reliability, customer service, and pricing. Although CenterPoint is a recent entry into the archery market, the brand has been able to outpace more established brands on the reliability, pricing, and service aspects to win market share. The Ravin product line has a higher price point and falls within the "best" segment for crossbows, competing with the higher end Tenpoint crossbows. Ravin entered the market in 2017 and has since become the number one selling brand as measured by retail dollars.
Business Strategies
Continued Innovation in Existing Product Categories
Velocity plans to continue to build on its successful history of bringing new, technically superior products to market through leveraging its stringent new product development process, internal manufacturing capabilities, and a flexible supply chain. The company has near-term new product launches and existing product updates planned across all categories, including the highlights below.

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Airguns - Building on the Silencing Barrel Device (SBD) technology, Velocity is introducing a line of multi-shot break-barrel models that feature a 10 shot clip that advances automatically. Velocity is also enjoying success with licensed products under the Remington, DPMS, and Bushmaster brands.

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Archery - On the heels of the successful 2016 launch of the CenterPoint crossbow line,Velocity has introduced new crossbow models at higher price point segments of the market, while continuing to build out its archery product line to include accessories and inclusive “ready-to-hunt” kits. Ravin recently introduced two new crossbow models that offer the same speed and accuracy as the current products in a lighter and shorter profile.

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Optics - In addition to the recently launched three-model CenterPoint Spectrum First Focal Plane series of scopes, the company has plans to expand the CenterPoint optics offering to include binoculars and scope adapters.

Additionally, following the launch of the grip activated GripSense lasers in 2017, the company has introduced a universal rail mounted laser featuring the same activation technology.
Expand into Adjacent Product Categories
Management believes that the company can leverage in-house manufacturing and sourcing partners to develop products in new categories that utilize Velocity's existing distribution network and brand strength.
Further Penetration of Existing Customer Accounts
Management has identified several strategies for further penetrating its existing customer accounts. First, Velocity has identified opportunities to leverage its existing relationships with retailers to drive expanded SKU offerings across categories. Additionally, management believes the company can expand the CenterPoint brand into the dealer network due to the acquisition of Ravin. Furthermore, management believes that the company is well positioned to grow as its brick-and-mortar customers adapt to a changing retail landscape. Velocity can leverage its structured analytical sales approach and new marketing initiatives to assist retailers with enhancing their online sales, similar to the strategies it already employs working with pure e-commerce customers like Amazon and Pyramyd Air.
Consolidation Platform
With a well-developed global supply chain, refined manufacturing capabilities, sophisticated management systems infrastructure, and extensive network of relevant relationships, Velocity sees itself as a platform for consolidation within both the broader outdoor recreational goods space and the archery space specifically. Management has identified a pipeline of potential acquisition targets that would help Velocity strengthen and expand its product offering and address new market segments.
International Growth
Velocity is exploring opportunities to grow international sales and increase market share by pursuing new international distributor relationships. Management has recently focused its efforts on key markets within Latin America. However, with a more fulsome archery product line in development, the Company is well positioned to expand into key international bowhunting markets such as Europe, Australia, New Zealand, and South Africa.
New Product Development
Velocity has developed a repeatable, structured product development process that integrates all areas of the business, including sales, marketing, engineering, purchasing, production and finance. New products must pass a 6 to 18 month stage gating process designed to ensure engineering and commercial viability. Once a product idea is identified, a five-phase step-by-step process is used to either (a) refine the idea into a producible, marketable good, or (b) identify contradicting data that may warrant the project being tabled or canceled altogether. A Product Development Committee must approve the advancement of a new product from one phase to the next. To balance the company’s new product pipeline, aging and underperforming SKUs are regularly culled. This intentional focus on constant innovation and consumer feedback has helped Velocity establish a portfolio of highly-regarded brands across several product categories.
Customers
Velocity sells its products through nearly all major domestic mass merchants and sporting goods retailers, and has established a strong e-commerce platform to allow for flexibility in a changing retail environment. The four largest customers represent 44% of gross sales in 2018. Three represent the major sales channels; mass merchant, e-commerce, and regional retail, while the fourth represents the Junior Reserves Officers Training Corps (JROTC) contract award.
Seasonality
Velocity typically has higher sales in the third and fourth quarter each year, reflecting the hunting and holiday seasons, respectively.
Sales and Marketing
Velocity's products are sold through over 425 customers across a mix of sales channels, including mass merchants, national retailers, distributors/dealers/regional chains, international distributors, and e-commerce. Over the last 5 years, Management has successfully diversified both its sales channel composition and customer mix.

Velocity sells its products through nearly all major domestic mass merchants and sporting goods retailers currently selling airguns, and has established a strong e-commerce platform to allow for flexibility in a changing retail environment. The company has been selling to many of its customers for over 20 years, maintaining close relationships with key purchasing personnel through high-touch customer service. Velocity is one of the only players in the sportsman category offering category management services, product assortment, and SKU optimization feedback typical of larger multinational consumer products companies. This data-sharing has resulted in higher retailer sell-through and margin enhancement, more accurate sales forecasting, and a 98% fulfillment rate, all of which are key components in maintaining status as a vendor of choice.
Velocity maintains an internal sales team responsible for covering the vast majority of its customer relationships, or approximately 90% of total sales. Furthermore, Velocity supplements its in-house team with four independent sales representative organizations, providing coverage for approximate 375 additional customers across their respective geographic territories. International sales efforts are handled by Velocity-employed account executives who work through local distributors in order to ensure that products conform to local regulatory standards.
Velocity had a backlog of $3.5 million and $12.1 million, respectively, at December 31, 2018 and 2017.
Manufacturing and Distribution Channels
Velocity's product manufacturing is based on a dual strategy of in-house manufacturing and strategic alliances with select sub-contractors and vendors. Velocity conducts its domestic manufacturing operations in two locations. The first is a 225,000 square foot facility on a company-owned 49-acre campus located in East Bloomfield, New York, approximately 30 miles southeast of Rochester. The second is an 85,000 square foot leased facility in Superior, Wisconsin. In addition, the company utilizes approximately 144,000 square feet of leased warehouse space in nearby Farmington, New York, five miles from the East Bloomfield facility.
Intellectual Property
Velocity Outdoor currentlyholds a global portfolio of more than 100 registered trademarks and a global patent portfolio of more than 50 issued patents with many more pending. Management considers its patent holdings, trademarked brand names, preeminent name recognition, ability to design innovative products, and technical and marketing expertise to be its primary competitive advantages.
Regulatory Environment
Airguns
Airguns enjoy a relatively unrestrictive federal regulatory framework, with most regulations determined at the state level. Although there are no federal laws regulating their transfer, possession or use, non-powder guns are subject to oversight from the Consumer Product Safety Commission (“CSPC”). Therefore, airguns are subject to generalized statutory limitations involving “substantial product hazard” and articles that pose a substantial risk of injury to children, though the CSPC has not adopted specific mandatory regulations in this area. Federal law prevents states from prohibiting the sale of airguns, but allows for state-by-state restrictions on sales of airguns to minors. Thirteen states have imposed such restrictions. Historically, there have not been attempts to grandfather the regulation of airguns into that of traditional powdered firearms, as legislative efforts have largely focused on responding to and refining the existing regulatory frameworks for each respective category rather than overhauling the coordination or transfer of enforcement duties across agencies.
Archery
Crossbow hunting restrictions have become less stringent over the last ten years. Since 2006, 12 states, including populous hunting states like Wisconsin, Pennsylvania, and North Carolina, have legalized crossbow hunting, while many others moved to relax restrictions through the opening of limited seasons or creation of exceptions to hunting restrictions for those with disabilities. Today, only Oregon classifies crossbows as illegal. As of 2017, nearly 90% of all hunting permits are filed in states that currently allow crossbow hunting for at least part of the season. Although continued deregulation is expected, it likely will not continue to be a large driver for the crossbow category moving forward.
Employees
Velocity had 333 employees at December 31, 2018. Velocity’s labor force is non-union. Management believes that Velocity has an excellent relationship with its employees.

Niche Industrial Businesses

Advanced Circuits
Overview
Advanced Circuits, headquartered in Aurora, Colorado, is a provider of small-run, quick-turn and production rigid PCBs, throughout the United States. Advanced Circuits also provides its customers with assembly services in order to meet its customers’ complete PCB needs. The small-run and quick-turn portions of the PCB industry are characterized by customers requiring high levels of responsiveness, technical support and timely delivery. Due to the critical roles that PCBs play in the research and development process of electronics, customers often place more emphasis on the turnaround time and quality of a customized PCB than on the price. Advanced Circuits meets this market need by manufacturing and delivering custom PCBs in as little as 24 hours, providing customers with over 98% error-free production and real-time customer service and product tracking 24 hours per day.
History of Advanced Circuits
Advanced Circuits commenced operations in 1989 through the acquisition of a small Denver-based PCB manufacturer. During its first years of operations, Advanced Circuits focused exclusively on manufacturing high volume, production run PCBs with a small group of proportionately large customers. After the loss of a significant customer in the early 1990s, Advanced Circuits began focusing on developing a diverse customer base, and in particular, on meeting the demands of equipment manufacturers with low-volume, high-margin, customized small-run and quick-turn PCBs.
We purchased a controlling interest in Advanced Circuits on May 16, 2006. Since our acquisition, Advanced Circuits has completed several add-on acquisitions that expanded their customer base in various industries and sectors, including the aerospace and defense industry and the long-lead sector. Over 50% of Advanced Circuits’ sales are derived from highly profitable small-run and quick-turn production PCBs. Advanced Circuits’ success is demonstrated by its broad base of over 11,000 customers with which it does business throughout the year.
Industry
The PCB industry, which consists of both large global PCB manufacturers and small regional PCB manufacturers, is a vital component to all electronic equipment supply chains, as PCBs serve as the foundation for virtually all electronic products, including cellular telephones, appliances, personal computers, routers, switches and network servers. PCBs are used by manufacturers of these types of electronic products, as well as by persons and teams engaged in research and development of new types of equipment and technologies.
Several significant trends are present within the PCB manufacturing industry. Production of PCBs in North America has declined in recent years due to increased competition for volume production of PCBs from Asian competitors benefiting from both lower labor costs and less restrictive waste and environmental regulations. Asian based manufacturers of PCBs are capitalizing on their lower labor costs and increasing their market share of volume production PCBs, which are used in high volume consumer electronics application such as computers and cell phones. This “offshoring” of high-volume production orders has placed increased pricing pressure and margin compression on many small domestic manufacturers that are no longer operating at full capacity. Many of these small producers are choosing to cease operations, rather than operate at a loss, as their scale, plant design and customer relationships do not allow them to focus profitably on the small-run and quick-turn sectors of the market. While Asian manufacturers have made large market share gains in the PCB industry overall, small-run and quick-turn production, some of the more complex volume production, and military production have remained strong in the United States. Rapid advances in technology are significantly shortening product life-cycles and placing increased pressure on original equipment manufacturers ("OEMs") to develop new products in shorter periods of time. In response to these pressures, OEMs invest heavily in research and development, which results in a demand for PCB companies that can offer engineering support and quick-turn production services to minimize the product development process. Additionally, increased complexity of electronic equipment requires maintaining the production infrastructure necessary to manufacture PCBs of increasing complexity. This often requires significant capital expenditures and has acted to reduce the competitiveness of local and regional PCB manufacturers lacking the scale to make such investments.
Both globally and domestically, the PCB market can be separated into three categories based on required lead time and order volume:

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Small-run PCBs — These PCBs are typically manufactured for customers in research and development departments of OEMs, and academic institutions. Small-run PCBs are manufactured to the specifications of the customer, within certain manufacturing guidelines designed to increase speed and reduce production costs.

Prototyping is a critical stage in the research and development of new products. These small-runs are used in the design and launch of new electronic equipment and are typically ordered in volumes of 1 to 50 PCBs. Because the small-run is used primarily in the research and development phase of a new electronic product, the life cycle is relatively short and requires accelerated delivery time frames of usually less than five days and very high, error-free quality. Order, production and delivery time, as well as responsiveness with respect to each, are key factors for customers as PCBs are indispensable to their research and development activities.

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Quick-Turn Production PCBs — These PCBs are used for intermediate stages of testing for new products prior to full scale production. After a new product has successfully completed the small-run phase, customers undergo test marketing and other technical testing. This stage requires production of larger quantities of PCBs in a short period of time, generally 10 days or less, while it does not yet require high production volumes. This transition stage between low-volume small-run production and volume production is known as quick-turn production. Manufacturing specifications conform strictly to end product requirements and order quantities are typically in volumes of 10 to 500. Similar to small-run PCBs, response time remains crucial as the delivery of quick-turn PCBs can be a gating item in the development of electronic products. Orders for quick-turn production PCBs conform specifically to the customer’s exact end product requirements.

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Volume Production PCBs — These PCBs, which we sometimes refer to as “long lead” and “sub-contract” are used in the full scale production of electronic equipment and specifications conform strictly to end product requirements. Volume Production PCBs are ordered in large quantities, usually over 100 units, and response time is less important, ranging between 15 days to 10 weeks or more.

These categories can be further distinguished based on board complexity, with each portion facing different competitive threats. Advanced Circuits competes largely in the small-run and quick-turn production portions of the North American market, which have not been significantly impacted by Asian-based manufacturers due to the quick response time required for these products. Management believes the North American PCB market was estimated to be approximately $3.5 billion in 2018.
Products and Services
A PCB is comprised of layers of laminate and contains patterns of electrical circuitry to connect electronic components. Advanced Circuits typically manufactures 2 to 20 layer PCBs, and has the capability to manufacture even higher layer PCBs. The level of PCB complexity is determined by several characteristics, including size, layer count, density (line width and spacing), materials and functionality. Beyond complexity, a PCB’s unit cost is determined by the quantity of identical units ordered, as engineering and production setup costs per unit decrease with order volume, and required production time, as longer times often allow increased efficiencies and better production management. Advanced Circuits primarily manufactures lower complexity PCBs.
Advanced Circuits assists its customers throughout the life-cycle of their products, from product conception through volume production. Advanced Circuits works closely with customers throughout each phase of the PCB development process, beginning with the PCB design verification stage using its unique online FreeDFM.com tool, FreeDFM.com™, which enables customers to receive a free manufacturability assessment report within minutes, resolving design problems that would prohibit manufacturability before the order process is completed and manufacturing begins. The combination of Advanced Circuits’ user-friendly website and its design verification tool reduces the amount of human labor involved in the manufacture of each order as PCBs move from Advanced Circuits’ website directly to its computer numerical control, or CNC, machines for production, saving Advanced Circuits and customers cost and time. As a result of its ability to rapidly and reliably respond to the critical customer requirements, Advanced Circuits receives a premium for their small-run and quick-turn PCBs as compared to volume production PCBs.
Advanced Circuits manufactures all high margin small-runs and quick-turn orders internally and occasionally utilizes external partners to manufacture production orders that do not fit within its capabilities or capacity constraints at a given time. As a result, Advanced Circuits constantly adjusts the portion of volume production PCBs produced internally to both maximize profitability and ensure that internal capacity is fully utilized.

The following table shows Advanced Circuits’ gross revenue by products and services for the periods indicated:

Gross Sales by Products and Services (1)	Year Ended December 31,
	2018	2017	2016
Small-run Production	18.9%	20.4%	21.8%
Quick-Turn Production	33.0%	33.0%	31.8%
Volume Production (including assembly)	45.4%	44.8%	45.2%
Third Party	2.7%	1.8%	1.2%
Total	100.0%	100.0%	100.0%

(1)	As a percentage of gross sales, exclusive of sale discounts.
Competitive Strengths
Advanced Circuits has established itself as a leading provider of small-run and quick-turn PCBs in North America and focuses on satisfying customer demand for on-time delivery of high-quality PCBs. Advanced Circuits’ management believes the following factors differentiate it from many industry competitors:

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Numerous Unique Orders Per Day — Advanced Circuits receives on average over 300 customer orders per day. Due to the large quantity of orders received, Advanced Circuits is able to combine multiple orders in a single panel design prior to production. Through this process, Advanced Circuits is able to reduce the number of costly, labor intensive equipment set-ups required to complete several manufacturing orders. As labor represents the single largest cost of production, management believes this capability gives Advanced Circuits a unique advantage over other industry participants.

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Diverse Customer Base — Advanced Circuits possesses a customer base with little industry or customer concentration exposure. For each of the years ended December 31, 2018, 2017 and 2016, no customer represented more than 2% of net sales.

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Highly Responsive Culture and Organization — A key strength of Advanced Circuits is its ability to quickly respond to customer orders and complete the production process. In contrast to many competitors that require a day or more to offer price quotes on small-run or quick-turn production, Advanced Circuits offers its customers quotes within seconds and the ability to place or track orders any time of day. In addition, Advanced Circuits’ production facility operates three shifts per day and is able to ship a customer’s product within 24 hours of receiving its order.

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Proprietary FreeDFM.comTM Software — Advanced Circuits offers its customers unique design verification services through its online FreeDFM.com tool. This tool enables customers to receive a free manufacturability assessment report, within minutes, resolving design problems before customers place their orders. The service is relied upon by many of Advanced Circuits’ customers to reduce design errors and minimize production costs. Beyond improved customer service, FreeDFM.comTM has the added benefit of improving the efficiency of Advanced Circuits’ engineers, as many routine design problems, which typically require an engineer’s time and attention to identify, are identified and sent back to customers automatically.

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Established Partner Network — Advanced Circuits has established third party production relationships with PCB manufacturers in North America and Asia. Through these relationships, Advanced Circuits is able to offer its customers a complete suite of products including those outside of its core production capabilities. Additionally, these relationships allow Advanced Circuits to outsource orders for volume production and focus internal capacity on higher margin, short lead time, production and quick-turn manufacturing.

Business Strategies
Advanced Circuits’ management is focused on strategies to increase market share and further improve operating efficiencies. The following is a discussion of these strategies:
Increase Portion of Revenue from Small-run and Quick-Turn Production — Advanced Circuits’ management believes it can grow revenues and cash flow by continuing to leverage its core small-run and quick-turn capabilities. Over its history, Advanced Circuits has developed a suite of capabilities that management believes allow it to offer a combination of price and customer service unequaled in the market. Advanced Circuits intends to leverage this factor, as well as its core skill set, to increase net sales derived from higher margin small-run and quick-turn production PCBs.

Acquire Customers from Local and Regional Competitors — Advanced Circuits’ management believes the majority of its competition for small-run and quick-turn PCB orders comes from smaller scale local and regional PCB manufacturers. Advanced Circuits continues to enter into small-run and quick-turn manufacturing relationships with several subscale local and regional PCB manufacturers. Management believes that while many of these manufacturers maintain strong, long-standing customer relationships, they are unable to produce PCBs with short turn-around times at competitive prices. As a result, Advanced Circuits sees an opportunity for growth by providing production support to these manufacturers or direct support to the customers of these manufacturers, whereby the manufacturers act more as a broker for the relationship.

Remain Committed to Customers and Employees — Advanced Circuits has remained focused on providing the highest quality products and services to its customers. Management believes this focus has allowed Advanced Circuits to achieve its outstanding delivery and quality record. Advanced Circuits’ management believes this reputation is a key competitive differentiator and is focused on maintaining and building upon it. Similarly, management believes its committed base of employees is a key differentiating factor. Management believes that Advanced Circuits’ emphasis on sharing rewards and creating a positive work environment has led to increased loyalty. Advanced Circuits plans to continue to focus on similar programs to maintain this competitive advantage.
Opportunistically Acquire Smaller PCB Manufacturers — Historically, Advanced Circuits has selectively made tuck-in acquisitions of regional PCB manufacturers. Management will continue to seek tuck-in acquisitions of smaller PCB manufacturers where sales and operational efficiencies can be realized, or strategic technical capabilities expanded.
Research and Development
Advanced Circuits engages in continual research and development activities in the ordinary course of business to update or strengthen its order processing, production and delivery systems. By engaging in these activities, Advanced Circuits expects to maintain and build upon the competitive strengths from which it benefits currently. Research and development expenses were not material in each of the last three years.
Customers and Distribution Channels
Advanced Circuits’ focus on customer service and product quality has resulted in a broad base of customers in a variety of end markets, including industrial, consumer, telecommunications, aerospace/defense, biotechnology and electronics manufacturing. These customers range in size from large, blue-chip manufacturers to small, not-for-profit university engineering departments. The following table sets forth management’s estimate of Advanced Circuits’ approximate customer breakdown by industry sector for the fiscal years ended December 31, 2018, 2017 and 2016:

	Customer Distribution
Industry Sector	2018	2017	2016
Electrical Equipment and Components	25%	24%	22%
Measuring Instruments	3%	5%	4%
Electronics Manufacturing Services	21%	24%	21%
Engineer Services	2%	3%	4%
Industrial and Commercial Machinery	16%	15%	12%
Business Services	1%	1%	2%
Wholesale Trade-Durable Goods	1%	1%	1%
Educational Institutions	12%	10%	17%
Transportation Equipment	7%	8%	12%
All Other Sectors Combined	12%	9%	5%
Total	100%	100%	100%
Management estimates that over 75% of its orders are generated from existing customers. Moreover, more than half of Advanced Circuits’ orders in each of the years 2018, 2017 and 2016 were delivered within five days (not including long-lead orders). In a typical year, no single customer represents more than 3% of Advanced Circuits’ sales.

Sales and Marketing
Advanced Circuits has established a “consumer products” marketing strategy to both acquire new customers and retain existing customers. Advanced Circuits uses initiatives such as direct mail postcards, web banners, aggressive pricing specials and proactive outbound customer call programs as part of this strategy. Advanced Circuits spends approximately 1% of net sales each year on its marketing initiatives and advertising and has employees organized geographically throughout North America dedicated to its marketing and sales efforts. The sales team takes a systematic approach to placing sales calls and receiving inquiries and, on average, will place over 200 outbound sales calls and receive approximately 140 inbound phone inquiries per day. Beyond proactive customer acquisition initiatives, management believes a substantial portion of new customers are acquired through referrals from existing customers. In addition, other customers are acquired on-line where Advanced Circuits generates over 90% of its orders from its website. Substantially all revenue is derived from sales within the United States.
Advanced Circuits, due to the volume of small-run and quick turn sales, had a negligible amount in firm backlog orders at December 31, 2018 and 2017.
Competition
There are currently an estimated 165 active domestic PCB manufacturers. Advanced Circuits’ competitors differ amongst its products and services.
Competitors in the small-run and quick-turn PCBs production industry include larger companies as well as small domestic manufacturers. The largest independent domestic small-run and quick-turn PCB manufacturer in North America is TTM Technologies, Inc. Though this company produces small-run PCBs to varying degrees, in many ways it is not a direct competitor with Advanced Circuits. In recent years, larger competitors have primarily focused on producing boards with greater complexity in response to the offshoring of low and medium layer count technology to Asia. Compared to Advanced Circuits, small-run and quick-turn PCB production accounts for much smaller portions of larger competitors revenues. Further, these competitors often have much greater customer concentrations and a greater portion of sales through large electronics manufacturing services intermediaries. Beyond large, public companies, Advanced Circuits’ competitors include numerous small, local and regional manufacturers, often with revenues under $20 million that have long-term customer relationships and typically produce both small-run and quick-turn PCBs and production PCBs for small OEMs and EMS companies. The competitive factors in small-run and quick-turn production PCBs are response time, quality, error-free production and customer service. Competitors in the long lead-time production PCBs generally include large companies, including Asian manufacturers, where price is the key competitive factor.
New market entrants into small-run and quick-turn production PCBs confront substantial barriers including significant investments in equipment, highly skilled workforce with extensive engineering knowledge and compliance with environmental regulations. Beyond these tangible barriers, Advanced Circuits’ management believes that its network of customers, established over the last two decades, would be very difficult for a competitor to replicate.
Suppliers
Advanced Circuits’ raw materials inventory is small relative to sales and must be regularly and rapidly replenished. Advanced Circuits uses a just-in-time procurement practice to maintain raw materials inventory at low levels. Additionally, Advanced Circuits has established consignment relationships with several vendors allowing it to pay for raw materials as used. Because it provides primarily lower-volume quick-turn services, this inventory policy does not hamper its ability to complete customer orders. Raw material costs constituted approximately 23%, 21% and 19% of net sales for each of the fiscal years ended December 31, 2018, 2017 and 2016, respectively.
The primary raw materials that are used in production are core materials, such as copper clad layers of glass and chemical solutions, and copper and gold for plating operations, photographic film and carbide drill bits. Multiple suppliers and sources exist for all materials. Adequate amounts of all raw materials have been available in the past, and Advanced Circuits’ management believes this will continue in the foreseeable future. Advanced Circuits works closely with its suppliers to incorporate technological advances in the raw materials they purchase. Advanced Circuits does not believe that it has significant exposure to fluctuations in raw material prices. The fact that price is not the primary factor affecting the purchase decision of many of Advanced Circuits’ customers has allowed management to historically pass along a portion of raw material price increases to its customers. Advanced Circuits does not knowingly purchase material originating in the Democratic Republic of the Congo or adjoining countries.

Intellectual Property
Advanced Circuits seeks to protect certain proprietary technology by entering into confidentiality and non-disclosure agreements with its employees, consultants and customers, as needed, and generally limits access to and distribution of its proprietary information and processes. Advanced Circuits’ management does not believe that patents are critical to protecting Advanced Circuits’ core intellectual property, but, rather, its effective and quick execution of fabrication techniques, its website FreeDFM.com™ and its highly skilled workforce are the primary factors in maintaining its competitive position.
Advanced Circuits uses the following brand names: FreeDFM.com™, 4pcb.com™, 4PCB.com™, 33each.com™, barebonespcb.com™ and Advanced Circuits™. These trade names have strong brand equity and are material to Advanced Circuits’ business.
Regulatory Environment
Advanced Circuits’ manufacturing operations and facilities are subject to evolving federal, state and local environmental and occupational health and safety laws and regulations. These include laws and regulations governing air emissions, wastewater discharge and the storage and handling of chemicals and hazardous substances. Management believes that Advanced Circuits is in compliance, in all material respects, with applicable environmental and occupational health and safety laws and regulations. New requirements, more stringent application of existing requirements, or discovery of previously unknown environmental conditions may result in material environmental expenditures in the future. Advanced Circuits has been recognized three times for exemplary environmental compliance and it was awarded the Denver Metro Wastewater Reclamation District Gold Award for seven of the last ten years.
Employees
As of December 31, 2018, Advanced Circuits employed 474 persons. None of Advanced Circuits’ employees are subject to collective bargaining agreements. Advanced Circuits believes its relationship with its employees is good.

Arnold
Overview
Headquartered in Rochester, New York, Arnold serves a variety of markets including aerospace and defense, motorsport/ automotive, oil and gas, medical, general industrial, energy, reprographics and advertising specialties. Over the course of 100+ years, Arnold has successfully evolved and adapted our products, technologies, and manufacturing presence to meet the demands of current and emerging markets. Arnold has expanded globally and built strong relationships with our customers worldwide. As a result, Arnold leads the way in our chosen industries with new materials and solutions that empower our customers to develop next generation technologies. Arnold is the largest and, we believe, the most technically advanced U.S. manufacturer of engineered magnetic systems. Arnold is one of two domestic producers to design, engineer and manufacture rare earth magnetic solutions. Arnold serves customers and generates revenues via three business units:

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PMAG - Permanent Magnets and Assemblies Group- Arnold’s high performance permanent magnets have a wide variety of applications, mainly used for rotating electrical machinery such as motor and generators. Industries include aerospace and defense, energy exploration, industrial, medical and motorsport.

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Precision Thin Metals - Produces thin and ultra-thin alloys that improve the power density electrical systems such as motors, generators, and transformers along with thin foils for other applications such as electromagnetic shielding, lightweight structures, and implantable structures. Industries include aerospace and defense, energy exploration, industrial, medical, and motorsport.

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Flexmag™ - The highest quality flexible magnetic sheet and strip, Flexmag products not only are magnetic but their processing capabilities allow for loading of a variety of materials into their flexible sheet products. Industries include industrial, medical, defense, marketing, and automotive.

Arnold operates 9 manufacturing facilities worldwide split under the three business units shown above but functions as one company and one team.
History of Arnold
Arnold was founded in 1895 as the Arnold Electric Power Station Company. Arnold began producing AlNiCo permanent magnets in its Marengo, Illinois facility in the mid-1930s. In 1946, Allegheny Ludlum Steel Corporation (Allegheny)

purchased Arnold, and over the next few years began production of several additional magnetic product lines under license agreement with the Western Electric Company. In 1970, Arnold acquired Ogallala Electronics, which manufactured high power coils and electromagnets.
SPS Technologies (SPS), at the time a publicly traded company, purchased Arnold Engineering Company from Allegheny in 1986. Under SPS, Arnold made a series of acquisitions and partnerships to expand its portfolio and geographic reach. In 2003, Precision Castparts, also a publicly traded company, acquired SPS. In January 2005, Audax, a Boston-based private equity firm acquired Arnold from Precision Castparts.
In February 2007, Arnold Magnetic Technologies completed the acquisition of Precision Magnetics, which expanded its geographic footprint to include operations in Sheffield, England and Lupfig, Switzerland.  In addition, Arnold’s Lupfig, Switzerland operation is a joint venture partner with a Chinese rare earth producer. The joint venture manufactures RECOMA® Samarium Cobalt blocks for select markets.
In 2016 Arnold developed and launched the world’s strongest Samarium Cobalt magnet grade, RECOMA 35E, that enables significant opportunity for increased performance in smaller packages, and at higher temperatures, with no trade off in stability.
We purchased a majority interest in Arnold on March 5, 2012. With the support of CODI, Arnold has made significant investment to support future growth strategies.
Industry
Permanent Magnets
There exists a broad range of permanent magnets which include Rare Earth Magnets and magnets made from specialty magnetic alloys. Magnets produced from these materials may be sliced, ground, coated and magnetized to customer requirements. Those industry players with the broadest portfolio of these magnets, such as Arnold, maintain a significant competitive advantage over competitors as they are able to offer one-stop shop capabilities to customers. Management believes that being a manufacturer of these magnets, subject to patent rights, is another critical market advantage.
Magnetic Assemblies- Arnold offers complex, customized value added magnetic assemblies. These assemblies are used in devices such as motors, generators, beam focusing arrays, sensors, and solenoid actuators. Magnetic assembly production capabilities include machined metal components, magnet fabrication, machining, encapsulation or sleeving, balancing, and field mapping.
Precision Strip and Foil
Precision rolled thin metal foil products are manufactured from a wide range of materials for use in applications such as transformers, motor laminations, lightweight structures, shielding, and composite structures. They have the unique processing capability to roll foils as thin as 2.5 microns while providing critical heat treatment maintaining competitive material properties. Once completed the product is coated if necessary and is slit to the application width.
Flexible Magnets
Flexible magnet products span the range of applications from advertising (refrigerator magnets and displays) to medical applications (needle counters) to sealing and holding applications (door gaskets). Other applications include Electromagnetic or Radio Frequency Shielding for high end electronics.
Products and Services
Permanent Magnets and Assemblies Group
Arnold’s Permanent Magnets and Assemblies Group (PMAG) segment is a leading global manufacturer of precision magnetic assemblies and high-performance magnets. The segment’s products include tight tolerance assemblies consisting of many dozens of components and employing RECOMA® SmCo, Neo, and AlNiCo magnets. These products are sold to a wide range of industries including aerospace and defense, motorsport/ automotive, oil and gas, medical, general industrial, energy and reprographics. Arnold has established a reputation in the magnetic industry as the engineering solutions provider, assisting customers to ensure their critical assemblies meet expectations.

PMAG is Arnold’s largest business unit representing approximately 74% of Arnold sales on an annualized basis (including Reprographics) with a global footprint including manufacturing facilities in the U.S., U.K., Switzerland, and China.
PMAG—Products and Applications:

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High precision magnetic rotors for use in electric motors and generators. Typically used in demanding applications such as aerospace and defense, oil and gas exploration, energy recovery systems, power dense medical equipment, and under the hood automotive

•	Sealed pump couplings

•	Beam focusing assemblies such as traveling wave tubes

•	Oil & Gas exploration tools as well as pipeline inspection and down hole power generation

•	Linear positioning Hall effect sensor systems
Rare Earth Magnets

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Samarium Cobalt (SmCo) - SmCo magnets are typically used in critical applications that require corrosion resistance or high temperature stability, such as motors, generators, actuators and sensors. Arnold markets its SmCo magnets under the trade name of RECOMA ®, and is DFARS (Defense Federal Acquisition Regulation) compliant.

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Neodymium (Neo) - Neo magnets offer the highest magnetic energy level of any material in the market. Applications include motors and generators, magnetic resonance imaging, magnetic inspection systems, sensors and loudspeakers.

Other Permanent Magnet Types

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AlNiCo - The AlNiCo family of magnets remains a preferred material for many mission critical applications. Its favorable linear temperature characteristics, high magnetic flux density and good corrosion resistance are ideally suited for use in applications requiring magnetic stability. This material is manufactured by Arnold in the United States, making it a DFARS compliant material.

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Hard Ferrite - Hard ferrite (ceramic) magnets were developed as a low cost alternative to metallic magnets (steel and AlNiCo). Although they exhibit lower energy when compared to other materials available today and are relatively brittle, ferrite magnets have gained acceptance due to their low price per magnetic output.

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Injection Molded - Injection molded magnets are a composite of various types of resin and magnetic powders. The physical and magnetic properties of the product depend on the raw materials, but are generally lower in magnetic strength and resemble plastics in their physical properties. However, a major benefit of the injection molding process is that magnet material can be injection or over-molded, eliminating subsequent manufacturing steps.

Precision Thin Metals
Arnold’s precision thin metals segment manufactures precision thin strip and foil products from an array of materials and represents approximately 8% of Arnold sales on an annualized basis. The Precision Thin Metals segment serves the aerospace and defense, power transmission, alternative energy (hybrids, wind, battery, solar), medical, security, and general industrial end-markets. With top-of-the-line equipment and superior engineering, Precision Thin Metals has developed unique processing capabilities that allow it to produce foils and strip with precision and quality that are unmatched in the industry (down to 1/10th thickness of a human hair). In addition, the segment’s facility is capable of increasing production from current levels with its existing equipment and is, we believe, well-positioned to realize future growth.
Precision Thin Metals—Products and Applications:

•	Electrical steels for hybrid propulsion systems, electric motors, and micro turbines

•	Electromagnetic and Radio Frequency Shielding

•	Lightweight structures for aerospace applications

•	Irradiation windows

•	Batteries

•	Military countermeasures

Flexmag
Arnold is one of two North American manufacturers of flexible rubber magnets for specialty advertising, medical, and reprographic applications. Flexmag represents approximately 18% of Arnold sales on an annualized basis. It primarily sells its products to specialty advertisers and original equipment manufacturers. With highly automated manufacturing processes, Flexmag can accommodate customers required short lead times. Flexmag benefits from a loyal customer base and significant barriers to entry in the industry. Flexmag’s success is driven by superior customer service, and proprietary formulations offering enhanced product performance.
Flexmag—Products and Applications:

•	Extruded and calendared flexible rubber magnets with optional laminated printable substrates

•	Electromagnetic and Radio Frequency Shielding

•	Retail displays

•	Theft detection/ security

•	Seals and enclosures

•	Signage for various advertising and promotions
Competitive Strengths
Competitive Landscape
The specialty magnetic systems industry is highly fragmented, creating a competitive landscape with a variety of magnetic component manufacturers. However, few have the breadth of capabilities that Arnold possesses. Manufacturers compete on the basis of technical innovation, co-development capabilities, time-to-market, quality, geographic reach and total cost of ownership. Industry competitors relevant to Arnold’s served markets range from large multinational manufacturers to small, regional participants. Given these dynamics, we believe the industry will likely favor players that are able to achieve vertical integration and a diversification of offerings across a breadth of products along with magnet engineering and design expertise. The focus will be engineering solutions together with our customers.
Barriers to Entry

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Low Substitution Risk – Arnold’s solutions are typically specified into its customers’ program designs through a co-development and qualification process that often takes 6-18 months. Arnold’s customers are typically contractors and component manufacturers whose products are integrated into end-customers’ applications. The high cost of failure, relatively low proportionate cost of magnets to the final product, sometimes lengthy testing and qualification process, and substantial upfront co-engineering investment required, represent significant barriers to customers changing solution providers such as Arnold.

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Equipment and Processing – Arnold’s existing base of production equipment has a significant estimated replacement cost. A new entrant could require as much as 2-3 years of lead time to match the process performance requirements, customization of equipment and material formulations necessary to effectively compete in the specialty magnet industry. Further, given the program nature of a majority Arnold’s sales, management estimates that it could take 5-10 years to build a sufficient book of business and base of institutional knowledge to generate positive cash flow out of a new manufacturing plant.

Business Strategies
Engineering and Product Development
Arnold’s engineers work closely with the customer to provide system solutions, representing a significant competitive advantage. Arnold’s engineering expertise is leveraged with state-of-the-art technology across the various business units located in North America, Europe and Asia Pacific. Arnold’s engineers work with customers on a global basis to optimize designs, guide material choices, and create magnetic models resulting in Arnold’s products being specified into customer designs.
Arnold has a talented and experienced engineering staff of design and application experts, quality personnel and technicians. Included in this team are engineers with backgrounds in materials science, physics, and metallurgical engineering. Other members of the team bring backgrounds in ceramics, mechanical engineering, chemical engineering and electrical engineering.

Arnold continues to be an industry leader with regard to new product formulations and innovations. As evidence of this, Arnold currently relies on a deep portfolio of “trade secrets” and internal intellectual property. Arnold continuously endeavors to introduce magnet solutions that exceed the performance of current offerings and meet customer design specifications.
Growth in Arnold’s business is primarily focused in three areas:
(i) Growing market share in existing end-markets and geographies, with a focus on aerospace and defense, medical and niche industrial systems;
(ii) Vertical integration through new products and technologies;
(iii) Completing opportunistic acquisitions and partnerships to reduce product introduction and market penetration time.
Existing End-Markets and Geographies
Aerospace and Defense
In the aerospace and defense sector, Arnold is selling magnets, magnetic assemblies and ultra-thin foil solutions. Specifically, in the aerospace industry, Arnold’s assemblies have been designed into products, which enables Arnold to benefit from the market growth and a healthy flow of business based on current airframe orders. Through its OEM customers, essentially all new commercial aircraft placed in service contain assemblies produced by Arnold. Arnold’s sales to large aerospace and defense manufacturers includes magnetic assemblies used in applications such as motors and generators, actuators, trigger mechanisms, and guidance systems, as well as magnets for these and other uses. In addition, it sells its ultra-thin foil for use in military countermeasures, lightweight structures, brazing alloys, and motor laminations.
Motorsport / Automotive
Arnold produces high performance motor components and sub-assemblies for motorsport and automotive applications, such as Kinetic Energy Recovery System, which includes a composite sleeved RECOMA® SmCo magnet rotor for a high speed, high power system and Electric Turbo Chargers that operate at > 100,000 RPM. Further emerging magnetic applications include electric traction drives, regenerative braking systems, starter generators, and electric turbo charging. As much of this technology utilizes magnetic systems, Arnold expects to benefit from this trend.
Oil and Gas
Arnold currently provides magnets and precision assemblies for use in oil and gas exploration and production, applications which typically require exceptional collaboration and co-development with its customers. Arnold supplies products used in applications such as electric submersible pumps, oil well shutoff valves, down-hole logging while drilling tooling, and a down-hole magnetic transfer coupling. Other applications for which Arnold is actively involved include pipeline inspection, wireless tomography tools, and chip collection.
Medical
Within the medical sector, Arnold provides magnetic assemblies, magnets, flexible magnets, and ultrathin foils. Its magnet assemblies and magnets are critical parts of motor systems for dental instruments as well as saws and grinders. Magnet assemblies are also provided for skin expansion systems, shunt valves, and position sensors. Its Precision Thin Metals business unit is providing a specialty alloy for advanced breast cancer treatment. They also provide precision titanium used for implantable devices.
General Industrial
Within the industrial sector, Arnold provides magnet assemblies as well as magnets for custom made motor systems. These include stepper motors, pick and place robotic systems, and new designs that are increasingly being required by regulation to meet energy efficiency standards. An example is a motor utilizing Arnold’s bonded magnets for use in commercial refrigeration systems. Arnold also produces magnetic couplings for seal-less pumps used in chemical and oil & gas applications that allow chemical companies to meet environmental requirements.

Energy
Arnold’s Precision Thin Metals segment supplies grain-oriented silicon steel produced with proprietary methods for use in transformers and inductors. These cores allow for the production of very efficient transformers and inductors while minimizing size. In addition, Arnold’s magnet solutions can be found in advanced automatic circuit re-closer solutions that substantially reduce the stress on system components on the grid. Arnold’s solutions are also present in new power storage systems. The permanent magnet bearings used in new designs improve the efficiency of the flywheel energy storage system.
Research and Development
Arnold has a core research and development team with extensive industry experience. In addition to the core engineering group, a large number of other Arnold staff members assigned to the business units contribute to the research and development effort at various stages. Product development also includes collaborating with customers and field testing. This feedback helps ensure products will meet Arnold’s demanding standards of excellence as well as the constantly changing needs of end users. Arnold’s research and development activities are supported by state-of-the-art engineering software design tools, integrated manufacturing facilities and a performance testing center equipped to ensure product safety, durability and superior performance.
Customers and Distribution Channels
Arnold’s focus on customer service and product quality has resulted in a broad base of customers in a variety of end markets. Products are used in applications such as aerospace and defense, motorsport / automotive, oil and gas, medical, general industrial, energy, reprographics ,and advertising specialties.
The following table sets forth management’s estimate of Arnold’s approximate customer breakdown by industry sector for the fiscal years ended December 31, 2018, 2017 and 2016:

	Customer Distribution
Industry Sector	2018	2017	2016
Aerospace and Defense	31%	25%	28%
General Industrial	26%	28%	24%
Advertising specialties	12%	13%	13%
Motorsport/ automotive	11%	13%	12%
Reprographic	6%	7%	11%
Oil and Gas	5%	4%	2%
Energy	4%	4%	3%
Medical	3%	3%	3%
All Other Sectors Combined	2%	3%	4%
Total	100%	100%	100%
Arnold has a large and diverse, blue-chip customer base. Sales to Arnold’s top ten customers were 26% of total sales for the year ended December 31, 2018, 24% of total sales for the year ended December 31, 2017, and 29% of total sales for the year ended December 31, 2016. No customer represented greater that 10% of Arnold’s net revenues in 2018.
Sales and Marketing
Arnold has a global team of direct sales and marketing professionals and critical design and application engineers for each of its product lines. The Arnold sales force is organized for regional coverage with a focus on sales in the U.S., Europe, and Asia-Pacific. The majority of revenues for each business unit are project based, and Arnold’s highly-qualified application engineers are often integrated into its customers’ product design, planning, and implementation phases, offering the most cost-effective solution for demanding clients.
Arnold had firm backlog orders totaling approximately $48.3 million and $43.7 million, respectively, at December 31, 2018 and 2017.
Competition
Management believes the following companies represent Arnold’s top competitors:

•	Vacuumschmelze Gruner

•	Dexter Magnetic Technologies

•	Electron Energy Corp

•	Magnum Magnetics Corporation

•	Thomas & Skinner
Suppliers
Raw materials utilized by Arnold include nickel and cobalt, stainless steel shafts, Inconel sleeves, adhesives, laminates, aluminum extrusions and binders. Although Arnold considers its relationships with vendors to be strong, Arnold’s management team also maintains a variety of alternative sources of comparable quality, quantity and price. The management team therefore believes that it is not dependent upon any single vendor to meet its sourcing needs. Arnold is generally able to pass through material costs to its customers and believes that in the event of significant price increases by vendors that it could pass the increases to its customers.
Intellectual Property
Arnold currently relies on a deep portfolio of “trade secrets” and internal intellectual property.
Patents
Arnold currently has 1 patent in force in the United States. Arnold also has one pending patent application in the United States and corresponding pending applications in Europe and Japan.
Trademarks
Arnold currently has 86 trademarks, 12 of which are in the U.S. The most notable trademarked items are the following: “RECOMA”, “PLASTIFORM”, “FLEXMAG” & “ARNOLD”. Application dates for various trademarks date back to as early as 1960.
Regulatory Environment
Arnold’s domestic manufacturing and assembly operations and its facilities are subject to evolving Federal, state and local environmental and occupational health and safety laws and regulations. These include laws and regulations governing air emissions, wastewater discharge and the storage and handling of chemicals and hazardous substances. Arnold’s foreign manufacturing and assembly operations are also subject to local environmental and occupational health and safety laws and regulations. Management believes that Arnold is in compliance, in all material respects, with applicable environmental and occupational health and safety laws and regulations. New requirements, more stringent application of existing requirements, or discovery of previously unknown environmental conditions could result in material environmental expenditures in the future.
Arnold is a major producer of both Samarium Cobalt permanent magnets under its brand name RECOMA® and Alnico (in both cast and sintered forms). Both materials from Arnold meet the current Berry Amendment or Defense Federal Acquisition Regulations Systems (DFARS) requirements per clause 252.225.7014 further described under 10 U.S.C. 2533b. This provision covers the protection of strategic materials critical to national security. These magnet types are considered “specialty metals” under these regulations.
Employees
Arnold is led by a capable management team of industry veterans that possess a balanced combination of industry experience and operational expertise. Arnold employed approximately 702 hourly and salaried employees located throughout North America, Europe and Asia at December 31, 2018. Arnold’s employees are compensated at levels commensurate with industry standards, based on their respective position and job grade.
Arnold’s workforce is non-union except for approximately 71 hourly employees at its Marengo, Illinois facilities, which are represented by the International Association of Machinists (IAM). Arnold enjoys good labor relations with its employees and union and has a three year contract in place with the IAM, which will expire in June 2019.

Foam Fabricators
Overview
Foam Fabricators, headquartered in Scottsdale, Arizona, is a designer and manufacturer of custom molded protective foam solutions and OEM components made from expanded polystyrene (EPS) and other expanded polymers. Foam Fabricators provides products to a variety of end-markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building products and others. Foam Fabricators’ molded foam solutions offer shock and vibration protection, surface protection, temperature control, resistance to water absorption and vapor transmission and other protective properties critical for shipping small, delicate items, heavy equipment or temperature-sensitive goods. Foam Fabricators operates 13 molding and fabricating facilities across North America, creating a geographic footprint of strategically located manufacturing plants to efficiently serve national customer accounts.
History of Foam Fabricators
Foam Fabricators was founded in 1957 and began its operations as a single plant in St. Louis, MO, dedicated to the manufacture of rigid foam plastics. In 1959, Foam Fabricators expanded its product range to include ice chests, packaging and swim toys. In the 1970s and 1980s, Foam Fabricators expanded its geographic footprint, adding six more shape molding plants. In 1983, Texstyrene Plastics, a publicly-traded competitor and manufacturer of polystyrene products, acquired Foam Fabricators. Shortly thereafter, Foam Fabricators added three new plants to its operation.
In 1989, Texstyrene split off its various business divisions and sold Foam Fabricators to the then current management team of Texstyrene. Through the 1990s and early 2000s, Foam Fabricators grew partially through acquisitions purchasing four competitors. Foam Fabricators also opened two greenfield plants in Mexico to better serve their multinational manufacturing customers. Today, Foam Fabricators operates out of its corporate headquarters in Scottsdale, Arizona and 13 manufacturing facilities across North America.
We purchased Foam Fabricators on February 15, 2018.
Industry
Foam Fabricators competes in the broadly defined global protective packaging market which was valued at $23.5 billion in 2017. On the basis of product type, this market is segmented into rigid protective, flexible protective, and foam protective applications. Foam Fabricators primarily competes in the North American foam protective packaging market which was valued at $6.2 billion in 2017 and includes expanded polyurethane foams, loose fills, foam in place polyurethane, and molded foams products. Producers of molded foam products generally fall into two categories: block molders and shape molders. Block molders manufacture large blocks of EPS foam that are typically used as insulation in building products such as walls, roofs and floors and are closely tied to the construction market. Shape molders, such as Foam Fabricators, manufacture customized molded foam solutions for protective packaging applications, insulated shipping containers and internal parts and components for OEMs. Products made of EPS foam have broad applications across various end markets due to a unique combination of performance characteristics. The superior cushioning and barrier properties paired with insulating and hydrophobic properties make it an ideal material for protective packaging of heavy or valuable goods as well as insulated shipping containers for temperature and moisture sensitive products.
Products and Services
Foam Fabricators designs and manufactures a broad array of custom molded protective foam solutions and OEM components serving various end markets. Foam Fabricators’ molded foam products are predominately made of expandable polystyrene (EPS), which is a rigid, closed-cell foam. EPS is comprised of polystyrene, a thermoplastic derived from the styrene monomer and benzene, and an added expansion agent, usually pentane. The final shape mold finished product is 98% air and is created in a low-pressure press which heats EPS beads that expand and fill a customer-specific mold. Foam Fabricators also uses other moldable materials including expandable polypropylene (EPP) and expandable polyethylene (EPE) depending on project and customer requirements. EPS foam is an environmentally friendly material that is fully recyclable, uses less energy to produce, generates fewer emissions and has less environmental impact than most competitive material options.

Foam Fabricators’ custom-engineered molded foam products fall into four major categories: protective packaging, insulated shipping containers, OEM parts and componentry and fabricated foam. These products are used across a variety of end markets including consumer electronics, appliances, temperature-sensitive pharmaceuticals and food, automotive, home and office furnishings and building products among others.

Protective Packaging - Foam Fabricators creates custom molded corner pads, edge pads, “clear-view” packages and other protective foam packaging solutions for durable goods such as large and counter-top appliances, furniture, consumer electronics and military applications. Molded foam is an ideal protective packaging choice because it can be shaped into almost any form at tight tolerances and provides lightweight yet strong cushioning during product shipment.

Insulated Shipping Containers - Transporting healthcare and pharmaceutical products requires complex logistical processes, specific equipment, storage facilities and special handling procedures to maintain product integrity. These requirements make EPS foam an ideal material to be used in insulated shipping containers due to its thermal insulation, water impermeability and shock absorbing properties. Similar to its uses in the healthcare industry, Foam Fabricators manufactures insulated shipping containers for online grocers and meal delivery services to transport prepared meals and perishable food and beverage products that must be shipped in a temperature-controlled environment.

OEM Parts and Componentry - Foam Fabricators manufactures a variety of internal components used by OEMs as replacements for injection molded plastic or sheet metal parts across various end-markets. Compared to traditional plastic parts, foam offers vibration protection, insulation benefits, lower tooling costs and shorter lead times. Foam Fabricators offers thin-wall molded air ducts and other internal components for household appliances such as refrigerators and air conditioners. In the automotive sector, Foam Fabricators manufactures foam door panels, trunk liners, bumper components, instrument panels, center consoles, side pillars, seat components and head rests. Foam is increasingly being used in new vehicle designs because it offers equivalent impact strength and toughness to traditional chassis materials with 10 to 40% less weight. Foam Fabricators also makes products used in personal watercraft floatation and seating parts as well as recreational vehicle roof panels and core laminates that go underneath aluminum outer skins. Lastly, Foam Fabricators produces building products for the construction market including insulated concrete forms. Insulated concrete forms are hollow sections of molded foam that construction crews stack into the shape of the walls of a building and fill with concrete to create the permanent structure.

Fabricated Foam - Foam Fabricators also uses a variety of methods including die cutting, saw cutting, hot wire slicing and pressure cutting to create fabricated foam shapes as opposed to molded shapes. These products do not require tooling or dies so there is less upfront costs for the customer and are usually best suited for medium to low volume projects. Fabricated foam products represent a small portion of Foam Fabricators overall net sales.

Competitive Strengths
National Scale and Proximity to Customers - Foam Fabricators maintains a national footprint of 13 manufacturing locations across North America. Facilities are strategically located near customers’ production locations enabling Foam Fabricators to be one of only a few foam molders capable of serving large national accounts. Due to foam’s high volume-to-weight ratio, foam manufacturers generally confine product shipments to a 300-mile radius in which shipping costs are economically viable. Thus, Foam Fabricators is uniquely positioned to provide multi-facility support to its largest customers who often have multiple manufacturing or distribution locations.

Engineering and Design Capabilities - Foam Fabricators has five coordinated design and testing centers with experienced packaging and mechanical engineers that work closely with customers to support packaging design needs. Engineering services include optimizing molds to meet customer needs and address complex design requirements, identifying pre-manufacturing challenges, solving post-manufacturing issues, improving packaging processes and laboratory testing final designs. Early customer involvement and collaboration to develop packaging solutions has resulted in increased project win rates and better visibility into product development pipelines.
Barriers to Entry

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High Customer Switching Costs - The operational risk and disruption associated with switching existing molds to operate on a competitor’s press makes shifting or splitting business between different shape molders difficult and infrequent. In general, most customers pay for their own molds, which are custom built for a specific molders’ presses. The financial cost of retooling is estimated to be $5,000 - $25,000 per mold, making it cost prohibitive to change molders on existing projects.

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Favorable Cost-to-value Proposition - The high cost of failure, relatively low proportionate cost of foam to the final product being protected, and sometimes lengthy testing and qualification process represent significant barriers to customers changing solution providers or packaging material choices.

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Equipment and Processing Infrastructure - Foam Fabricators’ existing base of production equipment has a significant estimated replacement cost. Management estimates the cost of opening a new shape molding facility at approximately $5 million, excluding real estate, and must meet stringent environmental standards. A new entrant could require as much as 1-2 years of lead time to match the process performance requirements, customization of equipment and material formulations necessary to effectively compete in the molded foam industry. Moreover, Foam Fabricators has a strong preventive maintenance program and in-house equipment division that is responsible for repairing and rebuilding presses. This allows Foam Fabricators to significantly extend the average useful life of its machinery and reduce the ongoing capital investment requirements, creating an advantage over competitors.

Business Strategies
Defend Market Position - As a leading supplier of custom molded foam solutions, management believes Foam Fabricators enjoys strong brand awareness and a reputation for superior quality and service in the industry. In a market characterized by fragmented competition, Foam Fabricators will continue to focus on providing a best in class suite of products and capabilities.
Remain Committed to Customers - Functional and error-free products are key considerations for its customers and Foam Fabricators has maintained a disciplined approach to ensure its products meet the highest standard of quality. Utilizing a balanced scorecard, Foam Fabricators has achieved a 99.0% 1st piece acceptance rate, less than 2 complaints per 1000 shipments and a less than 0.05% rejection rate. As a result of this system of checks, Foam Fabricators has had little customer attrition.
Pursue Selective Acquisitions - Foam Fabricators views acquisitions as a potentially attractive means to expand its national footprint or broaden its current product offering. Management will continue to seek tuck-in acquisitions of regional foam molders and other packaging suppliers where sales and operational efficiencies can be realized, or to diversify into packaging products other than molded foam.
Customers
Foam Fabricators maintains a broad base of over 300 customers across a wide variety of end-markets, including appliances, pharmaceuticals, food and beverage, consumer electronics, automotive, furniture, building products and logistics. Foam Fabricators’ products are sold primarily direct to the customer or through third-party packaging distributors. Foam Fabricators has maintained long-standing relationships with its top customers, often averaging ten or more years. Foam Fabricators three largest customers comprised approximately 40%, 37%, 35% of sales in the year ended December 31, 2018, 2017 and 2016, respectively.
Foam Fabricators often maintains resin cost pass-through provisions with its contracted customers, allowing them to pass-through material resin price changes - resin constitutes their primary raw material cost.
The following table sets forth Foam Fabricator's customer breakdown by sector for the fiscal years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016

Appliance	37.8%	37.6%	36.2%
Insulated shipping containers	33.9%	33.9%	32.9%
Automotive	4.8%	6.0%	6.5%
Protective packaging	7.8%	7.9%	9.1%
Office furniture	3.8%	3.9%	3.5%
Construction	2.9%	3.0%	3.3%
Other	9.0%	7.7%	8.5%
	100%	100%	100%
Sales and Marketing
Foam Fabricators sales and marketing efforts are decentralized and generally carried out by one or two full-time salespeople who are typically also engineers at each of the manufacturing facilities. The dedicated sales team report to regional managers and vice presidents, who are collectively responsible for driving overall sales activities in their respective markets. Key customer accounts are directly managed by senior management, who coordinate efforts between manufacturing facilities to fulfill orders.

Foam Fabricators spends less than 1% of net sales each year on traditional marketing, which consists of targeted brochure advertising and maintaining its website which new customers use to make product inquiries.

Manufacturing and Distribution
Foam Fabricators maintains 13 manufacturing facilities across North America with 11 located in the U.S. and two in Mexico, as well as one non-manufacturing corporate headquarters. Given the high volume, low density nature of foam, Foam Fabricators’ manufacturing facilities are strategically located near its largest customers’ production locations to minimize freight and logistics costs. Foam Fabricators geographic footprint covers a large portion of the continental U.S. and Mexico. Each plant has a warehouse space for raw materials, supplies and finished goods. Several plants also use third-party warehousing to store excess inventory. Foam Fabricators uses common carriers to deliver finished product and in certain cases, some customers pick up directly from the plants.

Suppliers
The primary raw materials that are used in production are plastic resins, such as expandable polystyrene (EPS), expandable polypropylene (EPP) and expandable polyethylene (EPE). In addition to plastic resins, Foam Fabricators also purchases fabricating material including blocks of EPE and EPP foam, polyethylene and urethane, as well as other packaging materials including corrugate, boxes, paperboard, tape and plastic film. Foam Fabricators purchases its materials from a combination of domestic and foreign suppliers and has maintained strong relationships with key resin suppliers for over 30 years. Adequate amounts of all raw materials have been available in the past, and Foam Fabricators’ management believes this will continue in the foreseeable future.
Regulatory Environment
Foam Fabricators’ manufacturing operations and facilities are subject to federal, state and local environmental and occupational health and safety laws and regulations. These include laws and regulations governing air emissions, wastewater discharge and the storage and handling of chemicals and hazardous materials. Management believes that Foam Fabricators is in compliance, in all material respects, with applicable environmental and occupational health and safety laws and regulations.
Employees
As of December 31, 2018, Foam Fabricators employed 563 full-time employees in 14 locations. None of Foam Fabricators’ U.S.-based employees are subject to collective bargaining agreements. Under Mexican Federal Labor Law, 137 employees at the two Mexican manufacturing facilities are unionized. Foam Fabricators believes its relationship with its employees is good.

Sterno
Overview
The Sterno Group LLC ("Sterno"), headquartered in Corona, California, is the parent company of Sterno Products, LLC ("Sterno Products"), Sterno Home Inc. ("Sterno Home"), and Rimports, LLC ("Rimports"). Sterno operates via three product divisions:

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Sterno Products - Sterno Products offers a broad range of wick and gel chafing fuels, liquid and traditional wax candles, butane stoves and accessories, and catering equipment and lamps for restaurants, hotel and home entertainment uses, selling both Sterno Brand and private label. As the leading supplier of canned heat to foodservice distributors and foodservice group purchasing organizations, Sterno is always pursuing end-user solutions and innovations to strengthen its position in the marketplace.

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Sterno Home - Sterno Home's product offerings include a full line of innovative patented flameless candles, traditional house and garden lighting including path lights, spotlights, bollards, coach and security lights as well as emerging décor categories of illuminated products such as post caps, deck, patio and fence lighting and other popular novelty products including stick lights, string lights, baskets and lanterns. The flameless candles and novelty lighting are powered by solar or battery power and the more traditional outdoor lighting fixtures are driven via solar power or low voltage technologies.

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Rimports - Rimports is a manufacturer and distributor of branded and private label wickless candle products used for home decor and fragrance systems under the ScentSationals, Better Home & Garden, AmbiEscents, Oak & Rye, Estate and Ador brands. The company offers unique lines of wickless candle products including ceramic wax warmers, scented wax cubes and essential oil and diffusers. Sterno acquired Rimports in February 2018.
History of Sterno
Sterno’s history dates back to 1893 when S. Sternau & Co. began making chafing dishes and coffee percolators in Tenafly, New Jersey. In 1914, S. Sternau & Co. introduced “canned heat” with the launch of its gelled ethanol product under the “Sterno” brand. Since then, the Sternau and Sterno names have been the most well-known names in portable food warming fuel. In 1917, S. Sternau & Co. was renamed The Sterno Corporation. During World War I, Sterno portable stoves were promoted as an essential gift for soldiers going to fight in the trenches of Europe. Sterno stoves heated water and rations, sterilized surgical instruments, and provided light and warmth in bunkers and foxholes. During World War II, Sterno produced ethanol and methanol chafing fuels under contract with the U.S. military. Sterno's production facilities were moved from New Jersey to Texarkana, Texas in the early 1980s. In 2012, Sterno merged with the Candle Lamp Company, LLC ("CandleLamp"). CandleLamp was founded in Riverside, California in 1978, focusing initially on the liquid wax candle market. Over the next several decades, CandleLamp began to supply chafing fuel in addition to lighting products. We purchased Sterno on October 10, 2014.
In January 2016, Sterno expanded their product offering with the acquisition of Northern International Inc. ("Sterno Home"). Sterno Home was formed in 1997 by its three founding partners who had been in the import and product development business since 1979. The success in the outdoor lighting an innovative use of LED technology evolved into the development of patented flameless candle product line. Sterno Home's flameless candle evolved the battery operated candle market from a functional safety oriented product into an attractive décor piece meant to enhance the beauty of consumer’s homes.
In February 2018, Sterno acquired Rimports. Rimports is a manufacturer and distributor of branded and private label wickless candle products used for home decor and fragrance systems under the ScentSationals, Better Home & Garden, AmbiEscents, Oak & Rye, Estate and Ador brands. Rimports offers unique lines of wickless candle products including ceramic wax warmers, scented wax cubes and essential oil and diffusers.
Today, Sterno operates out of its corporate headquarters in Corona California, two manufacturing facilities in Texarkana, Texas and Memphis, Tennessee, and the Rimports facility in Provo, Utah.
Industry
Sterno Products competes in the broadly defined U.S. foodservice industry where restaurant, catering and hospitality sales account for approximately 67% of the market with the remainder comprised of the travel and leisure, education and healthcare related sales. The Sterno Products product offerings focus on safe, portable fire solutions for cooking and warming, as well as tabletop lighting décor.
Sterno Home competes in the outdoor lighting and home decor industry. Sterno Home's sales are concentrated in the United States and Canada, with a small percentage of sales coming through global retailers with locations in Japan, Taiwan, the United Kingdom and Australia. Management believes that a rise in demand from high-income households and businesses will bolster growth, with consumers spending more money on the cocooning trend and specifically on beautifying their indoor and outdoor home, changing out trendy accent items more frequently and investing in more spacious and comfortable outdoor spaces with many equivalent amenities of their indoor spaces.
Rimports operates in the broad U.S. home decor space (retail) which is heavily correlated to general consumer spending. Flameless and reusable wax products have seen increased adoption by younger consumers who prioritize economical and environmentally friendly products. Within the home decor space, Rimports competes in the U.S. candle space and the U.S. home fragrance space.
Products and Services
Sterno is a “full-line” supplier offering a broad array of portable chafing fuels, table lighting, outdoor lighting products, wickless candles and fragrance products with approximately 4000 SKUs serving the foodservice and retail markets. Sterno originally focused on chafing fuel (“canned heat”) products and later expanded its offerings to include table ambiance products such as liquid wax, wax candles and votive lamp, as well as outdoor lighting with the acquisition of Sterno Home in 2016, and wax cubes and warmer products through its acquisition of Rimports. Sterno’s products fall into six major categories: canned heat, catering equipment and butane products, table lighting, flameless candles and outdoor lighting, wickless candle and fragrance products.

Canned Heat - The canned heat product line is composed of various chafing fuels packaged in small, portable cans. The portable warming (canned heat) line is composed of wick-based and gel-based chafing fuels packaged in steel cans. These products are used by foodservice professionals in a variety of food serving and holding applications and are designed to keep food products at an optimal food-safe serving temperature of 140-165 Fahrenheit. The canned heat product line is composed of two subcategories: wick chafing fuel and gel chafing fuel. The subcategories are distinguished based on the type of chafing fuel being used; the four primary chafing fuels are diethylene glycol (“DEG”), propylene glycol, ethanol and methanol. Each fuel contains unique characteristics and properties that allow the Company to offer a broad array of configurations to suit varying user requirements.
Wick Chafing Fuel
The wick chafing fuel line (“Wick”) is composed of either DEG or propylene glycol chafing fuel. DEG and propylene glycol chafing fuels with advance wick technology have higher heat output than alternatives such as ethanol and methanol. The liquid Wick products feature a variety of wick types and burn times to meet the specific needs of the user. Wick fuels are clean burning, biodegradable, nonflammable if spilled (will not ignite without a wick) and the can stays cool to the touch when lit.
Gel Chafing Fuel
The gel chafing fuel line (“Gel”) is composed of either gelled ethanol or gelled methanol chafing fuel. Ethanol chafing fuel has a higher heat output than methanol fuel; both ethanol and methanol fuels have lower heat output than some DEG and propylene glycol products. The Gel product line tends to have shorter burn times than the Wick product.
For an Environmentally preferred chafing fuel, the Company offers a patented line of “Green” chafing fuels featuring USDA Certified Biobased Product formulas that are also endorsed by the Green Restaurant Association. The “Green Heat” and “Green Wick” products perform similar to the Wick and Gel chafing fuels, but are made from renewable resources that are biodegradable and more environmentally friendly.
Catering Equipment - Catering equipment products are designed to provide a complete commercial catering solution whether indoor or outdoor. Products include chafing dish frames and lids, wind guards and buffet sets.
Butane - Sterno produces a full line of professional quality portable butane stoves, ideal for action stations, made-to-order omelet lines, tableside and off-site cooking, outdoor events and more. Products also include select butane accessories for special culinary applications such as the culinary torch. Sterno butane fuel comes with an additional safety feature called Countersink Release Vent (CRV) Technology.
Table Lighting - Sterno sells a variety of items designed to enhance lighting and ambiance at meal settings which are critical to a customer’s experience. Products include liquid wax, traditional hard wax and flameless electronic candles, as well as votive lamps, shaded lamps and accent lamps.
Flameless Candles and Outdoor Lighting - Through Sterno Home, Sterno offers a wide selection of lighting for your home, garden, patio and yard with over 1000 SKUS available in our retail markets. Sterno Home first delved into lighting with lighting fixtures for illuminating front and backyard pathways. Sterno Home quickly expanded its line to include other types of home lighting products, most notably bollards, shepherd hook lights and line voltage powered coach lights and street lights. Sterno Home’s 20-year history of providing high quality, low cost consumer-directed lighting has cemented it as a top tier supplier in both the flameless candle and outdoor lighting categories. All of Sterno Home’s products are powered by one of the following:

•	Solar - solar panel with rechargeable power source - usually a rechargeable battery

•	Battery - battery operated

•	Plug-in - plugs directly into a regular wall socket either with 2 or 3 prong plug and with or without included and attached transformer

•	Low Voltage - part of a set which includes a stand-alone transformer. Fixtures connect through a stand-alone wire via clip connectors

•	Line Voltage - hardwired into a home's electrical circuitry

•	Rechargeable - product is recharged when empty usually through a plug in wire and an onboard rechargeable power source
Flameless Candles
The flameless candle product line is made up of various types and sizes of candles with all of them sharing the one main attribute: their glow is powered by an artificial power source, most often battery. This makes them inherently safer than traditional candles as there is no flame or even heat generated to cause any type of accidents. Although pillar type candles are the most common shape, Sterno Home also designs and manufactures votives, tealights, tapers as well as specialty molded candles. Sterno Home was also the first to introduce the timer function to their flameless candle line. Sterno Home’s candles stand out from the competition as they are the only manufacturer that offers the patented black wick. Sterno Home also developed its unique algorithm-based light circuit which gives the candle a naturally random flicker and glow.
Landscape Lighting
The landscape lighting category was Sterno Home’s first offering. Starting with simple low voltage path lights, Sterno Home quickly expanded its offering to reflect the growing needs of the DIY and home décor consumer. Landscape lighting is lighting that promotes and accentuates elements of a consumer’s home, yard or garden so its beauty can be enjoyed both in daytime and nighttime. Another benefit of landscape lighting is added safety as it is easier to navigate around a home at night when it is reasonably well-lit. Landscape lighting was originally most commonly powered through a low voltage setup but as solar technologies have rapidly developed, many of these fixtures can achieve their lighting purposes with only a solar panel as power generation. Consumers with higher and more consistent lighting requirements most often opt for low voltage kits using wire and transformers to light their fixtures. Solar powered fixtures are advantageous for those consumers looking for cheaper and quicker to set up lighting solutions even if it often means lesser lumens and light. Another notable technology has been the development of LED lighting. LED’s more efficient power generation technology has allowed for advantageous fixture designs and a higher level of power generation which were not easy or as cost effective to achieve as with legacy lighting technologies such as incandescent or halogen. LEDs also last longer and are generally more robust than older technologies.
Décor Lighting
Décor lighting is Sterno Home’s newest category. Décor lighting has similar functions to landscape lighting but is usually less about safety and functionality and more about accenting an area of the outside home with ornamentation of some sort. With a décor piece, the light the piece gives off and the item itself together become elements of beauty in the setting. Because these items are very trend driven, consumers are more apt to switch them out more often therefore increasing repeat purchase potential and other recurrent sales opportunities for Sterno Home. Some of the most common categories of décor lighting are lanterns and baskets and string lighting.
Wickless Candle and Fragrance Products
WaxWarmers and Scented Wax Cubes
The wax and wax warmer line is composed of a large variety of fragrance and warmer design choices for consumers. The wax cubes are long-lasting and consistently release strong fragrance. The consumer likes the product because the scented wax cubes are an impulse item ($2~ price range) and this product makes it easy and quick for the customer to change fragrance. The flameless feature is a plus in that it is very safe. The proprietary formula and world-class fragrances add to the high quality of the domestically-made products. Ongoing research ensures consumer loyalty, superior quality, and well-rounded fragrance programs. The wax warmers are made up of quality materials including wood, metal, ceramic, and glass.
Essential Oils and Diffusers
The 100% Pure Essential Oil lines and brands consists of Peppermint, Lavender, Lemon, Eucalyptus, Sweet Orange, Grapefruit, Tea tree, Cinnamon, etc. Customers are attracted to high quality, 100 percent pure oil products with no additives or fillers. Attractively designed diffusers appeal to consumers in the Aromatherapy Home Fragrance section.
ScentCharms
ScentCharms is Rimports’ newest product category. With various interchangeable high-quality fragrance oils and plug-in designs, consumers enjoy a personalized experience. The product is designed to be no spill, no mess, clutter-free, and long-lasting.
Aromatherapy Products
The aromatherapy line consists of room sprays, liquid hand soaps, foaming hand soaps, hand sanitizers, body lotions, and body scrubs, etc. The five unique fragrance combinations - lavender and chamomile, eucalyptus and rosemary, orange and vanilla, lemon and grapefruit, and peppermint and geranium - are made with 100 percent pure essential oils.

Sterno sells into Foodservice, Retail and OEM markets. The following table sets forth Sterno’s gross revenue by product for the fiscal years ended December 31, 2018, 2017 and 2016:

Gross sales by product (1)	2018	2017	2016
Canned Heat	28%	46%	47%
Wickless Candle Products	27%	—%	—%
Flameless Candle and Outdoor Lighting	24%	34%	35%
Diffusers and Essential Oils	6%	—%	—%
Table Lighting	5%	6%	6%
Other	10%	14%	12%
	100%	100%	100%
(1) As a percentage of gross sales, exclusive of sale discounts.
Competitive Strengths
Leading Brand Recognition & Market Share - Sterno Products is the market share leader in the canned chafing fuel market. Management believes Sterno Products enjoys outstanding brand awareness and a reputation for superior quality and performance with distributors, caterers, hotels and other end users. Sterno Home offers a wide variety of products to a cross section of North American retail and our diversity gives us a unique standing in this marketplace. Most of Stern Home's competitors specialize in one aspect of fulfilling the market. They either only sell to a few retailers or only actively develop few or even only one category of product. This exposes them to major financial challenges when they lose that account or when that product is beat out by a competitor or starts to wane in the marketplace. Rimports is the market share leader in fragrance systems, particularly the wickless candle market, and growing in the essential oils and diffusers and plug-in liquid fragrance markets. Rimports offers a large variety of products to retailers in North America, Canada, China, and the United Kingdom.
Low Cost versus Alternatives - Sterno Product's customers are typically caterers, hotels or restaurants who utilize canned chafing fuel to maintain prepared food at a safe and enjoyable serving temperature. The risk of ruining a dining experience and the low proportionate cost of canned chafing fuel relative to the cost of a catered event represent significant barriers to customers switching out of Sterno’s canned chafing fuel products. Additionally, management believes that there is no other technology available today that offers the portability, reliability and low cost of the Sterno canned chafing fuel products. Rimports’ ultimate consumers seek high quality products in the Home Fragrance section. This high value strength ensures consumer loyalty and satisfaction.
Business Strategies
Defend Leading Market Position - As a leading supplier of canned fuels, flameless candles and outdoor lighting, wickless candles and fragrance products, Sterno’s places great value delivering unmatched customer service and product selection. In a market characterized by fragmented categories and competition, Sterno will continue to focus on providing the best in class service to its customers. Sterno Products has been the recipient of numerous vendor awards for its high degree of customer service.
Pursue Selective Acquisitions - Sterno views acquisitions as a potentially attractive means to expand its product offerings in the foodservice and retail channels as well as enter new international markets.
Expand Retail Distribution - Sterno’s management believes that there is an opportunity to leverage the iconic nature of the “Sterno Products” brand to expand its retail product offering and to expand distribution into additional retailers.
Create Innovative Products - Having innovative design, marketing, and production teams enables Rimports to expand into new fragrance systems markets, as it has done with Essential Oil Diffusers and ScentCharms (Decorative Liquid plug-in fragrance units). Rimports will continue to focus on providing the best quality products and low prices to retailers and end-users.
Customers and Distribution Channels
Sterno's products are sold primarily through the foodservice and consumer retail channels. Sterno’s product distribution network is comprised of long-standing, entrenched relationships with a diversified set of customers. Sterno’s top ten customers comprised approximately 79%, 68%, 59% of gross sales in the year ended December 31, 2018, 2017 and 2016, respectively.
Foodservice - The foodservice channel consists of multiple layers of distribution comprised of broadline distributors, equipment and supply dealers and cash and carry dealers. Within the foodservice channel, Sterno’s products are predominantly used in the restaurant, lodging/hospitality and catering markets.
Retail - The retail channel consists of club stores, mass merchants, specialty retailers, grocers and national and regional DIY stores. The Company’s retail products are used in home, camping and emergency applications. The Company’s retail products appeal to a wide variety of consumers, from home entertainers to recreational campers and extreme outdoorsmen. Online retail sales are also an important channel for Sterno Home and Rimports. With an online dynamic, it is also much easier to showcase how Sterno Home’s and Rimport's products look in actual dark use conditions, directly addressing their primary merchandising challenge.
Sterno had approximately $26.5 million and $28.7 million in firm backlog orders at December 31, 2018 and 2017, respectively.
Seasonality
Sterno typically has higher sales in the second and fourth quarter of each year, reflecting the outdoor summer season and the holiday season. Rimports typically has higher sales in the third and fourth quarter of each year, reflecting the holiday season.
Sales and Marketing
Within the foodservice channel, Sterno directly employ sales professionals and utilizes a broad network of independent sales representative firms assigned to differing U.S. territories managed by in-house sales management professionals. The independent sales representatives have long-standing relationships with distributors and end-users and typically represent 10 to 20 of the best non-food product lines alongside the Company’s products. The independent sales representatives are used primarily to manage the day to day order fulfillment and customer relationships. The independent sales representative firms are paid on a commission basis based on customer type and sales territory.
Within the retail channel, Sterno directly employ sales professionals and utilizes a network of independent retail sales broker firms. The independent retail sales brokers are paid on a commission basis based on customer type and sales territory. Sterno maintains direct sales relationships with many key customers. Sterno Home also utilizes a broad network of independent sales representative firms and retail-linked agencies. These agents and firms are managed by Sterno Home's in-house sales management professionals. Rimports’ sales representatives have long-standing relationships with distributors and end-users. The sales team works closely with the marketing, design, and production teams to ensure priority customer service and satisfaction.
Sterno has implemented a multi-faceted marketing plan which includes (i) targeted print advertising; (ii) tradeshows; (iii) increasing online education through the Sterno Products University and the Sterno Home websites; and (iv) social media.
Suppliers
Sterno's product manufacturing is based on a dual strategy of in-house manufacturing and strategic alliances with select vendors. Sterno operates an efficient, low-cost supply chain, sourcing materials and employing contract manufacturers from across the Asia-Pacific region and the U.S.
Sterno Products' primary raw materials are Diethylene glycol, ethanol, liquid paraffin and steel cans for which it receives multiple shipments per month. Sterno Products purchases its materials from a combination of domestic and foreign suppliers.
Sterno Home sources all their entire inventory from China. Sterno Home operates an efficient supply chain with emphasis on quality production and low cost. Sterno Home’s China-based support team in the Yuyao office permits Sterno Home to be more hands on in the factories reporting proactively on potential issues and working to implement practical solutions when required.
Rimports sources raw materials from and outsources manufacturing processes to companies in the U.S. and China. Raw materials include wax, fragrances, and color dye for waxes; essential oils; wood, metal, ceramic, and glass for warmers and diffusers; and packaging supplies. Products are shipped to retailers from outsourced manufacturing warehouses and Rimports’ two Utah warehouses.

Intellectual Property
Sterno relies upon a combination of trademarks and patents in order to secure and protect its intellectual property rights. Sterno currently owns approximately 230 registered trademarks and 85 patents globally, and has 53 applications for pending.
Regulatory Environment
Sterno is proactive regarding regulatory issues and is in compliance with all relevant regulations. Sterno maintains adequate product liability insurance coverage. Management believes that Sterno is in compliance, in all material respects, with applicable environmental and occupational health and safety laws and regulations.
Employees
As of December 31, 2018 Sterno employed approximately 773 persons in 11 locations. None of Sterno’s employees are subject to collective bargaining agreements. We believe that Sterno’s relationship with its employees is good.

ITEM 1A. RISK FACTORS
Our business, operations and financial condition are subject to various risks and uncertainties. The following discussion of risk factors should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) section and the consolidated financial statements and related notes. In addition to the factors affecting our specific operating segments identified in connection with the descriptions of these segments and the financial results of the operations of these operating segments elsewhere in this report, the most significant factors affecting our operations include the following:

Risks Related to Our Business and Structure
Our future success is dependent on the employees of our Manager and the management teams of our businesses, the loss of any of whom could materially adversely affect our financial condition, business and results of operations.
Our future success depends, to a significant extent, on the continued services of the employees of our Manager, most of whom have worked together for a number of years. While our Manager will have employment agreements with certain of its employees, including our Chief Financial Officer, these employment agreements may not prevent our Manager’s employees from leaving or from competing with us in the future. Our Manager does not have an employment agreement with our Chief Executive Officer.
The future success of our businesses also depends on their respective management teams because we operate our businesses on a stand-alone basis, primarily relying on existing management teams for management of their day-to-day operations. Consequently, their operational success, as well as the success of our internal growth strategy, will be dependent on the continued efforts of the management teams of the businesses. We provide such persons with equity incentives in their respective businesses and have employment agreements and/or non-competition agreements with certain persons we have identified as key to their businesses. However, these measures may not prevent the departure of these managers. The loss of services of one or more members of our management team or the management team at one of our businesses could materially adversely affect our financial condition, business and results of operations.
We face risks with respect to the evaluation and management of future platform or add-on acquisitions.
A component of our strategy is to continue to acquire additional platform subsidiaries, as well as add-on businesses for our existing businesses. Generally, because such acquisition targets are held privately, we may experience difficulty in evaluating potential target businesses as the information concerning these businesses is not publicly available. In addition, we and our subsidiary companies may have difficulty effectively managing or integrating acquisitions. We may experience greater than expected costs or difficulties relating to such acquisition, in which case, we might not achieve the anticipated returns from any particular acquisition, which may have a material adverse effect on our financial condition, business and results of operations.
We may not be able to successfully fund future acquisitions of new businesses due to the lack of availability of debt or equity financing at the Company level on acceptable terms, which could impede the implementation of our acquisition strategy and materially adversely impact our financial condition, business and results of operations.
In order to make future acquisitions, we intend to raise capital primarily through debt financing at the Company level, additional equity offerings, the sale of stock or assets of our businesses, and by offering equity in the Trust or our businesses to the sellers of target businesses or by undertaking a combination of any of the above. Since the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow at the Company level. Another source of capital for us may be the sale of additional shares, subject to market conditions and investor demand for the shares at prices that we consider to be in the interests of our shareholders. These risks may materially adversely affect our ability to pursue our acquisition strategy successfully and materially adversely affect our financial condition, business and results of operations.
While we intend to make regular cash distributions to our shareholders, the Company’s board of directors has full authority and discretion over the distributions of the Company, other than the profit allocation, and it may decide to reduce or eliminate distributions at any time, which may materially adversely affect the market price for our shares.
To date, we have declared and paid quarterly distributions, and although we intend to pursue a policy of paying regular distributions, the Company’s board of directors has full authority and discretion to determine whether or not a distribution by the Company should be declared and paid to the Trust and in turn to our shareholders, as well as the amount and timing of any distribution. In addition, the management fee and profit allocation will be payment obligations of the Company and, as a result, will be paid, along with other Company obligations, prior to the payment of distributions to our shareholders. The Company’s board of directors may, based on their review of our financial condition and results of operations and pending acquisitions, determine to reduce or eliminate distributions, which may have a material adverse effect on the market price of our shares.
We will rely entirely on receipts from our businesses to make distributions to our shareholders.
The Trust’s sole asset is its interest in the Company, which holds controlling interests in our businesses. Therefore, we are dependent upon the ability of our businesses to generate earnings and cash flow and distribute them to us in the form of interest and principal payments on indebtedness and, from time to time, dividends on equity to enable us, first, to satisfy our financial obligations and second to make distributions to our shareholders. This ability may be subject to limitations under laws of the jurisdictions in which they are incorporated or organized. If, as a consequence of these various restrictions, we are unable to generate sufficient receipts from our businesses, we may not be able to declare, or may have to delay or cancel payment of, distributions to our shareholders.
We do not own 100% of our businesses. While we receive cash payments from our businesses which are in the form of interest payments, debt repayment and dividends, if any dividends were to be paid by our businesses, they would be shared pro rata with the minority shareholders of our businesses and the amounts of dividends made to minority shareholders would not be available to us for any purpose, including Company debt service or distributions to our shareholders. Any proceeds from the sale of a business will be allocated among us and the non-controlling shareholders of the business that is sold.
The Company’s board of directors has the power to change the terms of our shares in its sole discretion in ways with which you may disagree.
As an owner of our shares, you may disagree with changes made to the terms of our shares, and you may disagree with the Company’s board of directors’ decision that the changes made to the terms of the shares are not materially adverse to you as a shareholder or that they do not alter the characterization of the Trust. Your recourse, if you disagree, will be limited because our Trust Agreement gives broad authority and discretion to our board of directors. However, the Trust Agreement does not relieve the Company’s board of directors from any fiduciary obligation that is imposed on them pursuant to applicable law. In addition, we may change the nature of the shares to be issued to raise additional equity and remain a fixed-investment trust for tax purposes.
Certain provisions of the LLC Agreement of the Company and the Trust Agreement make it difficult for third parties to acquire control of the Trust and the Company and could deprive you of the opportunity to obtain a takeover premium for your shares.
The amended and restated LLC Agreement of the Company, which we refer to as the LLC Agreement, and the amended and restated Trust Agreement of the Trust, which we refer to as the Trust Agreement, contain a number of provisions that could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of the Trust and the Company. These provisions include, among others:

•
restrictions on the Company’s ability to enter into certain transactions with our major shareholders, with the exception of our Manager, modeled on the limitation contained in Section 203 of the Delaware General Corporation Law, or DGCL;

•
allowing only the Company’s board of directors to fill newly created directorships, for those directors who are elected by our shareholders, and allowing only our Manager, as holder of a portion of the Allocation Interests, to fill vacancies with respect to the class of directors appointed by our Manager;

•	requiring that directors elected by our shareholders be removed, with or without cause, only by a vote of 85% of our shareholders;

•	requiring advance notice for nominations of candidates for election to the Company’s board of directors or for proposing matters that can be acted upon by our shareholders at a shareholders’ meeting;

•	having a substantial number of additional authorized but unissued shares that may be issued without shareholder action;

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providing the Company’s board of directors with certain authority to amend the LLC Agreement and the Trust Agreement, subject to certain voting and consent rights of the holders of trust interests and Allocation Interests;

•	providing for a staggered board of directors of the Company, the effect of which could be to deter a proxy contest for control of the Company’s board of directors or a hostile takeover; and

•	limitations regarding calling special meetings and written consents of our shareholders.
These provisions, as well as other provisions in the LLC Agreement and Trust Agreement may delay, defer or prevent a transaction or a change in control that might otherwise result in you obtaining a takeover premium for your shares.
We may have conflicts of interest with the noncontrolling shareholders of our businesses.
The boards of directors of our respective businesses have fiduciary duties to all their shareholders, including the Company and noncontrolling shareholders. As a result, they may make decisions that are in the best interests of their shareholders generally but which are not necessarily in the best interest of the Company or our shareholders. In dealings with the Company, the directors of our businesses may have conflicts of interest and decisions may have to be made without the participation of directors appointed by the Company, and such decisions may be different from those that we would make.
Our financing arrangements expose us to additional risks associated with leverage and inhibits our operating flexibility and reduces cash flow available for distributions to our shareholders.
At December 31, 2018, we had approximately $1.1 billion of consolidated debt outstanding. This level of consolidated debt could have important consequences, such as (i) limiting our ability to obtain additional financing to fund our potential growth; (ii) increasing the cost of future borrowings; (iii) limiting our ability to use operating cash flow in our other areas of our business because of cash requirements to service our debt; and (iv) increasing our vulnerability to adverse economic conditions. Our financing arrangements subject the Company to certain customary affirmative and restrictive covenants. If we violate any of these covenants, our lender may accelerate the maturity of any debt outstanding under our 2018 Credit Facility. Our ability to meet our debt service obligations may be affected by events beyond our control and will depend primarily upon cash produced by our businesses. Any failure to comply with the terms of our indebtedness could materially adversely affect us.
Changes in interest rates could materially adversely affect us.
Our Credit Facility bears interest at floating rates which will generally change as interest rates change. We bear the risk that the rates we are charged by our lender will increase faster than the earnings and cash flow of our businesses, which could reduce profitability, adversely affect our ability to service our debt, cause us to breach covenants contained in our Revolving Credit Facility and reduce cash flow available for distribution, any of which could materially adversely affect us.
We may engage in a business transaction with one or more target businesses that have relationships with our officers, our directors, our Manager or CGI, which may create potential conflicts of interest.
We may decide to acquire one or more businesses with which our officers, our directors, our Manager or CGI have a relationship. While we might obtain a fairness opinion from an independent investment banking firm, potential conflicts of interest may still exist with respect to a particular acquisition, and, as a result, the terms of the acquisition of a target business may not be as advantageous to our shareholders as it would have been absent any conflicts of interest.
CGI may exercise significant influence over the Company.
CGI, through a wholly owned subsidiary, owns 8,121,000 or approximately 13.6% of our common shares and may have significant influence over the election of directors in the future.

We could be negatively impacted by cybersecurity attacks.
We, and our businesses, use a variety of information technology systems in the ordinary course of business, which are potentially vulnerable to unauthorized access, computer viruses and cybersecurity attacks, including cybersecurity attacks to our information technology infrastructure and attempts by others to gain access to our propriety or sensitive information, and ranging from individual attempts to advanced persistent threats. The procedures and controls we use to monitor these threats and mitigate our exposure may not be sufficient to prevent cybersecurity incidents. The results of these incidents could include misstated financial data, theft of trade secrets or other intellectual property, liability for disclosure of confidential customer, supplier or employee information, increased costs arising from the implementation of additional security protective measures, litigation and reputational damage, which could materially adversely affect our financial condition, business and results of operations. Any remedial costs or other liabilities related to cybersecurity incidents may not be fully insured or indemnified by other means.
If, in the future, we cease to control and operate our businesses, we may be deemed to be an investment company under the Investment Company Act of 1940, as amended.
Under the terms of the LLC Agreement, we have the latitude to make investments in businesses that we will not operate or control. If we make significant investments in businesses that we do not operate or control or cease to operate and control our businesses, we may be deemed to be an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. If we were deemed to be an investment company, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our investments or organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, cause us to lose our status as an exempt publicly traded partnership for federal income tax purposes, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us or our Manager and otherwise will subject us to additional regulation that will be costly and time-consuming.
Risks Related to the Preferred Shares
Distributions on the Series A Preferred Shares are discretionary and non-cumulative.
Distributions on the Series A Preferred Shares are discretionary and non-cumulative. Holders of the Series A Preferred Shares will only receive distributions of the Series A Preferred Shares when, as and if declared by the board of directors of the Company. Consequently, if the board of directors of the Company does not authorize and declare a distribution for a distribution period, holders of the Series A Preferred Shares would not be entitled to receive any distribution for such distribution period, and such unpaid distribution will not be payable in such distribution period or in later distribution periods. We will have no obligation to pay distributions for a distribution period if the board of directors of the Company does not declare such distribution before the scheduled record date for such period, whether or not distributions are declared or paid for any subsequent distribution period with respect to the Series A Preferred Shares, or any other preferred shares we may issue or our common shares. This may result in holders of the Series A Preferred Shares not receiving the full amount of distributions that they expect to receive, or any distributions, and may make it more difficult to resell Series A Preferred Shares or to do so at a price that the holder finds attractive.
The board of directors of the Company may, in its sole discretion, determine to suspend distributions on the Series A Preferred Shares, which may have a material adverse effect on the market price of the Series A Preferred Shares. There can be no assurances that our operations will generate sufficient cash flows to enable us to pay distributions on the Series A Preferred Shares. Our financial and operating performance is subject to prevailing economic and industry conditions and to financial, business and other factors, some of which are beyond our control.
The Series A and Series B Preferred Shares are equity securities and are subordinated to our existing and future indebtedness.
The Series A and Series B Preferred Shares are our equity interests and do not constitute indebtedness. This means that the Series A and Series B Preferred Shares rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation. In addition, the rights allocated to the Company’s allocation interests may reduce the amount available for distribution by the trust upon its liquidation, dissolution or winding up. Further, the Series A and Series B Preferred Shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights.

Risks Relating to Our Manager
Our Chief Executive Officer, directors, Manager and management team may allocate some of their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs, which may materially adversely affect our operations.
While the members of our management team anticipate devoting a substantial amount of their time to the affairs of the Company, only Mr. Ryan Faulkingham, our Chief Financial Officer, devotes substantially all of his time to our affairs. Our Chief Executive Officer, directors, Manager and members of our management team may engage in other business activities. This may result in a conflict of interest in allocating their time between our operations and our management and operations of other businesses. Their other business endeavors may be related to CGI, which will continue to own several businesses that were managed by our management team prior to our initial public offering, or affiliates of CGI as well as other parties. Conflicts of interest that arise over the allocation of time may not always be resolved in our favor and may materially adversely affect our operations. See the section entitled “Certain Relationships and Related Party Transactions” for the potential conflicts of interest of which you should be aware.
Our Manager and its affiliates, including members of our management team, may engage in activities that compete with us or our businesses.
While our management team intends to devote a substantial majority of their time to the affairs of the Company, and while our Manager and its affiliates currently do not manage any other businesses that are in similar lines of business as our businesses, and while our Manager must present all opportunities that meet the Company’s acquisition and disposition criteria to the Company’s board of directors, neither our management team nor our Manager is expressly prohibited from investing in or managing other entities, including those that are in the same or similar line of business as our businesses. In this regard, the Management Services Agreement and the obligation to provide management services will not create a mutually exclusive relationship between our Manager and its affiliates, on the one hand, and the Company, on the other.
Our Manager need not present an acquisition or disposition opportunity to us if our Manager determines on its own that such acquisition or disposition opportunity does not meet the Company’s acquisition or disposition criteria.
Our Manager will review any acquisition or disposition opportunity presented to the Manager to determine if it satisfies the Company’s acquisition or disposition criteria, as established by the Company’s board of directors from time to time. If our Manager determines, in its sole discretion, that an opportunity fits our criteria, our Manager will refer the opportunity to the Company’s board of directors for its authorization and approval prior to the consummation thereof; opportunities that our Manager determines do not fit our criteria do not need to be presented to the Company’s board of directors for consideration. If such an opportunity is ultimately profitable, we will have not participated in such opportunity. Upon a determination by the Company’s board of directors not to promptly pursue an opportunity presented to it by our Manager in whole or in part, our Manager will be unrestricted in its ability to pursue such opportunity, or any part that we do not promptly pursue, on its own or refer such opportunity to other entities, including its affiliates.
We cannot remove our Manager solely for poor performance, which could limit our ability to improve our performance and could materially adversely affect the market price of our shares.
Under the terms of the management services agreement, our Manager cannot be removed as a result of under-performance. Instead, the Company’s board of directors can only remove our Manager in certain limited circumstances or upon a vote by the majority of the Company’s board of directors and the majority of our shareholders to terminate the management services agreement. This limitation could materially adversely affect the market price of our shares.
Our Manager can resign on 180 days’ notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could materially adversely affect our financial condition, business and results of operations as well as the market price of our shares.
Our Manager has the right, under the management services agreement, to resign at any time on 180 days’ written notice, whether we have found a replacement or not. If our Manager resigns, we may not be able to contract with a new manager or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 90 days, or at all, in which case our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the market price of our shares may decline. In addition, the coordination of our internal management, acquisition activities and supervision of our businesses is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our businesses may result in additional costs and time delays that could materially adversely affect our financial condition, business and results of operations.
We must pay our Manager the management fee regardless of our performance.
Our Manager is entitled to receive a management fee that is based on our adjusted consolidated net assets, as defined in the management services agreement, regardless of the performance of our businesses. The calculation of the management fee is unrelated to the Company’s net income. As a result, the management fee may incentivize our

Manager to increase the amount of our assets, for example, the acquisition of additional assets or the incurrence of third party debt rather than increase the performance of our businesses.
We cannot determine the amount of the management fee that will be paid over time with any certainty.
The management fee paid to CGM for the year ended December 31, 2018 was $44.3 million. The management fee is calculated by reference to the Company’s adjusted net assets, which will be impacted by the acquisition or disposition of businesses, which can be significantly influenced by our Manager, as well as the performance of our businesses and other businesses we may acquire in the future. Changes in adjusted net assets and in the resulting management fee could be significant, resulting in a material adverse effect on the Company’s results of operations. In addition, if the performance of the Company declines, assuming adjusted net assets remains the same, management fees will increase as a percentage of the Company’s net income.
We cannot determine the amount of profit allocation that will be paid over time with any certainty.
We cannot determine the amount of profit allocation that will be paid over time with any certainty. Such determination would be dependent on the potential sale proceeds received for any of our businesses and the performance of the Company and its businesses over a multi-year period of time, among other factors that cannot be predicted with certainty at this time. Such factors may have a significant impact on the amount of any profit allocation to be paid. Likewise, such determination would be dependent on whether certain hurdles were surpassed giving rise to a payment of profit allocation. Any amounts paid in respect of the profit allocation are unrelated to the management fee earned for performance of services under the management services agreement.
The fees to be paid to our Manager pursuant to the management services agreement, the offsetting management services agreements and integration services agreements and the profit allocation to be paid to certain persons who are employees and partners of our Manager, as holders of the Allocation Interests, pursuant to the LLC Agreement may significantly reduce the amount of cash available for distribution to our shareholders.
Under the management services agreement, the Company will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of our Manager incurred on behalf of the Company in connection with the provision of services to the Company. Similarly, our businesses will be obligated to pay fees to and reimburse the costs and expenses of our Manager pursuant to any offsetting management services agreements entered into between our Manager and one of our businesses, or any integration services agreements to which such businesses are a party. In addition, Sostratus LLC, as holder of the Allocation Interests, will be entitled to receive profit allocations. While it is difficult to quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts could be substantial. See the section entitled “Certain Relationships and Related Party Transactions” for more information about these payment obligations of the Company. The management fee and profit allocation will be payment obligations of the Company and, as a result, will be paid, along with other Company obligations, prior to the payment of distributions to shareholders. As a result, the payment of these amounts may significantly reduce the amount of cash flow available for distribution to our shareholders.
Our Manager’s influence on conducting our operations, including on our conducting of transactions, gives it the ability to increase its fees, which may reduce the amount of cash flow available for distribution to our shareholders.
Under the terms of the management services agreement, our Manager is paid a management fee calculated as a percentage of the Company’s adjusted net assets for certain items and is unrelated to net income or any other performance base or measure. Our Manager, controls, may advise us to consummate transactions, incur third party debt or conduct our operations in a manner that, in our Manager’s reasonable discretion, are necessary to the future growth of our businesses and are in the best interests of our shareholders. These transactions, however, may increase the amount of fees paid to our Manager. Our Manager’s ability to increase its fees, through the influence it has over our operations, may increase the compensation paid by our Manager. Our Manager’s ability to influence the management fee paid to it by us could reduce the amount of cash flow available for distribution to our shareholders.
Fees paid by the Company and our businesses pursuant to integration services agreements do not offset fees payable under the management services agreement and will be in addition to the management fee payable by the Company under the management services agreement.
The management services agreement provides that our businesses may enter into integration services agreements with our Manager pursuant to which our businesses will pay fees to our Manager for services provided by our Manager relating to the integration of a business’s financial reporting, computer systems and decision making and management processes into our operations following an acquisition of such business. See the section entitled “Certain Relationships and Related Party Transactions” for more information about these agreements. Unlike fees paid under the offsetting management services agreements, fees that are paid pursuant to such integration services agreements will not reduce the management fee payable by the Company. Therefore, such fees will be in excess of the management fee payable by the Company.
The fees to be paid to our Manager pursuant to these integration service agreements will be paid prior to any principal, interest or dividend payments to be paid to the Company by our businesses, which will reduce the amount of cash flow available for distributions to shareholders.
Our profit allocation may induce our Manager to make suboptimal decisions regarding our operations.
Sostratus LLC, as holder of our Allocation Interests, will receive a profit allocation based on ongoing cash flows and capital gains in excess of a hurdle rate. Certain persons who are employees and partners of our Manager are owners of Sostratus LLC. In this respect, a calculation and payment of profit allocation may be triggered upon the sale of one of our businesses. As a result, our Manager may be incentivized to recommend the sale of one or more of our businesses to the Company’s board of directors at a time that may not be optimal for our shareholders.
The obligations to pay the management fee and profit allocation may cause the Company to liquidate assets or incur debt.
If we do not have sufficient liquid assets to pay the management fee and profit allocation when such payments are due, we may be required to liquidate assets or incur debt in order to make such payments. This circumstance could materially adversely affect our liquidity and ability to make distributions to our shareholders.

Risks Related to Taxation
Our shareholders will be subject to tax on their share of the Company’s taxable income, which taxes or taxable income could exceed the cash distributions they receive from the Trust.
For so long as the Company or the Trust (if it is treated as a tax partnership) would not be required to register as an investment company under the Investment Company Act of 1940 and at least 90% of our gross income for each taxable year constitutes ‘‘qualifying income’’ within the meaning of Section 7704(d) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), on a continuing basis, we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. In that case our shareholders will be subject to U.S. federal income tax and, possibly, state, local and foreign income tax, on their share of the Company’s taxable income, which taxes or taxable income could exceed the cash distributions they receive from the Trust. There is, accordingly, a risk that our shareholders may not receive cash distributions equal to that portion of our taxable income or sufficient in amount even to satisfy their personal tax liability that results from that income. This may result from gains on the sale or exchange of stock or debt of subsidiaries that will be allocated to shareholders who hold (or are deemed to hold) shares on the day such gains were realized if there is no corresponding distribution of the proceeds from such sales, or where a shareholder disposes of shares after an allocation of gain but before proceeds (if any) are distributed by the Company. Shareholders may also realize income in excess of distributions due to the Company’s use of cash from operations or sales proceeds for uses other than to make distributions to shareholders, including funding acquisitions, satisfying short- and long-term working capital needs of our businesses, or satisfying known or unknown liabilities. In addition, certain financial covenants with the Company’s lenders may limit or prohibit the distribution of cash to shareholders. The Company’s board of directors is also free to change the Company’s distribution policy. The Company is under no obligation to make distributions to shareholders equal to or in excess of their portion of our taxable income or sufficient in amount even to satisfy the tax liability that results from that income.
All of the Company’s income could be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow available for distribution to holders of shares of the Trust and thus could result in a substantial reduction in the value of the shares.
We do not expect the Company to be characterized as a corporation so long as it would not be required to register as an investment company under the Investment Company Act of 1940 and 90% or more of its gross income for each taxable year constitutes “qualifying income.” The Company expects to receive more than 90% of its gross income each year from dividends, interest and gains on sales of stock or debt instruments, including principally from or with respect to stock or debt of corporations in which the Company holds a majority interest. The Company intends to treat all such dividends, interest and gains as “qualifying income.”
If the Company fails to satisfy this “qualifying income” exception, the Company will be treated as a corporation for U.S. federal (and certain state and local) income tax purposes, and would be required to pay income tax at regular corporate rates on its income. Taxation of the Company as a corporation could result in a material reduction in distributions to our shareholders and after-tax return and, thus, could likely result in a reduction in the value of, or materially adversely affect the market price of, the shares of the Trust.
A shareholder may recognize a greater taxable gain (or a smaller tax loss) on a disposition of shares than expected because of the treatment of debt under the partnership tax accounting rules.
We may incur debt for a variety of reasons, including for acquisitions as well as other purposes. Under partnership tax accounting principles (which apply to the Company), debt of the Company generally will be allocable to our shareholders, who will realize the benefit of including their allocable share of the debt in the tax basis of their investment in shares. At the time a shareholder later sells shares, the selling shareholder’s amount realized on the sale will include not only the sales price of the shares but also the shareholder’s portion of the Company’s debt allocable to his shares (which is treated as proceeds from the sale of those shares). Depending on the nature of the Company’s activities after having incurred the debt, and the utilization of the borrowed funds, a later sale of shares could result in a larger taxable gain (or a smaller tax loss) than anticipated.
Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.
The U.S. federal income tax treatment of holders of the Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS, and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the Shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us and adversely affect an investment in our Shares. Our organizational documents and agreements permit the Board of Directors to modify our operating agreement from time to time, without the consent of the holders of Shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Shares. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders in a manner that reflects such holders’ beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated, or disallowed, in a manner that adversely affects holders of the Shares.

Risks Relating Generally to Our Businesses
Impairment of our goodwill, indefinite-lived intangible assets or other long-lived assets could result in significant charges that would adversely impact our future operating results.
A significant portion of our long-term assets are comprised of intangible assets, including goodwill and indefinite lived intangible assets recorded as a result of past acquisitions. We assess the potential impairment of goodwill and indefinite lived intangible assets on an annual basis, as well as whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If our analysis indicates that an individual asset’s carrying value exceeds its fair market value, we will record a loss equal to the excess of the individual asset’s carrying value over its fair value. The impairment testing steps require significant amounts of judgment and subjectivity.
Factors that could trigger impairment include the following:

•	significant under performance relative to historical or projected future operating results;

•	significant changes in the manner of or use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant decline in our stock price for a sustained period;

•
changes in our organization or management reporting structure could result in additional reporting units, which may require alternative methods of estimating fair values or greater desegregation or aggregation in our analysis by reporting unit; and

•	a decline in our market capitalization below net book value.
As of December 31, 2018, we had identified indefinite lived intangible assets with a carrying value in our financial statements of $70.4 million, and goodwill of $653.7 million.
Our businesses are subject to unplanned business interruptions which may adversely affect our performance.
Operational interruptions and unplanned events at one or more of our production facilities, such as explosions, fires, inclement weather, natural disasters, accidents, transportation interruptions and supply could cause substantial losses in our production capacity. Furthermore, because customers may be dependent on planned deliveries from us, customers that have to reschedule their own operations due to our delivery delays may be able to pursue financial claims against us, and we may incur costs to correct such problems in addition to any liability resulting from such claims. Such interruptions may also harm our reputation among actual and potential customers, potentially resulting in a loss of business. To the extent these losses are not covered by insurance, our financial position, results of operations and cash flows may be adversely affected by such events.
Our businesses rely and may rely on their intellectual property and licenses to use others’ intellectual property, for competitive advantage. If our businesses are unable to protect their intellectual property, are unable to obtain or retain licenses to use other’s intellectual property, or if they infringe upon or are alleged to have infringed upon others’ intellectual property, it could have a material adverse effect on their financial condition, business and results of operations.
Each business's success depends in part on their, or licenses to use others’, brand names, proprietary technology and manufacturing techniques. These businesses rely on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and contractual provisions to protect their intellectual property rights. The steps they have taken to protect their intellectual property rights may not prevent third parties from using their intellectual property and other proprietary information without their authorization or independently developing intellectual property and other proprietary information that is similar. In addition, the laws of foreign countries may not protect our businesses’ intellectual property rights effectively or to the same extent as the laws of the United States.
Stopping unauthorized use of their proprietary information and intellectual property, and defending claims that they have made unauthorized use of others’ proprietary information or intellectual property, may be difficult, time-consuming and costly. The use of their intellectual property and other proprietary information by others, and the use by others of their intellectual property and proprietary information, could reduce or eliminate any competitive advantage they have developed, cause them to lose sales or otherwise harm their business.
Our businesses may become involved in legal proceedings and claims in the future either to protect their intellectual property or to defend allegations that they have infringed upon others’ intellectual property rights. These claims and any resulting litigation could subject them to significant liability for damages and invalidate their property rights. In addition, these lawsuits, regardless of their merits, could be time consuming and expensive to resolve and could divert management’s time and attention. The costs associated with any of these actions could be substantial and could have a material adverse effect on their financial condition, business and results of operations.
Our businesses could experience fluctuations in the costs of raw materials as a result of inflation and other economic conditions, which fluctuations could have a material adverse effect on their financial condition, business and results of operations.
Changes in inflation could materially adversely affect the costs and availability of raw materials used in our manufacturing businesses, and changes in fuel costs likely will affect the costs of transporting materials from our suppliers and shipping goods to our customers, as well as the effective areas from which we can recruit temporary staffing personnel. For example, for Advanced Circuits, the principal raw materials consist of copper and glass and typically represent approximately 20% of net sales. Prices for these key raw materials may fluctuate during periods of high demand. The ability by these businesses to offset the effect of increases in raw material prices by increasing their prices is uncertain. If these businesses are unable to cover price increases of these raw materials, their financial condition, business and results of operations could be materially adversely affected.
Certain of our businesses are dependent on a limited number of customers to derive a large portion of their revenue, and the loss of one of these customers may adversely affect the financial condition, business and results of operations of these businesses.
Our Velocity, Liberty, Manitoba Harvest and Sterno businesses derive a significant amount of revenue from a concentrated number of retailers and distributors. Any negative change involving these retailers or distributors, including industry consolidation, store closings, reduction in purchasing levels or bankruptcies, could negatively impact the sales of these businesses and may have a material adverse effect on the results of operations, financial condition and cash flows of these businesses.
Our businesses do not have and may not have long-term contracts with their customers and clients and the loss of customers and clients could materially adversely affect their financial condition, business and results of operations.
Our businesses are and may be, based primarily upon individual orders and sales with their customers and clients. Our businesses historically have not entered into long-term supply contracts with their customers and clients. As such, their customers and clients could cease using their services or buying their products from them at any time and for any reason. The fact that they do not enter into long-term contracts with their customers and clients means that they have no recourse in the event a customer or client no longer wants to use their services or purchase products from them. If a significant number of their customers or clients elect not to use their services or purchase their products, it could materially adversely affect their financial condition, business and results of operations.
Our businesses are and may be subject to federal, state and foreign environmental laws and regulations that expose them to potential financial liability. Complying with applicable environmental laws requires significant resources, and if our businesses fail to comply, they could be subject to substantial liability.
Some of the facilities and operations of our businesses are and may be subject to a variety of federal, state and foreign environmental laws and regulations including laws and regulations pertaining to the handling, storage and transportation of raw materials, products and wastes, which require and will continue to require significant expenditures to remain in compliance with such laws and regulations currently in place and in the future. Compliance with current and future environmental laws is a major consideration for our businesses as any material violations of these laws can lead to substantial liability, revocations of discharge permits, fines or penalties. Because some of our businesses use hazardous materials and generate hazardous wastes in their operations, they may be subject to potential financial liability for costs associated with the investigation and remediation of their own sites, or sites at which they have arranged for the disposal of hazardous wastes, if such sites become contaminated. Even if they fully comply with applicable environmental laws and are not directly at fault for the contamination, our businesses may still be liable. Our businesses may also be held liable for damages caused by environmental and other conditions that existed prior to our acquisition the assets, business or operations involved, whether or not such damages are subject to indemnification from a prior owner. Costs associated with these risks could have a material adverse effect on our financial condition, business and results of operations.

Defects in the products provided by our companies could result in financial or other damages to their customers, which could result in reduced demand for our companies’ products and/or liability claims against our companies.
As manufacturers and distributors of consumer products, certain of our companies are subject to various laws, rules and regulations, which may empower governmental agencies and authorities to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, a governmental authority could require our companies to repurchase or recall one or more of their products. Additionally, laws regulating certain consumer products exist in some cities and states, as well as in other countries in which they sell their products, where more restrictive laws and regulations exist or may be adopted in the future. Any repurchase or recall of such products could be costly and could damage the reputation of our companies. If any of our companies were required to remove, or voluntarily remove, their products from the market, their reputation may be tarnished and they may have large quantities of finished products that they cannot sell. Additionally, our companies may be subject to regulatory actions that could harm their reputations, adversely impact the values of their brands and/or increase the cost of production.
Our companies also face exposure to product liability claims in the event that one of their products is alleged to have resulted in property damage, bodily injury or other adverse effects. Defects in products could result in customer dissatisfaction or a reduction in, or cancellation of, future purchases or liability claims against our companies. If these defects occur frequently, our reputation may be impaired permanently. Defects in products could also result in financial or other damages to customers, for which our companies may be asked or required to compensate their customers, in the form of substantial monetary judgments or otherwise. While our companies take the steps deemed necessary to comply with all laws and regulations, there can be no assurance that rapidly changing safety standards will not render unsaleable products that complied with previously-applicable safety standards. As a result, these types of claims could have a material adverse effect on our businesses, results of operations and financial condition.
Some of our businesses are subject to certain risks associated with the movement of businesses offshore.
Some of our businesses are potentially at risk of losing business to competitors operating in lower cost countries. An additional risk is the movement offshore of some of our businesses’ customers, leading them to procure products or services from more closely located companies. Either of these factors could negatively impact our financial condition, business and results of operations.
Our businesses are subject to certain risks associated with their foreign operations or business they conduct in foreign jurisdictions.
Some of our businesses have and may have operations or conduct business outside the United States. Certain risks are inherent in operating or conducting business in foreign jurisdictions, including exposure to local economic conditions; difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; longer payment cycles for foreign customers; adverse currency exchange controls; exposure to risks associated with changes in foreign exchange rates; potential adverse changes in political environments; withholding taxes and restrictions on the withdrawal of foreign investments and earnings; export and import restrictions; difficulties in enforcing intellectual property rights; and required compliance with a variety of foreign laws and regulations. These risks individually and collectively have the potential to negatively impact our financial condition, business and results of operations.

Risks Related to Advanced Circuits
Advanced Circuits’ customers operate in industries that experience rapid technological change resulting in short product life cycles and as a result, if the product life cycles of its customers slow materially, and research and development expenditures are reduced, its financial condition, business and results of operations will be materially adversely affected.
Advanced Circuits’ customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in short product life cycles. As professionals operating in research and development departments represent the majority of Advanced Circuits’ net sales, the rapid development of electronic products is a key driver of Advanced Circuits’ sales and operating performance. Any decline in the development and introduction of new electronic products could slow the demand for Advanced Circuits’ services and could have a material adverse effect on its financial condition, business and results of operations.

Electronics manufacturing services corporations are increasingly acting as intermediaries, positioning themselves between PCB manufacturers and OEMS, which could reduce operating margins.
Advanced Circuits’ OEM customers are increasingly outsourcing the assembly of equipment to third party manufacturers. These third party manufacturers typically assemble products for multiple customers and often purchase circuit boards from Advanced Circuits in larger quantities than OEM manufacturers. The ability of Advanced Circuits to sell products to these customers at margins comparable to historical averages is uncertain. Any material erosion in margins could have a material adverse effect on Advanced Circuits’ financial condition, business and results of operations.

Risks Related to Arnold
Changes in the cost and availability of certain rare earth minerals and magnets could materially harm Arnold’s business, financial condition and results of operations.
Arnold manufactures precision magnetic assemblies and high-performance rare earth magnets including Samarium Cobalt magnets. Arnold is especially susceptible to changes in the price and availability of certain rare earth materials. The price of these materials has fluctuated significantly in recent years and we believe price fluctuations are likely to occur in the future. Arnold’s need to maintain a continuing supply of rare earth materials makes it difficult to resist price increases and surcharges imposed by its suppliers. Arnold’s ability to pass increases in costs for such materials through to its customers by increasing the selling prices of its products is an important factor in Arnold’s business. We cannot guarantee that Arnold will be able to maintain an appropriate differential at all times. If costs for rare earth materials increase, and if Arnold is unable to pass along, or is delayed in passing along, those increases to its customers, Arnold will experience reduced profitability. Rare earth minerals and magnets are available from a limited number of suppliers, primarily in China. Political and civil instability and unexpected adverse changes in laws or regulatory requirements, including with respect to export duties, quotas or embargoes, may affect the market price and availability of rare earth materials, particularly from China. If a substantial interruption should occur in the supply of rare earth materials, Arnold may not be able to obtain other sources of supply in a timely fashion, at a reasonable price or as would be necessary to satisfy its requirements. Accordingly, a change in the supply of, or price for, rare earth minerals and magnets could materially harm Arnold’s business, financial condition and results of operations.

Arnold's operations and the prior operations of predecessor companies expose it to the risk of material environmental liabilities, which could have a negative effect on its financial condition or results of operations.
Arnold may be subject to potential liabilities related to the remediation of environmental hazards and to claims of personal injuries or property damages that may be caused by hazardous substance releases and exposures, mainly because of past operations and the operations of predecessor companies. We continue to incur remedial response and voluntary clean-up costs for site contamination, even though we are indemnified for such costs, and are a party to lawsuits and claims associated with environmental and safety matters, including past production of products containing hazardous materials. Arnold also may become party to various legal proceedings relating to alleged impacts from pollutants released into the environment. Various federal, state, local and foreign governments regulate the discharge of materials into the environment and can impose substantial fines and criminal sanctions for violations. In addition, changes in laws, regulations and enforcement of policies, the discovery of previously unknown contamination or information related to individual sites, the establishment of stricter state or federal toxicity standards with respect to certain contaminants, or the imposition of new clean-up requirements or remedial techniques could require Arnold to incur additional costs in the future that would have a negative effect on its financial condition or results of operations
Risks Related to Sterno
Sterno's products operate at high temperatures and use flammable fuels, each of which could subject our business to product liability claims.
Sterno products expose it to potential product liability claims typical of fuel based heating products. The fuels Sterno uses in its products are flammable and may be toxic if ingested. Although Sterno products have comprehensive labeling and it follows government and third party based standards and protocols, it cannot guarantee there will not be accidents due to misuse or otherwise. Accidents involving Sterno products may have an adverse effect on its reputation and reduce demand for its products. In addition, Sterno may be held responsible for damages beyond its insurance coverage and there can be no guarantee that it will be able to produce adequate insurance coverage in the future.

Risks Related to Velocity Outdoor
Velocity’s products are subject to product safety and liability lawsuits, which could materially adversely affect its financial condition, business and results of operations.
As a manufacturer of recreational airguns and archery products, Velocity is involved in various litigation matters that occur in the ordinary course of business. Although Velocity provides information regarding safety procedures and warnings with all of its product packaging, not all users of its products will observe all proper safety practices. Failure to observe proper safety practices may result in injuries that give rise to product liability and personal injury claims and lawsuits, as well as claims for breach of contract, loss of profits and consequential damages.
If any unresolved lawsuits or claims are determined adversely, they could have a material adverse effect on Velocity, its financial condition, business and results of operations. As more of Velocity’s products are sold to and used by its consumers, the likelihood of product liability claims being made against it increases. In addition, the running of statutes of limitations in the United States for personal injuries to minor children may be suspended during the child’s legal minority. Therefore, it is possible that accidents resulting in injuries to minors may not give rise to lawsuits until a number of years later.

While Velocity maintains product liability insurance to insure against potential claims, there is a risk such insurance may not be sufficient to cover all liabilities incurred in connection with such claims and the financial consequences of these claims and lawsuits will have a material adverse effect on its business, financial condition, liquidity and results of operations.

ITEM 2. PROPERTIES
The following is a summary as of December 31, 2018 of the properties owned or leased by our business.
5.11
5.11 is headquartered in Irvine, California and leases offices and warehouse space in locations worldwide. The summary below outlines 5.11's leased offices and warehouse space.

Location	Square Feet	Use
Irvine, CA	21,807	Office
Irvine, CA	1,073	Office
Irvine, CA	4,381	Office
Manteca, CA	400,000	Warehouse
Penrose Place, CO	1,100	Office
Seattle, WA	11,340	Office
Mexico City, Mexico	4,628	Office
Bankstown, Australia	10,387	Office
Malmo, Sweden	6,049	Office
Kowloon Bay, Hong Kong	17,759	Office
Dubai, UAE	1,951	Office
Sao Paolo, Brazil	1,798	Office
In addition, at December 31, 2018, 5.11 leased space for 46 retail stores, ranging in size from 3,250 square feet to 8,375 square feet.
Ergobaby
Ergobaby is headquartered in Los Angeles, California and has four other office locations worldwide. The summary below outlines Ergobaby's property locations. All locations are leased.

	Location	Square Feet
Ergobaby - Corporate	Los Angeles, CA	16,378
Ergobaby - Office	Los Angeles, CA	3,292

Ergobaby - Office	Salt Lake City, Utah	3,550
Ergobaby Europe	Hamburg, Germany	2,410
Ergobaby France	Paris, France	4,680
Ergobaby UK	Swinden, United Kingdom	251
Tula	San Diego, CA	4,915
Tula	Bialystok, Poland	9,688
Liberty Safe
Liberty Safe is headquartered in Payson, Utah. Liberty leases office and warehouse facilities in Payson, Utah, where it is headquartered. The corporate headquarters and manufacturing facility are located in a 312,000 square foot building. Liberty leases an additional warehouse facility totaling approximately 13,000 square feet.
Advanced Circuits
Advanced Circuits' operations are located in an 113,000 square foot building in Aurora, Colorado, a 30,000 square foot building in Tempe, Arizona, and a 50,000 square foot building in Maple Grove, Minnesota. These facilities are leased and comprise both the factory and office space. The lease terms are for approximately 15 years with a renewal option at the Aurora, Colorado location for an additional 10 years.
Arnold
Arnold is headquartered in Rochester, New York and has nine manufacturing facilities. The summary below outlines Arnold’s property locations. Arnold owns the Ogallala, Nebraska location and the other locations are leased.

Location	Square Feet	Use
Marengo, IL	94,220	Office/Warehouse
Marietta, OH	81,000	Office/Warehouse
Marengo, IL	55,200	Office/Warehouse
Norfolk, NE	109,000	Office/Warehouse
Rochester, NY	73,000	Office/Warehouse
Ogallala, NE	25,000	Office/Warehouse
Guangdong Province, China	154,210	Office/Warehouse
Sheffield, England	25,000	Office/Warehouse
Lupfig, Switzerland	52,937	Office/Warehouse
Saint-Martin, France	1,528	Office
Algonquin, IL	~750	Corporate
Madison, WI	~1277	Research

Foam Fabricators
Foam Fabricators is headquartered in Scottsdale, Arizona and operates 13 molding and fabricating facilities across North America.

Location	Square Feet	Leased or Owned
Anderson, South Carolina	133,250	Leased
Compton, California	44,000	Leased
Erie, Pennsylvania	199,962	Leased
Fort Madison, Iowa	80,000	Leased
Jackson, Tennessee	55,000	Leased
Jefferson, Georgia	60,000	Leased
Keller, Texas	131,073	Leased

Modesto, California	79,000	Leased
El Dorado Springs, Missouri	38,000	Owned
New Albany, Indiana	65,000	Owned
Bloomsburg, Pennsylvania	54,000	Owned
Tijuana, Mexico	60,000	Leased
Queretaro, Mexico	100,000	Leased
Scottsdale, Arizona	7,000	Leased
Louisville, Kentucky	3,000	Leased
Sterno
Sterno is headquartered in Corona, California. Sterno owns a 103,500 square foot manufacturing and production facility in Memphis, Tennessee, a 214,000 square foot manufacturing and production facility in Texarkana, Texas, and a 15,000 square foot facility La Porte County, Indiana. All other properties are leased.

Location	Square Feet	Use
Corona, CA	12,330	Corporate Office
Memphis, TN	103,500	Manufacturing
Texarkana, TX	214,080	Manufacturing
Delta, Canada	45,000	Warehouse
La Porte, IN	15,000	Office
Toronto, Canada	13,867	Office
Vancouver, Canada	50,372	Office
Vancouver, Canada	33,711	Warehouse
Montreal, Canada	2,100	Warehouse
Montreal, Canada	12,500	Office
Atlanta, GA	1,235	Showroom
Las Vegas, NV	342	Showroom
Yuyao, China	2,982	Office
Yuyao, China	323	Office
Shunde, China	343	Office
Provo, UT	171,361	Office/Warehouse
Spanish Fork, UT	313,719	Warehouse
Bentonville, AR	3,000	Office
Calgary, Canada	15,961	Office/Warehouse
Velocity Outdoor
Velocity Outdoor is headquartered in Bloomfield, New York. Velocity owns a 225,000 square foot manufacturing facility in Bloomfield, New York that also holds their corporate offices, and leases a 144,000 square foot finished goods warehouse in Farmington, New York. Velocity's Ravin subsidiary operates an 80,000 square foot manufacturing facility in Superior, Wisconsin.
Our corporate offices are located in Westport, Connecticut, and Irvine, California, where we utilize space provided by our Manager. We believe that our properties and the terms of their leases at each of our businesses are sufficient to meet our present needs and we do not anticipate any difficulty in securing additional space, as needed, on acceptable terms.

ITEM 3. LEGAL PROCEEDINGS
In the normal course of business, we are involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, we do not believe that their outcome will have a material adverse effect on our financial position or results of operations.
Arnold
Our Arnold subsidiary, was named as co-defendant, together with 300 West LLC (“300 West”), in a suit filed in the Twenty-Second Judicial Circuit, McHenry County, Illinois, Chancery Division (Case No. 13CH1046) in 2013 by the State of Illinois (the “Marengo Litigation”). Arnold leases a site in Marengo, McHenry County, Illinois (the “Site”) from 300 West. Since 2008, Arnold and 300 West have been a part of the Illinois Remediation Program with respect to the Site. In the Marengo Litigation, the plaintiff claimed that 300 West and Arnold discharged Chlorinated VOCs into the groundwater on-Site, which has since migrated off-Site into private drinking wells. The State has sought injunctive relief and civil penalties. Any damages incurred by Arnold in connection with the Marengo Litigation are subject to indemnification pursuant to the Stock Purchase Agreement, among SPS Technologies, LLC (“SPS”), SPS Technologies Limited (“SPS Ltd.”), Precision Castparts Corp. (collectively with SPS and SPS Ltd., the “SPS Entities”), Arnold and Audax Private Equity Fund, L.P., dated December 20, 2004, and prior consents to indemnification given by the SPS Entities. Arnold has cooperated with the governmental agencies in the Marengo Litigation investigations and proceedings. CODI does not believe that the outcome of the Marengo Litigation will have a material adverse effect on its financial position or results of operations.

PART II

ITEM 6. – SELECTED FINANCIAL DATA

The following table sets forth selected historical and other data of the Company and should be read in conjunction with the more detailed consolidated financial statements included elsewhere in this Annual Report. Selected financial data below includes the results of operations, cash flow and balance sheet data of the Company for the years ended December 31, 2018, 2017, 2016, 2015, and 2014.
The Company sold 5,800,238 shares of FOX during FOX's initial public offering in August 2013, and an additional 4,466,569 shares during a FOX secondary offering in July 2014, resulting in the Company holding approximately 41% ownership interest in FOX at December 31, 2015 and 2014. Effective July 11, 2014, the date that the Company's ownership interest in FOX fell below 50%, the Company began accounting for the investment in FOX as an equity method investment at fair value. FOX's results of operations and cash flows are included in the consolidated results of operations and cash flows of the Company from the date of acquisition through July 10, 2014, the date at which the Company began accounting for the investment in FOX using the equity method of accounting. In March 2017, we sold our remaining ownership interest in FOX.
The operating results of Manitoba Harvest and Clean Earth for 2018, 2017, 2016, 2015 and 2014 are reflected as discontinued operations in the table below and are not included in continuing operations. The operating results for Tridien in 2016, 2015, and 2014 are reflected as discontinued operations in the table below and are not included in continuing operations. The operating results of CamelBak and American Furniture in 2015 and 2014 are reflected as discontinued operations and are not included in the continuing operations data below. Data included below only includes activity in our operating subsidiaries from their respective dates of acquisition.

	Year ended December 31,
(in thousands, except per share data)	2018 (1)	2017 (1)	2016 (1)	2015	2014 (1)

Statements of Operations Data:
Net sales	$1,357,320	$1,002,783	$729,989	$535,168	$568,234
Gross profit	469,842	361,389	245,736	185,033	185,328
Management fees	43,443	31,843	28,558	24,983	21,747
Impairment expense/ loss on disposal of assets	—	8,864	21,899	—	—

	Year ended December 31,
(in thousands, except per share data)	2018 (1)	2017 (1)	2016 (1)	2015	2014 (1)
Operating income	56,628	24,501	10,811	45,054	29,156
Gain on deconsolidation of subsidiary	—	—	—	—	264,325
Income (loss) from continuing operations	(18,877)	14,110	44,798	2,786	267,225
Income and gain from discontinued operations	17,087	19,502	11,732	162,984	23,930

Net income (loss)	$(1,790)	$33,612	$56,530	$165,770	$291,155
Net income from continuing operations—noncontrolling interest	5,217	8,245	3,205	5,939	11,688
Net income (loss) from discontinued operations—noncontrolling interest	(1,305)	(2,624)	(1,360)	(2,007)	632
Net income (loss) attributable to Holdings	$(5,702)	$27,991	$54,685	$161,838	$278,835
Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$(0.73)	$(0.77)	$0.27	$(0.44)	$4.92
Discontinued operations	0.31	0.33	0.24	3.04	0.46
Basic and fully diluted income (loss) per share attributable to Holdings	$(0.42)	$(0.44)	$0.51	$2.60	$5.38

Cash distribution declared per common share	$1.44	$1.44	$1.44	$1.44	$1.44

Cash Flow Data:
Depreciation and amortization	$90,701	$82,060	$58,045	$26,718	$32,644
Cash provided by operating activities	114,452	81,771	111,372	84,548	70,695
Acquisitions of businesses	(495,136)	(158,706)	(499,116)	(1,625)	(208,328)
Cash (used in) provided by investing activities	(604,080)	(77,278)	(363,021)	233,880	(424,753)
Net amounts borrowed (repaid)	121,028	31,915	248,058	(172,975)	250,725
Cash (used in) provided by financing activities	500,111	(2,588)	208,726	(254,357)	265,487

Balance Sheet Data:
Current assets	$681,185	$526,818	$452,819	$291,363	$320,799
Total assets	2,372,335	1,820,303	1,777,155	1,421,042	1,547,430
Current liabilities	259,280	212,193	202,521	116,479	141,231
Long-term debt	1,098,871	584,347	551,652	308,639	485,547
Noncontrolling interests	59,970	52,791	38,139	47,135	40,903
Shareholders’ equity attributable to Holdings	859,372	873,208	856,405	826,084	767,431
(1) Includes the effect of material business acquisitions as follows:

•	The year ended December 31, 2018 includes the operating results of Foam Fabricators, acquired on February 15, 2018, and Rimports, acquired by our Sterno subsidiary on February 26, 2018.

•	The year ended December 31, 2017 includes the operating results of Velocity Outdoor, acquired on June 2, 2017.

•	The year ended December 31, 2016 includes the operating results of 5.11 Tactical, acquired on August 31, 2016.

•	The year ended December 31, 2014 includes the operating results of Sterno, acquired on October 10, 2014.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Item 7 contains forward-looking statements. Forward-looking statements in this Annual Report on Form 10-K are subject to a number of risks and uncertainties, some of which are beyond our control. Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ, including those discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors” included elsewhere in this Annual Report.
Overview
Compass Diversified Holdings, a Delaware statutory trust, was incorporated in Delaware on November 18, 2005. Compass Group Diversified Holdings, LLC, a Delaware limited liability Company, was also formed on November 18, 2005. In accordance with the Trust Agreement, the Trust is sole owner of 100% of the Trust Interests (as defined in the LLC Agreement) of the Company and, pursuant to the LLC Agreement, the Company has outstanding, the identical number of Trust Interests as the number of outstanding shares of the Trust. Sostratus LLC owns all of our Allocation Interests. The Company is the operating entity with a board of directors and other corporate governance responsibilities, similar to that of a Delaware corporation.
The Trust and the Company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. We characterize small and middle market businesses as those that generate annual cash flows of up to $60 million. We focus on companies of this size because we believe that these companies are more able to achieve growth rates above those of their relevant industries and are also frequently more susceptible to efforts to improve earnings and cash flow.
In pursuing new acquisitions, we seek businesses with the following characteristics:

•	North American base of operations;

•	stable and growing earnings and cash flow;

•	maintains a significant market share in defensible industry niche (i.e., has a “reason to exist”);

•	solid and proven management team with meaningful incentives;

•	low technological and/or product obsolescence risk; and

•	a diversified customer and supplier base.
Our management team’s strategy for our subsidiaries involves:

•	utilizing structured incentive compensation programs tailored to each business in order to attract, recruit and retain talented managers to operate our businesses;

•
regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems to effectively achieve these goals;

•	assisting management in their analysis and pursuit of prudent organic cash flow growth strategies (both revenue and cost related);

•	identifying and working with management to execute attractive external growth and acquisition opportunities; and

•	forming strong subsidiary level boards of directors, including independent directors, to supplement management in their development and implementation of strategic goals and objectives.
Based on the experience of our management team and its ability to identify and negotiate acquisitions, we believe we are well- positioned to acquire additional attractive businesses. Our management team has a large network of approximately 2,000 deal intermediaries to whom it actively markets and who we expect to expose us to potential acquisitions. Through this network, as well as our management team’s active proprietary transaction sourcing efforts, we typically have a substantial pipeline of potential acquisition targets. In consummating transactions, our management team has, in the past, been able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations. We believe the flexibility, creativity, experience and expertise of our management team in structuring transactions provides us with a strategic advantage by allowing us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.
In addition, because we intend to fund acquisitions through the utilization of our Revolving Credit Facility, we do not expect to be subject to delays in or conditions by closing acquisitions that would be typically associated with transaction specific financing, as is typically the case in such acquisitions. We believe this advantage is a powerful one and is highly unusual in the marketplace for acquisitions in which we operate.
Initial public offering and Company formation
On May 16, 2006, we completed our initial public offering of 13,500,000 shares of the Trust at an offering price of $15.00 per share (the “IPO”). Subsequent to the IPO the Company’s board of directors engaged our Manager to externally manage the day-to-day operations and affairs of the Company, oversee the management and operations of the businesses and to perform those services customarily performed by executive officers of a public company.
From May 16, 2006 through December 31, 2018, we purchased nineteen businesses (each of our businesses is treated as a separate operating segment) and disposed of seven businesses. The tables below reflect summarized information relating to our acquisitions and dispositions from the date of our IPO through December 31, 2018 (in thousands):
Acquisitions

			Ownership Interest - December 31, 2018
Business	Acquisition Date	CODI Purchase Price	Primary	Diluted
CBS Holdings (Staffmark) (1)	May 16, 2006	$183,200	N/a	N/a
Crosman (4)	May 16, 2006	$72,600	N/a	N/a
Advanced Circuits (3)	May 16, 2006	$81,000	69.4%	69.2%
Silvue	May 16, 2006	$36,000	N/a	N/a
Tridien (3)	August 1, 2006	$31,000	N/a	N/a
Aeroglide	February 28, 2007	$58,200	N/a	N/a
Halo	February 28, 2007	$62,300	N/a	N/a
American Furniture	August 31, 2007	$97,000	N/a	N/a
FOX (2)	January 4, 2008	$80,400	N/a	N/a
Liberty Safe (3)	March 31, 2010	$70,200	88.6%	85.2%
Ergobaby (3)	September 16, 2010	$85,200	81.9%	76.4%
CamelBak	August 24, 2011	$251,400	N/a	N/a
Arnold Magnetics	March 5, 2012	$128,800	96.7%	79.4%
Clean Earth (3)	August 7, 2014	$251,400	N/a	N/a
Sterno (3) (4)	October 10, 2014	$314,400	100.0%	88.9%
Manitoba Harvest (3)	July 10, 2015	$102,700	N/a	N/a
5.11	August 31, 2016	$408,200	97.5%	88.7%
Velocity Outdoor (3) (5)	June 2, 2017	$150,400	99.2%	91%
Foam Fabricators	February 15, 2018	$253,400	100%	91.5%

(1) The total purchase price for CBS Holdings includes the acquisition of Staffmark Investment LLC in January 2008 for a purchase price of $128.6 million. The Company renamed its CBS Personnel business Staffmark subsequent to the acquisition.
(2) FOX completed an IPO of its common stock in August 2013 in which we sold a 22% interest in FOX, reducing our ownership interest to 53%. In July 2014, FOX completed a secondary offering in which we sold a 12% interest in FOX, reducing our ownership interest to 41% and resulting in the deconsolidation of FOX from our financial results. We subsequently sold our remaining shares of FOX and now hold no ownership interest in FOX. We recognized total net proceeds from the sale of our FOX shares of approximately $465.1 million.

(3) The total purchase price does not reflect add-on acquisitions made by our businesses subsequent to their purchase by CODI unless indicated.
(4) The total purchase price of Sterno includes the acquisition of Rimports, Inc. in February 2018 for a purchase price of $154.4 million.

(5) Velocity Outdoor (formerly "Crosman Corp.") was purchased by the Company in May 2006 and subsequently sold in January 2007. We reacquired Velocity Outdoor in June 2017.
Dispositions

Business	Date of Disposition	Sale Price	CODI Proceeds from Disposition (1)	Gain (loss) recognized (2)
Crosman	January 5, 2007	$143,000	$109,600	$35,800
Aeroglide	June 24, 2008	$95,000	$78,500	$33,700
Silvue	June 25, 2008	$95,000	$63,600	$39,600
Staffmark	October 17, 2011	$295,000	$216,000	$88,500
Halo	May 1, 2012	$76,500	$66,500	$(300)
CamelBak	August 3, 2015	$412,500	$367,800	$158,300
American Furniture	October 5, 2015	$24,100	$23,500	$(14,100)
Tridien	September 21, 2016	$25,000	$22,700	$1,700
FOX	*	*	$526,600	$428,700
Manitoba Harvest (3) (4)	February 28, 2019	$278,800	$225,700	$121,700
Clean Earth (3)	June 28, 2019	$625,000	$554,100	$208,500

(1) CODI portion of the net proceeds from disposition includes debt and equity proceeds and reflects the accounting for the redemption of the sold business's minority shareholders and transaction expenses.
(2) Gain (loss) recognized on sale of our businesses is calculated by deducting our total invested capital from the net sale proceeds received.
(3) Both Manitoba Harvest and Clean Earth were sold subsequent to the year ended December 31, 2018.
(4) Manitoba Harvest was sold in February 2019 for a sale price of C$370.0 million. The sale price in the above table is translated to USD using the exchange rate as of the date of sale.

* We made loans to and purchased a controlling interest in FOX on January 4, 2008, for approximately $80.4 million. In August 2013, FOX completed an initial public offering of its common stock. As a result of the initial public offering, our ownership interest in FOX was reduced to approximately 53.9%. No gain was reflected as a result of the sale of our FOX shares in the initial public offering because our majority classification of FOX did not change. FOX used a portion of their net proceeds received from the sale of their shares as well as proceeds from a new external FOX credit facility to repay $61.5 million in outstanding indebtedness to us under their existing credit facility with us. In July 2014, through a secondary offering, our ownership in FOX was lowered from approximately 53% to approximately 41%, and as a result we deconsolidated FOX as of July 10, 2014. In March and August 2016, through two more secondary offerings and a share repurchase by FOX, our ownership in the outstanding common stock of FOX was further lowered to approximately 23% as of September 30, 2016. In November 2016, through another secondary offering, our ownership in the outstanding common stock of FOX was further lowered to approximately 14%. On March 13, 2017, FOX closed on a secondary public offering of 5,108,718 shares of FOX common stock held by CODI, which represented CODI's remaining investment in FOX. We recognized total net proceeds from the sales of our FOX shares of approximately $465.1 million, plus proceeds from the repayment of the FOX credit facility of $61.5 million upon completion of their initial public offering, and a total gain of $428.7 million.
We are dependent on the earnings of, and cash receipts from, the businesses that we own in order to meet our corporate overhead and management fee expenses and to pay distributions. The earnings and distributions of our businesses are generally lowest in the first quarter, and strongest in the third and fourth quarter, of each fiscal year. These earnings and distributions, net of any non-controlling interest in these businesses, are available to:

•	meet capital expenditure requirements, management fees and corporate overhead charges;

•	fund distributions from the businesses to the Company; and

•	be distributed by the Trust to shareholders.
2018 Highlights and Recent Events
Acquisition of Foam Fabricators
On February 15, 2018, the Company, through a wholly owned subsidiary FFI Compass, Inc., acquired all of the issued and outstanding capital stock of Foam Fabricators, Inc., a Delaware corporation (“Foam Fabricators”), for a purchase price of approximately $253.4 million. Foam Fabricators is a leading designer and manufacturer of custom molded protective foam solutions and OEM components made from expanded polymers such as expanded polystyrene and expanded polypropylene. Founded in 1957 and headquartered in Scottsdale, Arizona, it operates 13 molding and fabricating facilities across North America and provides products to a variety of end-markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building products and others. We funded our acquisition of Foam Fabricators with a draw on our 2014 Revolving Credit Facility.
Acquisition of Rimports
On February 26, 2018, our Sterno subsidiary acquired all of the issued and outstanding capital stock of Rimports, Inc.,, pursuant to a Stock Purchase Agreement, dated January 23, 2018. Sterno purchased a 100% controlling interest in Rimports. Headquartered in Provo, Utah, Rimports is a manufacturer and distributor of branded and private label scented wickless candle products used for home décor and fragrance. Rimports offers an extensive line of wax warmers, scented wax cubes, essential oils and diffusers, and other home fragrance systems, through the mass retailer channel. The purchase price, net of transaction costs, was approximately $154.4 million, subject to any working capital adjustment. The purchase price of Rimports includes a potential earn-out of up to $25 million contingent on the attainment of certain future performance criteria of Rimports. At December 31, 2018, the earn-out was not expected to be paid. Sterno funded the acquisition through their intercompany credit facility with the Company.
Acquisition of Ravin
On September 4, 2018, Velocity Outdoor (formerly "Crosman Corp.") acquired all of the outstanding membership interests in Ravin for a purchase price of approximately $98.0 million, net of transaction costs, plus a potential earn-out of up to $25.0 million based on gross profit levels as of December 31, 2018. Headquartered in Superior, Wisconsin, Ravin Crossbows is a leading designer, manufacturer and innovator of crossbows and accessories. Ravin primarily focuses on the higher-end segment of the crossbow market and has developed significant intellectual property related to the advancement of crossbow technology. The acquisition of Ravin positions Velocity Outdoor to more fully capitalize on the sizeable crossbow market, further diversify its customer base and take advantage of the product and market expertise inside of Ravin.
Trust Preferred Share Issuance
On March 13, 2018, the Trust issued 4,000,000 Series B Preferred Shares for gross proceeds of $100.0 million, or $96.5 million net of underwriters' discount and issuance costs. Distributions on the Series B Preferred Shares will be payable quarterly in arrears, when and as declared by the Company's board of directors on January 30, April 30, July 30, and October 30 of each year, beginning on July 30, 2018. Distributions on the Series B Preferred Shares are cumulative.
Senior Notes and 2018 Credit Facility
On April 18, 2018, we consummated the issuance and sale of $400.0 million aggregate principal amount of our 8.000% Senior Notes due 2026 (the “Notes” or "Senior Notes") offered pursuant to a private offering. We used the net proceeds from the sale of the Notes to repay debt under our existing credit facilities in connection with a concurrent refinancing of our 2014 Credit Facility. The Notes will bear interest at the rate of 8.000% per annum and will mature on May 1, 2026. Interest on the Notes is payable in cash on May 1st and November 1st of each year, beginning on November 1, 2018. The Notes are general senior unsecured obligations and are not guaranteed by our subsidiaries.
Concurrent with the issuance of the Notes, we entered into an Amended and Restated Credit Agreement (the "2018 Credit Facility") to amend and restate the 2014 Credit Facility, originally dated as of June 6, 2014 (as previously amended) among the Company, the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent. The 2018 Credit Facility provides for (i) revolving loans, swing line loans and letters of credit

(the “2018 Revolving Credit Facility”) up to a maximum aggregate amount of $600 million, and (ii) a $500 million term loan (the “2018 Term Loan”). The 2018 Term Loan was issued at an original issuance discount of 99.75%. We used the proceeds from the 2018 Credit Facility and the proceeds from the Notes offering to pay all amounts outstanding under our existing credit agreement and to pay the fees, original issue discount and expenses incurred in connection with the 2018 Credit Facility and Notes.
2018 Distributions
Common shares - For the 2018 fiscal year we declared distributions to our common shareholders totaling $1.44 per share.
Preferred shares - For the 2018 fiscal year we declared distributions to our preferred shareholders totaling $1.8125 per share on our Series A Preferred Shares and $1.724375 on our Series B Preferred Shares.
Subsequent Event
Manitoba Harvest
On February 19, 2019, we entered into a definitive agreement (the "Agreement") with Tilray, Inc. ("Tilray") and a wholly-owned subsidiary of Tilray, 1197879 B.C. Ltd. (“Tilray Subco”), to sell to Tilray, Inc., through Tilray Subco, all of the issued and outstanding securities of Manitoba Harvest for total consideration of up to C$419 million. Subject to certain customary adjustments, the shareholders of Manitoba Harvest, including the Company, may receive the following from Tilray as consideration for their shares of Manitoba Harvest: (i) C$150 million in cash to the holders of preferred shares of Manitoba Harvest and the holders of common shares of Manitoba Harvest (“Common Holders”) and C$127.5 million in shares of class 2 Common Stock of Tilray (“Common Stock”) to the Common Holders on the closing date of the sale (the “Closing Date Consideration”), (ii) C$50 million in cash and C$42.5 million in Common Stock to the Common Holders on the date that is six months after the closing date of the Arrangement (the “Deferred Consideration”) and (iii) C$49 million in Common Stock to the Common Holders, which amount may be reduced, potentially to zero, if Manitoba Harvest fails to attain certain levels of U.S. branded gross sales of edible or topical products containing broad spectrum hemp extracts or cannabidiols prior to December 31, 2019. The cash portion of the Closing Date Consideration will be reduced by the amount of the net indebtedness of Manitoba Harvest on the closing date and transaction expenses expected to be approximately $5 million. The Common Stock consideration is expected to be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act and pursuant to exemptions from applicable securities laws of any state of the United States, such that any shares of Common Stock received by the Common Holders will be freely tradeable. The sale of Manitoba Harvest will occur pursuant to a plan of arrangement under the Business Operations Act (British Columbia). The completion of the plan of arrangement was subject to approval by the British Columbia Supreme Court, which occurred on February 21, 2019. The sale is expected to close as soon as practicable following receipt of court approval.
2019 Outlook and Significant Trends
During 2018, the middle market continued to be an active segment for deal flow, with further acceleration of deal flow expected in 2019. High valuation levels continue to be driven by the availability of debt capital with favorable terms and financial and strategic buyers seeking to deploy available equity capital. We believe that companies will focus on expanding their customer bases by diversifying their products and services in existing geographic areas during 2019.
We remain focused on marketing the Company’s attractive ownership and management attributes to potential sellers of middle market businesses and intermediaries. In addition, we continue to pursue opportunities for add-on acquisitions by certain of our existing subsidiary companies, which can be particularly attractive from a strategic perspective.
Business Outlook
For 2019, we anticipate our niche industrial companies, combined as a whole, will continue to grow revenue and earnings as a result of the overall health of the economy.  Our branded consumer companies, combined as a whole, may be impacted in 2019 by the continued weakening in the U.S. retail landscape, specifically, lower consumer foot traffic in brick and mortar retail, and the related shift to more online shopping.  We believe our branded consumer companies’ combined as a whole, with their strong positions in their respective markets and powerful brands, remain well positioned to grow revenue and earnings in 2019, notwithstanding this difficult landscape.

The areas of focus for 2019, which are generally applicable to each of our businesses, include:

•	Achieving sales growth through a combination of new product development, increasing distribution and international expansion;

•	Taking market share, where possible, in each of our niche market leading companies, generally at the expense of less well capitalized competitors;

•	Striving for excellence in supply chain management, manufacturing and technological capabilities;

•	Continuing to pursue expense reduction and cost savings in lower margin business lines or in response to lower production volume;

•	Continuing to grow through disciplined, strategic acquisitions and rigorous integration processes; and

•
Driving free cash flow through increased net income and effective working capital management, enabling continued investment in our businesses, strategic acquisitions, and distributions to our shareholders.

Results of Operations
The following discussion reflects a comparison of the historical results of operations of our consolidated business for the years ended December 31, 2018, 2017 and 2016, and components of the results of operations as well as those components presented as a percent of net revenues, for each of our businesses on a stand-alone basis.
We acquired Foam Fabricators in February 2018, Velocity Outdoor in June 2017, 5.11 in August 2016 and our Sterno business acquired Rimports in February 2018. In the following results of operations, we provide (i) our actual Consolidated Results of Operations for the years ended December 31, 2018, 2017 and 2016, which includes the historical results of operations of each of our businesses (operating segments) from the date of acquisition in accordance with generally accepted accounting principles in the United States ("GAAP") and (ii) comparative historical components of the results of operations for each of our businesses on a stand-alone basis (“Results of Operations – Our Businesses”), for each of the years ended December 31, 2018, 2017 and 2016, where all years presented include relevant pro-forma adjustments for pre-acquisition periods and explanations where applicable. For the 2018 acquisitions of Foam Fabricators and Rimports, the pro forma results of operations have been prepared as if we purchased these businesses on January 1, 2017. The historical operating results of Rimports have been added to the previously reported Sterno results of operations for the year ended December 31, 2017 and the Sterno results of operations for the 2018 period prior to acquisition by Sterno. For the 2017 acquisition of Velocity Outdoor and the 2016 acquisition of 5.11, the pro forma results of operations have been prepared as if we purchased these businesses on January 1, 2016. We believe this presentation enhances the discussion and provides a more meaningful comparison of operating results. The following operating results of our businesses are not necessarily indicative of the results to be expected for a full year, going forward.
All dollar amounts in the financial tables are presented in thousands. References in the financial tables to percentage changes that are not meaningful are denoted by "NM."
Consolidated Results of Operations — Compass Diversified Holdings

	Year Ended December 31,
	2018	2017	2016

Net revenues	$1,357,320	$1,002,783	$729,989
Cost of revenues	887,478	641,394	484,253
Gross profit	469,842	361,389	245,736
Selling, general and administrative expense	320,085	261,516	166,485
Management fees	43,443	31,843	28,558
Amortization of intangibles	49,686	34,665	17,983
Asset impairment / Loss on disposal of assets	—	8,864	21,899
Operating income	56,628	24,501	10,811
Interest expense	(55,245)	(27,255)	(24,180)
Amortization of debt issuance costs	(3,905)	(4,002)	(2,763)
Other income (expense)	(5,889)	(2,875)	74,863
Income (loss) from continuing operations before income taxes	(8,411)	(9,631)	58,731
Provision (benefit) for income taxes	10,466	(23,741)	13,933
Income (loss) from continuing operations	$(18,877)	$14,110	$44,798
Year ended December 31, 2018 compared to the Year ended December 31, 2017
Net revenues
Net revenues for the year ended December 31, 2018 increased by approximately $354.5 million or 35.4% compared to the corresponding period in 2017.  Our acquisitions of Foam Fabricators and Rimports in February 2018 contributed $113.4 million and $145.6 million, respectively, to the increase in revenue, while our acquisition of Velocity Outdoor in June 2017 contributed $52.9 million to the increase, reflecting a full year of ownership compared to the corresponding period in 2017, as well as the acquisition of Ravin in September 2018. We also saw notable sales increases at 5.11 ($37.9 million), Arnold ($12.3 million) and our legacy Sterno business exclusive of Rimports ($9.4 million). These increases in revenue were partially offset by decreases in net revenue at Liberty ($9.3 million) and Ergo ($12.4 million) in 2018 as compared to 2017. Refer to "Results of Operations - Our Businesses" for a more detailed analysis of net revenue by business segment.
We do not generate any revenues apart from those generated by the businesses we own. We may generate interest income on the investment of available funds, but expect such earnings to be minimal. Our investment in our businesses is typically in the form of loans from the Company to such businesses, as well as equity interests in those businesses. Cash flows coming to the Trust and the Company are the result of interest payments on those loans, amortization of those loans and, in some cases, dividends on our equity ownership. However, on a consolidated basis these items will be eliminated.
Cost of revenues
On a consolidated basis, cost of revenues increased approximately $246.1 million during the year ended December 31, 2018, compared to the corresponding period in 2017. Our acquisitions of Foam Fabricators and Rimports in February 2018 contributed $82.6 million and $110.5 million, respectively, to the increase in cost of revenues, while our acquisition of Velocity Outdoor in June 2017 contributed $35.3 million to the increase, reflecting a full year of ownership compared to the corresponding period in 2017, as well as the acquisition of Ravin in September 2018. Our legacy Sterno business exclusive of Rimports had an increase in cost of revenues of $9.3 million, and Arnold had an increase in cost of revenues of $8.6 million, both in line with the increase in revenues at these entities. These increases were offset by decreases in cost of revenues at other operating segments, particularly Ergo ($3.1 million decrease) and Liberty ($3.3 million decrease).
Gross profit as a percentage of net revenues was approximately 34.6% in year ended December 31, 2018 compared to 36.0% in 2017. Refer to "Results of Operations - Our Businesses" for a more detailed analysis of gross profit by business segment.
Selling, general and administrative expense
Consolidated selling, general and administrative expense increased approximately $58.6 million during the year ended December 31, 2018, compared to the corresponding period in 2017. The increase in expenses in 2018 compared to 2017 is principally the result of the acquisition of Foam Fabricators ($12.3 million including $1.6 million in acquisition costs), Rimports ($4.0 million, including $0.6 million in acquisition costs) and Velocity Outdoor ($10.4 million) reflecting a full year of ownership compared to the corresponding period in 2017, as well as the acquisition of Ravin in September 2018 and acquisition costs related to Ravin of $1.4 million. We also saw a notable increase in selling, general and administrative year-over-year at 5.11 ($22.2 million). Refer to "Results of Operations - Our Businesses" for a more detailed analysis of selling, general and administrative expense by business segment. At the corporate level, general and administrative expense increased from $12.7 million in 2017 to $14.3 million in 2018, primarily due to increased professional fees associated with governance and compliance costs related to the implementation of new accounting standards.
Fees to manager
Pursuant to the Management Services Agreement, we pay CGM a quarterly management fee equal to 0.5% (2.0% annually) of our consolidated adjusted net assets. We accrue for the management fee on a quarterly basis. For the year ended December 31, 2018, we incurred approximately $43.4 million in expense for these fees compared to $31.8 million for the corresponding period in 2017. The $11.6 million increase in the year ended December 31, 2018 is principally due to the increase in consolidated net assets resulting from the acquisition of Foam Fabricators in February 2018, and the add-on acquisitions by our businesses that occurred throughout 2018.
Amortization expense
Amortization expense for the year ended December 31, 2018 increased $15.0 million to $49.7 million as compared to the prior year, primarily as a result of the acquisitions of Foam Fabricators and Rimports in February 2018.
Interest Expense
We recorded interest expense totaling $55.2 million for the year ended December 31, 2018 compared to $27.3 million for the comparable period in 2017, an increase of $28.0 million. The increase in interest expense primarily reflects the interest associated with the issuance of our Senior Notes in April 2018 and the increase in the amount outstanding on our revolving credit facility in the current year. We recorded $22.5 million in interest expense for the period from the date of issuance through December 31, 2018 related to the Senior Notes. The average amount outstanding on our revolving credit facility in 2017 was $33.6 million, while the average amount outstanding during 2018 was $205.1 million as a result of our add-on acquisitions that occurred in 2018. Our interest expense also reflects the effect of the unrealized gains or losses on our interest rate swap. In 2018 and 2017, we recognized unrealized gains of $2.3 million and $0.6 million, respectively, which reduced our interest expense.
Income Taxes
We had income tax expense of $10.5 million with an effective income tax rate of 124.4% during the year ended December 31, 2018 compared to income tax benefit of $23.7 million with an effective income tax rate of 246.5% during the same period in 2017. The effective tax rate for the years ended December 31, 2018 and 2017 includes a loss at our parent company, which is taxed as a partnership. In December 2017, the U.S. government enacted the Tax Cuts and Jobs Act of 2017 (the "Tax Act") which made broad and complex changes to the U.S. tax code. Among other changes of the Tax Act, the tax rate on corporations was reduced from from 35% to 21%; a limitation on the deduction of interest expense was enacted, certain tangible property acquired after September 2017 will qualify for 100% expensing, U.S federal income tax on foreign earnings was eliminated (subject to certain exceptions) and a new base erosion anti-tax abuse tax were added. Although the Company is treated as a partnership for U.S. federal income tax purposes, each of our businesses was affected by the Tax Act, and the resulting impact significantly affected the calculation of our year-to-date consolidated income tax provision in 2018 and 2017. Additionally, in the current year, the effect of the recapitalization at Sterno and state income taxes as well as the geographic mix of income had a significant impact on our effective tax rate. In the prior year, the impairment expense at our Arnold business and non-deductible costs at the corporate level, including the effect of the loss on our equity investment of FOX prior to the sale of our remaining FOX shares in the first quarter of 2017, account for the majority of the remaining difference in our effective income tax rates year over year.
Year ended December 31, 2017 compared to the Year ended December 31, 2016
Net revenues
On a consolidated basis, net revenues for the year ended December 31, 2017 increased by approximately $272.8 million or 37.4% compared to the corresponding period in 2016.  Velocity Outdoor sales since the date of acquisition were $78.4 million, while $200.0 million of the increase reflects a full year of net sales at 5.11 in 2017 as compared to 2016. We also saw a notable sales increase at Sterno ($7.3 million, primarily due to the acquisition of Sterno Home in January 2016), offset by a decrease in sales at Liberty ($11.9 million) in 2017 as compared to 2016. Refer to "Results of Operations - Our Businesses" for a more detailed analysis of net revenues by business segment.
We do not generate any revenues apart from those generated by the businesses we own. We may generate interest income on the investment of available funds, but expect such earnings to be minimal. Our investment in our businesses is typically in the form of loans from the Company to such businesses, as well as equity interests in those businesses. Cash flows coming to the Trust and the Company are the result of interest payments on those loans, amortization of those loans and, in some cases, dividends on our equity ownership. However, on a consolidated basis these items will be eliminated.
Cost of revenues
On a consolidated basis, cost of revenues increased approximately $157.1 million during the year ended December 31, 2017, compared to the corresponding period in 2016. Velocity cost of sales since the date of acquisition were $61.7 million, while 5.11 Tactical accounted for $103.5 million of the increase, reflecting a full year of ownership in 2017. The remaining amount of the increase was primarily due to add-on acquisitions made during 2016 at Clean Earth, Sterno and Ergobaby. Gross profit as a percentage of net revenues was approximately 36.0% in year ended December 31, 2017 compared to 33.7% in 2016. Refer to "Results of Operations - Our Businesses" for a more detailed analysis of gross profit by business segment.
Selling, general and administrative expense
Consolidated selling, general and administrative expense increased approximately $95.0 million during the year ended December 31, 2017, compared to the corresponding period in 2016. The increase in expenses in 2017 compared to 2016 is principally the result of the acquisition of Velocity in June 2017 ($12.3 million in selling, general and administrative expenses, including $1.8 million in acquisition costs for Velocity and the add-on acquisition of Lasermax in July 2017), and a full year of ownership of 5.11 ($125.0 million in selling, general and administrative expenses in 2017 compared to $38.1 million in 2016). Refer to "Results of Operations - Our Businesses" for a more detailed analysis of selling, general and administrative expense by business segment. At the corporate level, general and administrative expense increased from $12.3 million in 2016 to $12.7 million in 2017, primarily due to increased professional fees associated with compliance costs.
Fees to manager
Pursuant to the Management Services Agreement, we pay CGM a quarterly management fee equal to 0.5% (2.0% annually) of our consolidated adjusted net assets. We accrue for the management fee on a quarterly basis. For the year ended December 31, 2017, we incurred approximately $31.8 million in expense for these fees compared to 28,558 thousand for the corresponding period in 2016. The $3.3 million increase in the year ended December 31, 2017 is principally due to the increase in consolidated net assets resulting from the acquisition of Velocity in June 2017, 5.11 in August 2016, and the add-on acquisitions by our businesses that occurred throughout 2016.
Amortization expense
Amortization expense for the year ended December 31, 2017 increased $16.7 million to $34.7 million as compared to the prior year, primarily as a result of the acquisition of Velocity in June 2017 and 5.11 in August 2016.
Impairment expense and Loss on disposal of assets
Arnold performed an interim impairment test at each of its reporting units in the fourth quarter of 2016, which resulted in the recording of preliminary impairment expense of the PMAG reporting unit of $16.0 million as of December 31, 2016. In the first quarter of 2017, Arnold completed the impairment testing of the PMAG reporting unit and recorded an additional $8.9 million impairment expense based on the results of the Step 2 impairment testing.
Interest expense
We recorded interest expense totaling $27.3 million in the year ended December 31, 2017, an increase of $3.1 million compared to the prior year. The increase was a result of a full year of interest on our 2016 Incremental Term Loan, which we entered into in August 2016, as well as an increase in the unused fee we pay on our Revolving Credit Facility. The average amount outstanding on our revolving credit facility in 2017 was $29.1 million, while the average outstanding amount in 2016 was $27.4 million.
Income Taxes
We recorded an income tax benefit of $23.7 million with an effective tax rate of 246.5% for the year ended December 31, 2017 and $13.9 million of income tax expense with an effective tax rate of 23.7% for the year ended December 31, 2016. In December 2017, the U.S. government enacted comprehensive tax legislation which made broad changes to the U.S. tax code, including a reduction in the tax rate on corporations from 35% to 21%, a limitation on the deduction of interest expense, U.S. federal income taxes on foreign earnings was eliminated (subject to several exceptions) and new provisions designed to tax currently global intangible low taxed income and a new base erosion anti-abuse tax were added. Although the Trust and the Company are treated as partnerships for U.S. income tax purposes and are therefore not subject to net income taxes, we consolidate the results of the businesses in which we own or control more than a 50% share of the voting interest. The income tax benefit in 2017 reflects the accounting for the effect of the changes resulting from the new tax legislation at our consolidated subsidiaries.
Results of Operations — Our Businesses
We categorize the businesses we own into two separate groups of businesses (i) branded consumer businesses, and (ii) niche industrial businesses. Branded consumer businesses are characterized as those businesses that we believe capitalize on a valuable brand name in their respective market sector. We believe that our branded consumer businesses are leaders in their particular category. Niche industrial businesses are characterized as those businesses that focus on manufacturing and selling particular products or services within a specific market sector. We believe that our niche industrial businesses are leaders in their specific market sector.
Branded Consumer Businesses
5.11
Overview
5.11 is a leading provider of purpose-built tactical apparel and gear for law enforcement, firefighters, EMS, and military special operations as well as outdoor and adventure enthusiasts. 5.11 is a brand known for innovation and authenticity, and works directly with end users to create purpose-built apparel and gear designed to enhance the safety, accuracy, speed and performance of tactical professionals and enthusiasts worldwide.  5.11 operates sales offices and distribution centers globally, and 5.11 products are widely distributed in uniform stores, military exchanges, outdoor retail stores, its own retail stores and on 511tactical.com.
Results of Operations
In the following results of operations, we provide (i) the actual consolidated results of operations for 5.11 for the years ended December 31, 2018 and 2017, and (ii) comparative results of operations for 5.11 for the year ended December 31, 2016, as if we had acquired the business on January 1, 2016, including relevant pro forma adjustments for the pre-acquisition period and explanations where applicable.

	Year ended December 31,
(in thousands)	2018		2017		2016
					(Pro forma)
Net sales	$347,921	100.0%	$309,999	100.0%	$295,256	100.0%
Gross profit (1)	$160,798	46.2%	$127,708	41.2%	$112,800	38.2%
Selling, general and administrative expense (2)	$147,137	42.3%	$124,970	40.3%	$107,149	36.3%
Operating income (loss)	$3,916	1.1%	$(7,121)	(2.3)%	$(3,852)	(1.3)%

Pro forma results of operations for 5.11 for the annual period ended December 31, 2016 include the following pro forma adjustments applied to historical results:

(1) Gross profit was increased by $0.1 million for the year ended December 31, 2016 to reflect the increase in the depreciable lives for machinery and equipment.
(2) Selling, general and administrative expense was increased by approximately $0.9 million in the year ended December 31, 2016 related to stock compensation expense for stock options that were granted to 5.11 employees as a result of the acquisition.
Year ended December 31, 2018 compared to the Year ended December 31, 2017
Net sales
Net sales for the year ended December 31, 2018 were $347.9 million, an increase of $37.9 million, or 12.2%, compared to the same period in 2017. This increase is due primarily to retail and e-commerce sales growth of $25.4 million or 51%, driven by growing demand in direct to consumer channels. Retail sales grew largely due to eighteen new retail store openings since December 2017 (bringing the total store count to forty-five as of December 31, 2018). The increase in net sales for the year ended December 31, 2018 as compared to the corresponding period in the prior year was offset by a $17.6 million decline in Direct-to-Agency sales. Direct-to-agency sales represent large contracts consisting primarily of SMU (special make-up) custom uniform product designed for large law enforcement divisions. The Direct-to-agency contract process is driven primarily by lengthy governmental approval processes and can take upwards of 18 to 36 months, therefore revenue streams are not consistent year-over-year.

Gross Profit
Gross profit as a percentage of net sales increased from 41.2% in the year ended December 31, 2017 to 46.2% in the year ended December 31, 2018. Cost of sales for the year ended December 31, 2017 included $21.7 million in expense related to a $39.1 million inventory step-up resulting from the acquisition purchase price allocation. The total inventory step-up amount of $39.1 million was expensed to cost of goods sold over the expected turns of 5.11's inventory. Excluding the effect of the expense associated with the inventory step-up in 2017, gross profit for the year ended December 31, 2017 was 48.2%. The decrease in gross profit percentage in the year ended December 31, 2018 was primarily due to a higher level of chargebacks incurred and discretionary discounts granted to customers while working through the backlog associated with challenges experienced while implementing a new Enterprise Resource Planning (ERP) system.
Selling, general and administrative expense
Selling, general and administrative expenses for the year ended December 31, 2018 increased to $147.1 million or 42.3% of net sales compared to $125.0 million or 40.3% of net sales in the same period in 2017. This increase in selling, general and administrative expense as a percentage of net sales was primarily due to eighteen new retail stores that were not open in the prior comparable period, higher temporary labor costs associated with the ERP implementation, higher software maintenance costs related to the ERP system and costs to move into 5.11’s new Manteca warehouse facility, which occurred in the second quarter of 2018.
Income (loss) from operations
Income from operations for the year ended December 31, 2018 was $3.9 million, an increase of $11.0 million when compared to the same period in 2017, primarily due to the amortization of the inventory step-up resulting from the purchase price allocation and the increase in selling, general and administrative expense as noted above.
Year ended December 31, 2017 compared to Pro Forma Year ended December 31, 2016
Net sales
Net sales for the year ended December 31, 2017 were $310.0 million, an increase of $14.7 million, or 5.0%, compared to the same period in 2016. This increase is due primarily to an $8.2 million increase in international direct-to-agency business, and increased retail and e-commerce sales. Direct-to-agency sales represent large non-recurring contracts consisting primarily of SMU (special make-up) custom uniform product designed for large law enforcement divisions. Retail and e-commerce sales grew $16.3 million, or 50%, driven by growing demand in direct to consumer channels. Retail sales grew largely due to seventeen new retail store openings in 2017 (bringing the total store count to 27 as of December 31, 2017). The consumer wholesale channel experienced a $4.6 million decrease due primarily to the bankruptcy of a large outdoor retail customer. 5.11 implemented a new Enterprise Resource Planning (ERP) system and as part of the go-live process 5.11 shut down its warehouse as planned on September 28, 2017 to begin the cut-over activities. Upon reopening the warehouse on October 9, 2017, 5.11 encountered shipping challenges due to the ERP system not functioning as designed. This resulted in lost orders and an order backlog that reached over $20.0 million as of December 31, 2017.
Gross Profit
Gross profit as a percentage of net sales increased from 38.2% in the year ended December 31, 2016 to 41.2% in the year ended December 31, 2017. Cost of sales for the year ended December 31, 2017 includes $21.7 million in expense related to a $39.1 million inventory step-up resulting from the acquisition purchase price allocation, while cost of sales for the year ended December 31, 2016 includes $17.4 million in expense related to the purchase price allocation. The total inventory step-up amount of $39.1 million was expensed to cost of goods sold over the expected turns of 5.11's inventory. Excluding the effect of the expense associated with the inventory step-up in both periods, gross profit as a percentage of net sales increased 420 basis points to 48.2% for the year ended December 31, 2017 compared to 44.0% for the year ended December 31, 2016. This increase in gross profit percentage is due to lower product costs from efficiency in sourcing operations, improved gross margins on new product introductions, and a larger proportion of revenues from the higher margin retail and e-commerce distribution channels as compared to the same period in 2016.
Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2017 increased to $125.0 million or 40.3% of net sales compared to $107.1 million or 36.3% of net sales in the same period in 2016. This increase in selling, general and administrative expenses was primarily attributable to seventeen new retail stores that were not open in the prior comparable period, strategic investments into sales and marketing, and integration service fees billed by CGM to 5.11 ($1.2 million in 2016 compared to $2.3 million in 2017).

Loss from operations
Loss from operations for the year ended December 31, 2017 was $7.1 million, a decrease of $3.3 million when compared to the same period in 2016, primarily due to the amortization of the inventory step-up resulting from the purchase price allocation, as well as the other factors noted above.

Ergobaby
Overview
Ergobaby, headquartered in Los Angeles, California, is a designer, marketer and distributor of wearable baby carriers and accessories, blankets and swaddlers, nursing pillows, and related products.  Ergobaby primarily sells its Ergobaby and Baby Tula branded products through brick-and-mortar retailers, national chain stores, online retailers, its own websites and distributors and derives more than half of its sales from outside of the United States.

On May 12, 2016, Ergobaby acquired membership interests of New Baby Tula LLC (“Baby Tula”) for approximately $73.8 million, excluding a potential earn-out payment. Baby Tula designs, markets and distributes baby carriers and accessories. The results of operations of Baby Tula are included from the date of acquisition.
Results of Operations

	Year ended December 31,
(in thousands)	2018		2017		2016
Net sales	$90,566	100.0%	$102,969	100.0%	$103,348	100.0%
Gross profit	$59,686	65.9%	$68,945	67.0%	$63,386	61.3%
Selling, general and administrative expense	$40,215	44.4%	$33,359	32.4%	$37,703	36.5%
Income from operations	$11,522	12.7%	$24,503	23.8%	$17,151	16.6%
Year ended December 31, 2018 compared to the Year ended December 31, 2017
Net sales
Net sales for the year ended December 31, 2018 were $90.6 million, a decrease of $12.4 million or 12.0% compared to the same period in 2017. Net sales from Baby Tula for the year ended December 31, 2018 were $19.4 million, compared to $22.4 million in net sales in the year ended December 31, 2017. During the year ended December 31, 2018, international sales were approximately $58.0 million, representing a decrease of $4.6 million over the corresponding period in 2017. Baby Tula international sales during the year ended December 31, 2018 increased $1.0 million from the corresponding period in 2017. Domestic sales were $32.6 million during the year ended December 31, 2018, reflecting a decrease of $7.8 million compared to the corresponding period in 2017. The decrease in domestic sales was primarily the result of the disruption in the retail landscape during 2018, including the continuing effect of the liquidation of a large U.S. retail customer.
Cost of sales
Gross profit as a percentage of net sales was 65.9% for the year ended December 31, 2018 compared to 67.0% for the same period in 2017. The decrease in gross profit as a percentage of net sales in the year ended December 31, 2018 compared to the year ended December 31, 2017 was due to changes in product mix and increased production costs as a result of the launch of a new stroller product.
Selling, general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2018 increased to approximately $40.2 million or 44.4% of net sales compared to $33.4 million or 32.4% of net sales for the same period of 2017. Selling, general and administrative expense in the prior year included the reversal of the fair value of the contingent consideration related to Ergobaby's acquisition of Baby Tula of $3.8 million. Eliminating the effect of the contingent consideration, the increase in Ergobaby's selling, general and administrative expense for the year ended December 31, 2018 compared to the same period in 2017 was primarily due to increases in employee related costs, additional marketing for the new stroller product category launch, additional expense related to the closure of a large retail account, higher distribution and fulfillment costs, commissions due to the mix of sales, as well as the impact of foreign exchange rates.
Income from operations
Income from operations for the year ended December 31, 2018 decreased $13.0 million, to $11.5 million, compared to $24.5 million for the same period of 2017, primarily as a result of the factors described above.
Year ended December 31, 2017 compared to the Year ended December 31, 2016
Net sales
Net sales for the year ended December 31, 2017 were $103.0 million, a decrease of $0.4 million or 0.4% compared to the same period in 2016. Net sales from Baby Tula for the year ended December 31, 2017 were $22.4 million, compared to $16.3 million in sales in the post-May acquisition period in 2016. During the year ended December 31, 2017, international sales were approximately $62.6 million, representing an increase of $5.2 million over the corresponding period in 2016. International sales of baby carriers and accessories increased by approximately $7.2 million and international sales of infant travel systems decreased by approximately $1.4 million during the year ended

December 31, 2017 as compared to the comparable period in 2016. Baby Tula international sales during the year ended December 31, 2017 increased $3.3 million from the corresponding period in 2016. Domestic sales were $40.4 million during the year ended December 31, 2017, reflecting a decrease of $6.4 million compared to the corresponding period in 2016. The decrease in domestic sales is attributable to a $6.1 million decrease in domestic infant travel systems and accessories sales, a $2.1 million decrease in sales of Ergo branded baby carrier and accessories to national and specialty retail accounts, partially offset by a $1.8 million increase in Baby Tula domestic sales. The decrease in baby carrier and accessories sales was attributable to the overall weakness in the U.S. retail market during 2017, as well as the bankruptcy of a large national retailer. The decrease in infant travel systems and accessories sales was primarily attributable to exiting the Orbit Baby business during 2016. Baby carriers, sleep products and accessories represented 100% of sales in 2017 compared to 93% in 2016.
Gross Profit
Gross profit as a percentage of net sales was 67.0% for the year ended December 31, 2017 compared to 61.3% for the same period in 2016. Gross profit for the year ended December 31, 2016 included expense of $4.7 million related to the inventory step-up at Baby Tula resulting from the purchase price allocation. Excluding the step-up in inventory at Baby Tula 2016, gross margin would have been 66.0% in the prior year.
Selling, general and administrative expenses
Selling, general and administrative expense for the year ended December 31, 2017 decreased to approximately $33.4 million or 32.4% of net sales compared to $37.7 million or 36.5% of net sales for the same period of 2016. The $4.3 million decrease in the year ended December 31, 2017 compared to the same period in 2016 was primarily attributable to the reversal of the fair value of the contingent consideration related to Ergobaby's acquisition of Baby Tula. The contingent consideration related to the acquisition of Baby Tula had a fair value of $3.8 million and was reversed as of December 31, 2017, when the metrics related to the earnout were not met. The decrease in expense was also due to lower professional fees and marketing expenses, due to the timing of marketing spend, and to lower acquisition costs, related to the 2016 Baby Tula acquisition.
Income from operations
Income from operations for the year ended December 31, 2017 increased $7.4 million, to $24.5 million, compared to $17.2 million for the same period of 2016, primarily as a result of a $5.9 million loss on disposal of assets recorded during the year ended December 31, 2016 related to its decision to dispose of the Orbit Baby product line.
Liberty Safe
Overview
Founded in 1988 and based in Payson, Utah, Liberty Safe is the premier designer, manufacturer and marketer of home and gun safes in North America. From its over 300,000 square foot manufacturing facility, Liberty Safe produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles ranging from an entry level product to good, better and best products. Products are marketed under the Liberty brand, as well as a portfolio of licensed and private label brands, including Cabela’s, Case IH, Colt and John Deere. Liberty Safe’s products are the market share leader and are sold through an independent dealer network ("Dealer sales") in addition to various sporting goods, farm and fleet and home improvement retail outlets ("Non-Dealer sales"). Liberty has the largest independent dealer network in the industry.
Results of Operations

	Year ended December 31,
(in thousands)	2018		2017		2016
Net sales	$82,658	100.0%	$91,956	100.0%	$103,812	100.0%
Gross profit	$19,634	23.8%	$25,645	27.9%	$29,507	28.4%
Selling, general and administrative expense	$13,158	15.9%	$15,361	16.7%	$14,737	14.2%
Income from operations	$5,906	7.1%	$9,475	10.3%	$13,234	12.7%

Year ended December 31, 2018 compared to the Year ended December 31, 2017
Net sales
Net sales for the year ended December 31, 2018 decreased approximately $9.3 million or 10.1%, to $82.7 million, compared to the corresponding period ended December 31, 2017. Non-Dealer sales were approximately $32.9 million in 2018 compared to $42.3 million in 2017, representing a decrease of $9.4 million or 22.2%. Dealer sales totaled approximately $49.7 million in the year ended December 31, 2018 compared to $49.5 million in the same period in 2017, representing an increase of $0.2 million or 0.4%. Liberty continues to face negative trends in the U.S. outdoor retail market, including the bankruptcy filing by a national retailer in the prior year, slower ordering and reductions of inventory levels as a result of the merger of two major outdoor retailers and softer sales at retailers dealing in sporting goods. Liberty Safe’s sales backlog was approximately $6.0 million at December 31, 2018 compared to approximately $6.2 million at December 31, 2017.
Gross Profit
Gross profit as a percentage of net sales totaled approximately 23.8% in 2018 compared to 27.9% in 2017. The decrease in gross profit as a percentage of sales during the year ended December 31, 2018 compared to the same period in 2017 is attributable primarily to cost increases in raw materials. Liberty has continued to see a rise in raw material costs, particularly the cost of steel, during 2018 as the tariffs on imported steel has led to rising domestic steel prices. On average, materials account for approximately 60% of the total costs of a safe, with steel accounting for 45% of material costs.
Selling, general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2018 decreased to approximately $13.2 million or 15.9% of net sales compared to $15.4 million or 16.7% of net sales for the same period of 2017. The $2.2 million decrease is primarily attributable to a nonrecurring $1.9 million reserve recorded in the first quarter of 2017 against the outstanding accounts receivable of a retail customer that filed for bankruptcy.
Income from operations
Income from operations decreased $3.6 million during the year ended December 31, 2018 to $5.9 million compared to income from operations of $9.5 million during the same period in 2017, principally as a result of the decrease in sales and gross profit in 2018, as described above.
Year ended December 31, 2017 compared to the Year ended December 31, 2016
Net sales
Net sales for the year ended December 31, 2017 decreased approximately $11.9 million or 11.4%, to $92.0 million, compared to the corresponding period ended December 31, 2016. Non-Dealer sales were approximately $42.3 million in 2017 compared to $52.5 million in 2016, representing a decrease of $10.2 million or 19.4%. Dealer sales totaled approximately $49.5 million in the year ended December 31, 2017 compared to $51.3 million in the same period in 2016, representing a decrease of $1.8 million or 3.5%. The decrease in sales is attributable to lower overall market demand during the current year as compared to 2016, when uncertainty surrounding the 2016 domestic elections and regulatory environment led to an increased level of demand for safes. The Non-Dealer channel also saw a decrease in sales due to the bankruptcy of a large outdoor retailer in the first quarter of 2017. Liberty Safe’s sales backlog was approximately $6.2 million at December 31, 2017 compared to approximately $8.4 million at December 31, 2016.
Gross Profit
Gross profit as a percentage of net sales totaled approximately 27.9% in 2017 compared to 28.4% in 2016. The decrease in gross profit as a percentage of net sales during the year ended December 31, 2017 compared to the same period in 2016 is attributable primarily to higher material costs related to the cost of steel, which is Liberty's primary raw material, partially offset by gains in manufacturing efficiencies.
Selling, general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2017 increased to approximately $15.4 million or 16.7% of net sales compared to $14.7 million or 14.2% of net sales for the same period of 2016. The $0.6 million increase is primarily attributable to a $1.9 million reserve established against the outstanding accounts receivable of a retail customer that filed for bankruptcy in the first quarter of 2017, offset by a reduction in administrative expenses.

Income from operations
Income from operations decreased $3.8 million during the year ended December 31, 2017 to $9.5 million compared to income from operations of $13.2 million during the same period in 2016, principally as a result of the decrease in sales and gross profit in 2017, as described above.
Velocity Outdoor
Overview
Velocity Outdoor is a leading designer, manufacturer, and marketer of airguns, archery products, laser aiming devices and related accessories. Velocity Outdoor offers its products under the highly recognizable Crosman, Benjamin, LaserMax, Ravin and CenterPoint brands that are available through national retail chains, mass merchants, dealer and distributor networks. Airguns historically represent Velocity Outdoor's largest product category. The airgun product category consists of air rifles, air pistols and a range of accessories including targets, holsters and cases. Velocity Outdoor's other primary product categories are archery, with products including CenterPoint and Ravin crossbows, consumables, which includes steel and plastic BBs, lead pellets and CO2 cartridges, lasers for firearms, and airsoft products. In September 2018, Velocity acquired Ravin Crossbows, a manufacturer and innovator of crossbows and accessories. Ravin primarily focuses on the higher-end segment of the crossbow market and has developed significant intellectual property related to the advancement of crossbow technology.
Results of Operations
Velocity Outdoor was acquired in June 2017. In the following results of operations, we provide the actual results of operations for the year ended December 31, 2018, as well as comparative results of operations for Velocity for the years ended December 31, 2017 and 2016 as if we had acquired the business on January 1, 2016, including relevant pro forma adjustments for pre-acquisition periods and explanations where applicable.

	Year ended December 31,
	2018		2017		2016
(in thousands)			(Pro forma)		(Pro forma)
Net sales	$131,296	100.0%	$120,033	100.0%	$118,736	100.0%
Gross profit (1)	$34,372	26.2%	$27,641	23.0%	$31,727	26.7%
Selling, general and administrative expense (2)	$22,761	17.3%	$18,636	15.5%	$15,660	13.2%
Income from operations	$4,850	3.7%	$3,756	3.1%	$10,909	9.2%
Pro forma results of operations of Velocity for the years ended December 31, 2017 and December 31, 2016 include the following pro forma adjustments, applied to historical results as if we had acquired Velocity on January 1, 2016:
(1) Gross profit was decreased by $0.2 million for the year ended December 31, 2017, and $0.6 million for the year ended December 31, 2016, to reflect the increase in the depreciable lives for machinery and equipment.
(2) Selling, general and administrative expense was increased by $0.4 million for the year ended December 31, 2017, and $0.8 million for the year ended December 31, 2016, to reflect stock compensation expense related to profit interests that were granted to Velocity employees as a result of the acquisition.
Year ended December 31, 2018 compared to the Pro Forma Year ended December 31, 2017
Net sales
Net sales for the year ended December 31, 2018 were $131.3 million compared to net sales of $120.0 million for the year ended December 31, 2017, an increase of $11.3 million or 9.4%. The increase in net sales for the year ended December 31, 2018 is primarily due to add-on acquisitions in the third quarters of 2017 and 2018.
Gross Profit
Gross profit as a percentage of net sales was 26.2% for the year ended December 31, 2018 as compared to 23.0% in the year December 31, 2017. Cost of sales for the year ended December 31, 2018 included $2.5 million in expense related to the inventory step-up resulting from the purchase price allocation for Ravin, while cost of sales for the year ended December 31, 2017 included $3.3 million in expense related to the inventory step-up resulting from the purchase price allocation for Velocity. Excluding the effect of the inventory step-ups, gross profit as a percentage of net sales was 28.1% for the year ended December 31, 2018 as compared to 25.8% for the year ended December 31, 2017 due to the mix of products sold during the two periods.
Selling general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2018 was $22.8 million, or 17.3% of net sales compared to $18.6 million, or 15.5% of net sales, for the year ended December 31, 2017. The selling, general and administrative expense for the year ended December 31, 2018 included $1.3 million in acquisition costs related to our acquisition of Ravin in September 2018. Selling, general and administrative expense for the year ended December 31, 2017 included $1.8 million in transaction costs paid in relation to the acquisition of Velocity in June 2017 and an add-on acquisition at Velocity completed during the third quarter of 2017. The balance of the expense growth in 2018 is related to increased sales support, marketing spend and the impact from the 2017 and 2018 add-on acquisitions.
Income from operations
Income from operations for the year ended December 31, 2018 was $4.9 million, an increase of $1.1 million when compared to income from operations of $3.8 million for the comparable period in 2017, based on the factors described above.
Pro Forma Year ended December 31, 2017 compared to the Pro Forma Year ended December 31, 2016
Net sales
Net sales for the year ended December 31, 2017 were $120.0 million compared to net sales of $118.7 million for the year ended December 31, 2016, an increase of $1.3 million or 1.1%. The increase in net sales for the year ended December 31, 2017 is primarily due to growth in the archery products category and an add-on acquisition during the third quarter of 2017.
Gross Profit
Gross profit as a percentage of net sales was 23.0% for the year ended December 31, 2017 compared to 26.7% for the year ended December 31, 2016. Cost of sales for the year ended December 31, 2017 included $3.3 million in expense related to the inventory step-up resulting from the purchase price allocation for Velocity. Excluding the effect of the inventory step-up, gross profit as a percentage of net sales was 25.8% for the year ended December 31, 2017 as compared to 26.7% for the year ended December 31, 2016 due to the mix of products sold during the two periods.
Selling general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2017 was $18.6 million, or 15.5% of net sales compared to $15.7 million, or 13.2% of net sales, for the year ended December 31, 2016. Selling, general and administrative expense for the year ended December 31, 2017 includes $1.8 million in transaction costs paid in relation to the acquisition of Velocity in June 2017 and an add-on acquisition at Velocity completed during the third quarter of 2017, as well as $0.7 million in integration services fees paid or payable to CGM. Excluding the transaction costs and integration services fee from the selling, general and administrative expense, there was no material change in expense items.
Income from operations
Income from operations for the year ended December 31, 2017 was $3.8 million, a decrease of $7.2 million when compared to income from operations of $10.9 million for the comparable period in 2016, based on the factors described above.

Niche Industrial Businesses
Advanced Circuits
Overview
Advanced Circuits is a provider of small-run, quick-turn and volume production PCBs to customers throughout the United States. Historically, small-run and quick-turn PCBs have represented approximately 50% to 54% of Advanced Circuits’ gross revenues. Small-run and quick-turn PCBs typically command higher margins than volume production PCBs given that customers require high levels of responsiveness, technical support and timely delivery of small-run and quick-turn PCBs and are willing to pay a premium for them. Advanced Circuits is able to meet its customers’ demands by manufacturing custom PCBs in as little as 24 hours, while maintaining over 98.0% error-free production rates and real-time customer service and product tracking 24 hours per day.

Results of Operations

	Year Ended December 31,
(in thousands)	2018		2017		2016
Net sales	$92,511	100.0%	$87,782	100.0%	$86,041	100.0%
Gross profit	$43,166	46.7%	$39,884	45.4%	$38,044	44.2%
Selling, general and administrative expense	$15,108	16.3%	$14,565	16.6%	$13,579	15.8%
Income from operations	$26,335	28.5%	$23,575	26.9%	$22,718	26.4%
Year ended December 31, 2018 compared to the Year ended December 31, 2017
Net sales
Net sales for the year ended December 31, 2018 were approximately $92.5 million compared to approximately $87.8 million for the same period in 2017, an increase of approximately $4.7 million or 5.4%. The increase in net sales was due to increased sales in Quick-Turn Production PCBs by approximately $1.3 million, Long-Lead Time PCBs by approximately $2.4 million, Subcontract by approximately $1.0 million, and decreased Promotion by approximately $0.8 million. This was partially offset by decreases in Assembly sales by approximately $0.1 million and Quick-Turn Small-Run PCBs by approximately $0.7 million. On a consolidated basis at ACI, Quick-Turn Small-Run PCBs comprised approximately 18.9% of gross sales and Quick-Turn Production PCBs represented approximately 33.0% of gross sales for the year ended December 31, 2018. Quick-Turn Small-Run PCBs comprised approximately 20.4% of gross sales and Quick-Turn Production PCBs represented approximately 33.0% of gross sales for the year ended December 31, 2017.
Gross profit
Gross profit as a percentage of net sales increased 130 basis points during the year ended December 31, 2018 (46.7% in 2018 compared to 45.4% in 2017) primarily as a result of sales mix.
Selling, general and administrative expense
Selling, general and administrative expenses were approximately $15.1 million in the year ended December 31, 2018 as compared to $14.6 million in the year ended December 31, 2017, an increase of approximately $0.5 million. The increase in selling, general and administrative expense is primarily due to increased commissions from higher sales and a full year of expense for the financial, sales, and production management added in 2017. Selling, general and administrative expenses represented 16.3% of net sales for the year ended December 31, 2018 compared to 16.6% of net sales in 2017.
Income from operations
Income from operations for the year ended December 31, 2018 was approximately $26.3 million compared to $23.6 million in the same period in 2017, an increase of approximately $2.8 million, as a result of the factors described above.
Year ended December 31, 2017 compared to the Year ended December 31, 2016
Net sales
Net sales for the year ended December 31, 2017 were approximately $87.8 million compared to approximately $86.0 million for the same period in 2016, an increase of approximately $1.7 million or 2.0%. The increase in net sales during the year ended December 31, 2017 was due to increased sales in Quick-Turn Production PCBs by approximately $1.5 million, Long-Lead Time PCBs by approximately $0.5 million, Subcontract by approximately $0.6 million, and a decrease in promotions by approximately $0.4 million. This was partially offset by decreases in Assembly by approximately $0.3 million and Quick-Turn Small-Run PCBs by approximately $1.0 million. On a consolidated basis, Quick-Turn Small-Run PCBs comprised approximately 20.4% of gross sales and Quick-Turn Production PCBs represented approximately 33.0% of gross sales for the twelve months ended December 31, 2017. Quick-Turn Small-Run PCBs comprised approximately 21.8% of gross sales and Quick-Turn Production PCBs represented approximately 31.8% of gross sales for the twelve months ended December 31, 2016.
Gross Profit
Gross profit as a percentage of net sales increased 120 basis points during the year ended December 31, 2017 (45.4% in 2017 compared to 44.2% in 2016) primarily as a result of sales mix.

Selling, general and administrative expense
Selling, general and administrative expenses were approximately $14.6 million in the year ended December 31, 2017 as compared to $13.6 million in the year ended December 31, 2016, an increase of approximately $1.0 million. The increase in selling, general and administrative expense is primarily due to growth within financial, sales, and production management in the current year. Selling, general and administrative expenses represented 16.6% of net sales for the year ended December 31, 2017 compared to 15.8% of net sales in 2016.
Income from operations
Income from operations for the year ended December 31, 2017 was approximately $23.6 million compared to $22.7 million in the same period in 2016, an increase of approximately $0.9 million, as a result of the factors described above.
Arnold
Overview
Headquartered in Rochester, New York, Arnold serves a variety of markets including aerospace and defense, motorsport/ automotive, oil and gas, medical, general industrial, energy, reprographics and advertising specialties. Over the course of 100+ years, Arnold has successfully evolved and adapted our products, technologies, and manufacturing presence to meet the demands of current and emerging markets. Arnold has expanded globally and built strong relationships with our customers worldwide. As a result, Arnold leads the way in our chosen industries with new materials and solutions that empower our customers to develop next generation technologies. Arnold is the largest and, we believe, the most technically advanced U.S. manufacturer of engineered magnetic systems. Arnold is one of two domestic producers to design, engineer and manufacture rare earth magnetic solutions. Arnold serves customers and generates revenues via three business units, Permanent Magnets and Assemblies Group ("PMAG"), Precision Thin Metals ("PTM") and Flexmag.
Results of Operations

	Year ended December 31,
(in thousands)	2018		2017		2016
Net sales	$117,860	100.0%	$105,580	100.0%	$108,179	100.0%
Gross profit	$30,381	25.8%	$26,717	25.3%	$23,704	21.9%
Selling, general and administrative expense	$19,036	16.2%	$19,583	18.5%	$16,602	15.3%
Impairment expense	$—	—%	$8,864	8.4%	$16,000	14.8%
Income (loss) from operations	$7,416	6.3%	$(5,693)	(5.4)%	$(12,921)	(11.9)%
Year ended December 31, 2018 compared to the Year ended December 31, 2017
Net sales
Net sales for the year ended December 31, 2018 were approximately $117.9 million, an increase of $12.3 million compared to the same period in 2017. The increase in net sales is primarily a result of increased demand across various product sectors and markets. PMAG sales represented 74% of net sales in the year ended December 31, 2018 and 72% of net sales in the year ended December 31, 2017. International sales were $47.8 million and $42.3 million for the years ended December 31, 2018 and 2017, respectively, an increase of $5.5 million, primarily as a result of the increased sales at PMAG.
Gross Profit
Gross profit was $30.4 million for the year ended December 31, 2018 as compared to $26.7 million for the same period in 2017. Gross profit as a percentage of net sales increased from 25.3% in 2017 to 25.8% in 2018. The increase is principally attributable to an increase in sales volume and manufacturing efficiencies.
Selling, general and administrative expense
Selling, general and administrative expense in the year ended December 31, 2018 was $19.0 million as compared to approximately $19.6 million for the year ended December 31, 2017. The decrease in expense is primarily attributable to non-recurring legal and environmental expenses and reduced consulting fees. Selling, general and administrative expense represented 16.2% of net sales for the year ended December 31, 2018 as compared to 18.5% for the same period in 2017.
Income (loss) from operations
Arnold had income from operations of approximately $7.4 million for the year ended December 31, 2018, as compared to a loss from operations of $5.7 million for the year ended December 31, 2017, with the loss in the prior year primarily as a result of the impairment expense.
Year ended December 31, 2017 compared to the Year ended December 31, 2016
Net sales
Net sales for the year ended December 31, 2017 were approximately $105.6 million, a decrease of $2.6 million compared to the same period in 2016. The decrease in net sales is primarily a result of decreases in the PMAG ($2.1 million), and Flexmag ($1.5 million) product sectors. PMAG sales represented 72% of net sales in each of the years ended December 31, 2017 and 2016. The decrease in PMAG sales is mainly attributable to lower sales of reprographic products. The decrease in Flexmag sales during the year ended December 31, 2017 compared to the same period in 2016 is largely due to decreased customer demand. International sales were $42.3 million and $42.0 million for the years ended December 31, 2017 and 2016, respectively.
Gross Profit
Gross profit as a percentage of net sales increased from 21.9% in 2016 to 25.3% in 2017 despite lower sales. The increase is principally attributable to an increase in Precision Thin Metals margins partially offset by the impact of PMAG volume reductions. Flexmag margin in 2017 was consistent with 2016.
Selling, general and administrative expense
Selling, general and administrative expense in the year ended December 31, 2017 was $19.6 million as compared to approximately $16.6 million for the year ended December 31, 2016. The increase in expense is primarily attributable to a one-time increase in legal, professional and environmental fees.
Impairment expense
Arnold performed an interim impairment test at each of its reporting units in the fourth quarter of 2016, which resulted in the recording of preliminary impairment expense of the PMAG reporting unit of $16.0 million. In the first quarter of 2017, Arnold completed the impairment testing of the PMAG reporting unit and recorded an additional $8.9 million impairment expense based on the results of the Step 2 impairment testing.
Loss from operations
Arnold had a loss from operations for the year ended December 31, 2017 of approximately $5.7 million, as compared to a loss from operations of $12.9 million for the year ended December 31, 2016, with the loss in both years primarily as a result of the impairment expense.

Foam Fabricators
Overview
Founded in 1957 and headquartered in Scottsdale, Arizona, Foam Fabricators is a designer and manufacturer of custom molded protective foam solutions and original equipment manufacturer (OEM) components made from expanded polystyrene (EPS) and expanded polypropylene (EPP). Foam Fabricators operates 13 molding and fabricating facilities across North America and provides products to a variety of end-markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building products and others.
Results of Operations
Foam Fabricators was acquired in February 2018. In the following results of operations, we provide comparative results of operations for Foam Fabricators for the years ended December 31, 2018 and 2017 as if we had acquired the business on January 1, 2017, including relevant pro forma adjustments for pre-acquisition periods and explanations where applicable.

	Year ended December 31,
	2018		2017
(in thousands)	(Pro forma)		(Pro forma)
Net sales	$128,465	100.0%	$126,389	100.0%
Gross profit	$34,839	27.1%	$38,959	30.8%
Selling, general and administrative expense	$14,028	10.9%	$12,722	10.1%
Income from operations	$12,196	9.5%	$17,457	13.8%
Pro forma financial information for Foam Fabricators for the years ended December 31, 2018 and 2017 includes pre-acquisition results of operations for the period from January 1, 2017 through December 31, 2017, and January 1, 2018 through February 15, 2018, the acquisition date of Foam Fabricators, for comparative purposes. The historical results of Foam Fabricators for the year ended December 31, 2017 and the period from January 1, 2018 through February 15, 2018 have been adjusted to reflect the purchase accounting adjustments recorded in connection with the acquisition. In the year ended December 31, 2017, we recorded $1.0 million in stock compensation expense, $0.2 million reduction in depreciation expense and $8.0 million in amortization expense, as well as $0.8 million in management fees that would have been incurred by Foam Fabricators if we owned the company during this period. The historical results of Foam Fabricators for the period from January 1, 2018 through February 15, 2018 have been adjusted to reflect $0.2 million in stock compensation expense, $0.1 million in depreciation expense, and $1.0 million in amortization expense, as well as $0.1 million in management fees that would have been incurred by Foam Fabricators if we owned the company during this period.
Pro Forma Year ended December 31, 2018 compared to the Pro Forma Year ended December 31, 2017
Net sales
Net sales for the year ended December 31, 2018 were $128.5 million, an increase of $2.1 million, or 1.6%, compared to the year ended December 31, 2017. The increase in net sales was due to organic growth with the existing customer base, primarily related to the appliance and other packaging categories.
Gross profit
Gross profit as a percentage of net sales was 27.1% and 30.8%, respectively, for the years ended December 31, 2018 and 2017. The cost of sales for the year ended December 31, 2018 includes $0.7 million related to the inventory step-up resulting from the acquisition purchase price allocation. Excluding the effect of the inventory step-up, the gross profit as a percentage of net sales for the year ended December 31, 2018 was 27.6%, a decrease of 320 basis points compared to the comparable period in the prior year. The decrease in gross profit percentage was primarily due to due to increased raw material costs and, to a lesser degree, increased compensation, benefits and other plant expenses.
Selling, general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2018 was $14.0 million as compared to $12.7 million for the year ended December 31, 2017, an increase of $1.3 million. Selling, general and administrative expense for the year ended December 31, 2018 includes $2.0 million in integration service fees paid to CGM and $1.5 million in transaction costs paid in relation to the acquisition of Foam Fabricators. Excluding the integration fees and transaction costs, selling, general and administrative expense for the year ended December 31, 2018 was $2.2 million lower than the comparable period in the prior year due to lower management bonus expenses and nonrecurring expenses related to the compensation of the previous owner.
Income from operations
Income from operations was $12.2 million for the year ended December 31, 2018 as compared to $17.5 million for the year ended December 31, 2017, a decrease of $5.3 million based on the factors noted above.

Sterno
Overview
Sterno is a manufacturer and marketer of portable food warming fuel and creative ambience solutions for the hospitality and consumer markets. Sterno offers a broad range of wick and gel chafing fuels, butane stoves and accessories, liquid and traditional wax candles, catering equipment and lamps through their Sterno Products division. In January 2016, Sterno acquired Northern International, Inc. ("Sterno Home"), which sells flameless candles and outdoor lighting products through the retail segment, and in February 2018 Sterno acquired Rimports, which is a manufacturer and distributor of branded and private label scented wax cubes and warmer products used for home decor and fragrance systems.
Results of Operations
The table below summarizes the results of operations for Sterno for the fiscal years ended December 31, 2018, 2017 and 2016. The historical operating results of Rimports have been added to the previously reported Sterno results of operations for the year ended December 31, 2017 and the Sterno results of operations for the 2018 period prior to acquisition by Sterno, as if Sterno had acquired Rimports on January 1, 2017, including relevant pro forma adjustments for pre-acquisition periods and explanations where applicable. The historical results of operations of Sterno for the year ended December 31, 2017 are presented in the table below as previously reported in the December 31, 2017 10-K as well for purposes of comparison to the year ended December 31, 2016.

	Year ended December 31,
(in thousands)	2018		2017		2017		2016
	Pro Forma		Pro Forma
Net sales	$405,870	100.0%	$383,401	100.0%	$226,110	100.0%	$218,817	100.0%
Gross profit	$97,381	24.0%	$99,201	25.9%	$55,755	24.7%	$60,095	27.5%
Selling, general and administrative expense	$37,131	9.1%	$37,891	9.9%	$28,662	12.7%	$34,362	15.7%
Income from operations	$42,500	10.5%	$43,797	11.4%	$19,194	8.5%	$18,799	8.6%
Pro forma financial information for Sterno for the years ended December 31, 2018 and 2017 includes pre-acquisition results of operations of Rimports for the period from January 1, 2017 through December 31, 2017, and January 1, 2018 through February 28, 2018, the acquisition date of Rimports, for comparative purposes. The historical results of Sterno for the year ended December 31, 2017 and the period from January 1, 2018 through February 28, 2018 have been adjusted to reflect the purchase accounting adjustments recorded in connection with the acquisition. In the year ended December 31, 2017, $0.1 million reduction in depreciation expense and $9.6 million in amortization expense. The historical results of Sterno for the period from January 1, 2018 through February 15, 2018 have been adjusted to reflect $0.1 million in depreciation expense, and $1.6 million in amortization expense.
Pro Forma Year ended December 31, 2018 compared to the Pro Forma Year ended December 31, 2017
Net sales
Net sales for the year ended December 31, 2018 were approximately $405.9 million, an increase of $22.5 million or 5.9% compared to the same period in 2017. The net sales variance reflects increased Rimports sales relating to harvest promotions, scented wax products and essential oils, as well as stronger Sterno Home candle and outdoor sales.
Gross Profit
Gross profit as a percentage of net sales decreased from 25.9% for the year ended December 31, 2017 to 24.0% for the same period ended December 31, 2018. Sterno recognized $4.6 million in cost of goods sold in the second quarter of 2018 and $2.0 million in the third quarter of 2018 related to the amortization of the inventory step-up resulting from the purchase price allocation of the Rimports acquisition. After eliminating the effect of the inventory step-up, gross profit as a percentage of net sales was 25.6% for the year ended December 31, 2018. The decrease in gross profit percentage during the year ended December 31, 2018 primarily reflects an increase in chemical and other material costs, as well as higher freight and carrier costs.

Selling, general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2018 was approximately $37.1 million as compared to $37.9 million in the year ended December 31, 2017, a decrease of $0.8 million or 2.0%. Selling, general and administrative expense represented 9.1% of net sales for the year ended December 31, 2018 as compared to 9.9% of net sales for the same period in 2017. The decrease as a percentage of net sales in 2018 as compared to the same period in 2017 reflects the reversal of the fair value of the contingent consideration related to the acquisition of Rimports of $4.8 million, the increase in sales during the current period, and lower marketing costs, commissions, and development expense.
Income from operations
Income from operations for the year ended December 31, 2018 was approximately $42.5 million, a decrease of $1.3 million when compared to the same period in 2017, due primarily to the increased costs associated with the Rimports acquisition, including the inventory step-up expense noted above.
Year ended December 31, 2017 compared to the Year ended December 31, 2016
Net sales
Net sales for the year ended December 31, 2017 were approximately $226.1 million, an increase of $7.3 million or 3.3% compared to the same period in 2016. The increase in net sales is a result of the acquisition of Sterno Home in January 2016, partially offset by sales shortfall at Sterno Home's candle division due to reduced demand and non-repeating orders. Sterno Home had net sales of $9.0 million in the period prior to acquisition in January 2016.
Gross Profit
Gross profit as a percentage of net sales decreased from 27.5% for the year ended December 31, 2016 to 24.7% for the same period ended December 31, 2017. The decrease in gross margin during 2017 primarily reflects an increase in chemical material costs, and a reclassification of certain expenses at Sterno Home from selling, general and administrative expense to cost of goods sold. The reclassification was approximately $3.2 million and was made to align costs related to quality assurance and engineering with the classification used by Sterno Products.
Selling, general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2017 was approximately $28.7 million as compared to $34.4 million in the year ended December 31, 2016, a decrease of $5.7 million or 16.6%. Selling, general and administrative expense represented 12.7% of net sales for the year ended December 31, 2017 as compared to 15.7% of net sales for the same period in 2016. The decrease as a percentage of net sales in 2017 as compared to the same period in 2016 reflects the increase in sales during the period and Sterno Home reorganization efforts to reduce staff, as well as the reclassification of certain expenses related to Sterno Home from selling, general and administrative expense to cost of goods sold. The reclassification was approximately $3.2 million and was made to align costs related to quality assurance and engineering with the classification used by Sterno Products. Sterno also recognized a reversal of the fair value of the contingent consideration related to the acquisition of Sterno Home $1.0 million in the fourth quarter of 2017.
Income from operations
Income from operations for the year ended December 31, 2017 was approximately $19.2 million, a decrease of $0.4 million when compared to the same period in 2016, due primarily to the increase in material costs in 2017 as described above.

Liquidity and Capital Resources
The change in cash and cash equivalents is as follows:

	Year ended December 31,
(in thousands)	2018	2017	2016
Cash provided by operating activities	$114,452	$81,771	$111,372
Cash used in investing activities	(604,080)	(77,278)	(363,021)
Cash provided by (used in) financing activities	500,111	(2,588)	208,726
Effect of exchange rates on cash and cash equivalents	2,958	(1,792)	(3,174)
Increase (decrease) in cash and cash equivalents	$13,441	$113	$(46,097)
Cash Flow from Operating Activities
2018
Cash flows provided by operating activities totaled approximately $114.5 million for the year ended December 31, 2018, which represents an increase of $32.7 million compared to cash flow from operating activities of $81.8 million for the year ended December 31, 2017. Cash used in operating activities for working capital for the year ended December 31, 2018 was $7.7 million as compared to cash used for working capital of $37.3 million for the year ended December 31, 2017. Our working capital cash flows in the current year reflect a significant decrease in the cash flows from accounts receivable as well as a significant increase in cash flows from accounts payable and accrued expenses compared to the prior year, resulting in an overall decrease in the cash used for working capital. This decrease mostly reflects timing of collections and payments in the current year.
2017
Cash flows provided by operating activities totaled approximately $81.8 million for the year ended December 31, 2017, which represents a decrease of $29.6 million compared to cash flow from operating activities of $111.4 million for the year ended December 31, 2016. Cash used in operating activities for working capital for the year ended December 31, 2017 was $37.3 million as compared to cash provided by working capital of $17.2 million for the year ended December 31, 2016. The increase was primarily due to cash used for inventory by our branded consumer businesses during 2017, as well as a full year of operations at 5.11 (acquired in August 2016) and the acquisition of Velocity in June 2017. The change in cash used to purchase inventory in 2017 was approximately $29.7 million as compared to the prior year, with $28.4 million of the variance related to the branded consumer businesses.
2016
For the year ended December 31, 2016, cash flows provided by operating activities (from both continuing and discontinued operations) totaled approximately $111.4 million, which represents a $26.8 million increase compared to cash flow from operating activities of $84.5 million during the year ended December 31, 2015. Net cash provided by discontinued operations totaled $38.8 million in 2016 as compared to $47.9 million in 2015, with the decrease due to the number of dispositions reflected in each year as well as the timing of the dispositions. The increase in net cash provided by operating activities of continuing operations of $$20.4 million, which is principally the result of higher net income in 2016 and changes in cash provided by working capital in the year ended December 31, 2016 as compared to the same period in 2015 (an increase of $13.2 million), as a result of the acquisitions completed during 2016.
Cash Flow from Investing Activities
2018
Cash flows used in investing activities totaled approximately $604.1 million, compared to $77.3 million used in investing activities during the year ended December 31, 2017, an increase of $526.8 million. In the current year, we had a platform acquisition in the first quarter, Foam Fabricators, and several add-on acquisitions at our subsidiaries. Sterno acquired Rimports in February 2018, Clean Earth has had several add-on acquisitions throughout the year, and our Velocity Outdoor subsidiary acquired Ravin in September 2018. The total total cash paid for these current year acquisitions was $495.1 million, while in the prior year, we spent approximately $158.7 million related to our acquisition of Velocity Outdoor and a smaller add-on acquisition. Capital expenditures in the year ended December 31, 2018 increased $2.6 million, due primarily to expenditures at our 5.11 business related to investments in various infrastructure and systems projects to position them for future growth. We expect capital expenditures for fiscal year 2019 to be approximately $45 million to $55 million.
2017
Cash flows used in investing activities totaled approximately $77.3 million, compared to $363.0 million used in investing activities during the year ended December 31, 2016, a decrease of $285.7 million. During 2016, we completed our acquisition of 5.11 in August, and several add-on acquisitions including the acquisition of Baby Tula by Ergobaby and Sterno Home by Sterno for a total of $499.1 million in cash investment, while in 2017, our total cash paid for acquisitions of $158.7 million related to our acquisition of Velocity Outdoor and a smaller add-on acquisition. Capital expenditures in the year ended December 31, 2017 increased $23.3 million, due primarily to expenditures at our 5.11 business related to investments in various infrastructure and systems projects to position them for future growth. The cash paid for acquisitions and capital expenditures was offset in both years by proceeds from the sale of our investment in FOX, $136.1 million in 2017 and $182.5 million in 2016, as well as the sale of our Tridien business in 2016. The sale of our FOX shares in 2017 represented our remaining investment in FOX.
2016
Cash flows used in investing activities for the year ended December 31, 2016 totaled approximately $363.0 million, compared to $233.9 million provided by investing activities in the same period of 2015. The 2016 investing activities primarily reflect the acquisition of 5.11 in the third quarter and the add-on acquisition of Sterno Home, Baby Tula, ($499.1 million) and net proceeds from the sale of Tridien in September 2016 ($11.2 million in net proceeds). Capital expenditures from continuing operations in the year ended December 31, 2016 increased approximately $5.4 million, from $9.7 million in 2015 to $15.1 million in 2016. The increase in capital expenditures is attributable to our acquisition of 5.11 in August 2016, and additional investment in Sterno, Advanced Circuits and Liberty during 2016 compared to the prior year. The 2016 investing activities also reflect proceeds from the sale of FOX shares during the year of $182.5 million.
Cash Flow from Financing Activities
2018
Cash flows provided by financing activities totaled approximately $500.1 million for the year ended December 31, 2018, as compared to cash flows used in financing activities of $2.6 million for the year ended December 31, 2017. Our financing cash flows in 2018 primarily related to the financing of our acquisitions of Foam Fabricators and Rimports in February 2018, which were financed through draws on our 2014 Revolving Credit Facility, partially offset by net proceeds of $96.5 million from the Series B Preferred Shares offering in March 2018 which was used to repay a portion of the outstanding amount on the 2014 Revolving Credit Facility. In April 2018, we issued $400 million in Senior Notes and amended our credit facility. The proceeds from the issuance of the Senior Notes were used to pay down outstanding amounts under our credit facility. Concurrently with the issuance of our Senior Notes, we refinanced our 2014 Credit Facility and reduced the amount outstanding on our term loan from $558.6 million to $500 million. In addition to activity on our credit facility, financing activities reflect the payment of our quarterly common share distributions ($86.3 million in 2018 and 2017) and preferred share distributions ($12.2 million in 2018 and $2.5 million in 2017).
2017
Cash flows used in financing activities totaled approximately $2.6 million for the year ended December 31, 2017, as compared to cash flows provided by financing activities of $208.7 million. Our financing cash flows in 2017 principally reflect the following:

•	The payments of our shareholder distributions of $86.3 million related to our common shares and $2.5 million related to our Series A Preferred Shares;

•	Distributions of $39.2 million paid during 2017 to Holders of the allocation interest related to the sale of our FOX shares;

•	Proceeds of $96.4 million from a preferred stock offering completed in June 2017; and

•	Net borrowings during the year of $31.9 million under our 2014 Credit Facility.
The decrease in cash flows from financing activities in 2017 as compared to 2016 is primarily due to the borrowings in the prior year related to the amendment of our credit facility, including borrowings under our 2016 Incremental Term Loan of $250 million, which was used to fund the acquisition of 5.11.

2016
Cash flows provided by financing activities totaled approximately $208.7 million during the year ended December 31, 2016 principally reflecting the following:

•	The payments of our shareholder distributions of $78.2 million in the year ended December 31, 2016;

•	Distributions of $23.6 million paid during 2016 to noncontrolling shareholders as a result of the Liberty and ACI recapitalizations;

•
Net borrowings during the year ended December 31, 2016 under our 2014 Credit Facility totaled $248.1 million, including borrowings under our 2016 Incremental Term Loan, which was used to fund the acquisitions of 5.11 during the third quarter, EWS and Baby Tula during the second quarter, and the repurchase of Ergobaby common stock from noncontrolling shareholders during the third quarter;

•	Distributions of $23.8 million to the Holders of the allocation interest related to Sale Events (March and August Offerings of FOX, and September Disposition of Tridien) and a Holding Event (ACI); and

•	Issuance of Trust common shares for net proceeds of $99.4 million.
On January 24, 2019, we paid our fourth quarter 2018 common share distribution to our shareholders of $21.6 million, and on January 30, 2019 we paid our fourth quarter 2018 distributions for our Series A and Series B Preferred Shares of $3.8 million.
Total Liabilities and Intercompany loans to our businesses
The following table summarizes the total liabilities and intercompany debt of our business as of December 31, 2018:

(in thousands)	Intercompany Loans	Total Liabilities
5.11	$203,702	$265,089
Ergobaby	54,780	71,317
Liberty	46,539	56,750
Velocity Outdoor	124,919	163,512
Advanced Circuits	76,638	96,776
Arnold	72,830	97,863
Foam Fabricators	101,225	110,307
Sterno	263,498	322,375
Discontinued Operations (1)	255,734	359,162
Total	$1,199,865	$1,543,151
Corporate and eliminations	(1,199,865)	(90,158)
	$—	$1,452,993
(1) Represents the intercompany loans and total liabilities of Clean Earth and Manitoba Harvest.
Each loan has a scheduled maturity and each business is entitled to repay all or a portion of the principal amount of the outstanding loans, without penalty, prior to maturity. A component of our acquisition financing strategy that we utilize in acquiring the businesses we own and manage is to provide both equity capital and debt capital, raised at the parent level through our existing credit facility. Our strategy of providing intercompany debt financing within the capital structure of the businesses that we acquire and manage allows us the ability to distribute cash to the parent company through monthly interest payments and amortization of the principle on these intercompany loans. Each loan to our businesses has a scheduled maturity and each business is entitled to repay all or a portion of the principal amount of the outstanding loans, without penalty, prior to maturity. Certain of our businesses have paid down their respective intercompany debt balances through the cash flow generated by these businesses and we have recapitalized, and expect to continue to recapitalize, these businesses in the normal course of our business. The recapitalization process involves funding the intercompany debt using either cash on hand at the parent or our revolving credit facility, and serves the purpose of optimizing the capital structure at our subsidiaries and providing the noncontrolling shareholders with a distribution on their ownership interest in a cash flow positive business.
In January 2018, the Company completed a recapitalization at Sterno whereby the Company entered into an amendment to the intercompany loan agreement with Sterno (the "Sterno Loan Agreement"). The Sterno Loan

Agreement was amended to (i) provide for term loan borrowings of $56.8 million to fund a distribution to the Company, which owned 100% of the outstanding equity of Sterno at the time of the recapitalization, and (ii) extend the maturity dates of the term loans. In connection with the recapitalization, Sterno's management team exercised all of their vested stock options, which represented 58,000 shares of Sterno. The Company then used a portion of the distribution to repurchase the 58,000 shares from management for a total purchase price of $6.0 million. In addition, Sterno issued new stock options to replace the exercised options, thus maintaining the same percentage of fully diluted non-controlling interest that existed prior to the recapitalization. In February 2018, Sterno completed the acquisition of Rimports (refer to "Note C - Acquisition of Businesses" for a description of the transaction) for a purchase price of approximately $145 million. Concurrent with the closing of the acquisition of Rimports, we amended the Sterno Loan Agreement to provide for the advance of additional term loans in the aggregate amount of $136 million, and revolving loans in the amount of $10 million.
In the first quarter of 2018, we amended the credit facility with Arnold whereby the maturity date of the Term A loan was extended to February 2024, the maturity date of the Term B loan was extended to February 2025, and the financial covenants were updated to reflect changes in the company subsequent to acquisition in March 2012. Additionally, due to significant capital expenditures related to the implementation of a new ERP system, warehouse expansion and retail roll out, we have granted 5.11 waivers under their intercompany debt agreement effective as of the quarter ended September 30, 2017 through December 31, 2018. The waivers permit 5.11 to increase its allowable capital expenditure limits and exclude certain capital expenditures associated with the ERP system and warehouse expansion from the calculation of the fixed charge coverage ratio. We further amended the 5.11 intercompany debt agreement during 2018 to allow for an additional $5.0 million outstanding debt to be permitted under 5.11's Term B loan. Subsequent to the third quarter of 2018, we amended the Sterno Loan Agreement to increase the amount available to Sterno under their intercompany revolving credit facility. Liberty was not in compliance with the financial covenants under their intercompany loan agreement at December 31, 2018, and we amended the Liberty intercompany debt agreement to grant a waiver to them through the quarter ended December 31, 2019. Except as previously noted, all of our subsidiaries were in compliance with the financial covenants included within their intercompany credit arrangements at December 31, 2018.
Our primary source of cash is from the receipt of interest and principal on our outstanding loans to our businesses. Accordingly, we are dependent upon the earnings and cash flow of these businesses, which are available for (i) operating expenses; (ii) payment of principal and interest under our Credit Facility; (iii) payments to CGM due or potentially due pursuant to the revised MSA and the LLC Agreement; (iv) cash distributions to our shareholders; and (v) investments in future acquisitions. Payments made under (i) through (iii) above are required to be paid before distributions to shareholders and may be significant and exceed the funds held by us, which may require us to dispose of assets or incur debt to fund such expenditures.
We believe that we currently have sufficient liquidity and capital resources to meet our existing obligations, including quarterly distributions to our shareholders, as approved by our board of directors, over the next twelve months.
Financing Arrangements
2018 Credit Facility
In April 2018, we entered into an Amended and Restated Credit Agreement to amend and restate the 2014 Credit Facility. The 2018 Credit Facility provides for (i) revolving loans, swing line loans and letters of credit (the “2018 Revolving Credit Facility”) up to a maximum aggregate amount of $600 million, and (ii) a $500 million term loan.
Under the 2018 Term Loan, advances under term loans can be either Eurodollar rate loans or base rate loans. Eurodollar rate term loans bear interest on the outstanding principal amount thereof for each interest period at a rate per annum based on the Eurodollar Rate for such interest period plus a margin of either 2.25% or 2.50%, based on the Consolidated Total Leverage Ratio. Base rate term loans bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus either 1.25% or 1.50%, based on the Consolidated Total Leverage Ratio. The initial 2018 Term Loan was advanced as a Eurodollar rate loan. Advances under the 2018 Revolving Line of Credit can be either Eurodollar rate loans or base rate loans. Eurodollar rate revolving loans bear interest on the outstanding principal amount thereof for each interest period at a rate per annum based on the London Interbank Offered Rate approved by the Agent (the “Eurodollar Rate”) for such interest period plus a margin ranging from 1.50% to 2.50%, based on the ratio of consolidated net indebtedness to adjusted consolidated earnings before interest expense, tax expense, and depreciation and amortization expenses for such period (the “Consolidated Total Leverage Ratio”). Base rate revolving loans bear interest on the outstanding principal amount thereof at a rate per annum equal to the highest of (i) Federal Funds rate plus 0.50%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”, and (iii) Eurodollar Rate plus 1.0% (the “Base Rate”), plus a margin ranging from 0.50% to 1.50%, based on its Consolidated Total Leverage Ratio.
(Refer to "Note H - Debt" of the consolidated financial statements for a complete description of our 2018 Credit Facility.)
At December 31, 2018, we had Letters of Credit totaling $0.3 million outstanding under the 2018 Revolving Credit Facility. We had approximately $371.7 million in borrowing base availability under this facility at December 31, 2018.
2014 Credit Facility
The 2014 Credit Facility, as amended, provided for (i) a revolving credit facility of $550 million, (ii) a $325 million term loan (the "2014 Term Loan"), and (iii) a $250 million incremental term loan. The 2018 Credit Facility amended and restated the 2014 Credit Facility.
Senior Notes
On April 18, 2018, we consummated the issuance and sale of $400 million aggregate principal amount of our Senior Notes offered pursuant to a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and to non-U.S. persons under Regulation S under the Securities Act. We used the net proceeds from the sale of the Notes to repay debt under our existing credit facilities in connection with a concurrent refinancing transaction described above. The Notes were issued pursuant to an indenture, dated as of April 18, 2018 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The Notes will bear interest at the rate of 8.000% per annum and will mature on May 1, 2026. Interest on the Notes is payable in cash on May 1st and November 1st of each year, beginning on November 1, 2018. The Notes are general senior unsecured obligations of the Company and are not guaranteed by our subsidiaries.
The Indenture contains several restrictive covenants including, but not limited to, limitations on the following: (i) the incurrence of additional indebtedness, (ii) restricted payments, (iii) dividends and other payments affecting restricted subsidiaries, (iv) the issuance of preferred stock of restricted subsidiaries, (v) transactions with affiliates, (vi) asset sales and mergers and consolidations, (vii) future subsidiary guarantees and (viii) liens, subject in each case to certain exceptions.
The following table reflects required and actual financial ratios as of December 31, 2018 included as part of the affirmative covenants in our 2018 Credit Facility:

Description of Required Covenant Ratio	Covenant Ratio Requirement	Actual Ratio

Fixed Charge Coverage Ratio	Greater than or equal to 1.50:1.00	2.81:1.00
Total Secured Debt to EBITDA Ratio	Less than or equal to 3.50:1.00	2.54:1.00
Total Debt to EBITDA Ratio	Less than or equal to 5.00:1.00	3.96:1.00
We intend to use the availability under our Credit Facility and cash on hand to pursue acquisitions of additional businesses, to fund distributions and to provide for other working capital needs. We believe that we currently have sufficient liquidity and capital resources, which include amounts available under our 2018 Revolving Credit Facility, to meet our existing obligations, including quarterly distributions to our shareholders, as approved by our board of directors, over the next twelve months.
On September 16, 2014, we purchased an interest rate swap (“Swap”) with a notional amount of $220 million effective April 1, 2016 through June 6, 2021. The agreement requires us to pay interest on the notional amount at the rate of 2.97% in exchange for the three-month LIBOR rate. At December 31, 2018, the Swap had a fair value loss of $2.1 million, principally reflecting the present value of future payments and receipts under the agreement. $0.6 million of Swap is reflected as a component of current liabilities and $1.5 million is reflected as a component of noncurrent liabilities in the consolidated balance sheet at December 31, 2018.

Interest Expense
We incurred interest expense totaling $55.2 million in the year ended December 31, 2018, as compared to $27.3 million in the year ended December 31, 2017 and $24.2 million for the year ended December 31, 2016. The components of interest expense on our outstanding debt are as follows (in thousands):

	Years ended December 31,
	2018	2017	2016
Interest on credit facilities	$32,414	$23,940	$19,861
Interest on Senior Notes	22,489	—	—
Unused fee on Revolving Credit Facility	1,630	2,856	1,947
Amortization of original issue discount	729	1,037	802
Unrealized (gain) loss on interest rate derivatives (1)	(2,251)	(648)	1,539
Letter of credit fees	8	70	108
Other, net	226	—	(77)
Interest expense, net	$55,245	$27,255	$24,180

Average daily balance outstanding - credit facilities	$721,643	$597,114	$477,656
Effective interest rate - credit facilities	4.5%	4.6%	5.1%
In the above table, we provide the effective interest rate on our credit facilities, including the effect of the Swap, and excluding the interest on our Senior Notes, which is at a fixed 8.000%.
(1) On September 16, 2014, we purchased an interest rate swap (the “Swap”) with a notional amount of $220 million effective April 1, 2016 through June 6, 2021. The agreement requires us to pay interest on the notional amount at the rate of 2.97% in exchange for the three-month LIBOR rate.
Income Taxes
Compass Diversified Holdings and Compass Group Diversified Holdings LLC are classified as partnerships for U.S. Federal income tax purposes and are not subject to income taxes. Each of the Company’s majority owned subsidiaries are subject to Federal, state and in some cases, foreign income taxes. On December 22, 2017, the U.S. government enacted the Tax Act. The Tax Act reduced the U.S. federal corporate income tax rate from 35% to 21% and required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign sourced earnings. The Company made a reasonable estimate of the effects of the Tax Act on its existing deferred tax balances and the one-time transition tax as of December 31, 2017. The Company substantially completed its accounting for the revaluation of its net U.S. federal deferred tax liabilities and recorded a tax benefit of approximately $34.7 million in the fourth quarter of 2017. The one-time transition tax under the Tax Act is based on earnings and profits ("E&P) that were previously deferred from U.S. income taxes. For the year ended December 31, 2017, the provision for income taxes included provisional tax expense of $4.9 million related to the one-time transition tax liability of our foreign subsidiaries. The Company completed the calculation of the total E&P for these foreign subsidiaries during 2018 and recorded additional adjustments to the provisional amounts of $0.4 million that is recognized as a component of the provision for income taxes in the year ended December 31, 2018.
The Tax Act also subjects the Company to tax on global intangible low-taxed income ("GILTI") earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or to provide for the tax expense related to GILTI in the year the tax is incurred as a period expense. The Company has elected to account for GILTI as a period cost in the year the tax is incurred.
We recorded an income tax provision of $10.5 million with an annual effective rate of 124.4% during the year ended December 31, 2018, an income tax benefit of $23.7 million with an annual effective tax rate of 246.5% during the year ended December 31, 2017, and $13.9 million in income tax expense with an effective tax rate of 23.7% during the year ended December 31, 2016. Our gains and losses incurred at the Company's parent, which is an LLC, are not tax deductible at the corporate level as those costs are passed through to the shareholders.

The components of our income tax (benefit) expense as a percentage of income from continuing operations before income taxes for the years ended December 31, 2018, 2017 and 2016 are as follows:

	Year ended December 31,
	2018	2017	2016
United States Federal Statutory Rate	(21.0)%	(35.0)%	35.0%
State income taxes (net of Federal benefits)	9.7	(4.0)	1.4
Foreign income taxes	10.5	(14.3)	(0.7)
Expenses of Compass Group Diversified Holdings LLC representing a pass through to shareholders (1)	90.6	63.6	14.0
Impairment expense	—	31.3	—
Effect of gain on investment in FOX	—	20.4	(44.4)
Impact of subsidiary employee stock options	(0.6)	2.6	0.7
Domestic production activities deduction	—	(5.8)	(0.9)
Non-deductible acquisition costs	—	3.5	1.4
Effect of undistributed foreign earnings	—	(14.4)	4.5
Non-recognition of NOL carryforwards at subsidiaries	11.6	(14.0)	3.8
Adjustments to uncertain tax positions (2)	—	(95.4)	—
Utilization of tax credits	(5.2)	(27.8)	(0.1)
Effect of Tax Act - GILTI tax	20.6	—	—
Effect of Tax Act - remeasurement of deferred tax assets and liabilities (3)	0.2	(211.3)	—
Effect of Tax Act - transition tax on non-U.S. subsidiaries' earnings (3)	4.2	50.5	—
Other	3.8	3.6	9.0
Effective income tax rate	124.4%	(246.5)%	23.7%

(1)	The effective income tax rate for each of the years presented includes losses at the Company’s parent, which is taxed as a partnership.

(2)
Represents the effect of the reversal of an uncertain tax position at our 5.11 business that existed as of the acquisition date and was settled during the fourth quarter of 2017, resulting in a tax benefit of $9.2 million in our 2017 tax provision.

(3)
The effect of the enactment of the Tax Act on our tax provision for the year ended December 31, 2017 was a benefit of $20.4 million related to the reduction in the U.S. federal corporate income tax rate from 35% to 21%, and tax expense of $4.9 million related to the one-time transition tax liability of our foreign subsidiaries. Our income before income taxes for 2017 was a loss of $9.6 million, and as a result, the effect from the Tax Act on the reconciliation in the table above was significant.

Reconciliation of Non-GAAP Financial Measures
From time to time we may publicly disclose certain “non-GAAP” financial measures in the course of our investor presentations, earnings releases, earnings conference calls or other venues. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flow that excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in our financial statements, and vice versa for measures that include amounts, or are subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure as calculated and presented. GAAP or US GAAP refers to generally accepted accounting principles in the United States.
Non-GAAP financial measures are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not meant to be a substitute for GAAP, and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to EBITDA, Adjusted EBITDA and Cash Flow Available for Distribution and Reinvestment (“CAD”).

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA
EBITDA – Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) is calculated as net income (loss) before interest expense, income tax expense (benefit), depreciation expense and amortization expense. Amortization expenses consist of amortization of intangibles and debt charges, including debt issuance costs, discounts, etc.
Adjusted EBITDA – Is calculated utilizing the same calculation as described above in arriving at EBITDA further adjusted by: (i) non-controlling shareholder compensation, which generally consists of non-cash stock option expense; (ii) successful acquisition costs, which consist of transaction costs (legal, accounting, due diligences, etc.) incurred in connection with the successful acquisition of a business expensed during the period in compliance with ASC 805; (iii) management fees, which reflect fees due quarterly to our Manager in connection with our MSA; (iv) impairment charges, which reflect write downs to goodwill or other intangible assets; (v) gains or losses recorded in connection with changes in the fair value of our investment in FOX; (vi) gains or losses recorded in connection with the sale of fixed assets; and (vii) gains or losses recognized upon the sale of a business.
We believe that EBITDA and Adjusted EBITDA provide useful information to investors and reflect important financial measures as they exclude the effects of items which reflect the impact of long-term investment decisions, rather than the performance of near term operations. When compared to net income (loss) these financial measures are limited in that they do not reflect the periodic costs of certain capital assets used in generating revenues of our businesses or the non-cash charges associated with impairments. This presentation also allows investors to view the performance of our businesses in a manner similar to the methods used by us and the management of our businesses, provides additional insight into our operating results and provides a measure for evaluating targeted businesses for acquisition.
We believe these measurements are also useful in measuring our ability to service debt and other payment obligations. EBITDA and Adjusted EBITDA are not meant to be a substitute for GAAP, and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.
The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss), which we consider to be the most comparable GAAP financial measure (in thousands):

Adjusted EBITDA
Year ended December 31, 2018

	Corporate	5.11	Ergobaby	Liberty	Velocity Outdoor	Advanced Circuits	Arnold	Foam	Sterno	Consolidated
Net income (loss)	$(35,023)	$(12,079)	$4,937	$1,161	$(4,458)	$15,029	$(740)	$1,103	$12,451	$(17,619)
Adjusted for:
Provision (benefit) for income taxes	—	(2,180)	1,634	409	(598)	3,736	1,731	1,152	4,582	10,466
Interest expense, net	54,994	14	1	—	281	(46)	—	—	1	55,245
Intercompany interest	(78,708)	17,486	4,674	4,233	9,298	7,402	6,213	8,228	21,174	—
Depreciation and amortization	2,744	21,898	8,523	1,620	12,352	3,310	6,384	10,973	27,385	95,189
EBITDA	(55,993)	25,139	19,769	7,423	16,875	29,431	13,588	21,456	65,593	143,281
Gain on sale of business	(1,258)	—	—	—	—	—	—	—	—	(1,258)
(Gain) loss on sale of fixed assets	—	(194)	—	92	47	—	55	73	19	92
Non-controlling shareholder compensation	—	2,183	869	45	1,009	23	(167)	848	1,901	6,711
Acquisition expenses	115	—	—	—	1,362	—		1,552	632	3,661
Integration services fee	—	—	—	—	750	—	—	1,969	—	2,719
Earnout provision adjustment	—	—	—	—	—	—	—	—	(4,800)	(4,800)
Inventory adjustment	—	4,175	—	—	—	—	—	—	—	4,175
Loss on foreign currency transactions	4,083	—	—	—	—	—	—	—	—	4,083
Management fees	38,786	1,000	500	500	500	500	500	658	500	43,444
Adjusted EBITDA	$(14,267)	$32,303	$21,138	$8,060	$20,543	$29,954	$13,976	$26,556	$63,845	$202,108

Adjusted EBITDA
Year ended December 31, 2017

	Corporate	5.11	Ergobaby	Liberty	Velocity Outdoor	ACI	Arnold	Foam	Sterno	Consolidated
Net income (loss)	$(22,789)	$(9,405)	$16,674	$4,861	$7,634	$17,503	$(10,740)		$10,712	$14,450
Adjusted for:
Provision (benefit) for income taxes	—	(12,492)	917	531	(11,274)	(2,518)	(2,337)		3,432	(23,741)
Interest expense, net	27,047	53	—	—	167	(12)	—		—	27,255
Intercompany interest	(49,193)	14,521	5,990	4,029	4,590	8,171	6,996		4,896	—
Depreciation and amortization	2,744	40,393	12,042	1,742	7,878	3,578	6,821		11,868	87,066
EBITDA	(42,191)	33,070	35,623	11,163	8,995	26,722	740		30,908	105,030
Gain on sale of business	(340)	—	—	—	—	—	—	Not Applicable	—	(340)
(Gain) loss on sale of fixed assets	—	(160)	—	46	43	(4)	(7)		216	134
Non-controlling shareholder compensation	—	2,301	698	17	508	23	191		740	4,478
Acquisition expenses	—	—	—	—	1,836	—	—		214	2,050
Impairment expense	—	—	—	—	—	—	8,864		—	8,864
Loss on equity method investment	5,620	—	—	—	—	—	—		—	5,620
Adjustment to earnout provision	—	—	(3,780)	—	—	—	—		(956)	(4,736)
(Gain) loss on foreign currency transaction and other	(3,137)	—	—	—	—	—	—		—	(3,137)
Integration services fee	—	2,333	—	—	750	—	—		—	3,083
Management fees	28,053	1,000	500	500	290	500	500		500	31,843
Adjusted EBITDA	$(11,995)	$38,544	$33,041	$11,726	$12,422	$27,241	$10,288		$31,622	$152,889

Adjusted EBITDA
Year ended December 31, 2016

	Corporate	5.11	Ergobaby	Liberty	Velocity Outdoor	ACI	Arnold	Foam	Sterno	Consolidated
Net income (loss) (1)	$53,299	$(10,441)	$5,916	$5,409		$9,294	$(22,782)		$6,411	$47,106
Adjusted for:
Provision (benefit) for income taxes	—	(5,190)	4,440	3,449		5,020	2,761		3,453	13,933
Interest expense, net	24,128	40	—	—		—	—		12	24,180
Intercompany interest	(36,107)	4,847	5,134	4,203		7,810	6,721		7,392	—
Depreciation and amortization	(222)	23,594	9,350	2,956		3,938	9,421		12,589	61,626
EBITDA	41,098	12,850	24,840	16,017		26,062	(3,879)		29,857	146,845
Gain on sale of businesses	(2,308)	—	—	—	Not Applicable	—	—	Not Applicable	—	(2,308)
(Gain) loss on sale of fixed assets	—	—	—	48		(10)	5		—	43
Non-controlling shareholder compensation	—	473	677	342		23	184		661	2,360
Acquisition expenses	98	2,063	799	—		—	—		189	3,149
Impairment expense/ Loss on disposal of assets	—	—	5,899	—		—	16,000		—	21,899
Gain on equity method investment	(74,490)	—	—	—		—	—		—	(74,490)
Adjustment to earnout provision	—	—	—	—		—	—		394	394
(Gain) loss on foreign currency transaction and other	(1,327)	—	—	—		—	—		—	(1,327)
Integration services fee	—	1,167	—	—		—	—		—	1,167
Management fees	25,723	333	500	500		500	500		500	28,556
Adjusted EBITDA (2)	$(11,206)	$16,886	$32,715	$16,907		$26,575	$12,810		$31,601	$126,288

(1) Net income (loss) does not include income (loss) from discontinued operations for the year ended December 31, 2016.
(2) As a result of the sale of Tridien in September 2016, Adjusted EBITDA does not include $4.0 million of Adjusted EBITDA from Tridien.

Cash Flow Available for Distribution and Reinvestment
The table below details cash receipts and payments that are not reflected on our income statement in order to provide an additional measure of management’s estimate of cash CAD. CAD is a non-GAAP measure that we believe provides additional information to our shareholders in order to enable them to evaluate our ability to make anticipated quarterly distributions. Because other entities do not necessarily calculate CAD the same way we do, our presentation of CAD may not be comparable to similarly titled measures provided by other entities. We believe that our historic and future CAD, together with our cash balances and access to cash via our debt facilities, will be sufficient to meet our anticipated distributions over the next twelve months. The table below reconciles CAD to net income and to cash flow provided by operating activities, which we consider to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year ended December 31,
(in thousands)	2018	2017	2016
Net income (loss)	$(1,790)	$33,612	$56,530
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	120,575	110,051	87,405
Impairment expense/ Loss on disposal of assets	—	17,325	25,204
Gain on sale of businesses	(1,258)	(340)	(2,308)
Amortization of debt issuance costs and original issue discount	4,483	5,007	3,565
Unrealized (gain) loss on interest rate hedges	(2,251)	(648)	1,539
Noncontrolling stockholders charges	8,975	7,027	4,382
Loss (gain) on equity method investment	—	5,620	(74,490)
Excess tax benefit on stock compensation	—	(417)	(1,163)
Provision for loss on receivables	433	3,964	407
Deferred taxes	(9,472)	(59,429)	(9,669)
Other	1,007	393	1,486
Changes in operating assets and liabilities	(6,250)	(40,394)	18,484
Net cash provided by operating activities	114,452	81,771	111,372
Plus:
Unused fee on revolving credit facility	1,630	2,856	1,947
Excess tax benefit from subsidiary stock option exercise	—	417	1,163
Successful acquisition expense	5,343	2,050	3,888
Integration services agreement (1)	2,719	3,083	1,667
Realized loss from foreign currency effect (2)	4,083	—	—
Earnout provision adjustment (3)	—	—	394
Other (4)	5,181	—	421
Changes in operating assets and liabilities	6,250	40,394	—
Less:
Changes in operating assets and liabilities	—	—	18,484
Payment on interest rate swap	1,783	3,964	4,303
Earnout provision adjustment (3)	4,800	4,736	—
Realized gain from foreign currency effect (2)	—	3,315	1,327
Other (5)	—	3,586	—
Maintenance capital expenditures: (6)
Compass Group Diversified Holdings LLC	—	—	—
5.11	2,322	2,934	1,838
Advanced Circuits	1,588	628	2,931

Arnold	4,708	4,851	3,801
Clean Earth (divested June 2019)	8,023	5,289	6,202
Ergobaby	737	1,041	826
Foam Fabricators	1,795	—	—
Liberty	1,130	706	1,098
Manitoba Harvest (divested February 2019)	481	647	1,495
Sterno	2,694	2,343	1,787
Tridien (divested September 2016)	—	—	385
Velocity	3,768	1,831	—
Preferred share distributions	12,179	2,457	—
Estimated cash flow available for distribution and reinvestment	$93,650	$92,243	$76,375

Distribution paid in April 2018/2017/2016	$(21,564)	$(21,564)	$(19,548)
Distribution paid in July 2018/2017/2016	(21,564)	(21,564)	(19,548)
Distribution paid in October 2018/2017/2016	(21,564)	(21,564)	(19,548)
Distribution paid in January 2019/2018/2017	(21,564)	(21,564)	(21,564)
	$(86,256)	$(86,256)	$(80,208)

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Represents the foreign currency transaction gain or loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)	Earnout provision adjustment related to the change in estimate of contingent consideration that was recorded in the consolidated statement of operations.

(4)	Includes $4.2 million in additional reserves recorded in the fourth quarter of 2018 for slow moving inventory acquired prior to our ownership of 5.11.

(5)	Includes amounts for the establishment of accounts receivable reserves related to two retail customers who filed bankruptcy during the first and third quarters of 2017.

(6)
Represents maintenance capital expenditures that were funded from operating cash flow and excludes growth capital expenditures of approximately $22.5 million, $24.3 million and $3.4 million incurred during the years ended December 31, 2018, 2017 and 2016, respectively.

Seasonality
The following table presents the net sales by quarter as a percentage of our annual net sales.

	Year Ended December 31,
Quarter Ended	2018	2017	2016

March 31	21.2%	22.8%	19.4%
June 30	25.0%	24.1%	21.3%
September 30	26.5%	25.4%	25.3%
December 31	27.3%	27.7%	34.0%
Earnings of certain of our operating segments are seasonal in nature due to various recurring events, holidays and seasonal weather patterns, as well as the timing of our acquisitions during a given year. Historically, the third and fourth quarter produce the highest net sales during our fiscal year.

Related Party Transactions and Certain Transactions Involving our Businesses
We have entered into related party transactions with our Manager, CGM including the following:

•	Management Services Agreement

•	LLC Agreement

•	Integration Services Agreement

•	Cost Reimbursement and Fees
Management Services Agreement
We entered into the MSA with CGM effective May 16, 2006. The MSA provides for, among other things, CGM to perform services for us in exchange for a management fee paid quarterly and equal to 0.5% of our adjusted net assets. The management fee is required to be paid prior to the payment of any distributions to shareholders. For the years ended December 31, 2018, 2017, and 2016, we incurred $43.4 million, $31.8 million, and $28.6 million, respectively, in management fees to CGM (excludes offsetting fees paid by Tridien in 2016).
Pursuant to the MSA, CGM is entitled to enter into off-setting management service agreements with each of our segments. The amount of the fee is negotiated between CGM and the operating management of each segment and is based upon the value of the services to be provided. The fees paid directly to CGM by the segments offset on a dollar for dollar basis the amount due to CGM by the Company under the MSA. Additionally, during the third quarter of 2018, CGM waived $0.6 million in management fees attributable to the assets acquired in September related to the acquisitions by Velocity Outdoor and Clean Earth.
LLC Agreement
As distinguished from its provision of providing management services to us, pursuant to the amended MSA, members of CGM are owners of 49.0% of the Allocation Interests in us through their ownership in Sostratus LLC. The LLC agreement gives the holders of Allocation Interests the right to distributions pursuant to a profit allocation formula upon the occurrence of a Sale Event or a Holding Event. The Allocation Interest Holders are entitled to receive and as such can elect to receive the positive contribution-based profit allocation payment for each of the business acquisitions during the 30-day period following the fifth anniversary of the date upon which we acquired a controlling interest in that business (Holding Event) and upon the sale of the business (Sale Event). During the year ended December 31, 2017, Holders received $39.2 million in distributions related to Sale Events in November 2016 and March 2017 of FOX shares. At December 31, 2016, we accrued a distribution payable to the Allocation Interest Holders of $13.4 million related to our November 2016 sale of FOX shares. This distribution was paid in the first quarter of 2017. Holders received $25.8 million related to the March 2017 sale of FOX shares. During the year ended December 31, 2016, Holders received $23.8 million in total distributions related to Sale Events of FOX shares in March and August 2016, a fifth year anniversary Holding Event of our ACI business, and the sale of Tridien in September 2016. No Sale or Holding Events occurred during 2018.
Certain persons who are employees and partners of the Manager, including the Company’s Chief Executive Officer and Chief Financial Officer, beneficially own 49.0% of the Allocation Interests, through Sostratus LLC, at December 31, 2018. Of the remaining 51.0% non-voting ownership of the Allocation Interests, 5.0% is held by CGI Diversified Holdings LP, 5.0% is held by the Chairman of the Company’s Board of Directors, and the remaining 41.0% is held by the former founding partners of the Manager.
Integration Services Agreement
Integration services represent fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership. Foam Fabricators, which was acquired in 2018, Velocity Outdoor, which was acquired in June 2017, and 5.11, which was acquired in 2016, each entered into Integration Services Agreements ("ISA") with CGM.  The ISA provides for CGM to provide services for new platform acquisitions to, amongst other things, assist the management at the acquired entities in establishing a corporate governance program, including the retention of independent board members to serve on their board of directors, implement compliance and reporting requirements of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") and align the acquired entity's policies and procedures with our other subsidiaries.  Each ISA is for the twelve month period subsequent to the acquisition and is payable quarterly.  Foam paid or will pay CGM a total integration service fee of $2.3 million, with $2.0 million paid in 2018, and the remainder to be paid in the first quarter of 2019. Velocity paid CGM a total integration service fee of $1.5 million, with $0.75 million paid in 2017, and $0.75 million paid in 2018. 5.11 paid CGM $3.5 million under the agreement, with $1.2 million paid in 2016, and $2.3 million paid in 2017.
Consulting Agreement
During 2018, one of our directors was engaged by our Manager to provide certain consulting services to our Manager. The director was paid $0.2 million by our Manager for the provision of such services to our Manager. Our Manager is entitled to receive certain payments from us as set forth in our Management Services Agreement. The Company did not pay the Manager for any payments to the director and was not a participant in the transaction.
Cost Reimbursement and Fees
We reimbursed CGM approximately $4.1 million, $3.8 million, and $3.8 million, principally for occupancy and staffing costs incurred by CGM on our behalf during the years ended December 31, 2018, 2017 and 2016, respectively.
Investment in FOX
As of July 10, 2014, our ownership interest in FOX decreased from 53% to approximately 41% after we sold shares in a secondary offering by FOX. Since we no longer held a majority interest in FOX, we began accounting for our investment in FOX at fair value utilizing the equity method of accounting. We elected to measure our investment in FOX using the fair value option fair value, with unrealized gains and losses reflected in the consolidated statement of operations as income (loss). In November 2016, our ownership interest in FOX decreased to approximately 14%. In March 2017, FOX closed on a secondary offering through which we sold our remaining 5,108,718 shares in FOX for total net proceeds of $136.1 million, after the underwriter's discount of $8.9 million. Subsequent to the sale of FOX shares in March 2017, we no longer hold an ownership interest in FOX.
The following table reflects the 2017 and 2016 activity from our investment in FOX (in thousands):

	Year ended December 31,
	2017	2016
Balance January 1st	$141,767	$249,747
Proceeds from sale of FOX shares, net - March	(136,147)	(47,685)
Proceeds from sale of FOX shares, net - August	—	(63,000)
Proceeds from sale of FOX shares, net - November	—	(71,785)
Mark-to-market adjustment - investment (1)	(5,620)	74,490
Balance December 31st	$—	$141,767
(1) The mark-to-market adjustment represents the change in the fair value of the FOX common shares for the period indicated. The 2017 mark-to-market adjustment represents the unrealized loss on the investment in FOX as of the date of the FOX secondary offering through which we sold our remaining shares in FOX.
The Company and its businesses have the following significant related party transactions:
5.11
Related Party Vendor Purchases - 5.11 purchases inventory from a vendor who is a related party to 5.11 through one of the executive officers of 5.11 via the executive's 40% ownership interest in the vendor. During the years ended December 31, 2018 and 2017, 5.11 purchased approximately $5.0 million and $5.6 million, respectively, in inventory from the vendor.
ACI
Recapitalization - During the second quarter of 2016, the Company completed a recapitalization at ACI whereby the Company entered into an amendment to the intercompany debt agreement with ACI (the "ACI Loan Agreement"). The ACI loan agreement was amended to provide for additional term loan borrowings of $61.0 million to fund a cash distribution to shareholders totaling $60.1 million. Minority interest shareholders of Advanced Circuits, including certain members of management at Advanced Circuits, received total distribution proceeds of $18.4 million. The Company used cash on hand to fund the distribution to minority shareholders.
Liberty
Recapitalization - During the first quarter of 2016, we completed a recapitalization at Liberty whereby we entered into an amendment to the intercompany loan agreement with Liberty (the “Liberty Loan Agreement”). The Liberty Loan Agreement was amended to (i) provide for term loan borrowings of $38.0 million and revolving credit facility borrowings of $5.0 million to fund cash distributions totaling $35.3 million to its shareholders, including the Company, and (ii) extend the maturity dates of the term loans and revolving credit facility. Liberty’s noncontrolling shareholders received approximately $5.3 million in distributions as a result of the recapitalization. Immediately prior to the recapitalization, management exercised stock options for 75,095 shares of Liberty common shares, resulting in net proceeds from stock options at Liberty of $3.8 million. Liberty recognized $0.3 million in compensation expense related to the accelerated vesting of a portion of management's stock options at the time of exercise. We then purchased $1.5 million in Liberty common shares from members of Liberty management, resulting in Liberty's noncontrolling shareholders holding 11.4% of Liberty's outstanding shares subsequent to the recapitalization. The purchase of the Liberty common stock from noncontrolling shareholders and issuance of Liberty common stock related to the exercise of stock options by noncontrolling shareholders were at fair value and resulted in no change in control of Liberty. The difference between the consideration paid for the noncontrolling interest and the adjustment to the carrying amount of our noncontrolling interest in Liberty was recognized in our equity. Subsequent to the purchase of Liberty common shares and the exercise of the options, we own 88.6% of Liberty on a primary basis and 84.7% on a fully diluted basis.

Liberty Related Party Vendor Purchases - Liberty purchases inventory raw materials from two vendors who are related parties to Liberty through two of the executive officers of Liberty via the employment of family members at the vendors. During the years ended December 31, 2018, 2017 and 2016, Liberty purchased approximately $2.1 million, $2.5 million and $3.3 million, respectively, in raw materials from the two vendors.
Sterno
Recapitalization - In January 2018, the Company completed a recapitalization at Sterno whereby the Company entered into an amendment to the intercompany loan agreement with Sterno (the "Sterno Loan Agreement"). The Sterno Loan Agreement was amended to (i) provide for term loan borrowings of $56.8 million to fund a distribution to the Company, which owned 100% of the outstanding equity of Sterno at the time of the recapitalization, and (ii) extend the maturity dates of the term loans. In connection with the recapitalization, Sterno's management team exercised all of their vested stock options, which represented 58,000 shares of Sterno. The Company then used a portion of the distribution to repurchase the 58,000 shares from management for a total purchase price of $6.0 million. In addition, Sterno issued new stock options to replace the exercised option, thus maintaining the same percentage of fully diluted non-controlling interest that existed prior to the recapitalization.

Off-Balance Sheet Arrangements
We have no special purpose entities or off balance sheet arrangements, other than operating leases entered into in the ordinary course of business.
Contractual Obligations
Long-term contractual obligations, except for our long-term debt obligations, are generally not recognized in our consolidated balance sheet. Non-cancelable purchase obligations are obligations we incur during the normal course of business, based on projected needs.
The table below summarizes the payment schedule of our contractual obligations at December 31, 2018:

(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Long-term debt obligations (1)	$1,504,772	$67,859	$122,563	$349,881	$964,469
Operating lease obligations (2)	129,086	23,577	41,120	27,665	36,724
Purchase obligations (3)	842,523	246,366	300,006	296,066	85
Total (4)	$2,476,381	$337,802	$463,689	$673,612	$1,001,278

(1)	Reflects commitment fees and letter of credit fees under our Revolving Credit Facility and amounts due, together with interest on our Term Loan Facility and Senior Notes.

(2)	Reflects various operating leases for office space, manufacturing facilities and equipment from third parties.

(3)
Reflects non-cancelable commitments as of December 31, 2018, including: (i) shareholder distributions of $101.4 million; (ii) estimated management fees of $46.6 million per year over the next five years; and (iii) other obligations, including amounts due under employment agreements. Distributions to our shareholders are approved by our board of directors each fiscal quarter. The amount approved for future quarters may differ from the amount included in this schedule.

(4)
The contractual obligation table does not include approximately $1.1 million in liabilities associated with unrecognized tax benefits as of December 31, 2018 as the timing of the recognition of this liability is not certain. The amount of the liability is not expected to significantly change in the next twelve months.

Critical Accounting Policies and Estimates
The preparation of our financial statements in conformity with GAAP requires management to adopt accounting policies and make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. Such estimates and judgments may involve varying degrees of uncertainty. Actual results could differ from these estimates under different assumptions and changes in other facts and circumstances, and potentially could result in materially different results. Our critical accounting estimates are discussed below. For a summary of our significant accounting policies, including those policies discussed below, refer to "Note B - Summary of Significant Accounting Policies" to our consolidated financial statements.
Revenue from Contracts with Customers
In May 2014, the Financial Accounting Standards Board ("FASB") issued a comprehensive new revenue recognition standard. The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In addition, the standard requires disclosure of the amount, timing and uncertainty of cash flows arising from contracts with customers. The new standard, and all related amendments, was effective for us beginning January 1, 2018 and was adopted using the modified retrospective method for all contracts not completed as of the date of adoption.
The adoption of the new revenue guidance represents a change in accounting principle that will more closely align revenue recognition with the transfer of control of our goods and services and will provide financial statement readers with enhanced disclosures. In accordance with the new revenue guidance, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these goods or services, and excludes any sales incentives or taxes collected from customers which are subsequently remitted to government authorities.
The Company’s contracts with customers often include promises to transfer multiple products to a customer. Determining whether the promises are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Once the performance obligations are identified, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company then allocates the transaction price to each performance obligation in the contract based on a relative stand-alone selling price method. The corresponding revenues are recognized as the related performance obligations are satisfied as discussed above. Judgment is required to determine the standalone selling price for each distinct performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately and therefore observable.
Upon adoption of the new revenue guidance, the Company’s policy around estimating variable consideration related to sales incentives (early pay discounts, rights of return, rebates, chargebacks, and other discounts) included in certain customer contracts remained consistent with previous guidance. These incentives are recorded as a reduction in the transaction price. Under the new guidance, variable consideration is estimated and included in total consideration at contract inception based on either the expected value method or the most likely outcome method. The method was applied consistently among each type of variable consideration and the Company applies the expected value method to estimate variable consideration. These estimates are based on historical experience, anticipated performance and the Company’s best judgment at the time and as a result, reflect applicable constraints. The Company includes in the transaction price an amount of variable consideration estimated in accordance with the new guidance only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.
Business Combinations
The acquisitions of our businesses are accounted for under the acquisition method of accounting. Accounting for business combinations requires the use of estimates and assumptions in determining the fair value of assets acquired and liabilities assumed in order to allocate the purchase price. The estimates of fair value of the assets acquired and liabilities assumed are based upon assumptions believed to be reasonable using established valuation methods, taking into consideration information supplied by the management of the acquired entities and other relevant information. The determination of fair values requires significant judgment both by our management team and, when appropriate, valuations by independent third-party appraisers. We amortize intangible assets, such as trademarks and customer relationships, as well as property, plant and equipment, over their economic useful lives, unless those lives are indefinite. We consider factors such as historical information, our plans for the asset and similar assets held by our previously acquired portfolio companies. The impact could result in either higher or lower amortization and/or depreciation expense.
Goodwill and Intangible Assets
Goodwill represents the excess amount of the purchase price over the fair value of the assets acquired. Our goodwill and indefinite lived intangible assets are tested for impairment on an annual basis as of March 31st, and if current events or circumstances require, on an interim basis. Goodwill is allocated to various reporting units, which are generally an operating segment or one level below the operating segment. Each of our businesses represents a reporting unit except Arnold, which we determined comprised three reporting units when it was acquired in March 2012. As a result of changes implemented by Arnold management during 2016 and 2017, we reassessed the reporting units at Arnold as of the annual impairment testing date in 2018. After evaluating changes in the operation of the reporting units that led to increased integration and altered how the financial results of the Arnold operating segment were assessed by Arnold management, the Company determined that the previously identified reporting units no longer operate in the same manner as they did when the Company acquired Arnold. As a result, the separate Arnold reporting units were determined to only comprise one reporting unit at the Arnold operating segment level as of March 31, 2018. As part of the exercise of combining the separate Arnold reporting units into one reporting unit, we performed "before" and "after" goodwill impairment testing, whereby we performed the annual impairment testing for each of the existing reporting units of Arnold and then subsequent to the completion of the annual impairment testing of the separate reporting units, we performed a quantitative impairment test of the Arnold operating segment, which will represent the reporting unit for future impairment tests.
We use a qualitative approach to test goodwill for impairment by first assessing qualitative factors to determine whether it is more-likely than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment testing. The qualitative factors we consider include, in part, the general macroeconomic environment, industry and market specific conditions for each reporting unit, financial performance including actual versus planned results and results of relevant prior periods, operating costs and cost impacts, as well as issues or events specific to the reporting unit. As part of the assessment of the Arnold reporting units at March 31, 2018, we performed impairment testing on the three separate reporting units. Two of the Arnold reporting units, PMAG and PTM, were tested qualitatively, while a quantitative impairment test was performed on the Flexmag reporting unit because we could not determine that it was more-likely than-not that the fair value of a reporting unit exceeded its carrying value. We then performed a quantitative impairment test of the Arnold operating segment, which combined the three reporting units. The results of the quantitative impairment testing of the Arnold reporting unit indicated that the fair value of the Arnold reporting unit exceeded the carrying value by 254%. For the reporting units that were tested qualitatively, the results of the qualitative analysis indicated that the fair value exceeded their carrying value.
Indefinite-lived intangible assets
We use a qualitative approach to test indefinite lived intangible assets for impairment by first assessing qualitative factors to determine whether it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform quantitative impairment testing. Our indefinite-lived intangible assets consist of trade names with a carrying value of approximately $70.4 million. The results of the qualitative analysis of our reporting unit's indefinite-lived intangible assets, which we completed as of March 31, 2018, indicated that the fair value of the indefinite lived intangible assets exceeded their carrying value.
Definite-Lived Intangible Assets
Long-lived intangible assets subject to amortization, including customer relationships, non-compete agreements, permits and technology are amortized using the straight-line method over the estimated useful lives of the intangible assets, which we determine based on the consideration of several factors including the period of time the asset is expected to remain in service. We evaluate long-lived assets for potential impairment whenever events occur or circumstances indicate that the carrying amount of the assets may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount of a long-lived asset is not recoverable and is greater than its fair value, the asset is impaired and an impairment loss must be recognized.
The determination of fair values and estimated useful lives requires significant judgment both by our management team and by outside experts engaged to assist in this process. This judgment could result in either a higher or lower value assigned to our reporting units and intangible assets. The impact could result in either higher or lower amortization and/or the incurrence of an impairment charge.

Income taxes
On December 22, 2017, the U.S. government enacted the Tax Act. Among other important changes in the Tax Act, the tax rate on corporations was reduced from 35% to 21%; a limitation on the deduction of interest expense was enacted; gain from the sale of a partnership interest by a foreign person will be subject to U.S. tax to the extent that the partnership is engaged in a trade or business; a special deduction for qualified business income from pass-through entities was added; U.S. federal income taxes on foreign earnings were eliminated (subject to several important exceptions), and new provisions designed to tax currently global intangible low taxed income ("GILTI") and a new base erosion anti-abuse tax were added.
For taxable years beginning after December 31, 2017, a deduction for interest will generally be allowed for any entity only up to 30% of adjusted taxable income (determined without regard to interest income or expense) plus the amount of interest income. Only interest income and expense incurred in a trade or business is taken into account, i.e., investment interest income and deductions are ignored. For partnerships, the limitation is applied at the partnership level and then adjustments are made at the partner level to avoid double counting and to allow an owner to use any excess income in calculating the interest deduction at his or her level. The provision will not limit the deduction of interest by the Company but it may have an impact the deduction for certain of the portfolio companies.
Several of our majority owned subsidiaries have deferred tax assets recorded at December 31, 2018 which in total amount to approximately $47.9 million. This deferred tax asset is net of $6.9 million of valuation allowance primarily associated with net operating losses and foreign tax credits and the limitation on the deduction of interest expense at Arnold and 5.11. These deferred tax assets are comprised primarily of reserves not currently deductible for tax purposes. The temporary differences that have resulted in the recording of these tax assets may be used to offset taxable income in future periods, reducing the amount of taxes required to be paid. Realization of the deferred tax assets is dependent on generating sufficient future taxable income at those subsidiaries with deferred tax assets. Based upon the expected future results of operations, the Company believes it is more likely than not that those subsidiaries with deferred tax assets will generate sufficient future taxable income to realize the benefit of existing temporary differences, although there can be no assurance of this. The impact of not realizing these deferred tax assets would result in an increase in income tax expense for such period when the determination was made that the assets are not realizable. (Refer to "Note L – “Income Taxes" in the notes to consolidated financial statements.)
Profit Allocation Interests
At the time of our Initial Public Offering, we issued Allocation Interests governed by our LLC agreement that entitle the holders (the "Holders") to receive distributions pursuant to a profit allocation formula upon the occurrence of certain events. The Holders are entitled to receive and as such can elect to receive the positive contribution based profit allocation payment for each of the business acquisitions during the 30-day period following the fifth anniversary of the date upon which we acquired a controlling interest in that business (Holding Event) and upon the sale of that business (Sale Event).
Recent Accounting Pronouncements
Refer to "Note B - Summary of Significant Accounting Policies" to our consolidated financial statements for a discussion of recent accounting pronouncements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The consolidated financial statements and financial statement schedules referred to in the index contained on page F-1 of this report are incorporated herein by reference.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1.	Financial Statements
For the Registrant, see “Index to Consolidated Financial Statements and Supplemental Financial Data” set forth on page F-1.

2.	Financial Statement Schedule
For the Registrant, see “Index to Consolidated Financial Statements and Supplemental Financial Data” set forth on page S-1.

3.	Exhibits
For the Registrant, see “Index to Exhibits” set forth on page E-1.

ITEM 16. FORM 10-K SUMMARY

NONE

SIGNATURE
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

Date: 2/27/2019	By:	/s/ Elias J. Sabo
Elias J. Sabo
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elias J. Sabo and Ryan J. Faulkingham, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her, and in his or her name in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and either of them, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elias J. Sabo	Chief Executive Officer	February 27, 2019
Elias J. Sabo	(Principal Executive Officer) and Director

/s/ Ryan J. Faulkingham	Chief Financial Officer	February 27, 2019
Ryan J. Faulkingham	(Principal Financial and Accounting Officer)

/s/ C. Sean Day	Director	February 27, 2019
C. Sean Day

/s/ D. Eugene Ewing	Director	February 27, 2019
D. Eugene Ewing

/s/ Harold S. Edwards	Director	February 27, 2019
Harold S. Edwards

/s/ Gordon Burns	Director	February 27, 2019
Gordon Burns

/s/ James J. Bottiglieri	Director	February 27, 2019
James J. Bottiglieri

/s/ Sarah G. McCoy	Director	February 27, 2019
Sarah G. McCoy

SIGNATURE
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMPASS DIVERSIFIED HOLDINGS

Date: 2/27/2019	By:	/s/ Ryan J. Faulkingham
Ryan J. Faulkingham
Regular Trustee

COMPASS DIVERSIFIED HOLDINGS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND SUPPLEMENTAL FINANCIAL DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders'
Compass Diversified Holdings
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Compass Diversified Holdings (a Delaware trust) and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes and financial statement schedule included under Item 15(a) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2019 (not separately included herein), expressed an unqualified opinion.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2005.

New York, New York
February 27, 2019 (except for Note Q, as to which the date is November 13, 2019)

COMPASS DIVERSIFIED HOLDINGS
CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$48,771	$35,726
Accounts receivable, net	205,545	159,445
Inventories	307,437	237,351
Prepaid expenses and other current assets	29,670	19,297
Current assets of discontinued operations	89,762	75,000
Total current assets	681,185	526,819
Property, plant and equipment, net	146,601	103,584
Goodwill	471,115	371,566
Intangible assets, net	615,592	393,005
Other non-current assets	8,378	5,990
Non-current assets of discontinued operations	$449,464	$419,339
Total assets	$2,372,335	$1,820,303

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$77,169	$63,824
Accrued expenses	106,612	90,697
Due to related parties (refer to Note S)	11,093	7,796
Current portion, long-term debt	5,000	5,685
Other current liabilities	6,912	6,311
Current liabilities of discontinued operations	52,494	37,880
Total current liabilities	259,280	212,193
Deferred income taxes	33,984	36,151
Long-term debt	1,098,871	584,347
Other non-current liabilities	12,615	12,691
Non-current liabilities of discontinued operations	48,243	48,922
Total liabilities	1,452,993	894,304

Commitments and contingencies (refer to Note R)

Stockholders’ equity
Trust preferred shares, 50,000 authorized; 8,000 shares issued and outstanding at December 31, 2018 and 4,000 issued and outstanding at December 31, 2017
Series A preferred shares, no par value, 4,000 shares issued and outstanding at December 31, 2018 and December 31, 2017	96,417	96,417
Series B preferred shares, no par value, 4,000 shares issued and outstanding at December 31, 2018 and none issued at December 31, 2017	96,504	—
Trust common shares, no par value, 500,000 authorized; 59,900 shares issued and outstanding at December 31, 2018 and December 31, 2017	924,680	924,680
Accumulated other comprehensive loss	(8,776)	(2,573)
Accumulated deficit	(249,453)	(145,316)
Total stockholders’ equity attributable to Holdings	859,372	873,208
Noncontrolling interest	39,922	33,703
Noncontrolling interest of discontinued operations	20,048	19,088
Total stockholders’ equity	919,342	925,999
Total liabilities and stockholders’ equity	$2,372,335	$1,820,303
See notes to consolidated financial statements.

COMPASS DIVERSIFIED HOLDINGS
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2018	2017	2016
Net revenues	$1,357,320	$1,002,783	$729,989
Cost of revenues	887,478	641,394	484,253
Gross profit	469,842	361,389	245,736
Operating expenses:
Selling, general and administrative expense	320,085	261,516	166,485
Management fees	43,443	31,843	28,558
Amortization expense	49,686	34,665	17,983
Impairment expense	—	8,864	16,000
Loss on disposal of assets	—	—	5,899
Operating income	56,628	24,501	10,811
Other income (expense):
Interest expense, net	(55,245)	(27,255)	(24,180)
Gain (loss) on investment (refer to Note P)	—	(5,620)	74,490
Amortization of debt issuance costs	(3,905)	(4,002)	(2,763)
Other income (expense), net	(5,889)	2,745	373
Income (loss) from continuing operations before income taxes	(8,411)	(9,631)	58,731
Provision (benefit) for income taxes	10,466	(23,741)	13,933
Income (loss) from continuing operations	(18,877)	14,110	44,798
Income from discontinued operations, net of income tax	15,829	19,162	9,424
Gain on sale of discontinued operations, net of income tax	1,258	340	2,308
Net income (loss)	(1,790)	33,612	56,530
Less: Income from continuing operations attributable to noncontrolling interest	5,217	8,245	3,205
Less: Loss from discontinued operations attributable to noncontrolling interest	(1,305)	(2,624)	(1,360)
Net income (loss) attributable to Holdings	$(5,702)	$27,991	$54,685

Amounts attributable to common shares of Holdings:
Income (loss) from continuing operations	$(24,094)	$5,865	$41,593
Income from discontinued operations, net of income tax	17,134	21,786	10,784
Gain on sale of discontinued operations, net of income tax	1,258	340	2,308
Net income (loss) attributable to Holdings	$(5,702)	$27,991	$54,685
Basic and fully diluted income (loss) per share attributable to Holdings (refer to Note K)
Continuing operations	$(0.73)	$(0.77)	$0.27
Discontinued operations	0.31	0.33	0.24
	$(0.42)	$(0.44)	$0.51

Weighted average number of shares outstanding - basic and fully diluted	59,900	59,900	54,591
Cash distribution declared per share (refer to Note K)	$1.44	$1.44	$1.44

See notes to consolidated financial statements.

COMPASS DIVERSIFIED HOLDINGS
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
(in thousands)	2018	2017	2016
Net income (loss)	$(1,790)	$33,612	$56,530
Other comprehensive income (loss)
Foreign currency translation adjustments	(6,630)	6,533	615
Pension benefit liability, net	427	409	(326)
Total comprehensive income (loss), net of tax	(7,993)	40,554	56,819
Less: Net income attributable to noncontrolling interests	3,912	5,621	1,845
Less: Other comprehensive income (loss) attributable to noncontrolling interests	(1,247)	1,223	516
Total comprehensive income (loss) attributable to Holdings, net of tax	$(10,658)	$33,710	$54,458

See notes to consolidated financial statements.

COMPASS DIVERSIFIED HOLDINGS
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Trust Preferred Shares		Trust Common Shares	Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Equity Attributable to Holdings	Non- Controlling Interest	Non-Controlling Interest of Disc. Ops.	Total Stockholders’ Equity
(in thousands)	Series A	Series B
Balance — January 1, 2016	$—	—	$825,321	$10,567	$(9,804)	$826,084	$27,834	$19,301	$873,219
Net income	—	—	—	54,685	—	54,685	3,205	(1,360)	56,530
Total comprehensive income, net	—	—	—	—	289	289	—	—	289
Issuance of Trust common shares, net of offering costs	—	—	99,359	—	—	99,359	—	—	99,359
Option activity attributable to noncontrolling shareholders	—	—	—	—	—	—	2,360	2,022	4,382
Effect of subsidiary stock option exercise	—	—	—	(578)	—	(578)	5,496	—	4,918
Issuance of subsidiary shares	—	—	—	4,809	—	4,809	3,392	—	8,201
Repurchase of subsidiary shares - Ergo	—	—	—	(11,911)	—	(11,911)	(4,929)	—	(16,840)
Purchase of noncontrolling interest	—	—	—	(1,007)	—	(1,007)	(469)	—	(1,476)
Distributions to noncontrolling shareholders	—	—	—	—	—	—	(23,630)	—	(23,630)
Acquisition of 5.11	—	—	—	—	—	—	5,718	—	5,718
Disposition of Tridien	—	—	—	—	—	—	—	(801)	(801)
Distribution paid - Allocation Interest Holders (refer to Note K)	—	—	—	(23,779)	—	(23,779)	—	—	(23,779)
Distributions payable to Allocation Interest Holders (refer to Note K)	—	—	—	(13,354)	—	(13,354)	—	—	(13,354)
Distributions paid - Trust common shares	—	—	—	(78,192)	—	(78,192)	—	—	(78,192)
Balance — December 31, 2016	—	—	924,680	(58,760)	(9,515)	856,405	18,977	19,162	894,544
Net income	—	—	—	27,991	—	27,991	8,245	(2,624)	33,612
Total comprehensive income, net	—	—	—	—	6,942	6,942	—	—	6,942
Issuance of Trust preferred shares, net of offering costs	96,417	—	—	—	—	96,417	—	—	96,417
Option activity attributable to noncontrolling shareholders	—	—	—	—	—	—	4,478	2,550	7,028
Effect of subsidiary stock option exercise	—	—	—	—	—	—	1,222	—	1,222
Issuance of subsidiary shares	—	—	—	—	—	—	40	—	40
Repurchase of subsidiary shares	—	—	—	—	—	—	(40)	—	(40)
Acquisition of Velocity Outdoor	—	—	—	—	—	—	781	—	781
Distribution paid - Allocation Interest Holders (refer to Note K)	—	—	—	(25,834)	—	(25,834)	—	—	(25,834)
Distributions paid - Trust preferred shares	—	—	—	(2,457)	—	(2,457)	—	—	(2,457)
Distributions paid - Trust common shares	—	—	—	(86,256)	—	(86,256)	—	—	(86,256)
Balance — December 31, 2017	96,417	—	924,680	(145,316)	(2,573)	873,208	33,703	19,088	925,999

COMPASS DIVERSIFIED HOLDINGS
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

	Trust Preferred Shares		Trust Common Shares	Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Equity Attributable to Holdings	Non- Controlling Interest	Non-Controlling Interest of Disc. Ops.	Total Stockholders’ Equity
(in thousands)	Series A	Series B
Balance — December 31, 2017	96,417	—	924,680	(145,316)	(2,573)	873,208	33,703	19,088	925,999
Net income	—	—	—	(5,702)	—	(5,702)	5,217	(1,305)	(1,790)
Total comprehensive loss, net	—	—	—	—	(6,203)	(6,203)	—	—	(6,203)
Issuance of Trust preferred shares, net of offering costs	—	96,504	—	—	—	96,504	—	—	96,504
Option activity attributable to noncontrolling shareholders	—	—	—	—	—	—	6,710	2,265	8,975
Effect of subsidiary stock option exercise	—	—	—	—	—	—	404	—	404
Purchase of noncontrolling interest	—	—	—	—	—	—	(6,112)	—	(6,112)
Distributions paid - Trust Preferred Shares	—	—	—	(12,179)	—	(12,179)	—	—	(12,179)
Distributions paid - Trust Common Shares	—	—	—	(86,256)	—	(86,256)	—	—	(86,256)
Balance — December 31, 2018	$96,417	$96,504	$924,680	$(249,453)	$(8,776)	$859,372	$39,922	$20,048	$919,342

See notes to consolidated financial statements.

COMPASS DIVERSIFIED HOLDINGS
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$(1,790)	$33,612	$56,530
Income from discontinued operations	15,829	19,162	9,424
Gain on sale of discontinued operations	1,258	340	2,308
Net income (loss) from continuing operations	(18,877)	14,110	44,798
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	31,195	22,388	16,702
Amortization expense	59,506	59,672	41,343
Amortization of debt issuance costs and original issue discount	4,483	5,007	3,565
Impairment expense	—	8,864	16,000
Loss on disposal of assets	—	—	5,899
Unrealized (gain) loss on interest rate swap	(2,251)	(648)	1,539
Noncontrolling stockholder stock based compensation	6,711	4,478	2,360
Excess tax benefit from subsidiary stock options exercised	—	(417)	(1,163)
Loss (gain) on equity method investment	—	5,620	(74,490)
Provision for loss on receivables	443	3,976	104
Deferred taxes	(2,254)	(39,874)	(1,061)
Other	573	756	(207)
Changes in operating assets and liabilities, net of acquisitions:
Increase in accounts receivable	4,479	(15,406)	(14,268)
(Increase) decrease in inventories	(18,421)	(26,799)	2,862
(Increase) decrease in prepaid expenses and other current assets	(3,599)	(2,940)	3,891
Increase in accounts payable and accrued expenses	9,823	7,866	24,695
Net cash provided by operating activities - continuing operations	71,811	46,653	72,569
Net cash provided by operating activities - discontinued operations	42,641	35,118	38,803
Net cash provided by operations	114,452	81,771	111,372
Cash flows from investing activities:
Acquisitions, net of cash acquired	(495,136)	(158,706)	(499,116)
Purchases of property and equipment	(40,998)	(38,436)	(15,109)
Proceeds from FOX stock offerings	—	136,147	182,470
Proceeds from sale of businesses	94	340	11,249
Purchase of noncontrolling interest	—	—	(1,475)
Payment of interest rate swap	(1,783)	(3,964)	(4,303)
Other investing activities	(134)	(88)	(298)
Net cash used in investing activities - continuing operations	(537,957)	(64,707)	(326,582)
Net cash provided by investing activities - discontinued operations	(66,123)	(12,571)	(36,439)
Net cash used in investing activities	(604,080)	(77,278)	(363,021)

COMPASS DIVERSIFIED HOLDINGS
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2018	2017	2016
Cash flows from financing activities:
Proceeds from the issuance of Trust common shares, net	—	—	99,359
Proceeds from the issuance of Trust preferred shares, net	96,504	96,417	—
Borrowings under credit facility	1,307,250	260,500	671,298
Repayments under credit facility	(1,186,222)	(228,585)	(423,240)
Issuance of Senior Notes	400,000	—	—
Distributions paid - common shares	(86,256)	(86,256)	(78,192)
Distributions paid - preferred shares	(12,179)	(2,457)	—
Net proceeds provided by noncontrolling shareholders	404	822	8,887
Distributions paid to noncontrolling shareholders	—	—	(23,630)
Distributions paid - Allocation Interests	—	(39,188)	(23,779)
Repurchase of subsidiary stock	(6,112)	—	(15,407)
Debt issuance costs	(14,887)	(2,899)	(5,986)
Excess tax benefit on stock-based compensation	—	417	1,163
Other	1,609	(1,359)	(1,747)
Net cash provided by (used in) financing activities	500,111	(2,588)	208,726
Foreign currency impact on cash	2,958	(1,792)	(3,174)
Net increase (decrease) in cash and cash equivalents	13,441	113	(46,097)
Cash and cash equivalents — beginning of period (1)	39,885	39,772	85,869
Cash and cash equivalents — end of period	$53,326	$39,885	$39,772

(1) Includes cash from discontinued operations of$4.6 million at January 1, 2018, $4.2 million at January 1, 2017 and $2.3 million at January 1, 2016

COMPASS DIVERSIFIED HOLDINGS
CONSOLIDATED STATEMENTS OF CASH FLOWS

See notes to consolidated financial statements.

COMPASS DIVERSIFIED HOLDINGS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2018

Note A — Organization and Business Operations
Compass Diversified Holdings, a Delaware statutory trust (“the Trust”), was incorporated in Delaware on November 18, 2005. Compass Group Diversified Holdings, LLC, a Delaware limited liability Company (the “Company”), was also formed on November 18, 2005 with equity interests which were subsequently reclassified as the “Allocation Interests”. The Trust and the Company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. In accordance with the amended and restated Trust Agreement, dated as of April 25, 2006 (the “Trust Agreement”), the Trust is sole owner of 100% of the Trust Interests (as defined in the Company’s amended and restated operating agreement, dated as of April 25, 2006 (as amended and restated, the “LLC Agreement”)) of the Company and, pursuant to the LLC Agreement, the Company has, outstanding, the identical number of Trust Interests as the number of outstanding common shares of the Trust. The Company is the operating entity with a board of directors and other corporate governance responsibilities, similar to that of a Delaware corporation.
The Company is a controlling owner of ten businesses, or operating segments at December 31, 2018. The segments are as follows: 5.11 Acquisition Corp. ("5.11" or "5.11 Tactical"), The Ergo Baby Carrier, Inc. (“Ergobaby”), Liberty Safe and Security Products, Inc. (“Liberty Safe” or “Liberty”), Velocity Outdoor, Inc. (formerly "Crosman Corp.") ("Velocity Outdoor" or "Velocity"), Compass AC Holdings, Inc. (“ACI” or “Advanced Circuits”), AMT Acquisition Corporation (“Arnold”), FFI Compass Inc. ("Foam Fabricators" or "Foam") and Sterno Products, LLC (“Sterno”). The segments are referred to interchangeably as “businesses”, “operating segments” or “subsidiaries” throughout the financial statements. Refer to Note E - "Operating Segment Data" for further discussion of the operating segments. Compass Group Management LLC, a Delaware limited liability Company (“CGM” or the “Manager”), manages the day to day operations of the Company and oversees the management and operations of our businesses pursuant to a management services agreement (the "Management Services Agreement" or “MSA”). Subsequent to December 31, 2018, the Company completed the sales of Fresh Hemp Foods Ltd. ("Manitoba Harvest" or "Manitoba") and Clean Earth Holdings, Inc. ("Clean Earth"). Refer to "Note Q - Discontinued Operations" for additional information.
Note B — Summary of Significant Accounting Policies
Accounting principles
The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP" or "US GAAP").
Basis of presentation
The results of operations for the years ended December 31, 2018, 2017 and 2016 represent the results of operations of the Company’s acquired businesses from the date of their acquisition by the Company, and therefore are not indicative of the results to be expected for the full year.
Principles of consolidation
The consolidated financial statements include the accounts of the Trust and the Company, as well as the businesses acquired as of their respective acquisition date. All significant intercompany accounts and transactions have been eliminated in consolidation. Discontinued operating entities are reflected as discontinued operations in the Company’s results of operations and statements of financial position.
The acquisition of businesses that the Company owns or controls more than a 50% share of the voting interest are accounted for under the acquisition method of accounting. The amount assigned to the identifiable assets acquired and the liabilities assumed is based on the estimated fair values as of the date of acquisition, with the remainder, if any, recorded as goodwill.
Discontinued Operations
The Company completed the sale of its majority owned subsidiary, Tridien Medical, Inc. ("Tridien") during the third quarter of 2016. The results of operations of Tridien are presented as discontinued operations in the consolidated statements of operations for the year ended December 31, 2016. Subsequent to the year ended December 31, 2018, the Company completed the sales of Fresh Hemp Foods Ltd. ("Manitoba Harvest") and Clean Earth Holdings, Inc.

("Clean Earth"). The results of operations of Manitoba Harvest and Clean Earth are reported as discontinued operations in the accompanying consolidated financial statements as of December 31, 2018 and 2017, for each of the three years in the period ended December 31, 2018. Refer to "Note Q - Discontinued Operations" for additional information. Unless otherwise indicated, the disclosures accompanying the consolidated financial statements reflect the Company's continuing operations.
Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. It is possible that in 2019 actual conditions could be better or worse than anticipated when the Company developed the estimates and assumptions, which could materially affect the results of operations and financial position in the future. Such changes could result in future impairment of goodwill, intangibles and long-lived assets, inventory obsolescence, establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other things. Actual results could differ from those estimates.
Profit Allocation Interests
At the time of the Company's Initial Public Offering, the Company issued Allocation Interests governed by the LLC agreement that entitle the holders (the "Holders") to receive distributions pursuant to a profit allocation formula upon the occurrence of certain events. The Holders are entitled to receive and as such can elect to receive the positive contribution based profit allocation payment for each of the business acquisitions during the 30-day period following the fifth anniversary of the date upon which the Company acquired a controlling interest in that business (Holding Event) and upon the sale of that business (Sale Event). Payments of profit allocation to the Holders are accounted for as dividends declared on Allocation Interests and recorded in stockholders' equity once they are approved by our Board of Directors.
Revenue recognition
Effective January 1, 2018, the Company adopted the provisions of Revenue from Contracts with Customers, or ASC 606. In accordance with the new revenue guidance, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services, and excludes any sales incentives or taxes collected from customers which are subsequently remitted to government authorities. Refer to "Note D - Revenue" for a detailed description of the Company's revenue recognition policies.
Cash equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2018 and 2017, the amount of cash and cash equivalents held by our subsidiaries in foreign bank accounts was $16.7 million and $14.8 million, respectively.
Allowance for doubtful accounts
The Company uses estimates to determine the amount of the allowance for doubtful accounts in order to reduce accounts receivable to their estimated net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. The Company’s estimate also includes analyzing existing economic conditions. When the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due, and thereby reduce the net receivable to the amount it reasonably believes will be collectible. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.
Inventories
Inventories consist of raw materials, work-in-process, manufactured goods and purchased goods acquired for resale. Inventories are stated at the lower of cost or market, determined on the first-in, first-out method. Cost includes raw materials, direct labor, manufacturing overhead and indirect overhead. Market value is based on current replacement cost for raw materials and supplies and on net realizable value for finished goods.

Property, plant and equipment
Property, plant and equipment is recorded at cost. The cost of major additions or betterments is capitalized, while maintenance and repairs that do not improve or extend the useful lives of the related assets are expensed as incurred.
Depreciation is provided principally on the straight-line method over estimated useful lives. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.

The ranges of useful lives are as follows:

Buildings and improvements	6 to 25 years
Machinery and equipment	2 to 20 years
Office furniture, computers and software	2 to 8 years
Leasehold improvements	Shorter of useful life or lease term

Property, plant and equipment and other long-lived assets that have definitive lives are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable (‘triggering event’). Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to its fair value.
Fair value of financial instruments
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to their short term nature. Term Debt with a carrying value of $492.4 million, net of original issue discount, at December 31, 2018 approximated fair value. The fair value is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. Senior Notes with a fair value of $396 million have a carrying value of $400 million. If measured at fair value in the financial statements, the Term Debt and Senior Notes would be classified as Level 2 in the fair value hierarchy.
Business combinations
The Company allocates the amount it pays for each acquisition to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets which arise from a contractual or legal right or are separable from goodwill. The Company bases the fair value of identifiable intangible assets acquired in a business combination on detailed valuations that use information and assumptions provided by management, which consider management’s best estimates of inputs and assumptions that a market participant would use. The Company allocates any excess purchase price that exceeds the fair value of the net tangible and identifiable intangible assets acquired to goodwill. The use of alternative valuation assumptions, including estimated growth rates, cash flows, discount rates and estimated useful lives could result in different purchase price allocations and amortization expense in current and future periods. Transaction costs associated with these acquisitions are expensed as incurred through selling, general and administrative expense on the consolidated statement of operations. In those circumstances where an acquisition involves a contingent consideration arrangement, the Company recognizes a liability equal to the fair value of the contingent payments expected to be made as of the acquisition date. The Company re-measures this liability each reporting period and records changes in the fair value through operating income within the consolidated statements of operations.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. The Company is required to perform impairment reviews at each of its reporting units annually and more frequently in certain circumstances. In accordance with accounting guidelines, the Company is able to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the quantitative goodwill impairment test.
In January 2017, the Financial Accounting Standard Board ("FASB") issued new accounting guidance to simplify the accounting for goodwill impairment. The guidance removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new guidance, a goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The Company adopted this guidance early, effective January 1, 2017, on a prospective basis, and applied the guidance as necessary to annual and interim goodwill testing performed subsequent to January 1, 2017.
The first step of the process after the qualitative assessment fails is estimating the fair value of each of its reporting units based on a discounted cash flow (“DCF”) model using revenue and profit forecast and a market approach which compares peer data and earnings multiples. The Company then compares those estimated fair values with the carrying values, which include allocated goodwill. If the estimated fair value is less than the carrying value, then a goodwill impairment is recorded.
The Company cannot predict the occurrence of certain future events that might adversely affect the implied value of goodwill and/or the fair value of intangible assets. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on its customer base, and material adverse effects in relationships with significant customers. The impact of over-estimating or under-estimating the implied fair value of goodwill at any of the reporting units could have a material effect on the results of operations and financial position. In addition, the value of the implied goodwill is subject to the volatility of the Company’s operations which may result in significant fluctuation in the value assigned at any point in time.
Refer to "Note G - Goodwill and Intangible Assets" for the results of the annual impairment tests.
Deferred debt issuance costs
Deferred debt issuance costs represent the costs associated with the issuance of debt instruments and are amortized over the life of the related debt instrument. Deferred debt issuance costs are presented in the balance sheet as a deduction from the carrying value of the associated debt liability.
Product Warranty Costs
The Company recognizes warranty costs based on an estimate of the amounts required to meet future warranty obligations. The Company accrues an estimated liability for exposure to warranty claims at the time of a product sale based on both current and historical claim trends and warranty costs incurred. Warranty reserves are included within "Accrued expenses" in the Company's consolidated balance sheets.
Foreign currency
Certain of the Company’s segments have operations outside the United States, and the local currency is typically the functional currency. The financial statements are translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during the year for results of operations. The resulting translation gain or loss is included in stockholders' equity as other comprehensive income or loss.
In 2015, the Company acquired a Canadian subsidiary, Manitoba Harvest, and is exposed to transactional foreign currency gains and losses related to the issuance of intercompany loans in the Canadian dollar, the functional currency of Manitoba Harvest. Foreign currency transactional gains and losses are included in the results of operations and are generally classified as Other Income (Expense).
Derivatives and hedging
The Company utilizes interest rate swaps to manage risks related to interest rates on the term loan portion of their Credit Facility. The Company has not elected hedge accounting treatment for the existing interest rate derivatives entered into as part of the Credit Facility. Refer to "Note H - Debt" for more information on the Company’s Credit Facility.
Noncontrolling interest
Noncontrolling interest represents the portion of a majority-owned subsidiary’s net income that is owned by noncontrolling shareholders. Noncontrolling interest on the balance sheet represents the portion of equity in a consolidated subsidiary owned by noncontrolling shareholders.
Income taxes
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the "Tax Act"). Among other important changes in the Tax Act, the tax rate on corporations was reduced from 35% to 21%; a limitation on the deduction of interest expense was enacted; gain from the sale of a partnership interest by a foreign person will be subject to U.S. tax to the extent that the partnership is engaged in a trade or business; a special deduction for qualified business income from pass-through entities was added; U.S. federal income taxes on foreign earnings was eliminated (subject to several important exceptions), and new provisions designed to tax currently global intangible low taxed income ("GILTI") and a new base erosion anti-abuse tax were added.
For taxable years beginning after December 31, 2017, a deduction for interest will generally be allowed for any entity only up to 30% of adjusted taxable income (determined without regard to interest income or expense) plus the amount of interest income. Only interest income and expense incurred in a trade or business is taken into account, i.e., investment interest income and deductions are ignored. For partnerships, the limitation is applied at the partnership level and then adjustments are made at the partner level to avoid double counting and to allow an owner to use any excess income in calculating the interest deduction at his or her level. The provision will not limit the deduction of interest by the Company for 2018 but it did have an impact the deduction for certain of the portfolio companies, resulting in an additional valuation allowance for deferred tax assets of $2.1 million.
Provisional Amounts
In March 2018, the FASB issued ASU 2018-05, "Income Taxes - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118" ("SAB 118"). The guidance provided for a provisional one-year measurement period for entities to finalize their accounting for certain tax effects related to the Tax Act. The Tax Act required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. The one-time transition tax under the Tax Act is based on earnings and profits ("E&P") that were previously deferred from U.S. income taxes. For the year ended December 31, 2017, the provision for income taxes included provisional tax expense of $4.9 million related to the one-time transition tax liability of our foreign subsidiaries. The Company has completed the calculation of the total E&P for these foreign subsidiaries although the Company's estimates may be affected as additional regulatory guidance is issued with respect to the Tax Act. Adjustments to the provisional amounts of $0.4 million were recognized as a component of the provision for income taxes in the year-ending December 31, 2018.
Deferred Income Taxes
Deferred income taxes are calculated under the asset and liability method. Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes at the enacted tax rates. A valuation allowance is established when necessary to reduce deferred tax assets to the amount that is expected to more likely than not be realized. Several of the Company’s majority owned subsidiaries have deferred tax assets recorded at December 31, 2018 which in total amount to approximately $47.9 million. This deferred tax asset is net of $6.9 million of valuation allowance primarily associated with net operating losses and foreign tax credits and the limitation on the deduction of interest expense at Arnold and 5.11. These deferred tax assets are comprised primarily of reserves not currently deductible for tax purposes. The temporary differences that have resulted in the recording of these tax assets may be used to offset taxable income in future periods, reducing the amount of taxes required to be paid. Realization of the deferred tax assets is dependent on generating sufficient future taxable income at those subsidiaries with deferred tax assets. Based upon the expected future results of operations, the Company believes it is more likely than not that those subsidiaries with deferred tax assets will generate sufficient future taxable income to realize the benefit of existing temporary differences, although there can be no assurance of this. The impact of not realizing these deferred tax assets would result in an increase in income tax expense for such period when the determination was made that the assets are not realizable.
Earnings per common share
Basic and fully diluted earnings per Trust common share is computed using the two-class method which requires companies to allocate participating securities that have rights to earnings that otherwise would have been available only to common shareholders as a separate class of securities in calculating earnings per share. The Company has granted Allocation Interests that contain participating rights to receive profit allocations upon the occurrence of a Holding Event or a Sale Event, and has issued preferred shares that have rights to distributions when, and if, declared by the Company's board of directors.
The calculation of basic and fully diluted earnings per common share is computed by dividing income available to common shareholders by the weighted average number of Trust common shares outstanding during the period. Earnings per common share reflects the effect of distributions that were declared and paid to the Holders and distributions that were paid on preferred shares during the period.

The weighted average number of Trust common shares outstanding for fiscal years 2018 and 2017 were computed based on 59,900,000 shares outstanding for the period from January 1st through December 31st. The weighted average number of Trust common shares outstanding for fiscal year 2016 was computed based on 54,300,000 shares outstanding for the period from January 1st through December 13th and 5,600,000 additional shares outstanding for the period from December 13th through December 31st.
The Company did not have any stock option plans or any other potentially dilutive securities outstanding during the years ended December 31, 2018, 2017 and 2016.
Advertising costs
Advertising costs are expensed as incurred and included in selling, general and administrative expense in the consolidated statements of operations. Advertising costs were $20.2 million, $17.4 million and $14.9 million during the years ended December 31, 2018, 2017 and 2016, respectively.
Research and development
Research and development costs are expensed as incurred and included in selling, general and administrative expense in the consolidated statements of operations. The Company incurred research and development expense of $1.2 million, $1.4 million and $1.3 million during the years ended December 31, 2018, 2017 and 2016, respectively.
Employee retirement plans
The Company and many of its segments sponsor defined contribution retirement plans, such as 401(k) plans. Employee contributions to the plan are subject to regulatory limitations and the specific plan provisions. The Company and its segments may match these contributions up to levels specified in the plans and may make additional discretionary contributions as determined by management. The total employer contributions to these plans were $3.8 million, $2.8 million and $1.8 million for the years ended December 31, 2018, 2017 and 2016, respectively.
The Company’s Arnold subsidiary maintains a defined benefit plan for certain of its employees which is more fully described in "Note J - Defined Benefit Plan". Accounting guidelines require employers to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as assets or liabilities in their consolidated balance sheets and to recognize changes in that funded status in the year in which the changes occur as a component of comprehensive income.
Seasonality
Earnings of certain of our operating segments are seasonal in nature due to various recurring events, holidays and seasonal weather patterns, as well as the timing of our acquisitions during a given year. Historically, the third and fourth quarter produce the highest net sales during our fiscal year.
Stock based compensation
The Company does not have a stock based compensation plan; however, all of the Company’s subsidiaries maintain stock based compensation plans. During the years ended December 31, 2018, 2017 and 2016, $6.7 million, $4.5 million, and $2.4 million of stock based compensation expense was recorded to each expense category that included related salary expense in the consolidated statements of operations. As of December 31, 2018, the amount to be recorded for stock-based compensation expense in future years for unvested options is approximately $19.1 million.
Recently Adopted Accounting Pronouncements
Revenue from Contracts with Customers
As of January 1, 2018, the Company adopted Revenue from Contracts with Customers (Topic 606) ("ASC 606"). The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The underlying principle of the new standard is that a company will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires disclosure of the amount, timing and uncertainty of cash flows arising from contracts with customers. The Company adopted the standard using the modified retrospective method for all contracts not completed as of the date of adoption. The reported results for reporting periods after January 1, 2018 are presented under the new revenue recognition guidance while prior period amounts were prepared under the previous revenue guidance which is also referred to herein as the "previous guidance". The Company determined that the impact from the new standard is immaterial to our revenue recognition model since the vast majority of our recognition is based on point in time control. Accordingly, the Company has not made any adjustments to opening retained earnings. Refer to "Note D - Revenue" for additional information regarding the Company's adoption of ASC 606.
Improving the Presentation of Net Periodic Pension Costs
In March 2017, the FASB issued new guidance that will require employers that sponsor defined benefit plans to present the service cost component of net periodic benefit cost in the same income statement line item as other employee compensation costs arising from services rendered during the period, and requires the other components of net periodic pension cost to be presented in the income statement separately from the service component cost and outside a subtotal of income from operations. The new guidance shall be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company's Arnold business segment has a defined benefit plan covering substantially all of Arnold's employees at its Switzerland location (refer to "Note J - Defined Benefit Plan"). The adoption of this guidance on January 1, 2018 did not have a material impact upon our financial condition or results of operations.
Changes to the Definition of a Business
In January 2017, the FASB issued new guidance that changes the definition of a business to assist entities in evaluating when a set of transferred assets and activities constitutes a business. The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the set of transferred asset and activities is not a business. The guidance also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in the new revenue recognition guidance. The new standard was effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The adoption of this guidance did not have a material impact upon our financial condition or results of operations.
Classification of Certain Cash Receipts and Cash Payments
In August 2016, the FASB issued an accounting standard update which updates the guidance as to how certain cash receipts and cash payments should be presented and classified within the statement of cash flows. The amended guidance was effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, with early adoption permitted, including adoption in an interim period. The adoption of this guidance on January 1, 2018 did not have a material impact on our consolidated financial statements.
Recently Issued Accounting Pronouncements
Leases
In February 2016, the FASB issued an accounting standard update related to the accounting for leases (Leases "Topic 842") which will require an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Presentation of leases within the consolidated statements of operations and consolidated statements of cash flows will be generally consistent with the current lease accounting guidance. For public companies, the new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. In July 2018, the FASB issued two updates to Topic 842 to clarify how to apply certain aspects of the new lease standard, and to give entities another option for transition and to provide lessors with a practical expedient to reduce the cost and complexity of implementing the new standard. The transition option allows entities to not apply the new lease standard in the comparative periods presented in the financial statements in the year of adoption. The Company will adopt the new standard using the optional transition method effective January 1, 2019.
The new standard provides a number of optional practical expedients in transition. The Company will elect to use the package of practical expedients that allows us to not reassess: (i) whether any expired or existing contracts are or contain leases, (ii) lease classification for any expired or existing leases and (iii) initial direct costs for any expired or existing leases. We additionally will elect to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component and the practical expedient pertaining to land easements. In addition, the new standard provides for an accounting election that permits a lessee to elect not to apply the recognition requirements of Topic 842 to short-term leases by class of underlying asset. The Company will adopt this accounting election for all classes of assets.
The Company has performed an assessment of the impact of the adoption of Topic 842 on the Company's consolidated financial position and results of operations for the Company's leases, which consist of manufacturing facilities, warehouses, office facilities, retail stores, equipment and vehicle leases. The adoption of the new lease standard is not expected to have a material effect on our consolidated statement of operations or consolidated statement of cash flows, our liquidity or our covenant compliance.
Note C — Acquisition of Businesses
Acquisition of Foam Fabricators
On February 15, 2018, pursuant to an agreement entered into on January 18, 2018, the Company, through a wholly owned subsidiary, FFI Compass, Inc. (“Buyer”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Warren F. Florkiewicz (“Seller”) pursuant to which Buyer acquired all of the issued and outstanding capital stock of Foam Fabricators, Inc., a Delaware corporation (“Foam Fabricators”). Foam Fabricators is a leading designer and manufacturer of custom molded protective foam solutions and original equipment manufacturer ("OEM") components made from expanded polymers such as expanded polystyrene (EPS) and expanded polypropylene (EPP). Founded in 1957 and headquartered in Scottsdale, Arizona, it operates 13 molding and fabricating facilities across North America and provides products to a variety of end-markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building and other products.
The Company made loans to, and purchased a 100% controlling interest in Foam Fabricators. The final purchase price, after the working capital settlement and net of transaction costs, was approximately $253.4 million. The Company funded the acquisition through a draw on the 2014 Revolving Credit Facility. The transaction was accounted for as a business combination. CGM acted as an advisor to the Company in the acquisition and will continue to provide integration services during the first year of the Company's ownership. CGM will receive integration service fees of $2.25 million payable over a twelve month period as services are rendered.
The results of operations of Foam Fabricators have been included in the consolidated results of operations since the date of acquisition. Foam Fabricator's results of operations are reported as a separate operating segment. The table below provides the recording of assets acquired and liabilities assumed as of the acquisition date.

	Preliminary Purchase Allocation	Measurement Period Adjustments	Final Purchase Allocation
(in thousands)	As of 2/15/18
Assets:
Cash	$6,282	$—	$6,282
Accounts receivable (1)	19,058	—	19,058
Inventory (2)	13,218	(6)	13,212
Property, plant and equipment (3)	23,485	4,885	28,370
Intangible assets	121,392	(3,050)	118,342
Goodwill	71,489	1,219	72,708
Other current and noncurrent assets	2,945	—	2,945
Total assets	257,869	3,048	260,917

Liabilities:
Current liabilities	5,968	—	5,968
Other liabilities	115,033		115,033
Total liabilities	121,001	—	121,001

Net assets acquired	136,868	3,048	139,916
Intercompany loans to business	115,033	—	115,033
	$251,901	$3,048	$254,949

Acquisition Consideration
Purchase price	$247,500	$—	$247,500
Working capital adjustment	755	615	1,370
Cash acquired	3,646	2,433	6,079
Total purchase consideration	$251,901	$3,048	$254,949
Less: Transaction costs	1,552	—	1,552
Purchase price, net	$250,349	$3,048	$253,397
(1) Includes $19.4 million of gross contractual accounts receivable of which $0.03 million is not expected to be collected. The fair value of accounts receivable approximated book value acquired.
(2) Includes $0.7 million in inventory basis step-up, which was charged to cost of goods sold in the first quarter of 2018.
(3) Includes $20.0 million of property, plant and equipment basis step-up.
The Company incurred $1.6 million of transaction costs in conjunction with the Foam Fabricators acquisition, which was included in selling, general and administrative expense in the consolidated results of operations in the quarter ended March 31, 2018. The allocation of the purchase price presented above is based on management's estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates and estimated discount rates. Current and noncurrent assets and current and other liabilities are valued at historical carrying values. Property, plant and equipment is valued through a purchase price appraisal and will be depreciated on a straight-line basis over the respective remaining useful lives of the assets. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The goodwill of $72.7 million reflects the strategic fit of Foam Fabricators in the Company's niche industrial business. Foam Fabricators was an S corporation under Section 1362 of the Internal Revenue Code, and accordingly, taxable income of Foam Fabricators flowed through to its stockholder. The Company and the selling shareholder have agreed to make a joint Section 338(h)(10) election which will treat the acquisition as a deemed asset purchase for United States Federal income tax purposes and accordingly the goodwill is expected to be deductible for income tax purposes.
The intangible assets recorded related to the Foam Fabricators acquisition are as follows (in thousands):

Intangible assets	Amount	Estimated Useful Life
Tradename	$4,215	10 years
Customer Relationships	114,127	15 years
	$118,342

Acquisition of Rimports
On February 26, 2018, the Company's Sterno subsidiary acquired all of the issued and outstanding capital stock of Rimports, Inc., a Utah corporation (“Rimports”), pursuant to a Stock Purchase Agreement, dated January 23, 2018, by and among Sterno and Jeffery W. Palmer, individually and in his capacity as Seller Representative, the Jeffery Wayne Palmer Dynasty Trust dated December 26, 2011, the Angela Marie Palmer Irrevocable Trust dated December 26, 2011, the Angela Marie Palmer Charitable Lead Trust, the Fidelity Investments Charitable Gift Fund, the TAK Irrevocable Trust dated June 7, 2012, and the SAK Irrevocable Trust dated June 7, 2012. Headquartered in Provo, Utah, Rimports is a manufacturer and distributor of branded and private label scented wickless candle products used for home décor and fragrance. Rimports offers an extensive line of wax warmers, scented wax cubes, essential oils and diffusers, and other home fragrance systems, through the mass retailer channel.
Sterno purchased a 100% controlling interest in Rimports. The purchase price, after the working capital settlement and net of transaction costs, was approximately $154.4 million. The purchase price of Rimports included a potential earn-out of up to $25 million contingent on the attainment of certain future performance criteria of Rimports for the twelve-month period from May 1, 2017 to April 30, 2018 and the fourteen month period from March 1, 2018 to April 30, 2019. The fair value of the contingent consideration was estimated at $4.8 million as part of the purchase price allocation. Sterno funded the acquisition through their intercompany credit facility with the Company. The transaction was accounted for as a business combination.
The results of operations of Rimports have been included in the consolidated results of operations since the date of acquisition. Rimport's results of operations are included in the Sterno operating segment. The table below provides the recording of assets acquired and liabilities assumed as of the acquisition date. The goodwill resulting from the purchase price allocation is expected to be deductible for income tax purposes since Rimports was previously an S-Corporation for Federal income tax purposes and the Company and the selling shareholders have agreed to make a joint Section 338(h)(10) election which will treat the acquisition as a deemed asset purchase for United States Federal income tax purposes.

	Preliminary Purchase Allocation	Measurement Period Adjustments	Final Purchase Allocation
(in thousands)	As of 2/26/18		As of 12/31/18
Assets:
Cash	$10,025	$—	$10,025
Accounts receivable (1)	21,431	—	21,431
Inventory (2)	29,691	4,701	34,392
Property, plant and equipment	1,493	1,886	3,379
Intangible assets	—	85,700	85,700
Goodwill	121,364	(107,846)	13,518
Other current and noncurrent assets	446	—	446
Total assets	184,450	(15,559)	168,891

Liabilities
Current liabilities	9,034	—	9,034
Other liabilities (3)	25,000	(20,200)	4,800
Total liabilities	34,034	(20,200)	13,834

Net assets acquired	$150,416	$4,641	$155,057

Acquisition Consideration
Purchase price	$145,000	$—	$145,000
Cash acquired	9,500	525	10,025
Working capital adjustment	(4,084)	4,116	32
Total purchase consideration	150,416	4,641	155,057
Less: Transaction costs	632	—	632
Purchase price, net	$149,784	$4,641	$154,425
(1) Includes $23.8 million of gross contractual accounts receivable of which $2.4 million is not expected to be collected. The fair value of accounts receivable approximated book value acquired.
(2) Includes $6.7 million in inventory basis step-up, which was charged to cost of goods sold in the second and third quarter of 2018.
(3) The purchase price of Rimports includes a potential earn-out of up to $25 million contingent on the attainment of certain future performance criteria of Rimports for the twelve-month period from May 1, 2017 to April 30, 2018 and the fourteen month period from March 1, 2018 to April 30, 2019. The earn-out was valued at $4.8 million using a probability weighted model.
The intangible assets recorded related to the Rimports acquisition are as follows (in thousands):

Intangible assets	Amount	Estimated Useful Life
Tradename	$6,600	8 years
Customer Relationships	79,100	9 years
	$85,700

Sterno incurred $0.6 million of transaction costs in conjunction with the acquisition of Rimports, which was included in selling, general and administrative expense in the consolidated results of operations in the quarter ended March 31, 2018. The allocation of the purchase price presented above is based on management's estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates and estimated discount rates. Current and noncurrent assets and current liabilities are valued at historical carrying values. Property, plant and equipment was valued through a purchase price appraisal and will be depreciated on a straight-line basis over the respective remaining useful lives of the assets. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies.

Acquisition of Velocity Outdoor (formerly Crosman Corp.)
On June 2, 2017, CBCP Acquisition Corp. (the "Buyer"), a wholly owned subsidiary of the Company, entered into an equity purchase agreement pursuant to which it acquired all of the outstanding equity interests of Bullseye Acquisition Corporation, the indirect owner of the equity interests of Crosman Corp. which is now known as Velocity Outdoor. Velocity Outdoor is a designer, manufacturer and marketer of airguns, archery products, laser aiming devices and related accessories. Headquartered in Bloomfield, New York, Velocity Outdoor serves over 425 customers worldwide, including mass merchants, sporting goods retailers, online channels and distributors serving smaller specialty stores and international markets.
The Company made loans to, and purchased a 98.9% controlling interest in, Velocity. The purchase price, including proceeds from noncontrolling interests and net of transaction costs, was approximately $150.4 million. Velocity management invested in the transaction along with the Company, representing approximately 1.1% of the initial noncontrolling interest on a primary and fully diluted basis. The fair value of the noncontrolling interest was determined based on the enterprise value of the acquired entity multiplied by the ratio of the number of shares acquired by the minority holders to total shares. The transaction was accounted for as a business combination. CGM acted as an advisor to the Company in the acquisition and will continue to provide integration services during the first year of the Company's ownership of Velocity Outdoor. CGM received integration service fees of $1.5 million payable quarterly over a twelve month period as services were rendered beginning in the quarter ended September 30, 2017. The Company incurred $1.5 million of transaction costs in conjunction with the Velocity acquisition, which was included in selling, general and administrative expense in the consolidated statements of income during the second quarter of 2017.
The results of operations of Velocity have been included in the consolidated results of operations since the date of acquisition. Velocity's results of operations are reported as a separate operating segment as a branded consumer business. The table below provides the recording of assets acquired and liabilities assumed as of the acquisition date.

Final Purchase Allocation
(in thousands)	As of 12/31/17
Assets:
Cash	$1,210
Accounts receivable (1)	16,751
Inventory	28,873
Property, plant and equipment	15,014
Intangible assets	84,594
Goodwill	48,759
Other current and noncurrent assets	2,348
Total assets	$197,549

Liabilities and noncontrolling interest:
Current liabilities	$16,283
Other liabilities	91,622
Deferred tax liabilities	28,515
Noncontrolling interest	694
Total liabilities and noncontrolling interest	$137,114

Net assets acquired	$60,435
Noncontrolling interest	694
Intercompany loans to business	90,742
$151,871

Acquisition Consideration
Purchase price	$151,800
Cash acquired	1,210
Working capital adjustment	(1,139)
Total purchase consideration	$151,871
Less: Transaction costs	1,473
Purchase price, net	$150,398
(1) Includes $18.0 million of gross contractual accounts receivable of which $1.2 million was not expected to be collected. The fair value of accounts receivable approximated net book value acquired.

The allocation of the purchase price presented above is based on management's estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates and estimated discount rates. Current and noncurrent assets and current and other liabilities are valued at historical carrying values, which approximates fair value. Property, plant and equipment is valued through a purchase price appraisal and will be depreciated on a straight-line basis over the respective remaining useful lives of the assets. The inventory was valued at fair value, resulting in a basis step-up of $3.3 million, which was charged to cost of goods sold over the inventory turns of the acquired entity. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The goodwill of $48.8 million reflects the strategic fit of Velocity in the Company's branded consumer business and is not expected to be deductible for income tax purposes. The purchase accounting for Velocity was finalized during the fourth quarter of 2017.
The intangible assets recorded related to the Velocity acquisition are as follows (in thousands):

Intangible Assets	Amount	Estimated Useful Life
Tradename	$53,463	20 years
Customer relationships	28,718	15 years
Technology	2,413	15 years
	$84,594

The tradename was valued at $53.5 million using a multi-period excess earnings methodology. The customer relationships intangible asset was valued at $28.7 million using the distributor method, a variation of the multi-period excess earnings methodology, in which an asset is valuable to the extent it enables its owners to earn a return in excess of the required returns on the other assets utilized in the business. The technology was valued at $2.4 million using a relief from royalty method.
Acquisition of 5.11 Tactical
On August 31, 2016, 5.11 ABR Merger Corp. ("Merger Sub"), a wholly owned subsidiary of 5.11 ABR Corp. ("Parent"), which in turn is a wholly owned subsidiary of the Company, merged with and into 5.11 Tactical, with 5.11 Tactical as the surviving entity, pursuant to an agreement and plan of merger among Merger Sub, Parent, 5.11 Tactical, and TA Associates Management L.P. entered into on July 29, 2016. Headquartered in Irvine, California, 5.11 operates sales offices and distribution centers globally, and 5.11 products are widely distributed in uniform stores, military exchanges, outdoor retail stores, its own retail stores and on 511tactical.com.
The Company made loans to, and purchased a 97.5% controlling interest in 5.11 ABR Corp. The purchase price, including proceeds from noncontrolling interest and net of transaction costs, was approximately $408.2 million after final settlement of the working capital in the fourth quarter of 2016. The Company funded its portion of the acquisition through an amendment to the 2014 Credit Facility that allowed for an increase in the 2014 Revolving Credit Facility and the 2016 Incremental Term Loan (refer to "Note H - Debt"). 5.11 management invested in the transaction along with the Company, representing approximately 2.5% initial noncontrolling interest on a primary and fully diluted basis. The fair value of the noncontrolling interest was determined based on the enterprise value of the acquired entity multiplied by the ratio of the number of shares acquired by the minority holders to total shares. The transaction was accounted for as a business combination. CGM acted as an advisor to the Company in the acquisition and will continue to provide integration services during the first year of the Company's ownership of 5.11. CGM received integration service fees of $3.5 million payable quarterly over a twelve month period as services were rendered beginning in the quarter ended December 31, 2016.

The results of operations of 5.11 have been included in the consolidated results of operations since the date of acquisition. 5.11's results of operations are reported as a separate operating segment. The table below provides the recording of assets acquired and liabilities assumed as of the acquisition date.

5.11 Tactical
(in thousands)
Assets:
Cash	$12,581
Accounts receivable (1)	38,323
Inventory (2)	160,304
Property, plant and equipment (3)	22,723
Intangible assets	127,890
Goodwill	92,966
Other current and noncurrent assets	4,884
Total assets	$459,671
Liabilities and noncontrolling interest:
Current liabilities	$38,229
Other liabilities	180,231
Deferred tax liabilities	10,163
Noncontrolling interest	5,568
Total liabilities and noncontrolling interest	$234,191

Net assets acquired	$225,480
Noncontrolling interest	5,568
Intercompany loans to business	179,237
$410,285

Acquisition Consideration
Purchase price	$400,000
Working capital adjustment	(2,296)
Cash	12,581
Total purchase consideration	$410,285
Less: Transaction costs	2,063
Purchase price, net	$408,222
(1) Includes $40.1 million of gross contractual accounts receivable of which $1.7 million was not expected to be collected. The fair value of accounts receivable approximated book value acquired.
(2) Includes $39.1 million in inventory basis step-up, which was charged to cost of goods sold over the inventory turns of the acquired entity.

(3) Includes $7.6 million of property, plant and equipment basis step-up.

The Company incurred $2.1 million of transaction costs in conjunction with the 5.11 acquisition, which was included in selling, general and administrative expense in the consolidated statements of operations in the year of acquisition. The allocation of the purchase price presented above is based upon management's estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates and estimated discount rates. Current and noncurrent assets and current and other liabilities are estimated at their historical carrying values. Property, plant and equipment is valued through a purchase price appraisal and will be depreciated on a straight-line basis over the respective remaining useful lives. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The goodwill of $93.0 million reflects the strategic fit of 5.11 in the Company's branded products business and is not expected to be deductible for income tax purposes. The purchase accounting for 5.11 was finalized during the fourth quarter of 2016, with the changes from the provisional purchase price allocation related to the settlement of working capital and the recording of a change in the deferred taxes related to a reduction of net operating loss carryforwards.

The intangible assets recorded related to the 5.11 acquisition are as follows (in thousands):

Intangible assets	Amount	Estimated Useful Life
Trade name	$48,665	15 years
Customer relationships	75,218	15 years
Technology	4,007	10 years
	$127,890

The customer relationships intangible asset was valued at $75.2 million using an excess earnings methodology, in which an asset is valuable to the extent it enables its owners to earn a return in excess of the required returns on and of the other assets utilized in the business. Customer relationships intangible asset was derived using a risk-adjusted discount rate. The tradename intangible asset and the design patent technology asset were valued using a royalty savings methodology, in which an asset is valuable to the extent that the ownership of the asset relieves the company from the obligation of paying royalties for the benefits generated by the asset.

Unaudited pro forma information
The following unaudited pro forma data for the years ended December 31, 2018 and 2017 gives effect to the acquisition of Foam Fabricators, Rimports and Velocity Outdoor, as described above, as if the acquisitions had been completed as of January 1, 2017. The pro forma data gives effect to historical operating results with adjustments to interest expense, amortization and depreciation expense, management fees and related tax effects. The information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been consummated on the date indicated, nor is it necessarily indicative of future operating results of the consolidated companies, and should not be construed as representing results for any future period.

	Year Ended December 31,
(in thousands)	2018	2017
Net revenues	$1,397,148	$1,328,109
Gross profit	480,260	454,698
Operating income	59,758	60,575
Net income (loss) from continuing operations	(20,497)	29,865
Net income (loss) from continuing operations attributable to Holdings	(25,714)	21,620
Basic and fully diluted net income (loss) per share attributable to Holdings	(0.75)	(0.50)

Other acquisitions
Velocity Outdoor
Ravin Crossbows - On September 4, 2018, Velocity Outdoor (formerly "Crosman Corp.") acquired all of the outstanding membership interests in Ravin Crossbows, LLC ("Ravin" or "Ravin Crossbows") for a purchase price of approximately $98.0 million, net of transaction costs, plus a potential earn-out of up to $25.0 million based on gross profit levels for the trailing twelve month period ending December 31, 2018. Velocity funded the acquisition and payment of related transaction costs through the issuance of an additional $38.9 million in intercompany loans and the issuance of additional equity to the Company of $60.6 million. Velocity has recorded a preliminary purchase price allocation for Ravin as of December 31, 2018 comprised of $67.5 million in intangible assets ($14.1 million in finite lived trade name, $42.6 million in technologies valued using an excess earnings methodology, and $10.8 million in customer relationships), $2.5 million in inventory step-up, and $13.3 million in goodwill which is expected to be deductible for income tax purposes. The remainder of the purchase consideration was allocated to net assets acquired. The potential earn-out was valued at $4.7 million as part of the purchase price allocation. Velocity incurred transaction costs of $1.4 million related to the Ravin acquisition, which are recorded as selling, general and administrative costs in the accompanying statement of operations as of December 31, 2018. The purchase price allocation is expected to be finalized during the first quarter of 2019.
Ergobaby
Baby Tula - On May 11, 2016, the Company's Ergobaby subsidiary acquired all of the outstanding membership interests in New Baby Tula LLC ("Baby Tula"), a maker of premium baby carriers, toddler carriers, slings, blankets and wraps. The purchase price was $73.8 million, net of transaction costs, plus a potential earn-out of $8.2 million based on 2017 financial performance. Ergobaby paid $0.8 million in transaction costs in connection with the acquisition. Ergobaby funded the acquisition and payment of related transaction costs through the issuance of an additional $68.2 million in intercompany loans with the Company, and the issuance of $8.2 million in Ergobaby shares to the selling shareholders. The fair value of the Ergobaby shares issued to the selling shareholders was determined based on a model that multiplies the trailing twelve months earnings before interest, taxes, depreciation and amortization by an estimated enterprise value multiple to determine an estimated fair value. The fair value calculation assumes proceeds from the conversion of outstanding stock options, deducts the carrying value of debt at Ergobaby and estimated selling costs of the entity, and divides the resulting amount by the total number of outstanding shares, including converted stock options, to determine a per share value for the stock issued. The Company funded the additional intercompany loans used for the acquisition with available cash on the balance sheet and a draw on the 2014 Revolving Credit Facility. Ergobaby recorded a purchase price allocation of $13.2 million in goodwill, which is expected to be deductible for income tax purposes, $55.3 million in intangible assets comprised of $52.9 million in finite lived tradenames, $1.7 million in non-compete agreements; and $0.7 million in customer relationships, and $4.8 million in inventory step-up. The inventory step-up has been charged to cost of goods sold during the third and fourth quarters of 2016. In addition, the earn-out provision of the purchase price was allocated a fair value of $3.8 million. The remainder of the purchase consideration was allocated to net assets acquired. The Company finalized the purchase accounting for the Baby Tula acquisition during the fourth quarter of 2016. In the fourth quarter of 2017, Ergobaby determined that the earn-out related to the Baby Tula acquisition would not be paid out and reversed the fair value of the earn-out, recording the reversal in operating income.
Sterno
Sterno Home - On January 22, 2016, Sterno, a wholly owned subsidiary of the company, acquired all of the outstanding stock of Northern International, Inc. ("Sterno Home"), for a total purchase price of approximately $35.8 million (C$50.6 million), plus a potential earn-out opportunity payable over the next two years up to a maximum amount of $1.8 million (C$2.5 million). The contingent consideration was fair valued at $1.5 million, based on probability weighted models of the achievement of certain performance based financial targets. Refer to Note M - "Fair Value Measurement" for a description of the valuation technique used to fair value the contingent consideration. Headquartered in Coquitlam, British Columbia, Canada, Sterno Home sells flameless candles and outdoor lighting products through the retail segment. Sterno financed the acquisition and payment of the related transaction costs through the issuance of an additional $37.0 million in intercompany loans with the Company.
In connection with the acquisition, Sterno recorded a purchase price allocation of $6.0 million of goodwill, which is not expected to be deductible for income tax purposes, $12.7 million in intangible assets and $1.2 million in inventory step-up. In addition, the earn-out provision of the purchase price was allocated a fair value of $1.5 million. The remainder of the purchase consideration was allocated to net assets acquired. Sterno incurred $0.4 million in acquisition related costs in connection with the Sterno Home acquisition.
Note D - Revenue
Effective January 1, 2018, the Company adopted the provisions of Revenue from Contracts with Customers, or ASC 606. The adoption of the new revenue guidance represents a change in accounting principle that will more closely align revenue recognition with the transfer of control of the Company's goods and services and will provide financial statement readers with enhanced disclosures. In accordance with the new revenue guidance, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services, and excludes any sales incentives or taxes collected from customers which are subsequently remitted to government authorities. The impacts from the adoption of the new revenue guidance primarily relates to the timing of revenue recognition for variable consideration received, consideration payable to a customer and recording right of return assets. Although these differences have been identified, the total impact to each reportable segment was not material to the consolidated financial statements. In addition, the accounting for the estimate of variable consideration in our contracts is not materially different compared to our current practice. The Company has established monitoring controls to identify new sales arrangements and changes in our business environment that could impact our current accounting assessment.
Performance Obligations - For 5.11, Velocity Outdoor, Ergobaby, Liberty Safe, Sterno, Arnold and Foam Fabricators, revenues are recognized when control of the promised goods or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Each product or service represents a separate performance obligation. For contracts that contain multiple products, the Company will evaluate those products to determine if they represent performance obligations based on whether those goods or services are distinct (by themselves or as part of a bundle of products). Further, the Company evaluated if the products were separately identifiable from other products in the contract. The Company concluded that the products are distinct and separately identifiable from other products in the contracts. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. The standalone selling price is directly observable as it is the price at which the Company sells its products separately to the customer. As the Company does not meet any of the requirements for over time recognition for any of its products at these operating segments, it will recognize revenue based on the point in time criteria based on the definition of control, which is generally upon shipment terms for products and when the service is performed for services. Transfer of control for Advanced Circuit’s products qualify for over time revenue recognition because the products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date. Advanced Circuits has selected the cost to cost input method of measuring progress to recognize revenue over time, based on the status of the work performed. The cost to cost method is representative of the value provided to the customer as it represents the Company’s performance completed to date. However, due to the short-term nature of Advanced

Circuit's production cycle, there is an immaterial difference between revenue recognition under the previous guidance and the new revenue recognition guidance.
Shipping and handling costs - Costs associated with shipment of products to a customer are accounted for as a fulfillment cost and are included in cost of revenues. The Company has elected to apply the practical expedient for shipping costs under the new revenue guidance and will account for shipping and handling activities performed after control of a good has been transferred to the customer as a fulfillment cost and not a performance obligation. Therefore, both revenue and costs of shipping and handling will be recorded at the same time. As a result, any consideration (including freight and landing costs) related to these activities will be included as a component of the overall transaction consideration and allocated to the performance obligations of the contract.
Warranty - For product sales, the Company provides standard assurance-type warranties as the Company only warrants its products against defects in materials and workmanship (i.e., manufacturing flaws). Although the warranties are not required by law, the tasks performed over the warranty period are only to remediate instances when products do not meet the promised specifications. Customers do not have the option to purchase warranties separately. The Company’s warranty periods generally range from 90 days to three years depending on the nature of the product and are consistent with industry standards. The periods are reasonable to assure that products conform to specifications. The Company does not have a history of performing activities outside the scope of the standard warranty.
Significant Judgments - The Company’s contracts with customers often include promises to transfer multiple products to a customer. Determining whether the promises are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Once the performance obligations are identified, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company then allocates the transaction price to each performance obligation in the contract based on a relative stand-alone selling price method. The corresponding revenues are recognized as the related performance obligations are satisfied as discussed above. Judgment is required to determine the standalone selling price for each distinct performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately and therefore observable.
Variable Consideration - Upon adoption of the new revenue guidance, the Company’s policy around estimating variable consideration related to sales incentives (early pay discounts, rights of return, rebates, chargebacks, and other discounts) included in certain customer contracts remained consistent with previous guidance. These incentives are recorded as a reduction in the transaction price. Under the new guidance, variable consideration is estimated and included in total consideration at contract inception based on either the expected value method or the most likely outcome method. The method was applied consistently among each type of variable consideration and the Company applies the expected value method to estimate variable consideration. These estimates are based on historical experience, anticipated performance and the Company’s best judgment at the time and as a result, reflect applicable constraints. The Company includes in the transaction price an amount of variable consideration estimated in accordance with the new guidance only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.
In certain of the Company’s arrangements related to product sales, a right of return exists, which is included in the transaction price. For these right of return arrangements, an asset (and corresponding adjustment to cost of sale) for its right to recover the products from the customers is recorded. The asset recognized will be the carrying amount of the product (for example, inventory) less any expected costs to recover the products (including potential decreases in the value to the Company of the returned product). Additionally, the Company records a refund liability for the amount of consideration that it does not expect to be entitled. The amounts associated with right of return arrangements are not material to the Company's statement of position or operating results.
Sales and Other Similar Taxes - The Company notes that under its contracts with customers, the customer is responsible for all sales and other similar taxes, which the Company will invoice the customer for if they are applicable. The new revenue guidance allows entities to make an accounting policy election to exclude sales taxes and other similar taxes from the measurement of the transaction price. The scope of this accounting policy election is the same as the scope of the policy election in the previous guidance. As the Company presents taxes on a net basis under the previous guidance there will be no change to the current presentation (net) as a result.
Practical Expedients - The Company has elected to make the following accounting policy elections through the adoption of the following practical expedients:
Sales and Other Similar Taxes - The Company will exclude sales taxes and similar taxes from the measurement of transaction price and will ensure that it complies with the disclosure requirements of applicable accounting guidance.

Cost to Obtain a Contract - The Company will recognize the incremental costs of obtaining a contract as an expense when incurred as the amortization period of the asset that the Company otherwise would have recognized is one year or less.
Promised Goods or Services that are Immaterial in the Context of a Contract - The Company has elected to assess promised goods or services as performance obligations that are deemed to be immaterial in the context of a contract. As such, the Company will not aggregate and assess immaterial items at the entity level. That is, when determining whether a good or service is immaterial in the context of a contract, the assessment will be made based on the application of the new revenue guidance at the contract level.
Disaggregated Revenue - Revenue Streams & Timing of Revenue Recognition - The Company disaggregates revenue by strategic business unit and by geography for each strategic business unit which are categories that depict how the nature, amount and uncertainty of revenue and cash flows are affected by economic factors. This disaggregation also represents how the Company evaluates its financial performance, as well as how the Company communicates its financial performance to the investors and other users of its financial statements. Each strategic business unit represents the Company’s reportable segments and offers different products and services.
The following tables provide disaggregation of revenue by reportable segment geography for the years ended December 31, 2018, 2017 and 2016 (in thousands):

	Year ended December 31, 2018
	5.11	Ergo	Liberty	Velocity	ACI	Arnold	Foam	Sterno	Total
United States	$265,306	$32,558	$80,334	$113,915	$92,511	$70,049	$97,118	$365,403	$1,117,194
Canada	7,808	3,076	2,324	6,162		1,177	—	13,304	33,851
Europe	31,026	28,482	—	5,574	—	38,536	—	1,218	104,836
Asia Pacific	16,168	25,488	—	1,200	—	5,176	—	169	48,201
Other international	27,614	962	—	4,445	—	2,922	16,314	981	53,238
	$347,922	$90,566	$82,658	$131,296	$92,511	$117,860	$113,432	$381,075	$1,357,320

	Year ended December 31, 2017
	5.11	Ergo	Liberty	Velocity	ACI	Arnold	Sterno	Total
United States	$224,141	$40,870	$89,969	$68,393	$87,782	$62,667	$204,710	$778,532
Canada	6,180	3,473	1,987	4,070	—	1,237	17,250	34,197
Europe	24,552	25,973	—	3,066	—	32,101	2,322	88,014
Asia Pacific	14,800	32,617	—	756	—	4,976	1,244	54,393
Other international	40,326	36	—	2,102	—	4,599	584	47,647
	$309,999	$102,969	$91,956	$78,387	$87,782	$105,580	$226,110	$1,002,783

	Year ended December 31, 2016
	5.11	Ergo	Liberty	ACI	Arnold	Sterno	Total
United States	$79,429	$47,509	$103,812	$86,041	$66,161	$198,997	$581,949
Canada	1,732	2,436	—	—	1,235	15,494	20,897
Europe	7,816	17,538	—	—	31,172	2,204	58,730
Asia Pacific	4,400	33,599	—	—	6,366	1,410	45,775
Other international	16,415	2,266	—	—	3,245	712	22,638
	$109,792	$103,348	$103,812	$86,041	$108,179	$218,817	$729,989

Note E — Operating Segment Data
At December 31, 2018, the Company had eight reportable operating segments. Each operating segment represents a platform acquisition. The Company’s operating segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. A description of each of the reportable segments and the types of products from which each segment derives its revenues is as follows:

•
5.11 is a leading provider of purpose-built tactical apparel and gear for law enforcement, firefighters, EMS, and military special operations as well as outdoor and adventure enthusiasts. 5.11 is a brand known for innovation and authenticity, and works directly with end users to create purpose-built apparel and gear designed to enhance the safety, accuracy, speed and performance of tactical professionals and enthusiasts worldwide.  Headquartered in Irvine, California, 5.11 operates sales offices and distribution centers globally, and 5.11 products are widely distributed in uniform stores, military exchanges, outdoor retail stores, its own retail stores and on 511tactical.com.

•
Ergobaby, headquartered in Los Angeles, California, is a designer, marketer and distributor of wearable baby carriers and accessories, blankets and swaddlers, nursing pillows, and related products.  Ergobaby primarily sells its Ergobaby and Baby Tula branded products through brick-and-mortar retailers, national chain stores, online retailers, its own websites and distributors and derives more than 50% of its sales from outside of the United States.

•
Liberty Safe is a designer, manufacturer and marketer of premium home, office and gun safes in North America. From its over 300,000 square foot manufacturing facility, Liberty produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles. Liberty is headquartered in Payson, Utah.

•
Velocity Outdoor is a leading designer, manufacturer, and marketer of airguns, archery products, laser aiming devices and related accessories. Velocity Outdoor offers its products under the highly recognizable Crosman, Benjamin, Ravin, LaserMax and CenterPoint brands that are available through national retail chains, mass merchants, dealer and distributor networks. Velocity Outdoor is headquartered in Bloomfield, New York.

•
Advanced Circuits, an electronic components manufacturing company, is a provider of small-run, quick-turn and volume production rigid printed circuit boards. ACI manufactures and delivers custom printed circuit boards to customers primarily in North America. ACI is headquartered in Aurora, Colorado.

•
Arnold is a global manufacturer of engineered magnetic solutions for a wide range of specialty applications and end-markets, including aerospace and defense, motorsport/ automotive, oil and gas, medical, general industrial, energy, reprographics and advertising specialties. Arnold produces high performance permanent magnets (PMAG), precision foil products (Precision Thin Metals or "PTM"), and flexible magnets (Flexmag™) that are mission critical in motors, generators, sensors and other systems and components. Based on its long-term relationships, Arnold has built a diverse and blue-chip customer base totaling more than 2,000 clients worldwide. Arnold is headquartered in Rochester, New York.

•
Foam Fabricators is a designer and manufacturer of custom molded protective foam solutions and original equipment manufacturer components made from expanded polystyrene and expanded polypropylene. Foam Fabricators provides products to a variety of end markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building and other products. Foam Fabricators is headquartered in Scottsdale, Arizona and operates 13 molding and fabricating facilities across North America.

•
Sterno is a manufacturer and marketer of portable food warming fuel and creative table lighting solutions for the food service industry and flameless candles, outdoor lighting products, scented wax cubes and warmer products for consumers. Sterno's products include wick and gel chafing fuels, butane stoves and accessories, liquid and traditional wax candles, scented wax cubes and warmer products used for home decor and fragrance systems, catering equipment and outdoor lighting products. Sterno is headquartered in Corona, California.

The tabular information that follows shows data for each of the operating segments reconciled to amounts reflected in the consolidated financial statements. The operations of each of the operating segments are included in consolidated operating results as of their date of acquisition. Segment profit is determined based on internal performance measures used by the Chief Executive Officer to assess the performance of each business. There were no significant inter-segment transactions.

Summary of Operating Segments

Net Revenues	Year ended December 31,
(in thousands)	2018	2017	2016
5.11	$347,922	$309,999	$109,792
Ergobaby	90,566	102,969	103,348
Liberty	82,658	91,956	103,812
Velocity Outdoor	131,296	78,387	—
ACI	92,511	87,782	86,041
Arnold	117,860	105,580	108,179
Foam Fabricators	113,432	—	—
Sterno	381,075	226,110	218,817
Total	1,357,320	1,002,783	729,989
Reconciliation of segment revenues to consolidated revenues:
Corporate and other	—	—	—
Total consolidated revenues	$1,357,320	$1,002,783	$729,989

Segment Profit (Loss) (1)	Year ended December 31,
(in thousands)	2018	2017	2016
5.11 (2)	$3,916	$(7,121)	$(10,153)
Ergobaby	11,522	24,503	17,151
Liberty	5,906	9,475	13,234
Velocity Outdoor (3)	4,850	1,308	—
ACI	26,335	23,575	22,718
Arnold (4)	7,416	(5,693)	(12,921)
Foam Fabricators	10,998	—	—
Sterno	38,730	19,194	18,799
Total	109,673	65,241	48,828
Reconciliation of segment profit (loss) to consolidated income from continuing operations before income taxes:
Interest expense, net	(55,245)	(27,255)	(24,180)
Other income (expense), net	(5,889)	2,745	373
Gain (loss) on equity method investment	—	(5,620)	74,490
Corporate and other	(56,950)	(44,742)	(40,780)
Total consolidated income from continuing operations before income taxes	$(8,411)	$(9,631)	$58,731

(1)	Segment profit (loss) represents operating income (loss).

(2)
5.11 - The year ended December 31, 2017 includes $21.7 million cost of goods sold expense related to the amortization of the step-up in inventory basis resulting from the purchase price allocation of 5.11, and $2.3 million in integration services fees paid to CGM. The year ended December 31, 2016 includes $2.1 million of acquisition related costs incurred in connection with the acquisition of 5.11, $17.4 million of cost of goods sold expense related to the amortization of the step-up in inventory basis resulting from the purchase price allocation of 5.11, and $1.2 million in integration services fees paid to CGM.

(3)
Velocity Outdoor - The year ended December 31, 2017 includes $1.8 million in acquisition related costs, $3.3 million cost of goods sold expense related to the amortization of the step-up in inventory basis resulting from the purchase price allocation of Velocity, and $0.75 million in integration services fees paid to CGM.

(4)
Arnold - Operating loss from Arnold for the years ended December 31, 2017 and 2016 includes $8.9 million and $16.0 million, respectively, in goodwill impairment expense related to the PMAG reporting unit. Refer to "Note G - Goodwill and Intangible Assets."

Depreciation and Amortization Expense	Year ended December 31,
(in thousands)	2018	2017	2016

5.11 Tactical	$21,477	$39,934	$23,414
Ergobaby	8,493	11,419	7,769
Liberty	1,541	1,657	2,758
Velocity Outdoor	12,119	7,726	—
ACI	3,160	3,323	3,476
Arnold	6,229	6,428	9,079
Foam Fabricators	10,712	—	—
Sterno	26,969	11,573	11,549
Total	90,700	82,060	58,045
Reconciliation of segment to consolidated total:
Amortization of debt issuance costs and original issue discount	4,483	5,007	3,565
Consolidated total	$95,183	$87,067	$61,610

	Accounts Receivable		Identifiable Assets
	December 31,		December 31
(in thousands)	2018	2017	2018 (1)	2017 (1)
5.11	$52,069	$60,481	$319,583	$324,068
Ergobaby	11,361	12,869	100,679	105,672
Liberty	10,416	13,679	27,881	26,715
Velocity	21,881	20,396	209,398	129,033
ACI	9,193	6,525	13,407	14,522
Arnold	16,298	14,804	66,744	66,979
Foam Fabricators	23,848	—	155,504	—
Sterno	72,361	40,087	253,637	125,937
Sales allowance accounts	(11,882)	(9,396)	—	—
Total	205,545	159,445	1,146,833	792,926
Reconciliation of segment to consolidated totals:
Corporate and other identifiable assets	—	—	8,357	299
Assets of discontinued operations	—	—	540,485	496,068
Total	$205,545	$159,445	$1,695,675	$1,289,293

(1)	Does not include goodwill balances - refer to "Note G - Goodwill and Intangible Assets" for a schedule of goodwill by segment.
Geographic Information
Net Revenues
Revenue attributable to Canada represented approximately 14.1% of total international revenues in 2018, 15.2% of total international revenues in 2017, and 14.1% of total international revenues in 2016. Revenue attributable to any other individual foreign country was not material in 2018, 2017 or 2016.

Identifiable Assets
Several of the Company's operating segments have subsidiaries with assets located outside of the United States. The following table presents identifiable assets by geographic area:

Identifiable Assets	December 31,
(in thousands)	2018	2017
United States	$1,091,960	$693,087
Canada	1,688	34,987
Europe	37,286	47,574
Other international	24,256	17,577
Total identifiable assets	$1,155,190	$793,225

Note F - Inventory and Property, Plant, and Equipment

Inventory	December 31,
(in thousands)	2018	2017
Raw materials and supplies	$60,788	$34,179
Work-in-process	12,915	10,582
Finished goods	253,982	201,219
	327,685	245,980
Less: obsolescence reserve	(20,248)	(8,629)
Total	$307,437	$237,351

Property, plant and equipment	December 31,
(in thousands)	2018	2017
Machinery and equipment	$174,983	$120,527
Office furniture, computers and software	29,096	22,846
Leasehold improvements	34,786	18,744
Construction in process	8,869	15,424
Buildings and land	9,818	7,200
	257,552	184,741
Less: accumulated depreciation	(110,951)	(81,157)
Total	$146,601	$103,584

Depreciation expense was approximately $31.2 million, $22.4 million and $16.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.
Note G — Goodwill and Intangible Assets
Goodwill
As a result of acquisitions of various businesses, the Company has significant intangible assets on its balance sheet that include goodwill and indefinite-lived intangibles. The Company’s goodwill and indefinite-lived intangibles are tested and reviewed for impairment annually as of March 31st or more frequently if facts and circumstances warrant by comparing the fair value of each reporting unit to its carrying value. Each of the Company’s businesses represent a reporting unit. The Arnold business previously comprised three reporting units when it was acquired in March 2012, but as a result of changes implemented by Arnold management during 2016 and 2017, the Company reassessed the reporting units at Arnold as of the annual impairment testing date in 2018. After evaluating changes in the operation of the reporting units that led to increased integration and altered how the financial results of the Arnold operating segment were assessed by Arnold management, the Company determined that the previously identified reporting units no longer operate in the same manner as they did when the Company acquired Arnold. As a result, the separate Arnold reporting units were determined to only comprise one reporting unit at the Arnold operating segment level as of March 31, 2018. As part of the exercise of combining the separate Arnold reporting units into one reporting unit, the Company performed "before" and "after" goodwill impairment testing, whereby we performed the annual impairment testing for each of the existing reporting units of Arnold and then subsequent to the completion of the annual impairment testing of the separate reporting units, we performed a quantitative impairment test of the Arnold operating segment, which will represent the reporting unit for future impairment tests.
A reconciliation of the change in the carrying value of goodwill by segment for the years ended December 31, 2018 and 2017 are as follows (in thousands):

	Balance at January 1, 2018	Acquisitions (1)	Goodwill Impairment	Foreign currency translation	Other	Balance at December 31, 2018
5.11	$92,966	$—	$—	$—	$—	$92,966
Ergobaby	61,031	—	—	—	—	61,031
Liberty	32,828	—	—	—	—	32,828
Velocity Outdoor	49,352	13,253	—	—	70	62,675
ACI	58,019	—	—	—	—	58,019
Arnold (2)	26,903	—	—	—	—	26,903
Foam Fabricators	—	72,708	—	—	—	72,708
Sterno	41,818	13,518	—	—	—	55,336
Corporate (3)	8,649	—	—	—	—	8,649
Total	$371,566	$99,479	$—	$—	$70	$471,115
(1) Acquisition of businesses during the year ended December 31, 2018 includes the acquisition of Foam Fabricators by the Company, Sterno's acquisition of Rimports and Velocity's acquisition of Ravin.

(2)	Arnold had three reporting units which were combined into one reporting unit effective March 31, 2018.

(3)	Represents goodwill resulting from purchase accounting adjustments not "pushed down" to the ACI segment. This amount is allocated back to the ACI segment for purposes of goodwill impairment testing.

	Balance at January 1, 2017	Acquisitions (1)	Goodwill Impairment	Foreign currency translation	Other (4)	Balance at December 31, 2017
5.11	$92,966	$—	$—	$—	$—	$92,966
Ergobaby	61,031	—	—	—	—	61,031
Liberty	32,828	—	—	—	—	32,828
Velocity Outdoor	—	49,352	—	—	—	49,352
ACI	58,019	—	—	—	—	58,019
Arnold (2)	35,767	—	(8,864)	—	—	26,903
Sterno	39,982	1,689	—	—	147	41,818
Corporate (3)	8,649	—	—	—	—	8,649
Total	$329,242	$51,041	$(8,864)	$—	$147	$371,566
(1) Acquisition of businesses during the year ended December 31, 2017 includes the acquisition of Velocity by the Company in June 2017, and add-on acquisitions at Velocity Outdoor in July 2017 and Sterno in August 2017.
(2) Arnold had three reporting units, PMAG, Precision Thin Metals and Flexmag with goodwill balances of $15.6 million, $6.5 million and $4.8 million, respectively.
(3) Represents goodwill resulting from purchase accounting adjustments not “pushed down” to the ACI segment. This amount is allocated back to the ACI segment for purposes of goodwill impairment testing.
(4) Represents the final settlement related to Sterno's acquisition of Sterno Home Inc. ("Sterno Home", formerly NII).
Approximately $95.7 million of goodwill is deductible for income tax purposes at December 31, 2018.
2018 Annual Impairment Testing
For the reporting units that were tested qualitatively for the 2018 annual impairment testing, the results of the qualitative analysis indicated that the fair value exceeded their carrying value. At March 31, 2018, we determined that the Flexmag reporting unit of Arnold required additional quantitative testing because we could not conclude that the fair value of the reporting unit exceeded its carrying value based on qualitative factors alone. For the quantitative impairment test of Flexmag, we estimated the fair value of the reporting unit using an income approach, whereby we estimate the fair value of the reporting unit based on the present value of future cash flows. Cash flow projections are based on management's estimate of revenue growth rates and operating margins and take into consideration industry and market conditions as well as company and reporting unit specific economic conditions. The discount rate used is based on the weighted average cost of capital adjusted for the relevant risk associated with the business and the uncertainty associated with the reporting unit's ability to execute on the projected cash flows. The discount rate used in the income approach for Flexmag was 12.4%.
For the reporting unit change at Arnold, a quantitative impairment test was performed of the Arnold business at March 31, 2018 using an income approach. The discount rate used in the income approach was 12.6%. The results of the impairment testing indicated that the fair value of the Arnold reporting unit exceeded the carrying value.
2017 Annual Goodwill Impairment Testing
For the reporting units that were tested qualitatively for the 2017 annual impairment testing, the results of the qualitative analysis indicated that the fair value exceeded their carrying value.
2016 Interim Goodwill Impairment Testing
Arnold
As a result of decreases in forecasted revenue, operating income and cash flows at Arnold, as well as a shortfall in revenue and operating income during the latter half of 2016 as compared to budgeted amounts, the Company determined that it was necessary to perform interim goodwill impairment testing on each of the three reporting units at Arnold at December 31, 2016. Based on the results of the valuation, the fair value of the Flexmag and PTM reporting units exceeded the carrying amount, therefore no additional goodwill testing was required. The results of the quantitative test for the PMAG unit indicated a potential impairment of goodwill and the Company performed the second step of goodwill impairment testing to determine the amount of impairment of the PMAG reporting unit.
In the first test of goodwill impairment testing, we compared the fair value of each reporting unit to its carrying amount. For the Arnold reporting units, we estimated the fair value of the reporting unit using an income approach, whereby we estimate the fair value of a reporting unit based on the present value of future cash flows. Cash flow projections are based on Management's estimate of revenue growth rates and operating margins and take into consideration industry and market conditions as well as company and reporting unit specific economic factors. The discount rate used was based on the weighted average cost of capital adjusted for the relevant risk associated with the business specific characteristics and the uncertainty associated with the reporting unit's ability to execute on the projected cash flows. For the quantitative impairment testing for Arnold's reporting units, we used only an income approach because we determined that the guideline public company comparables for PMAG, PTM, and Flexmag were not representative of these three reporting units. In the income approach, we used a weighted average cost of capital of 12.5% for PMAG, 13.0% for PTM and 12% for Flexmag.
The Company had not completed the testing for PMAG at December 31, 2016, and recorded an estimated impairment loss for PMAG of $16 million based on a range of impairment loss. During the first quarter of 2017, the Company recorded an additional $8.9 million of goodwill impairment after the results of the testing indicated total goodwill impairment of the PMAG reporting unit of $24.9 million. The impairment was higher than the initial estimate at December 31, 2016 due primarily to the valuation of PMAG's property, plant and equipment during the valuation exercise.
2016 Annual Goodwill Impairment Testing
For the reporting units that were tested qualitatively for the 2017 annual impairment testing, the results of the qualitative analysis indicated that the fair value exceeded their carrying value. At March 31, 2016, we determined that the Tridien reporting unit (which is reported as a discontinued operations in the accompanying financial statements after the sale of the reporting unit in September 2016) required further quantitative testing because we could not conclude that the fair value of the reporting unit exceeds its carrying value based on qualitative factors alone. Results of the quantitative testing of Tridien indicated that the fair value of Tridien exceeded its carrying value.

The following is a summary of the net carrying amount of goodwill at December 31, 2018 and 2017 (in thousands):

	December 31, 2018	December 31, 2017
Goodwill - gross carrying amount	$495,979	$396,430
Accumulated impairment losses	(24,864)	(24,864)
Goodwill - net carrying amount	$471,115	$371,566

Intangible Assets
Intangible assets are comprised of the following (in thousands):

	December 31, 2018			December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Lives
Customer relationships	$462,686	$(120,786)	$341,900	$257,416	$(87,408)	$170,008	13
Technology and patents	79,646	(23,409)	56,237	36,011	(19,406)	16,605	13
Trade names, subject to amortization	188,280	(32,506)	155,774	163,262	(19,025)	144,237	15
Licensing and non-compete agreements	7,515	(6,655)	860	7,515	(6,261)	1,254	5
Distributor relations and other	726	(726)	—	726	(646)	80	5
	738,853	(184,082)	554,771	464,930	(132,746)	332,184
Trade names, not subject to amortization	60,821	—	60,821	60,821	—	60,821
Total intangibles, net	$799,674	(184,082)	615,592	$525,751	$(132,746)	$393,005
The Company’s amortization expense of intangible assets for the years ended December 31, 2018, 2017 and 2016 totaled $49.7 million, $34.7 million and $18.0 million, and respectively.
Estimated charges to amortization expense of intangible assets over the next five years, is as follows, (in thousands):

2019	$54,377
2020	54,231
2021	53,636
2022	51,964
2023	51,567
$265,775
Orbit Baby
During the second quarter of 2016, Ergobaby's board of directors approved a plan to dispose of the Orbit Baby product line. Ergobaby determined at the time the plan was approved that the carrying value of the long lived assets associated with the Orbit Baby product line was not recoverable, and therefore, Ergobaby recorded a loss on disposal of assets of $5.9 million related to the write off of the long-lived assets of Orbit Baby. The loss is comprised of the write-off of intangible assets of $5.5 million, property, plant and equipment of $0.4 million. Ergobaby received approximately $1.0 million during the fourth quarter of 2016 related to the sale of certain assets of the Orbit Baby product line, which reduced the loss on disposal.

Note H – Debt
Financing Arrangements
2018 Credit Facility
On April 18, 2018, the Company entered into an Amended and Restated Credit Agreement to amend and restate the 2014 Credit Facility, originally dated as of June 6, 2014 (as previously amended) among the Company, the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent. The 2018 Credit Facility is secured by all of the assets of the Company, including all of its equity interests in, and loans to, its consolidated subsidiaries.
The 2018 Credit Facility provides for (i) revolving loans, swing line loans and letters of credit (the “2018 Revolving Credit Facility”) up to a maximum aggregate amount of $600 million, and (ii) a $500 million term loan (the “2018 Term Loan”). The 2018 Term Loan was issued at an original issuance discount of 99.75%. The 2018 Term Loan requires quarterly payments of $1.25 million commencing June 30, 2018, with a final payment of all remaining principal and interest due on April 18, 2025, the maturity date of the 2018 Term Loan. All amounts outstanding under the 2018 Revolving Credit Facility will become due on April 18, 2023, which is the maturity date of loans advanced under the 2018 Revolving Credit Facility. The 2018 Credit Facility also permits the Company, prior to the applicable maturity date, to increase the 2018 Revolving Loan Commitment and/or obtain additional term loans in an aggregate amount of up to $250 million (the “Incremental Loans”), subject to certain restrictions and conditions.
The Company may borrow, prepay and reborrow principal under the 2018 Revolving Credit Facility from time to time during its term. Advances under the 2018 Revolving Credit Facility can be either Eurodollar rate loans or base rate loans. Eurodollar rate revolving loans bear interest on the outstanding principal amount thereof for each interest period at a rate per annum based on the London Interbank Offered Rate (the “Eurodollar Rate”) for such interest period plus a margin ranging from 1.50% to 2.50%, based on the ratio of consolidated net indebtedness to adjusted consolidated earnings before interest expense, tax expense, and depreciation and amortization expenses for such period (the “Consolidated Total Leverage Ratio”). Base rate revolving loans bear interest on the outstanding principal amount thereof at a rate per annum equal to the highest of (i) Federal Funds rate plus 0.50%, (ii) the “prime rate”, and (iii) Eurodollar Rate plus 1.0% (the “Base Rate”), plus a margin ranging from 0.50% to 1.50%, based on the Company's Consolidated Total Leverage Ratio.
Under the 2018 Revolving Credit Facility, an aggregate amount of up to $100.0 million in letters of credit may be issued, as well as swing line loans of up to $25 million outstanding at one time. The issuance of such letters of credit and the making of any swing line loan would reduce the amount available under the 2018 Revolving Credit Facility. The Company will pay (i) commitment fees on the unused portion of the 2018 Revolving Credit Facility ranging from 0.45% to 0.60% per annum based on its Consolidated Leverage Ratio, (ii) quarterly letter of credit fees, and (iii) administrative and agency fees.
2014 Credit Facility
The 2014 Credit Facility, as amended, provided for (i) a revolving credit facility of $550 million (the “2014 Revolving Credit Facility”), (ii) a $325 million term loan (the “2014 Term Loan Facility”) and iii) a $250 million incremental term loan.
Senior Notes
On April 18, 2018, the Company consummated the issuance and sale of $400 million aggregate principal amount of its 8.000% Senior Notes due 2026 (the “Notes” or "Senior Notes") offered pursuant to a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons under Regulation S under the Securities Act. The Company used the net proceeds from the sale of the Notes to repay debt under its existing credit facilities in connection with a concurrent refinancing transaction described above. The Notes were issued pursuant to an indenture, dated as of April 18, 2018 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.
The Notes will bear interest at the rate of 8.000% per annum and will mature on May 1, 2026. Interest on the Notes is payable in cash on May 1st and November 1st of each year, beginning on November 1, 2018. The Notes are general senior unsecured obligations of the Company and are not guaranteed by the subsidiaries through which the Company currently conducts substantially all of its operations. The Notes rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and rank senior in right of payment to all of the Company’s future subordinated indebtedness, if any. The Notes will be effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, including the indebtedness under the Company’s credit facilities described below.
The Indenture contains several restrictive covenants including, but not limited to, limitations on the following: (i) the incurrence of additional indebtedness, (ii) restricted payments, (iii) dividends and other payments affecting restricted subsidiaries, (iv) the issuance of preferred stock of restricted subsidiaries, (v) transactions with affiliates, (vi) asset sales and mergers and consolidations, (vii) future subsidiary guarantees and (viii) liens, subject in each case to certain exceptions.

The following table provides the Company’s debt holdings at December 31, 2018 and December 31, 2017:

	December 31,
(in thousands):	2018	2017
Senior Notes	$400,000	$—
Revolving Credit Facility	228,000	42,000
Term Loan Facility	496,250	559,973
Less: unamortized discounts and debt issuance costs	(20,379)	(11,941)
Total debt	$1,103,871	$590,032
Less: Current portion, term loan facilities	(5,000)	(5,685)
Long-term debt	$1,098,871	$584,347
Annual maturities of the Company's debt obligations are as follows (in thousands):

2019	$5,000
2020	5,000
2021	5,000
2022	5,000
2023	233,000
2024 and thereafter	867,419
$1,120,419

Debt Issuance Costs
Deferred debt issuance costs represent the costs associated with the issuance of the Company's financing arrangements. The Company paid $7.0 million in debt issuance costs related to the Senior Notes issuance, comprised of bank fees, rating agency fees and professional fees. The 2018 Credit Facility was categorized as a debt modification, and the Company incurred $8.4 million of debt issuance costs, $7.8 million of which were capitalized and will be amortized over the life of the related debt instrument, and $0.6 million that were expensed as costs incurred. The Company recorded additional debt modification expense of $0.6 million to write off previously capitalized debt issuance costs. Since the Company can borrow, repay and reborrow principal under the 2018 Revolving Credit Facility, the debt issuance costs associated with the 2014 and 2018 Revolving Credit Facility have been classified as other non-current assets in the accompanying consolidated balance sheet. The original issue discount and the debt issuance costs associated with the 2018 Term Loan and Senior Notes are classified as a reduction of long-term debt in the accompanying consolidated balance sheet.

The following table summarizes debt issuance costs at December 31, 2018 and December 31, 2017, and the balance sheet classification in each of the periods presents (in thousands):

	December 31,
	2018	2017
Deferred debt issuance costs	$24,609	$21,491
Accumulated amortization	(2,807)	(10,250)
Deferred debt issuance costs, net	$21,802	$11,241

Balance sheet classification:
Other noncurrent assets	$5,254	$2,784
Long-term debt	16,548	8,458
	$21,802	$11,241

Covenants
The Company is subject to certain customary affirmative and restrictive covenants arising under the 2018 Credit Facility. The following table reflects required and actual financial ratios as of December 31, 2018 included as part of the affirmative covenants in the 2018 Credit Facility:

Description of Required Covenant Ratio	Covenant Ratio Requirement	Actual Ratio

Fixed Charge Coverage Ratio	Greater than or equal to 1.50: 1.00	2.81:1.00
Total Secured Debt to EBITDA Ratio	Less than or equal to 3.50: 1.00	2.54:1.00
Total Debt to EBITDA Ratio	Less than or equal to 5.00: 1.00	3.96:1.00

A breach of any of these covenants will be an event of default under the 2018 Credit Facility. Upon the occurrence of an event of default under the 2018 Credit Facility, the 2018 Revolving Credit Facility may be terminated, the 2018 Term Loan Facility and all outstanding loans and other obligations under the 2018 Credit Facility may become immediately due and payable and any letters of credit then outstanding may be required to be cash collateralized, and the Agent and the Lenders may exercise any rights or remedies available to them under the 2018 Credit Facility. Any such event would materially impair the Company’s ability to conduct its business. As of December 31, 2018, the Company was in compliance with all covenants as defined in the 2018 Credit Agreement.
Letters of credit
The 2018 Credit Facility allows for letters of credit in an aggregate face amount of up to $100.0 million. Letters of credit outstanding at December 31, 2018 totaled $0.3 million and at December 31, 2017 totaled $0.6 million. Letter of credit fees recorded to interest expense were immaterial in 2018 and totaled $0.1 million in each of the years ended December 31, 2017 and 2016.
Interest hedge
The Company entered into an interest rate swap on $220 million of outstanding debt on our Term Loan Facility for a period from April 2016 through June 2021. Refer to "Note I - Derivative Instruments and Hedging Activities" for further information on the interest rate derivative entered into as part of the Term Loan Facility.
Interest expense
The following details the components of interest expense in each of the years ended December 31, 2018, 2017 and 2016:

	Year ended December 31,
(in thousands)	2018	2017	2016
Interest on credit facilities	$32,414	$23,940	$19,861
Interest on Senior Notes	22,489	—	—
Unused fee on Revolving Credit Facility	1,630	2,856	1,947
Amortization of original issue discount	729	1,037	802
Unrealized (gains) losses on interest rate derivatives	(2,251)	(648)	1,539
Letter of credit fees	8	70	108
Other, net	226	—	(77)
Interest expense, net	$55,245	$27,255	$24,180

Average daily balance outstanding - credit facilities	$721,643	$597,114	$477,656
Effective interest rate - credit facilities	4.5%	4.6%	5.1%

Note I — Derivative Instruments and Hedging Activities
Interest Rate Swap
On September 16, 2014, the Company purchased an interest rate swap (the "Swap") with a notional amount of $220 million. The Swap is effective April 1, 2016 through June 6, 2021, the original termination date of our 2014 Term Loan. The interest rate swap agreement requires the Company to pay interest rates on the notional amount at the rate of 2.97% in exchange for the three month LIBOR rate. At December 31, 2018 and 2017, the Swap had a fair value loss of $2.1 million and $6.1 million, respectively, principally reflecting the present value of future payments and receipts under the agreement.
The following table reflects the classification of the Swap on the Consolidated Balance Sheets at December 31, 2018 and 2017 (in thousands):

	Year ended December 31,
	2018	2017
Other current liabilities	$582	$2,468
Other non-current liabilities	1,490	3,639
Total fair value	$2,072	$6,107
The Company did not elect hedge accounting for the above derivative transaction associated with the Credit Facility and changes in fair value are included in interest expense on the consolidated statement of operations.
Foreign Currency Contracts
The Company's Arnold operating segment from time to time will use forward contracts and options to hedge the value of the Eurodollar against the Swiss Franc or the British Pound Sterling. Mark-to-market gains and losses on these instruments were not material to the consolidated results during each of the years ended December 31, 2018, 2017 or 2016. At December 31, 2017, these contracts had notional values of €0.3 million, and maturity dates within three months of year end. At December 31, 2018, Arnold had no currency contracts outstanding.
Note J – Defined Benefit Plan
In connection with the acquisition of Arnold, the Company has a defined benefit plan covering substantially all of Arnold’s employees at its Lupfig, Switzerland location. The benefits are based on years of service and the employees’ highest average compensation during the specific period.
The following table sets forth the plan’s funded status and amounts recognized in the Company’s consolidated balance sheets at December 31, 2018 and 2017:

	December 31,
(in thousands)	2018	2017
Change in benefit obligation:
Benefit obligation, beginning of year	$14,753	$13,804
Service cost	536	534
Interest cost	96	94
Actuarial (gain)/loss	(239)	(59)
Plan amendment	(21)	—
Employee contributions and transfer	365	319
Benefits paid	(417)	(555)
Foreign currency translation	(56)	616
Benefit obligation	$15,017	$14,753
Change in plan assets:
Fair value of assets, beginning of period	$11,132	$10,549
Actual return on plan assets	224	348
Company contribution	4	7
Employee contributions and transfer	365	319
Benefits paid	(417)	(555)
Foreign currency translation	(56)	464
Fair value of assets	11,252	11,132
Funded status	$(3,765)	$(3,621)

The unfunded liability of $3.8 million and $3.6 million at December 31, 2018 and 2017, respectively, is recognized in the consolidated balance sheet within other non-current liabilities. Net periodic benefit cost consists of the following:

	Year ended December 31,
(in thousands)	2018	2017	2016

Service cost	$536	$534	$409
Interest cost	96	94	130
Expected return on plan assets	(156)	(155)	(147)
Amortization of unrecognized loss	197	250	165
Net periodic benefit cost	$673	$723	$557

Assumptions used to determine the benefit obligations and components of the net periodic benefit cost at December 31, 2018 and 2017:

	December 31,
	2018	2017

Discount rate	0.88%	0.65%
Expected return on plan assets	1.20%	1.40%
Rate of compensation increase	1.00%	1.00%

The Company considers the historical level of long-term returns and the current level of expected long-term returns for the plan assets, as well as the current and expected allocation of assets when developing its expected long-term rate of return on assets assumption. The assumptions used for the plan are based upon customary rates and practices for the location of the Company.
Arnold expects to contribute approximately $0.4 million to the defined benefit plan in 2019.

The following presents the benefit payments which are expected to be paid for the plan in each year indicated (in thousands):

2019	$809
2020	1,323
2021	740
2022	662
2023	538
Thereafter	3,905
$7,977

Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.
The assets of the plan are reinsured in their entirety with Swiss Life Ltd. (“Swiss Life”) within the framework of the corresponding contracts with Swiss Life Collective BVG Foundation and Swiss Life Complementary Foundation. The assets are guaranteed by the insurance company and pooled with the assets of other participating employers. The allocation of pension plan assets by category in Swiss Life’s group life portfolio is as follows at December 31, 2018:

Certificates of deposit and cash and cash equivalents	62%
Fixed income bonds and securities	8%
Equities and investment funds	12%
Real estate	17%
Other investments	1%
100%

The plan assets are pooled with assets of other participating employers and are not separable; therefore the fair values of the pension plan assets at December 31, 2018 and 2017 were considered Level 3.
Note K — Stockholders' Equity
Trust Common Shares
The Trust is authorized to issue 500,000,000 Trust common shares and the Company is authorized to issue a corresponding number of LLC interests. The Company will, at all times, have the identical number of LLC interests outstanding as Trust shares. Each Trust share represents an undivided beneficial interest in the Trust, and each Trust share is entitled to one vote per share on any matter with respect to which members of the Company are entitled to vote. In December 2016, the Company completed an offering of 5,600,000 Trust common shares at an offering price of $18.65 per share.
Trust Preferred Shares
The Trust is authorized to issue up to 50,000,000 Trust preferred shares and the Company is authorized to issue a corresponding number of Trust Interests.
Series B Preferred Shares
On March 13, 2018, the Trust issued 4,000,000 7.875% Series B Preferred Shares (the "Series B Preferred Shares") with a liquidation preference of $25.00 per share, for gross proceeds of $100.0 million, or $96.5 million net of underwriters' discount and issuance costs. Distributions on the Series B Preferred Shares will be payable quarterly in arrears, when and as declared by the Company's board of directors on January 30, April 30, July 30, and October 30 of each year, beginning on July 30, 2018, at a rate per annum of 7.875%. Distributions on the Series B Preferred Shares are cumulative and at December 31, 2018, $1.3 million of Series B distributions are accumulated and unpaid. Unless full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are declared and set apart for payment of the Series B Preferred Shares for all past distribution periods, no distribution may be declared or paid for payment on the Trust common shares. The Series B Preferred Shares are not convertible into

Trust common shares and have no voting rights, except in limited circumstances as provided for in the share designation for the Series B Preferred Shares. The Series B Preferred Shares may be redeemed at the Company's option, in whole or in part, at any time after April 30, 2028, at a price of $25.00 per share, plus any accumulated and unpaid distributions (thereon whether authorized or declared) to, but excluding, the redemption date. Holders of Series B Preferred Shares will have no right to require the redemption of the Series B Preferred Shares and there is no maturity date.
If a certain tax redemption event occurs prior to April 30, 2028, the Series B Preferred Shares may be redeemed at the Company's option, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such tax redemption event, at a price of $25.25 per share, plus accumulated and unpaid distributions to, but excluding, the redemption date. If a certain fundamental change related to the Series B Preferred Shares or the Company occurs (whether before, on or after April 30, 2028), the Company will be required to repurchase the Series B Preferred Shares at a price of $25.25 per share, plus accumulated and unpaid distributions to, but excluding, the date of purchase. If (i) a fundamental change occurs and (ii) the Company does not give notice prior to the 31st day following the fundamental change to repurchase all the outstanding Series B Preferred Shares, the distribution rate per annum on the Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such fundamental change. Notwithstanding any requirement that the Company repurchase all of the outstanding Series B Preferred Shares, the increase in the distribution rate is the sole remedy to holders in the event the Company fails to do so, and following any such increase, the Company will be under no obligation to repurchase any Series B Preferred Shares.
Series A Preferred Shares
On June 28, 2017, the Trust issued 4,000,000 7.250% Series A Preferred Shares (the "Series A Preferred Shares") with a liquidation preference of $25.00 per share, for gross proceeds of $100.0 million, or $96.4 million net of underwriters' discount and issuance costs. When, and if declared by the Company's board of directors, distribution on the Series A Preferred Shares will be payable quarterly on January 30, April 30, July 30, and October 30 of each year, beginning on October 30, 2017, at a rate per annum of 7.250%. Distributions on the Series A Preferred Shares are discretionary and non-cumulative. The Company has no obligation to pay distributions for a quarterly distribution period if the board of directors does not declare the distribution before the scheduled record of date for the period, whether or not distributions are paid for any subsequent distribution periods with respect to the Series A Preferred Shares, or the Trust common shares. If the Company's board of directors does not declare a distribution for the Series A Preferred Shares for a quarterly distribution period, during the remainder of that quarterly distribution period the Company cannot declare or pay distributions on the Trust common shares. The Series A Preferred Shares are not convertible into Trust common shares and have no voting rights, except in limited circumstances as provided for in the share designation for the Series A Preferred Shares.
The Series A Preferred Shares may be redeemed at the Company's option, in whole or in part, at any time after July 30, 2022, at a price of $25.00 per share, plus declared and unpaid distribution to, but excluding, the redemption date, without payment of any undeclared distributions. Holders of Series A Preferred Shares will have no right to require the redemption of the Series A Preferred Shares and there is no maturity date.
If a certain tax redemption event occurs prior to July 30, 2022, the Series A Preferred Shares may be redeemed at the Company's option, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such tax redemption event, at a price of $25.25 per share, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. If a certain fundamental change related to the Series A Preferred Shares or the Company occurs (whether before, on or after July 30, 2022), the Company will be required to repurchase the Series A Preferred Shares at a price of $25.25 per share, plus declared and unpaid distributions to, but excluding, the date of purchase, without payment of any undeclared distributions. If (i) a fundamental change occurs and (ii) the Company does not give notice prior to the 31st day following the fundamental change to repurchase all the outstanding Series A Preferred Shares, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such fundamental change. Notwithstanding any requirement that the Company repurchase all of the outstanding Series A Preferred Shares, the increase in the distribution rate is the sole remedy to holders in the event the Company fails to do so, and following any such increase, the Company will be under no obligation to repurchase any Series A Preferred Shares.
Profit Allocation Interests
The Profit Allocation Interests represent the original equity interest in the Company. The holders of the Allocation Interests (“Holders”), through Sostratus LLC, are entitled to receive distributions pursuant to a profit allocation formula upon the occurrence of certain events. The distributions of the profit allocation is paid upon the occurrence of the sale of a material amount of capital stock or assets of one of the Company’s businesses (“Sale Event”) or, at the option of the Holders, at each five year anniversary date of the acquisition of one of the Company’s businesses (“Holding Event”).

The Company records distributions of the profit allocation to the Holders upon occurrence of a Sale Event or Holding Event as dividends declared on Allocation Interests to stockholders’ equity when they are approved by the Company’s board of directors.
There were no allocation payments made to the Allocation Interest Holders in 2018. The following is a summary of the profit allocation payments made to the Allocation Interest Holders during each of the year ended December 31, 2017 and 2016:
Year ended December 31, 2017

•
The Company's board of directors approved and declared a profit allocation payment in the fourth quarter of 2016 to the Allocation Interest Holders of $13.4 million related to the FOX November Offering (refer to Note P - "Investment"). This amount was recorded as "Due to related parties" in the accompanying balance sheet at December 31, 2016, and was paid in the first quarter of 2017.

•	$25.8 million paid in the second quarter of 2017 resulting from the sale of FOX shares in March 2017 (refer to Note P - "Investment") which qualified as a Sale Event under the Company's LLC Agreement.
Year ended December 31, 2016

•	$8.6 million paid in the second quarter as a result of a Sale Event related to the sale of FOX shares in March 2016 (refer to "Note P - Investment");

•
$8.2 million paid in the third quarter as a result of the five year ownership holding period of our ACI business. The payment is in respect of its positive contribution-based profit during the five years ended June 30, 2016;

•
$7.0 million paid in the fourth quarter as a result of a Sale Event related to the sale of FOX shares in August 2016 (refer to "Note P - Investment") and the sale of Tridien in September 2016 (refer to "Note Q - Discontinued Operations"). Under the terms of the Company's LLC Agreement, the Company offset the profit allocation distribution resulting from the FOX Sale Event by the negative profit allocation amount from the Tridien Sale Event, resulting in a net distribution to the Allocation Member;

Reconciliation of net income (loss) available to common shares of Holdings
The following table reconciles net loss attributable to Holdings to net loss attributable to the common shares of Holdings:

	Year ended December 31,
(in thousands)	2018	2017	2016

Net income (loss) from continuing operations attributable to Holdings	$(24,094)	$5,865	$41,593

Less: Distributions paid - Allocation Interests	—	39,188	23,779
Less: Distributions paid - Preferred Shares	12,179	2,457	—
Less: Accrued distributions - Preferred Shares	1,334	—	—

Net income (loss) from continuing operations attributable to common shares of Holdings	$(37,607)	$(35,780)	$17,814
Earnings per share
Basic and diluted earnings per share for the fiscal year ended December 31, 2018, 2017 and 2016 is calculated as follows:

	2018	2017	2016
Income (loss) from continuing operations attributable to common shares of Holdings	$(37,607)	$(35,780)	$17,814
Less: Effect of contribution based profit—Holding Event	5,893	10,072	2,862
Income (loss) from Holdings attributable to common shares	$(43,500)	$(45,852)	$14,952

Income from discontinued operations attributable to Holdings	$18,392	$22,126	$13,092
Less: Effect of contribution based profit	—	2,654	—

Income from discontinued operations of Holdings attributable to common shares	$18,392	$19,472	$13,092

Basic and diluted weighted average common shares of Holdings outstanding	59,900	59,900	54,591

Basic and fully diluted income (loss) per common share attributable to Holdings
Continuing operations	$(0.73)	$(0.77)	$0.27
Discontinued operations	$0.31	$0.33	$0.24
	$(0.42)	$(0.44)	$0.51

Distributions
The following table summarizes information related to our quarterly cash distributions on our Trust common and preferred shares:

Period	Cash Distribution per Share	Total Cash Distributions	Record Date	Payment Date
		(in thousands)
Trust Common Shares:
October 1, 2018 - December 31, 2018 (1)	$0.36	$21,564	January 17, 2019	January 24, 2019
July 1, 2018 - September 30, 2018	$0.36	$21,564	October 18, 2018	October 25, 2018
April 1, 2018 - June 30, 2018	$0.36	$21,564	July 19, 2018	July 26, 2018
January 1, 2018 - March 31, 2018	$0.36	$21,564	April 19, 2018	April 26, 2018
October 1, 2017 - December 31, 2017	$0.36	$21,564	January 19, 2018	January 25, 2018
July 1, 2017 - September 30, 2017	$0.36	$21,564	October 19, 2017	October 26, 2017
April 1, 2017 - June 30, 2017	$0.36	$21,564	July 20, 2017	July 27, 2017
January 1, 2017 - March 31, 2017	$0.36	$21,564	April 20, 2017	April 27, 2017
October 1, 2016 - December 31, 2016	$0.36	$21,564	January 19, 2017	January 26, 2017
July 1, 2016 - September 30, 2016	$0.36	$21,564	October 20, 2016	October 27, 2016
April 1, 2016 - June 30, 2016	$0.36	$21,564	July 21, 2016	July 28, 2016
January 1, 2016 - March 31, 2016	$0.36	$21,564	April 22, 2016	April 28, 2016

Series A Preferred Shares:
October 30, 2018 - January 29, 2019 (1)	$0.453125	$1,813	January 15, 2019	January 30, 2019
July 30, 2018 - October 29, 2018	$0.453125	$1,813	October 15, 2018	October 30, 2018
April 30, 2018 - July 29, 2018	$0.453125	$1,813	July 16, 2018	July 30, 2018
January 30, 2018 - April 29, 2018	$0.453125	$1,813	April 15, 2018	April 30, 2018
October 30, 2017 - January 29, 2017	$0.453125	$1,813	January 15, 2018	January 30, 2018
June 28, 2017 - October 29, 2017	$0.61423611	$2,457	October 15, 2017	October 30, 2017

Series B Preferred Shares:
October 30, 2018 - January 29, 2019 (1)	$0.4921875	$1,969	January 15, 2019	January 30, 2019
July 30, 2018 - October 29, 2018	$0.4921875	$1,969	October 15, 2018	October 30, 2018
March 13, 2018 - July 29, 2018	$0.74	$2,960	July 16, 2018	July 30, 2018
(1) This distribution was     declared on January 3, 2019.

Note L — Income Taxes
Compass Diversified Holdings and Compass Group Diversified Holdings LLC are classified as partnerships for U.S. Federal income tax purposes and are not subject to income taxes. Each of the Company’s majority owned subsidiaries are subject to Federal, state and in some cases, foreign income taxes. On December 22, 2017, the U.S. government enacted the Tax Act. The Tax Act reduced the U.S. federal corporate income tax rate from 35% to 21% and required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign sourced earnings. The Company made a reasonable estimate of the effects of the Tax Act on its existing deferred tax balances and the one-time transition tax as of December 31, 2017. The Company substantially completed its accounting for the revaluation of its net U.S. federal deferred tax liabilities and recorded a tax benefit of approximately $20.4 million in the fourth quarter of 2017. The one-time transition tax under the Tax Act is based on earnings and profits ("E&P) that were previously deferred from U.S. income taxes. For the year ended December 31, 2017, the provision for income taxes included provisional tax expense of $4.9 million related to the one-time transition tax liability of our foreign subsidiaries. The Company completed the calculation of the total E&P for these foreign subsidiaries during 2018 and recorded additional adjustments to the provisional amounts of $0.4 million that is recognized as a component of the provision for income taxes in the year ended December 31, 2018.
The Tax Act also subjects the Company to tax on global intangible low-taxed income ("GILTI") earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or to provide for the tax expense related to GILTI in the year the tax is incurred as a period expense. The Company has elected to account for GILTI as a period cost in the year the tax is incurred.
Components of the Company's pretax income (loss) before taxes are as follows:

	Year ended December 31,
(in thousands)	2018	2017	2016

Domestic (including U.S. exports)	$(23,984)	$(29,404)	$52,641
Foreign subsidiaries	15,573	19,773	6,090
	$(8,411)	$(9,631)	$58,731

Components of the Company’s income tax provision (benefit) are as follows:

	Year ended December 31,
(in thousands)	2018	2017	2016

Current taxes
Federal	$6,449	$8,668	$10,237
State	1,436	1,217	1,725
Foreign	4,835	6,248	3,032
Total current taxes	12,720	16,133	14,994
Deferred taxes:
Federal	(483)	(37,407)	(604)
State	(478)	(1,424)	(415)
Foreign	(1,293)	(1,043)	(42)
Total deferred taxes	(2,254)	(39,874)	(1,061)
Total tax provision	$10,466	$(23,741)	$13,933

The tax effects of temporary differences that have resulted in the creation of deferred tax assets and deferred tax liabilities at December 31, 2018 and 2017 are as follows:

	December 31,
(in thousands)	2018	2017

Deferred tax assets:
Tax credits	$4,256	$4,888
Accounts receivable and allowances	1,504	984
Net operating loss carryforwards	30,671	24,987
Accrued expenses	5,656	4,928
Interest expense limitation carryforwards	4,822	—
Other	7,887	4,519
Total deferred tax assets	$54,796	$40,306
Valuation allowance (1)	(6,904)	(5,912)
Net deferred tax assets	$47,892	$34,394
Deferred tax liabilities:
Intangible assets	$(63,950)	$(61,615)
Property and equipment	(17,217)	(8,862)
Repatriation of foreign earnings	(38)	(68)
Prepaid and other expenses	(671)	—
Total deferred tax liabilities	$(81,876)	$(70,545)
Total net deferred tax liability	$(33,984)	$(36,151)

(1)	Primarily relates to the 5.11 and Arnold operating segments.
For the years ending December 31, 2018 and 2017, the Company recognized approximately $81.9 million and $70.5 million, respectively in deferred tax liabilities. A significant portion of the balance in deferred tax liabilities reflects temporary differences in the basis of property and equipment and intangible assets related to the Company’s purchase accounting adjustments in connection with the acquisition of certain of its businesses. For financial accounting purposes the Company has recognized a significant increase in the fair values of the intangible assets and property and equipment in certain of the businesses it acquired. For income tax purposes the existing, pre-acquisition tax basis of the intangible assets and property and equipment is utilized. In order to reflect the increase in the financial accounting basis over the existing tax basis, a deferred tax liability was recorded. This liability will decrease in future periods as these temporary differences reverse but may be replaced by deferred tax liabilities generated as a result of future acquisitions.
A valuation allowance relating to the realization of foreign tax credits and the limitation on the deduction of interest expense of $6.9 million was provided at December 31, 2018 and a valuation allowance related to the realization of foreign tax credits of $5.9 million was provided at December 31, 2017. A valuation allowance is provided whenever it is more likely than not that some or all of deferred assets recorded may not be realized. For taxable years beginning after December 31, 2017, a deduction for interest will generally be allowed for any entity only up to 30% of adjusted taxable income (determined without regard to interest income or expense) plus the amount of interest income. The provision will not limit the deduction of interest by the Company for 2018 but it did have an impact the deduction for certain of the portfolio companies, resulting in an additional valuation allowance for deferred tax assets of $2.1 million.

The reconciliation between the Federal Statutory Rate and the effective income tax rate for 2018, 2017 and 2016 are as follows:

	Year ended December 31,
	2018	2017	2016
United States Federal Statutory Rate	(21.0)%	(35.0)%	35.0%
State income taxes (net of Federal benefits)	9.7	(4.0)	1.4
Foreign income taxes	10.5	(14.3)	(0.7)
Expenses of Compass Group Diversified Holdings LLC representing a pass through to shareholders (1)	90.6	63.6	14.0
Effect of (gain) loss on equity method investment	—	20.4	(44.4)
Impact of subsidiary employee stock options	(0.6)	2.6	0.7
Domestic production activities deduction	—	(5.8)	(0.9)
Non-deductible acquisition costs	—	3.5	1.4
Impairment expense	—	31.3	—
Effect of undistributed foreign earnings	—	(14.4)	4.5
Non-recognition of NOL carryforwards at subsidiaries	11.6	(14.0)	3.8
Adjustments to uncertain tax positions (2)	—	(95.4)	—
Utilization of tax credits	(5.2)	(27.8)	(0.1)
Effect of Tax Act - GILTI tax	20.6	—	—
Effect of Tax Act - remeasurement of deferred tax assets and liabilities (3)	0.2	(211.3)	—
Effect of Tax Act - transition tax on non-U.S. subsidiaries' earnings(3)	4.2	50.5	—
Other	3.8	3.6	9.0
Effective income tax rate	124.4%	(246.5)%	23.7%

(1)	The effective income tax rate for each of the years presented includes losses at the Company’s parent, which is taxed as a partnership.

(2)
Represents the effect of the reversal of an uncertain tax position at our 5.11 business that existed as of the acquisition date and was settled during the fourth quarter of 2017, resulting in a tax benefit of $9.2 million in our 2017 tax provision.

(3)
The effect of the enactment of the Tax Act on our tax provision for the year ended December 31, 2017 was a benefit of $20.4 million related to the reduction in the U.S. federal corporate income tax rate from 35% to 21%, and tax expense of $4.9 million related to the one-time transition tax liability of our foreign subsidiaries. Our loss before income taxes for 2017 was $9.6 million, and as a result, the effect from the Tax Act on the reconciliation in the table above for the year ended December 31, 2017 was significant.

A reconciliation of the amount of unrecognized tax benefits for 2018, 2017 and 2016 are as follows (in thousands):

Balance at January 1, 2016	$246
Additions for current years’ tax positions	64
Additions for prior years’ tax positions (1)	10,150
Reductions for prior years’ tax positions	(16)
Reductions for settlements	—
Reductions for expiration of statute of limitations	(87)
Balance at December 31, 2016	$10,357
Additions for current years’ tax positions	96
Additions for prior years’ tax positions	23
Reductions for prior years’ tax positions (1)	(9,354)
Reductions for settlements	—
Reductions for expiration of statute of limitations	(86)
Balance at December 31, 2017	$1,036

Additions for current years’ tax positions	50
Additions for prior years’ tax positions	4
Reductions for prior years’ tax positions	(18)
Reductions for settlements	—
Reductions for expiration of statute of limitations
Balance at December 31, 2018	$1,072
(1) The increase in prior year tax positions during the year ended December 31, 2016 related to an unrecognized tax benefit at the Company's 5.11 business, which was acquired in August 2016. The uncertainty was resolved in the fourth quarter of 2017 and the amount was reversed.
Included in the unrecognized tax benefits at December 31, 2018 and 2017 is $1.1 million and $1.0 million, respectively, of tax benefits that, if recognized, would affect the Company’s effective tax rate. The Company accrues interest and penalties related to uncertain tax positions. The amounts accrued at December 31, 2018, 2017 and 2016 are not material to the Company. Such amounts are included in the provision (benefit) for income taxes in the accompanying consolidated statements of operations. The change in the unrecognized tax benefit during 2017 and 2016 resulted from the acquisition of 5.11. It is expected that the amount of unrecognized tax benefits will change in the next twelve months. However, we do not expect the change to have a significant impact on the consolidated results of operations or financial position.
Each of the Company’s businesses file U.S. Federal, state and foreign income tax returns in multiple jurisdictions with varying statutes of limitations. The 2014 through 2018 tax years generally remain subject to examinations by the taxing authorities.
Note M — Fair Value Measurement
The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2018 and 2017 (in thousands):

	Fair Value Measurements at December 31, 2018
	Carrying Value	Level 1	Level 2	Level 3
Liabilities:
Put option of noncontrolling shareholders (1)	(173)	—	—	(173)
Contingent consideration - acquisitions (2)	(4,374)	—	—	(4,374)
Interest rate swap	(2,072)	—	(2,072)	—
Total recorded at fair value	$(6,619)	$—	$(2,072)	$(4,547)

(1)	Represents put options issued to noncontrolling shareholders in connection with the Liberty acquisition in 2010 and the 5.11 acquisition in 2016.

(2)	Represents potential earn-out payable as additional purchase price consideration by Velocity Outdoor in connection with the acquisition of Ravin.

	Fair Value Measurements at December 31, 2017
	Carrying Value	Level 1	Level 2	Level 3
Liabilities:
Put option of noncontrolling shareholders (1)	(178)	—	—	(178)
Interest rate swap	(6,107)	—	(6,107)	—
Total recorded at fair value	$(6,285)	$—	$(6,107)	$(178)

(1)	Represents put options issued to noncontrolling shareholders in connection with the Liberty acquisition in 2010 and the 5.11 acquisition in 2016.

A reconciliation of the change in the carrying value of the Company’s Level 3 fair value measurements is as follows:

	Year ended December 31,
(in thousands)	2018	2017

Balance at January 1st	$(178)	$(5,010)
Contingent consideration - Sterno Home	—	(382)
Contingent consideration - Rimports	(4,800)	—
Contingent consideration - Ravin	(4,734)	—
Payment of contingent consideration - Sterno Home	—	475
(Increase) decrease in the fair value of put option of noncontrolling shareholders - Liberty	—	8
(Increase) decrease in the fair value of put option of noncontrolling shareholder - 5.11	5	(5)
Adjustment to Ravin contingent consideration	360	—
Reversal of contingent consideration - Rimports	4,800	—
Reversal of contingent consideration - Baby Tula	—	3,780
Reversal of contingent consideration - Sterno Home	—	956
Balance at December 31st	$(4,547)	$(178)

Valuation Techniques
Options of noncontrolling shareholders
The put options of noncontrolling shareholders were determined based on inputs that were not readily available in public markets or able to be derived from information available in publicly quoted markets. As such, the Company categorized the put options of the noncontrolling shareholders as Level 3. The primary inputs associated with this valuation are earnings before interest, taxes amortization and depreciation times a multiple established in the shareholder put option agreement, which is used to determine a per share equity value for the shares that can be put back to the Company. The per share equity value of the Liberty put option is discounted for liquidity and marketability, as well as the probability of a triggering event. An increase or decrease in these primary inputs would not have a material impact on the determination of the fair value of these put options. As a result of the Liberty recapitalization (refer to "Note N - Noncontrolling Interest" for a description of the transaction), the number of shares that can be put back to the Company by the noncontrolling shareholders increased, resulting in an increase in the fair value of the put option.
Interest rate swap
The Company’s derivative instruments at December 31, 2018 consisted of an over-the-counter interest rate swap contract which is not traded on a public exchange. The fair value of the Company’s interest rate swap contract was determined based on inputs that were readily available in public markets or could be derived from information available in publicly quoted markets. As such, the Company categorized the swap as Level 2. Changes in the fair value of the interest rate swap liability during the year ended December 31, 2018 were expensed to interest expense on the consolidated statement of operations. Refer to "Note I - Derivative Instruments and Hedging Activities" for further information.
Contingent Consideration
For certain acquisition of businesses that the Company or its subsidiaries make, a portion of the acquisition price will be contingent consideration. The following is a summary of the contingent consideration arrangements entered into by the Company's subsidiaries in the prior three years and the valuation methodologies:

•
Sterno entered into a contingent consideration arrangement in connection with their purchase of Rimports in February 2018. The purchase price of Rimports includes a potential earn-out of up to$25 million contingent on the attainment of certain future performance criteria of Rimports for the twelve-month period from May 1, 2017 to April 30, 2018 and the fourteen month period from March 1, 2018 to April 30, 2019. The fair value of the contingent consideration was estimated at $4.8 million at acquisition date and was calculated as the present value of a probability adjusted earnout payment based on the expected term of the payment and a risk-adjusted discount rate. At December 31, 2018, the Company determined that the probability of achieving the earn-out was zero and therefore reversed the amount that was recorded as part of the purchase consideration.

•
Velocity Outdoor entered into a contingent consideration arrangement in connection with their purchase of Ravin Crossbows in September 2018. The purchase price of Ravin includes a potential earn-out of up to $25.0 million based on gross profit levels for the trailing twelve month period ending December 31, 2018. The fair value of the contingent consideration was estimated at $4.7 million at acquisition date and was calculated using a risk-adjusted option pricing model. The earnout was adjusted to $4.3 million at December 31, 2018 based on actual results to date. The earn-out is expected to be paid in the second quarter of 2019.

•
Sterno entered into a contingent consideration arrangement associated with the purchase of Sterno Home (formerly NII) in January 2016. The earnout provision provides for payments up to $1.8 million over a two year period subsequent to acquisition. Earnings before interest, taxes, depreciation and amortization ("EBITDA") is the performance target defined and measured to determine the earnout payment due, if any, after each defined measurement period. The contingent consideration was valued at $1.5 million using probability weighted models. During the quarter ended September 30, 2016, Sterno paid $0.5 million of the contingent consideration. At December 31, 2016, Sterno determined that it was more likely than not that the full amount of the contingent consideration would be paid out, and recorded an additional $0.4 million in earnout, which was recorded though the statement of operations. Sterno paid an additional $0.5 million in the first quarter of 2017 related to an earnout milestone as of December 31, 2016. At December 31, 2017, Sterno determined that the final earnout milestone had not been met, and reversed the remaining contingent consideration liability.

•
In connection with the acquisition of Baby Tula in May 2016, Ergobaby entered into a contingent consideration arrangement with the sellers. The earnout provision provides for additional consideration of $8.2 million if the gross profit for Baby Tula for the 2017 fiscal year exceeds a specified level. No earnout amount will be paid if the specified gross profit level is not met. Ergobaby valued the contingent consideration at a fair value of $3.8 million using a probability weighted option pricing model. At December 31, 2017, Ergobaby determined that the earnout provision would not be met and reversed the fair value of the liability.

2018 Term Loan
At December 31, 2018, the carrying value of the principal under the Company's outstanding 2018 Term Loan, including the current portion, net of original issue discount, was $492.4 million, which approximates fair value because it has a variable interest rate that reflects market changes in interest rates and changes in the Company's net leverage ratio. The estimated fair value of the outstanding 2018 Term Loan is classified as Level 2 in the fair value hierarchy.
Senior Notes
The Company's Senior Notes consisted of the following carrying value and estimated fair value (in thousands):

			Fair Value Hierarchy Level	December 31, 2018
	Maturity Date	Rate		Carrying Value	Fair Value
Senior Notes	May 1, 2026	8.000%	2	400,000	396,000

Nonrecurring Fair Value Measurements
The following tables provide the assets and liabilities carried at fair value measured on a non-recurring basis as of December 31, 2017 and 2016. Refer to "Note G – Goodwill and Intangible Assets", for a description of the valuation techniques used to determine fair value of the assets measured on a non-recurring basis in the table below. There were no assets and liabilities carried at fair value measured on a non-recurring basis as of December 31, 2018.

					Expense
	Fair Value Measurements at December 31, 2017				Year ended
(in thousands)	Carrying Value	Level 1	Level 2	Level 3	December 31, 2017
Goodwill - Arnold	$26,903	$—	$—	$26,903	$8,864
					$8,864

					Expense
	Fair Value Measurements at December 31, 2016				Year ended
(in thousands)	Carrying Value	Level 1	Level 2	Level 3	December 31, 2016
Goodwill - Arnold	$35,767	$—	$—	$35,767	$16,000
Property, plant and equipment (1)	$—	$—	$—	$—	$411
Technology (1)	$—	$—	$—	$—	$3,460
Tradename (1)	$—	$—	$—	$—	$20
Customer relationships (1)	$—	$—	$—	$—	$2,008
(1) Represents the fair value of the respective assets at the Orbit Baby product line, Refer to "Note G - Goodwill and Intangible Assets" for further discussion regarding the impairment and valuation techniques applied.
Note N — Noncontrolling Interest
Noncontrolling interest represents the portion of a majority-owned subsidiary’s net income and equity that is owned by noncontrolling shareholders.
The following tables reflect the Company’s percentage ownership of its businesses, as of December 31, 2018, 2017 and 2016 and related noncontrolling interest balances as of December 31, 2018 and 2017:

	% Ownership (1) December 31, 2018		% Ownership (1) December 31, 2017		% Ownership (1) December 31, 2016
	Primary	Fully Diluted	Primary	Fully Diluted	Primary	Fully Diluted
5.11 Tactical	97.5	88.7	97.5	85.5	97.5	85.1
Ergobaby	81.9	76.4	82.7	76.6	83.5	76.9
Liberty	88.6	85.2	88.6	84.7	88.6	84.7
Velocity	99.2	91.0	98.8	89.2	n/a	n/a
ACI	69.4	69.2	69.4	69.2	69.4	69.3
Arnold	96.7	79.4	96.7	84.7	96.7	84.7
Foam Fabricators	100.0	91.5	N/a	N/a	N/a	N/a
Sterno	100.0	88.9	100.0	89.5	100.0	89.5

(1)	The principal difference between primary and fully diluted percentages of our operating segments is due to stock option issuances of operating segment stock to management of the respective business.

	Noncontrolling Interest Balances
(in thousands)	December 31, 2018	December 31, 2017
5.11 Tactical	$9,873	$8,003
Velocity	2,524	1,374
Ergobaby	25,362	23,416
Liberty	3,342	3,247
ACI	(1,236)	(5,850)
Arnold	1,176	1,368
Foam Fabricators	848	—
Sterno	(2,067)	2,045
Allocation Interests	100	100
	$39,922	$33,703

The Company's businesses had the following transactions with minority shareholders during the years ended December 31, 2018, 2017 and 2016:
Sterno Recapitalization
In January 2018, the Company completed a recapitalization at Sterno whereby the Company entered into an amendment to the intercompany loan agreement with Sterno (the "Sterno Loan Agreement"). The Sterno Loan Agreement was amended to (i) provide for term loan borrowings of $57.7 million to fund a distribution to the Company, which owned 100% of the outstanding equity of Sterno at the time of the recapitalization, and (ii) extend the maturity dates of the term loans. In connection with the recapitalization, Sterno's management team exercised all of their vested stock options, which represented 58,000 shares of Sterno. The Company then used a portion of the distribution to repurchase the 58,000 shares from management for a total purchase price of $6.0 million. In addition, Sterno issued new stock options to replace the exercised options, thus maintaining the same percentage of fully diluted non-controlling interest that existed prior to the recapitalization.
ACI Recapitalization
During the second quarter of 2016, the Company completed a recapitalization at ACI whereby the Company entered into an amendment to the intercompany debt agreement with ACI (the "ACI Loan Agreement"). The ACI loan agreement was amended to provide for additional term loan borrowings of $61.0 million to fund a cash distribution to shareholders totaling $60.1 million. Minority interest shareholders of Advanced Circuits, including certain members of management at Advanced Circuits, received total distribution proceeds of $18.4 million. The Company used cash on hand to fund the distribution to minority shareholders.
Liberty Recapitalization
During the first quarter of 2016, the Company completed a recapitalization at Liberty whereby the Company entered into an amendment to the intercompany loan agreement with Liberty (the “Liberty Loan Agreement”). The Liberty Loan Agreement was amended to (i) provide for term loan borrowings of $38.0 million and revolving credit facility borrowings of $5.0 million to fund cash distributions totaling $35.3 million to its shareholders, including the Company, and (ii) extend the maturity dates of the term loans and revolving credit facility. Liberty’s noncontrolling shareholders received approximately $5.3 million in distributions as a result of the recapitalization. Immediately prior to the recapitalization, management exercised stock options for 75,095 shares of Liberty common shares, resulting in net proceeds from stock options at Liberty of $3.8 million. Liberty recognized $0.3 million in compensation expense related to the accelerated vesting of a portion of management's stock options at the time of exercise. The Company then purchased $1.5 million in Liberty common shares from members of Liberty management, resulting in Liberty's noncontrolling shareholders holding 11.4% of Liberty's outstanding shares subsequent to the recapitalization. The purchase of the Liberty common stock from noncontrolling shareholders and issuance of Liberty common stock related to the exercise of stock options by noncontrolling shareholders were at fair value and resulted in no change in control of Liberty. The difference between the consideration paid for the noncontrolling interest and the adjustment to the carrying amount of the Company's noncontrolling interest in Liberty was recognized in the Company's equity. Subsequent to the purchase of Liberty common shares and the exercise of the options, the Company owns 88.6% of Liberty on a primary basis and 84.7% on a fully diluted basis.
Ergobaby Share Issuance
In connection with the Ergobaby acquisition of Baby Tula in May 2016, Ergobaby issued shares of their stock valued at $8.2 million to the selling shareholders (refer to "Note C - Acquisition of Businesses" for the methodology used to determine the value of the shares at issuance). Subsequent to the issuance of the shares, the Company's ownership interest in Ergobaby was 77.9% on a primary basis and 71.2% on a fully diluted basis.
Ergobaby Share Repurchase
In June 2016, Ergobaby repurchased 77,425 shares of Ergobaby common stock from certain noncontrolling shareholders for a total purchase price of $15.4 million. Ergobaby financed the repurchase of shares with an increase to the intercompany debt facility with the Company. The difference between the consideration paid for the noncontrolling interest and the adjustment to the carrying amount of the Company's noncontrolling interest in Ergobaby was recognized in the Company's equity. Subsequent to the repurchase, the Company's ownership interest in Ergobaby was 83.9% on a primary basis and 76.2% on a fully diluted basis. The repurchased shares have been accounted for as treasury shares by Ergobaby.

Ergobaby Share Issuance and Share Repurchase
In December 2016, an Ergobaby employee exercised stock options resulting in the issuance of 10,989 shares of Ergobaby common stock. Ergobaby then repurchased 6,204 of these shares from the employee for a total purchase price of $1.4 million. The difference between the consideration paid for the noncontrolling interest and the adjustment to the carrying amount of the Company's noncontrolling interest in Ergobaby was recognized in the Company's equity. Subsequent to the option exercise and repurchase, the Company's ownership interest in Ergobaby was 83.5% on a primary basis and 76.9% on a fully diluted basis. The repurchased shares have been accounted for as treasury shares by Ergobaby.
Note O — Supplemental Data
Supplemental Balance Sheet Data (in thousands):

Summary of accrued expenses:	December 31,
	2018	2017

Accrued payroll and fringes	$24,426	$20,269
Accrued taxes	5,755	3,029
Income taxes payable	5,104	5,214
Accrued interest	5,773	221
Accrued rebates	11,038	12,936
Warranty payable	1,528	2,197
Accrued inventory	35,426	32,448
Accrued transportation and disposal costs	—	—
Other accrued expenses	17,562	14,383
Total	$106,612	$90,697

Warranty liability	Year ended December 31,
	2018	2017

Beginning balance	$2,197	$1,258
Accrual	3,531	1,982
Warranty payments	(4,258)	(1,552)
Other (1)	154	509
Ending balance	$1,624	$2,197

(1) Represents warranty liabilities of acquired businesses.

Supplemental Statement of Operations Data (in thousands):

Other income (expense), net	Year ended December 31,
	2018	2017	2016
Foreign currency gain (loss)	$(5,355)	$3,462	$1,288
Gain (loss) on sale of capital assets	(158)	7	(785)
Other income (expense)	(376)	(724)	(130)
	$(5,889)	$2,745	$373

Supplemental Cash Flow Statement Data (in thousands):

	Year ended December 31,
	2018	2017	2016

Interest paid	$51,298	$27,375	$22,359
Taxes paid	$14,002	$16,043	$12,911

Note P - Investment
Investment in FOX
Fox Factory Holding Corp. ("FOX"), a former majority owned subsidiary of the Company that is publicly traded on the NASDAQ Stock Market under the ticker "FOXF," is a designer, manufacturer and marketer of high-performance ride dynamic products used primarily for bicycles, side-by-side vehicles, on-road vehicles with off-road capabilities, off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. The Company held a 41%, ownership interest in FOX as of January 1, 2016, and a 14% ownership interest as of January 1, 2017. The investment in FOX was accounted for using the fair value option.
In March 2016, FOX closed on a secondary public offering of 2,500,000 shares of FOX common shares held by the Company. Concurrently with the closing of the March Offering, FOX repurchased 500,000 shares of FOX common stock held by the Company. As a result of the sale of shares through the March Offering and the repurchase of shares by FOX, the Company sold a total of 3,000,000 shares of FOX common stock, with total net proceeds of approximately $47.7 million. Upon completion of the March Offering and repurchase of shares by FOX, the Company's ownership interest in FOX was reduced from approximately 41% to 33%.
In August 2016, FOX closed on a secondary public offering of 4,025,000 shares held by certain FOX shareholders, including the Company. The Company sold a total of 3,500,000 shares of FOX common stock in the August Offering, for total net proceeds of $63.0 million. Upon completion of the August offering, the Company's ownership of FOX decreased from approximately 33% to approximately 23%.
In November 2016, FOX closed on a secondary offering of 3,500,000 shares of FOX common stock held by the Company, for total net proceeds of $71.8 million. Upon completion of the August offering, our ownership of FOX decreased from approximately 23% to approximately 14%.
In March 2017, FOX closed on a secondary public offering (the "March 2017 Offering") through which the Company sold their remaining 5,108,718 shares in FOX for total net proceeds of $136.1 million. Subsequent to the March 2017 Offering, the Company no longer holds an ownership interest in FOX.
The sale of a portion of the Company's FOX shares in March 2016, August 2016, November 2016 and March 2017 qualified as a Sale Event under the Company's LLC Agreement. During the second quarter, the Company's board of directors declared a distribution to the Holders of the Allocation Interests of $8.6 million in connection with the sale of FOX shares in March 2016. The profit allocation payment was made during the quarter ended June 30, 2016. The Company's board of directors declared a distribution to the Holders of the Allocation Interests of $11.6 million in connection with the sale of FOX shares in August 2016. That payment was made, offset by negative profit allocation related to the Sale Event from the Tridien disposition, in the fourth quarter of 2016. The Company's board of directors declared a distribution to the Holders of the Allocation Interests of $13.4 million related to the November 2016 sale of FOX shares in the fourth quarter of 2016. The amount of the distribution was accrued at December 31, 2016 in the line Due to Related Party in the Consolidated Balance Sheets and paid in January 2017. The sale of FOX shares in March 2017 qualified as a Sale Event under the Company's LLC Agreement. In April 2017, with respect to the March 2017 Offering, the Company's board of directors approved and declared a profit allocation payment totaling $25.8 million that was paid in the second quarter of 2017.
Arnold Joint Venture
Arnold is a 50% partner in a China rare earth mine-to-magnet joint venture. Arnold accounts for its activity in the joint venture utilizing the equity method of accounting. Gains and losses from the joint venture were not material for the years ended December 31, 2018, 2017 and 2016.

Note Q — Discontinued Operations
Sale of Tridien
On September 21, 2016, the Company sold its majority owned subsidiary, Tridien, based on an enterprise value of $25 million. After the allocation of sale proceeds to non-controlling interest holders and the payment of transaction expenses, the Company received approximately $22.7 million in net proceeds related to its debt and equity interests in Tridien. The Company recognized a gain of $1.7 million in September 2016 as a result of the sale of Tridien. Approximately $1.6 million of the proceeds received by the Company from the sale of Tridien were reserved as support for the Company's indemnification obligations for future claims against Tridien that the Company may have been liable for under the terms of the Tridien sale agreement. In the second quarter of 2018, all indemnification claims had been settled, and the Company recognized an additional $1.3 million in gain on the sale of Tridien.

Summarized operating results for Tridien for the 2016 through the date of disposition were as follows (in thousands):

(in thousands)	For the period January 1, 2016 through disposition
Net sales	$45,951
Gross profit	7,917
Operating income	437
Income from continuing operations before income taxes	488
Provision for income taxes	15
Income from discontinued operations (1)	$473

(1) The results of operations for the period from January 1, 2016 through the date of disposition, excludes $1.1 million of intercompany interest expense.
Sale of Clean Earth
On May 8, 2019, the Company, as majority stockholder of CEHI Acquisition Corporation (“CEHI”) and as Sellers’ Representative, entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with Calrissian Holdings, LLC (“Buyer”), CEHI, the other holders of stock and options of CEHI and, as Buyer’s guarantor, Harsco Corporation, pursuant to which Buyer would acquire all of the issued and outstanding securities of CEHI, the parent company of the operating entity, Clean Earth, Inc.
On June 28, 2019, Buyer completed the acquisition of all of the issued and outstanding securities of CEHI pursuant to the Purchase Agreement. The sale price for CEHI was based on an aggregate total enterprise value of $625 million and is subject to customary working capital adjustments. After the allocation of the sale proceeds to CEHI non-controlling equity holders, the repayment of intercompany loans to the Company (including accrued interest) of $224.6 million, and the payment of transaction expenses of approximately $10.7 million, the Company received approximately $327.3 million of total proceeds at closing related to our equity interests in CEHI. The Company recognized a gain on the sale of CEHI of $206.3 million in the second quarter of 2019. During the third quarter of 2019, the Company received the working capital settlement from the Buyer and recorded an additional $2.2 million gain related to the sale of Clean Earth.

Summarized results of operations of Clean Earth for the three years ended December 31, 2018, 2017 and 2016 are as follows (in thousands):

	Year ended December 31,
(in thousands)	2018	2017	2016
Net sales	$266,916	$211,247	$188,997
Gross profit	75,470	61,219	54,330
Operating income	14,443	12,037	7,929
Income from continuing operations before income taxes	13,693	11,789	6,980
Benefit for income taxes	(2,458)	(15,469)	(2,782)
Income from discontinued operations (1)	$16,151	$27,258	$9,762
(1) The results from the years ended December 31, 2018, December 31, 2017 and December 31, 2016 exclude $17.0 million, $13.9 million and $12.9 million, respectively, of intercompany interest.
Sale of Manitoba Harvest
On February 19, 2019, the Company, as majority shareholder of Manitoba Harvest and as Shareholder Representative, entered into a definitive agreement (the “Arrangement Agreement”) with Tilray, Inc. ("Tilray"), the other shareholders of Manitoba Harvest and a wholly-owned subsidiary of Tilray, 1197879 B.C. Ltd. (“Tilray Subco”), to sell to Tilray, through Tilray Subco, all of the issued and outstanding securities of Manitoba Harvest.

On February 28, 2019, Tilray Subco completed the acquisition of all the issued and outstanding securities of Manitoba Harvest pursuant to the Arrangement Agreement. Subject to certain customary adjustments, the shareholders of Manitoba Harvest, including the Company, received or will receive the following from Tilray as consideration for their shares of Manitoba Harvest: (i) C$150 million in cash to the holders of preferred shares of Manitoba Harvest and the holders of common shares of Manitoba Harvest (“Common Holders”) and C$127.5 million in shares of class 2 Common Stock of Tilray (“Tilray Common Stock”) to the Common Holders on the closing date of the sale (the “Closing Date Consideration”), and (ii) C$50 million in cash and C$42.5 million in Tilray Common Stock to the Common Holders on the date that is six months after the closing date of the arrangement (the “Deferred Consideration”). The sale consideration also includes a potential earnout of up to C$49 million in Tilray Common Stock to the Common Holders, if Manitoba Harvest achieves certain levels of U.S. branded gross sales of edible or topical products containing broad spectrum hemp extracts or cannabidiols prior to December 31, 2019.
The cash portion of the Closing Date Consideration was reduced by the amount of the net indebtedness (including accrued interest) of Manitoba Harvest on the closing date of C$71.3 million ($53.7 million) and transaction expenses of approximately C$5.0 million. The Company's share of the net proceeds after accounting for the redemption of the noncontrolling shareholders and the payment of net indebtedness of Manitoba Harvest and transaction expenses was approximately $124.2 million in cash proceeds and in Tilray Common Stock. We recorded a receivable of $48.2 million as of March 31, 2019 related to the Deferred Consideration portion of the proceeds. The Company recognized a gain on the sale of Manitoba Harvest of $121.7 million in the three months ended March 31, 2019. In August 2019, the Company received the Deferred Consideration related to the sale. The Company's portion of the Deferred Consideration totaled $28.4 million in cash proceeds and $19.6 million in Tilray Common Stock. No amount has been recorded related to the potential earnout as of September 30, 2019 based on an assessment of probability at the end of the quarter.
The Tilray Common Stock consideration was issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and pursuant to exemptions from applicable securities laws of any state of the United States, such that any shares of Tilray Common Stock received by the Common Holders were freely tradeable. The Company sold the Tilray Common Stock received as Closing Date Consideration during March 2019, recognizing a net loss of $5.3 million in Other income/ (expense) during the quarter ended March 31, 2019. In August 2019, the Company sold the Tilray Common Stock received as part of the Deferred Consideration, recognizing a loss of $4.9 million in Other income/ (expense) during the quarter ended September 30, 2019.

Summarized results of operations of Manitoba Harvest for the three years ended December 31, 2018, 2017 and 2016 are as follows (in thousands):

	Year ended December 31,
(in thousands)	2018	2017	2016
Net sales	$67,437	$55,699	$59,323
Gross profit	28,877	25,101	26,505
Operating income (loss)	(1,754)	(9,332)	321
Loss from continuing operations before income taxes	(1,783)	(9,565)	(2,493)
Benefit for income taxes	(1,460)	(1,469)	(1,682)
Loss from discontinued operations (1) (2)	$(323)	$(8,096)	$(811)
(1) The results from the years ended December 31, 2018, December 31, 2017 and December 31, 2016 exclude $5.2 million, $4.3 million and $4.2 million, respectively, of intercompany interest.

(2) The loss from discontinued operations for the year ended December 31, 2017 includes impairment expense of $8.5 million related to the goodwill and tradename of Manitoba Harvest.
The following table presents summary balance sheet information of the Clean Earth and Manitoba Harvest businesses that is presented as discontinued operations as of December 31, 2018 and 2017 (in thousands):

	December 31, 2018			December 31, 2017
	Manitoba Harvest	Clean Earth	Total	Manitoba Harvest	Clean Earth	Total
Assets:
Cash and cash equivalents	$2,577	$1,978	$4,555	$1,252	$2,907	$4,159
Accounts receivable, net	7,169	59,689	66,858	5,593	50,070	55,663
Inventories	11,435	—	11,435	9,576	—	9,576
Prepaid expenses and other current assets	774	6,140	6,914	824	4,778	5,602
Current assets of discontinued operations	$21,955	$67,807	$89,762	$17,245	$57,755	$75,000
Property, plant and equipment, net	18,156	62,060	80,216	20,645	48,852	69,497
Goodwill	37,777	144,778	182,555	41,024	119,099	160,123
Intangible assets, net	53,533	129,530	183,063	62,748	124,764	187,512
Other non-current assets	—	3,630	3,630	—	2,207	2,207
Non-current assets of discontinued operations	$109,466	$339,998	$449,464	$124,417	$294,922	$419,339
Liabilities:
Accounts payable	4,259	26,135	30,394	2,234	18,480	20,714
Accrued expenses	4,313	16,064	20,377	3,141	12,663	15,804
Due to related party	350	—	350	—	—	—
Other current liabilities	506	867	1,373	566	796	1,362
Current liabilities of discontinued operations	$9,428	$43,066	$52,494	$5,941	$31,939	$37,880
Deferred income taxes	12,675	28,300	40,975	15,725	29,174	44,899
Other non-current liabilities	2,094	5,174	7,268	2,808	1,215	4,023
Non-current liabilities of discontinued operations	$14,769	$33,474	$48,243	$18,533	$30,389	$48,922
Noncontrolling interest of discontinued operations	$11,160	$8,888	$20,048	$11,731	$7,357	$19,088

Note R — Commitments and Contingencies
Leases
The Company and its subsidiaries lease office and manufacturing facilities, computer equipment and software under various operating arrangements. Certain of the leases are subject to escalation clauses and renewal periods. The Company and its subsidiaries recognize lease expense, including predetermined fixed escalations, on a straight-line basis over the initial term of the lease including reasonably assured renewal periods from the time that the Company and its subsidiaries control the leased property.
The future minimum rental commitments at December 31, 2018 under operating leases having an initial or remaining non-cancelable term of one year or more are as follows (in thousands):

2019	$23,577
2020	22,092
2021	19,028
2022	16,570
2023	11,095
Thereafter	36,724
$129,086

The Company’s rent expense for the fiscal years ended December 31, 2018, 2017 and 2016 totaled $24.6 million, $14.8 million and $10.1 million, respectively.
Legal Proceedings
In the normal course of business, the Company and its subsidiaries are involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that any unfavorable outcomes will have a material adverse effect on the Company’s consolidated financial position or results of operations.
Note S — Related Party Transactions
The Company has entered into related party transactions with its Manager, CGM, including the following:

•	Management Services Agreement

•	LLC Agreement

•	Integration Services Agreement

•	Cost reimbursement and fees
Management Services Agreement
The Company entered into a MSA with CGM effective May 16, 2006, as amended. The MSA provides for, among other things, CGM to perform services for the Company in exchange for a management fee paid quarterly and equal to 0.5% of the Company’s adjusted net assets, as defined in the MSA. The management fee is required to be paid prior to the payment of any distributions to shareholders.
Pursuant to the MSA, CGM is entitled to enter into off-setting management service agreements with each of the operating segments. The amount of the fee is negotiated between CGM and the operating management of each segment and is based upon the value of the services to be provided. The fees paid directly to CGM by the segments offset on a dollar for dollar basis the amount due CGM by the Company under the MSA. During the third quarter of 2018, CGM waived $0.6 million in management fees attributable to the assets acquired in September related to an acquisition by Velocity Outdoor.

For the year ended December 31, 2018, 2017 and 2016, the Company incurred the following management fees to CGM, by entity:

	Year ended December 31,
(in thousands)	2018	2017	2016

5.11	$1,000	$1,000	$333
Ergobaby	500	500	500
Liberty	500	500	500
Velocity	500	290	n/a
Advanced Circuits	500	500	500
Arnold	500	500	500
Foam Fabricators	658	n/a	n/a
Sterno	500	500	500
Corporate	38,785	28,053	25,725
	$43,443	$31,843	$28,558

Not included in the table above are management fees paid to CGM by Tridien of $0.2 million in the year ended December 31, 2016. This amount is included in income (loss) from discontinued operations on the consolidated statements of operations.
Approximately $11.1 million and $7.8 million of the management fees incurred were unpaid as of December 31, 2018 and 2017, respectively, and are reflected in Due to related party on the consolidated balance sheets.
LLC Agreement
The LLC agreement gives Holders the right to distributions pursuant to a profit allocation formula upon the occurrence of a Sale Event or a Holding Event. The Holders are entitled to receive and as such can elect to receive the positive contribution-based profit allocation payment for each of the business acquisitions during the 30-day period following the fifth anniversary of the date upon which we acquired a controlling interest in that business (Holding Event) and upon the sale of the business (Sale Event). Holders received $63.0 million in distributions related to Sale and Holding Events that occurred during 2017 and 2016. Refer to "Note K - Stockholders' Equity" for a description of the 2017 and 2016 profit allocation payments.
Certain persons who are employees and partners of the Manager, including the Company’s Chief Executive Officer, beneficially own (through Sostratus LLC) 49.0% of the Allocation Interests at December 31, 2018, and 60.4% of the Allocation Interests at December 31, 2017 and 2016. Of the remaining 51.0% at December 31, 2018, 5.0% is held by CGI Diversified Holdings LP, 5.0% is held by the Chairman of the Company’s Board of Directors, and the remaining 41% is held by the former founding partners of the Manager. Of the remaining 39.6% non-voting ownership of the Allocation Interests at December 31, 2017 and 2016, 5.0% was held by CGI Diversified Holdings LP, 5.0% was held by the Chairman of the Company’s Board of Directors, and the remaining 29.6% was held by the former founding partner of the Manager.
Integrations Services Agreements
Foam Fabricators, which was acquired in 2018, Velocity, which was acquired in 2017, 5.11, which was acquired in 2016, and Manitoba Harvest, which was acquired in 2015, entered into Integration Services Agreements ("ISA") with CGM.  The ISA provides for CGM to provide services for new platform acquisitions to, amongst other things, assist the management at the acquired entities in establishing a corporate governance program, implement compliance and reporting requirements of the Sarbanes-Oxley Act and align the acquired entity's policies and procedures with our other subsidiaries.  Each ISA is for the twelve month period subsequent to the acquisition and is payable quarterly.  5.11 Tactical paid CGM $3.5 million under the agreement ($1.2 million in integration services fees in 2016 and $2.3 million in 2017).  Velocity paid CGM $0.75 million in integration services fees during 2017 and $0.75 million in integration services fees in 2018. Foam Fabricators paid or will pay CGM $2.3 million over the term of the ISA, ($2.0 million in integration service fees in 2018 and $0.3 million in 2019) During the year ended December 31, 2018, 2017 and 2016, CGM received $2.7 million, $3.1 million, and $1.7 million, respectively, in total integration service fees.

Cost Reimbursement and Fees
The Company reimbursed its Manager, CGM, approximately $4.1 million, $3.8 million, and $3.8 million, principally for occupancy and staffing costs incurred by CGM on the Company’s behalf during the years ended December 31, 2018, 2017 and 2016, respectively.
The Company and its businesses have the following significant related party transactions:
FOX
Investment in FOX - The Company purchased a controlling interest in FOX on January 4, 2008. On July 10, 2014, 5,750,000 shares of FOX common stock, held by certain FOX shareholders, including us, were sold in a secondary offering. As a selling shareholder, we sold a total of 4,466,569 shares of FOX common stock. Upon completion of the offering, our ownership in FOX decreased from approximately 53% to 41%, or 15,108,718 shares of FOX’s common stock. We recorded a gain of $264.3 million in July 2014 in connection with the Fox deconsolidation. In March, August and November 2016, through three additional secondary offerings and a share repurchase by FOX, the Company's ownership in the outstanding common stock of FOX was further reduced to 14.0%. In March 2017, FOX closed on a secondary offering through which we sold our remaining 5,108,718 shares in FOX for total net proceeds of $136.1 million, after the underwriter's discount of $8.9 million. Subsequent to the sale of FOX shares in March 2017, we no longer hold an ownership interest in FOX. Refer to "Note P - Investment" for additional information related to the Company's investment in FOX.
5.11
Related Party Vendor Purchases - 5.11 purchases inventory from a vendor who is a related party to 5.11 through one of the executive officers of 5.11 via the executive's 40% ownership interest in the vendor. During the year ended December 31, 2018, 2017 and 2016 (from the date of acquisition) 5.11 purchased approximately $5.0 million, $5.6 million, and $2.3 million, respectively, in inventory from the vendor.
Liberty
Liberty Recapitalization - Refer to "Note N - Noncontrolling Interest" for additional details with regards to the Liberty recapitalization.
Related Party Vendor Purchases - Liberty purchases inventory raw materials from two vendors who are related parties to Liberty through two of the executive officers of Liberty via the employment of family members at the vendors. During the years ended December 31, 2018, 2017 and 2016, Liberty purchased approximately $2.1 million, $2.1 million and $2.5 million, respectively, in raw materials from the two vendors.
Advanced Circuits
Advanced Circuits Recapitalization - Refer to "Note N - Noncontrolling Interest" for additional details with regards to the Advanced Circuits recapitalization.
Sterno
Sterno Recapitalization - Refer to "Note N - Noncontrolling Interest" for additional details with regards to the Sterno recapitalization.
Note T – Unaudited Quarterly Financial Data
The following table presents the unaudited quarterly financial data. This information has been prepared on a basis consistent with that of the audited consolidated financial statements and all necessary material adjustments, consisting of normal recurring accruals and adjustments, have been included to present fairly the unaudited quarterly financial data. The quarterly results of operations for these periods are not necessarily indicative of future results of operations. Typically, the first quarter of each fiscal year has the lower results than the remainder of the year, representing the Company's weakest quarter due to seasonality at our businesses. The per share calculations for each of the quarters are based on the weighted average number of shares for each period using the two class method, which requires companies to allocate participating securities that have rights to earnings that otherwise would have been available only to common shareholders as a separate class of securities in calculating earnings per share; therefore, the sum of the quarters will not equal to the full year per share amount.

(in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total revenues	$370,918	$360,283	$339,989	$286,130
Gross profit	123,479	123,997	118,479	103,887
Operating income	19,255	20,864	11,702	4,807
Income (loss) from continuing operations	(7,459)	(657)	(8,262)	(2,499)
Income from discontinued operations, net of tax	898	6,423	7,630	878
Gain on sale of discontinued operations, net of tax	93	—	1,165	—
Net income (loss) attributable to Holdings	(7,179)	4,726	(908)	(2,341)

Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$(0.28)	$(0.18)	$(0.24)	$(0.11)
Discontinued operations	0.03	0.11	0.14	0.02
Basic and fully diluted income (loss) per share attributable to Holdings	$(0.25)	$(0.07)	$(0.10)	$(0.09)

(in thousands)	December 31, 2017 (1)	September 30, 2017	June 30, 2017	March 31, 2017 (2)
Total revenues	$277,448	$254,333	$241,414	$229,588
Gross profit	101,554	95,681	87,971	76,183
Operating income	22,623	9,054	4,712	(11,888)
Income (loss) from continuing operations	39,250	3,408	(5,911)	(22,637)
Income from discontinued operations, net of tax	9,881	4,948	3,171	1,162
Gain on sale of discontinued operations, net of tax	—	—	—	340
Net income (loss) attributable to Holdings	$46,002	$7,706	$(4,112)	$(21,605)

Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$0.38	$0.02	$(0.59)	$(0.63)
Discontinued operations	0.15	0.08	0.06	0.03
Basic and fully diluted income (loss) per share attributable to Holdings	$0.53	$0.10	$(0.53)	$(0.60)

(1)
As a result of Tax Act, the Company recognized a tax benefit of $20.4 million in the fourth quarter, representing the effect of the reduction in the U.S. federal corporate income tax rate from 35% to 21%, offset by the one-time transition tax liability of our foreign subsidiaries.

(2)	The Company recorded goodwill impairment expense of $8.9 million related to the Arnold business in the first quarter of 2017.

Discontinued Operations
Subsequent to the year ended December 31, 2018, the Company sold its Manitoba Harvest and Clean Earth operating segments and reclassified the historical operations of Manitoba Harvest and Clean Earth to discontinued operations. The following table summarizes the operating results of Manitoba Harvest and Clean Earth that were reclassified to income from discontinued operations for each of the quarterly periods in the years ended December 31, 2018 and 2017.

(in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Total revenue	81,605	88,417	89,768	74,563
Gross profit	24,212	25,707	32,203	22,224
Operating income	866	3,390	8,543	(109)
Income from discontinued operations, net of tax	898	6,423	7,630	878

(in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Total revenue	70,951	69,624	65,967	60,404
Gross profit	24,377	22,044	21,749	18,150
Operating income	(4,967)	5,423	2,471	(224)
Income from discontinued operations, net of tax	9,881	4,948	3,171	1,162

Note U - Subsequent Events
Sale of Manitoba Harvest
On February 19, 2019, the Company, as majority shareholder of Manitoba Harvest and as Shareholder Representative, entered into a definitive agreement (the “Arrangement Agreement”) with Tilray, Inc. ("Tilray"), the other shareholders of Manitoba Harvest and a wholly-owned subsidiary of Tilray, 1197879 B.C. Ltd. (“Tilray Subco”), to sell to Tilray, through Tilray Subco, all of the issued and outstanding securities of Manitoba Harvest for total consideration of up to C$419 million.
On February 28, 2019, Tilray Subco completed the acquisition of all the issued and outstanding securities of Manitoba Harvest pursuant to the Arrangement Agreement. Subject to certain customary adjustments, the shareholders of Manitoba Harvest, including the Company, received or will receive the following from Tilray as consideration for their shares of Manitoba Harvest: (a) C$150 million in cash to the holders of preferred shares of Manitoba Harvest and the holders of common shares of Manitoba Harvest (“Common Holders”) and C$127.5 million in shares of class 2 Common Stock of Tilray (“Common Stock”) to the Common Holders on the closing date of the sale (the “Closing Date Consideration”), (b) C$50 million in cash and C$42.5 million in Common Stock to the Common Holders on the date that is six months after the closing date of the Arrangement (the “Deferred Consideration”) and (c) C$49 million in Common Stock to the Common Holders, which amount may be reduced, potentially to zero, if Manitoba Harvest fails to attain certain levels of U.S. branded gross sales of edible or topical products containing broad spectrum hemp extracts or cannabidiols prior to December 31, 2019.
The cash portion of the Closing Date Consideration was reduced by the amount of the net indebtedness (including accrued interest) of Manitoba Harvest on the closing date of C$71.3 million ($53.7 million) and transaction expenses of approximately $5 million. The Company's share of the net proceeds after accounting for the redemption of the noncontrolling shareholders and the payment of net indebtedness of Manitoba Harvest and transaction expenses was approximately $124.2 million in cash proceeds and in Tilray Common Stock. In August 2019, the Company received the Deferred Consideration related to the sale. The Company's portion of the Deferred Consideration totaled $28.4 million in cash proceeds and $19.6 million in Tilray Common Stock.
The Tilray Common Stock consideration was issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and pursuant to exemptions from applicable securities laws of any state of the United States, such that any shares of Tilray Common Stock received by the Common Holders were freely tradeable. The Company sold the Tilray Common Stock received as Closing Date Consideration during March 2019, recognizing a net loss of $5.3 million. In August 2019, the Company sold the Tilray Common Stock received as part of the Deferred Consideration, recognizing a loss of $4.9 million.
Sale of Clean Earth
On May 8, 2019, the Company, as majority stockholder of CEHI Acquisition Corporation (“CEHI”) and as Sellers’ Representative, entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with Calrissian Holdings, LLC (“Buyer”), CEHI, the other holders of stock and options of CEHI and, as Buyer’s guarantor, Harsco Corporation, pursuant to which Buyer would acquire all of the issued and outstanding securities of CEHI, the parent company of the operating entity, Clean Earth, Inc.

On June 28, 2019, Buyer completed the acquisition of all of the issued and outstanding securities of CEHI pursuant to the Purchase Agreement. The sale price for CEHI was based on an aggregate total enterprise value of $625 million and is subject to customary working capital adjustments. After the allocation of the sale proceeds to CEHI non-controlling equity holders, the repayment of intercompany loans to the Company (including accrued interest) of $224.6 million, and the payment of transaction expenses of approximately $10.7 million, the Company received approximately $327.3 million of total proceeds at closing related to our equity interests in CEHI.
The results of operations of Manitoba Harvest and Clean Earth are reported as discontinued operations in the accompanying consolidated financial statements as of December 31, 2018 and 2017, for each of the three years in the period ended December 31, 2018. Refer to "Note Q - Discontinued Operations" for additional information.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

		Additions
(in thousands)	Balance at beginning of Year	Charge to costs and expense	Other (1)	Deductions	Balance at end of Year
Sales allowance accounts - 2018	$9,395	$3,779	$2,965	$4,257	$11,882
Sales allowance accounts - 2017	$4,526	$15,298	$1,164	$11,593	$9,395
Sales allowance accounts - 2016	$2,899	$4,290	$2,105	$4,768	$4,526

Valuation allowance for deferred tax assets - 2018	$5,912	$1,108	$—	$116	$6,904
Valuation allowance for deferred tax assets - 2017	$7,256	$625	$—	$1,969	$5,912
Valuation allowance for deferred tax assets - 2016	$1,308	$2,266	$3,692	$10	$7,256

(1)	Represents opening allowance balances related to acquisitions made during the period indicated.